                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-60472


PROSPECTUS
                               94,466,000 SHARES

                          AT&T WIRELESS SERVICES, INC.
                          COMMON STOCK, PAR VALUE $.01

     AT&T CORP., IN ITS CAPACITY AS SELLING STOCKHOLDER FOR FEDERAL SECURITIES LAW PURPOSES, IS OFFERING 94,466,000 SHARES OF OUR COMMON STOCK IF AND TO THE EXTENT CREDIT SUISSE FIRST BOSTON CORPORATION AND GOLDMAN, SACHS & CO. ACQUIRE SUCH SHARES FROM AT&T PRIOR TO THE COMPLETION OF THE OFFERING IN EXCHANGE FOR AT&T INDEBTEDNESS HELD BY CREDIT SUISSE FIRST BOSTON AND GOLDMAN SACHS, AS DESCRIBED IN "UNDERWRITERS -- THE EXCHANGE." UNDER THE FEDERAL SECURITIES LAWS, AT&T IS THE SELLING STOCKHOLDER OF THESE SHARES. HOWEVER, CREDIT SUISSE FIRST BOSTON AND GOLDMAN SACHS, AND NOT AT&T, WILL RECEIVE THE CASH PROCEEDS FROM THE OFFERING. CREDIT SUISSE FIRST BOSTON AND GOLDMAN SACHS ARE ALSO THE LEAD UNDERWRITERS OF THE OFFERING.

     WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES OF OUR COMMON STOCK IN THE OFFERING.

     WE ARE CURRENTLY A WHOLLY OWNED SUBSIDIARY OF AT&T. HOWEVER, BEFORE THE COMPLETION OF THIS OFFERING, WE WILL BE SPLIT OFF FROM AT&T AND BECOME A SEPARATE PUBLIC COMPANY THROUGH

     (1) A REDEMPTION OF ALL OF THE OUTSTANDING SHARES OF AT&T WIRELESS GROUP TRACKING STOCK IN EXCHANGE FOR SHARES OF OUR COMMON STOCK AND

     (2) A DIVIDEND DISTRIBUTION OF ALL OF THE REMAINING SHARES OF OUR COMMON STOCK, TO HOLDERS OF AT&T COMMON STOCK, LESS 185,308,303 SHARES TO BE RETAINED BY AT&T.

     AT&T WIRELESS GROUP TRACKING STOCK AND AT&T COMMON STOCK ARE LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOLS "AWE" AND "T," RESPECTIVELY. WE EXPECT THE REDEMPTION AND DISTRIBUTION TO OCCUR ON THE SAME DAY. AS A RESULT OF THE SPLIT-OFF, WE EXPECT THAT THERE WILL BE A PUBLIC TRADING MARKET FOR OUR SHARES.
                            ------------------------

     We have been approved to list our common stock on the New York Stock Exchange under the symbol "AWE", subject to official notice of issuance.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                            ------------------------

                                                                               UNDERWRITING
                                                                              DISCOUNTS AND
                                                   PRICE TO PUBLIC              COMMISSION                 PROCEEDS
                                                ----------------------    ----------------------    ----------------------
Per Share...................................            $17.05                   $.42625                  $16.62375
Total.......................................        $1,610,645,300             $40,266,132              $1,570,379,168

                            ------------------------

     The delivery of shares will be made on or about July 11, 2001.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
CREDIT SUISSE FIRST BOSTON                                  GOLDMAN, SACHS & CO.

                                ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                                  JULY 6, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
Summary.....................................................      1
Risk Factors................................................      9
Special Note Regarding Forward-Looking Statements...........     21
The Split-off and the Offering..............................     23
Dividend Policy.............................................     27
Capitalization..............................................     28
Selected Financial Information..............................     29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     32
Our Company.................................................     52
Management..................................................     83
Security Ownership of Certain Beneficial Owners and
  Management................................................     98
Our Relationship with AT&T Following the Split-off..........    101
Description of Our Capital Stock............................    109
DoCoMo Strategic Investment.................................    116
Shares Eligible for Future Sale.............................    120
Underwriters................................................    122
Legal Matters...............................................    124
Experts.....................................................    124
Where You Can Find More Information.........................    124
Index to Financial Statements...............................    F-1

                            ------------------------

     This prospectus is based on information provided by us, AT&T and other sources that we believe to be reliable. This prospectus summarizes documents filed as exhibits to the registration statement of which this prospectus forms a part, and we refer you to them for a more complete understanding of what we discuss in this prospectus.

                            ------------------------

              [CURRENT STRUCTURE/AFTER SPLIT-OFF STRUCTURE CHART]

A chart illustrates our ownership structure currently and after the split-off. Under a heading of "Current Structure", (1) holders of AT&T Wireless Group tracking stock ("AWE"), (2) holders of AT&T Common Stock ("T") and (3) holders of Liberty Media Group Class A and Class B tracking stock ("LMGA" and "LGMB") are each represented by circles, which all connect to a box representing AT&T Corp. The composition of AT&T Corp. is illustrated by further subdivisions representing AT&T Wireless Group, AT&T Common Stock Group and Liberty Media Group. AT&T Wireless Services, Inc. is under, and connected to, the AT&T Wireless Group subdivision.

Under a heading of "After Split-Off," the holders of AT&T Wireless Services common stock are represented by a circle, which connects to a box representing AT&T Wireless Services. A notation in the box indicates that AT&T Wireless Services includes all businesses that were part of AT&T Wireless Group.

                                    SUMMARY

     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and the notes thereto included in this prospectus.

OUR COMPANY (SEE P. 52.)

     We are one of the largest wireless communications service providers in the United States. We seek to expand our customer base and revenue stream by providing high-quality, innovative wireless services. As of March 31, 2001, we had 15.7 million consolidated subscribers. For the year ended December 31, 2000 we had:

     - $10.4 billion of consolidated revenues, and

     - $658 million of consolidated net income.

     We operate one of the largest U.S. digital wireless networks. As of March 31, 2001, we and our affiliates and partners held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. As of that date, we, our affiliates and our partners covered approximately 83% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, our networks and those of our affiliates and partners operated in markets including over 77% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. We supplement our operations with roaming agreements that allow our subscribers to use other providers' wireless services in regions where we do not have operations. With these roaming agreements, we are able to offer customers wireless services covering over 95% of the U.S. population. We plan to continue to increase our coverage and the quality of our services by expanding our coverage area and the capacity of our network through new network construction, acquisitions, and partnerships with other wireless providers.

     We currently provide our wireless voice and data services using time division multiple access, analog and cellular digital packet data technologies. We have focused on building our digital network and on moving our customer base from analog to digital service. We have already upgraded our analog systems to digital in 99% of our markets. We believe that the move to digital services improves capital efficiency, lowers network operating costs and allows us to offer higher quality services. Over 92% of our consolidated subscribers use digital services and account for over 95% of our traffic. We believe that these percentages are substantially greater than the average for others in our industry.

     To accelerate the availability of enhanced data services offerings, we recently announced plans to adopt a technology known as the global system for mobile communications, or GSM, for interim improvement in wireless data capabilities. Following the adoption of GSM, we plan to move to third-generation technology to permit us to offer voice and new data services. We expect to install network capability using GSM technology with our current second-generation voice network. Our chosen third-generation technology standard, known as universal mobile telecommunications system, or UMTS, is the same global standard that has been selected by operators throughout Europe, Japan and other parts of the world. Third-generation standards should provide the speed and capacity necessary to support innovative mobile multimedia applications, including broader and more efficient access to email systems, high-speed web browsing, e-commerce applications, on-line games and music downloads.

     We market our products and services primarily under the AT&T brand and expect to continue to do so for at least five years under agreements that we have entered into with AT&T in connection with the split-off. We believe that AT&T's widely recognized brand increases consumer awareness of, and confidence in, our products and services.

RELATIONSHIP WITH AT&T CORP. (SEE P. 101.)

     We have been a wholly owned subsidiary of AT&T Corp. since 1994 and a member of the AT&T Wireless Group since its formation in 2000. AT&T Wireless Group consists of the businesses, assets and liabilities the financial performance and economic value of which are intended to be reflected by AT&T Wireless Group tracking stock, which is a class of common stock of AT&T that is listed on the New York Stock Exchange under the symbol "AWE." AT&T Wireless Group is an integrated set of businesses, assets and liabilities of AT&T and its subsidiaries, including us, and is not a separate legal entity. Historically, we have held a significant majority of the assets and liabilities of the AT&T Wireless Group. In connection with the split-off, AT&T has transferred to us all of the remaining assets and liabilities of the AT&T Wireless Group that we did not already hold.

     After the split-off, we will be an independent, public company. AT&T is retaining 185,308,303 shares, or about 7.3%, of our common stock for sale, exchange or monetization within six months of the split-off. Of these retained shares, AT&T expects to sell 94,466,000 shares to Credit Suisse First Boston and Goldman Sachs in the exchange described under "Underwriters -- The Exchange". These shares will then be offered in the offering. See "The Split-off and the Offering." In addition we will continue to have contractual and commercial relationships with AT&T following the split-off. See "Our Relationship with AT&T following the Split-off."

STRATEGY (SEE P. 56.)

     Our goal is to be the premier provider of high-quality wireless communications services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States and internationally. We believe that the following are the key elements to enable us to meet our goal:

     - continue the expansion of our domestic digital network to add capacity, improve quality and provide consistent features regardless of location;

     - continue to lower our operating costs and improve capital efficiency by expanding our digital mobile wireless network and increasing the use of more efficient channels of distribution;

     - use GSM technology to provide enhanced services as an interim step in our transition to third-generation technology;

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services to increase our subscriber base and revenues;

     - benefit from our relationship with AT&T, including the use of the AT&T brand and AT&T's distribution channels and cross marketing opportunities; and

     - take advantage of our existing wireless spectrum, digital network and customer base with new growth initiatives, including wireless data and fixed wireless opportunities.

THE SPLIT-OFF (SEE P. 23.)

     REDEMPTION              AT&T will redeem each share of AT&T Wireless Group
                             tracking stock outstanding on the split-off date in exchange for one share of AT&T Wireless Services common stock, together with the associated preferred stock purchase right. We refer to this part of the split-off as the "redemption."

     DISTRIBUTION            Each holder of AT&T common stock on the
                             distribution record date will receive a dividend of .3218 of a share of our common stock and of an associated preferred stock purchase right for each share of AT&T common stock held on the distribution record date. We refer to this part of the split-off as the "distribution."

     SPLIT-OFF DATE          The split-off date is 9:00 a.m., New York City
                             time, on July 9, 2001. From and after the split-off date, holders of record of AT&T Wireless Group tracking stock as of 9:00 a.m., New York City time, on July 9, 2001 will become holders of AT&T
                             Wireless Services common stock, and their rights as holders of AT&T Wireless Group tracking stock will cease.

     DISTRIBUTION RECORD
      DATE The record date for the distribution of AT&T Wireless Services common stock to holders of AT&T common stock was the close of business on June 22, 2001.

     SECURITIES TO BE
      EXCHANGED
      AND DISTRIBUTED        1,136,258,587 shares of our common stock will be
                             issued in the distribution. The exact number of shares of our common stock to be issued in the redemption will be determined based on the number of shares of AT&T Wireless Group tracking stock outstanding at 9:00 a.m., New York City time, on the split-off date.

                             As a result, we estimate that, immediately after the split-off and the offering, approximately 2.53 billion shares of our common stock will be outstanding. This excludes shares of common stock issuable upon exercise of outstanding options granted to our directors, officers, employees and consultants under our stock plans, as described under "Management" and warrants issued to DoCoMo, as described under "DoCoMo Strategic Investment," but includes the shares to be retained by AT&T for sale, exchange or monetization within six months of the split-off, including the shares being offered in the offering.

     SURRENDERING SHARES     AT&T Wireless Group tracking stock.  Holders of
                             AT&T Wireless Group tracking stock who hold physical certificates will need to surrender their share certificates in order to receive their AT&T
                             Wireless Services shares. We will deliver to the holders of record of shares of AT&T Wireless Group tracking stock as of 9:00 a.m., New York City time, on the split-off date a letter of transmittal containing written instructions for exchanging their shares for shares of our common stock.
                             Beginning on the split-off date, letters of transmittal will also be available from the information agent.

                             Holders of AT&T Wireless Group tracking stock who hold shares in book-entry registered form do not need to take any action to receive their AT&T Wireless Services shares.

                             AT&T common stock. Holders of AT&T common stock do not need to take any action to receive their AT&T Wireless Services shares.

     FRACTIONAL SHARES       We will not issue fractional shares of our common
                             stock in the redemption or the distribution.
                             Instead, our transfer agent will aggregate fractional shares and sell them in the public market. The transfer agent will then distribute the net cash proceeds of these sales to those stockholders who would otherwise have received fractional interests. These proceeds may be taxable to those stockholders.

     FEDERAL INCOME TAX
      CONSEQUENCES OF THE
      SPLIT-OFF              AT&T has obtained a private letter ruling from the
                             Internal Revenue Service to the effect that, for U.S. federal income tax purposes, the split-off is tax-free to AT&T and to stockholders to the extent that they receive AT&T Wireless Services common stock in exchange for AT&T Wireless Group tracking stock or as a distribution with respect to AT&T common stock. The continued validity of this ruling is a non-waivable condition to the split-off.

STOCK EXCHANGE LISTING       We have been approved to list our common stock,
                             subject to official notice of issuance, on the New
                             York Stock Exchange under the symbol "AWE." This is the same symbol under which AT&T Wireless Group tracking stock has traded on the New York Stock
                             Exchange. However, trading in AT&T Wireless Group tracking stock under that symbol will end on the trading day before the split-off date, and trading in our common stock under that symbol will begin on the split-off date.

POST-SPLIT-OFF DIVIDEND
POLICY We do not anticipate paying any dividends on our common stock in the foreseeable future.

THE OFFERING (SEE P. 26.)

     COMMON STOCK OFFERED    94,466,000 shares. AT&T, Credit Suisse First Boston
                             Corporation and Goldman, Sachs & Co., anticipate that the shares will be offered exclusively or primarily to index funds whose portfolios are primarily based on a particular stock index, such as the Standard & Poor's Corporation 500 Composite
                             Index. If our common stock is included in any of these indices after the completion of the split-off, these index funds may be required to acquire and hold shares of our common stock.

     TOTAL COMMON STOCK TO
     BE OUTSTANDING AFTER
     THE OFFERING            We estimate that, immediately after the split-off
                             and the offering, approximately 2.53 billion shares of our common stock will be outstanding. This excludes shares of common stock issuable upon exercise of outstanding options granted to our directors, officers, employees and consultants under our stock plans, as described under "Management" and warrants issued to NTT DoCoMo, Inc., as described under "DoCoMo Strategic
                             Investment," but includes the shares to be retained by AT&T for sale, exchange or monetization within six months of the split-off, including the shares being offered in the offering.

     USE OF PROCEEDS         We will not receive any proceeds from the sale of
                             common stock in the offering.

     PURPOSES OF THE
      OFFERING The purpose of the offering is to allow Credit Suisse First Boston and Goldman Sachs to sell any shares of our common stock they receive in the exchange. The purpose of the exchange is to allow AT&T to retire a portion of its indebtedness in a tax-efficient manner through the exchange with Credit Suisse First Boston and Goldman Sachs. See "Underwriters -- The Exchange."

     TIMING/RELATIONSHIP TO
      SPLIT-OFF              The offering is expected to occur shortly before,
                             on or shortly after the split-off date, and will not occur unless the split-off has been or is certain to be completed.

CORPORATE INFORMATION

     The principal executive offices of AT&T Wireless Services are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document.

     In the table below, we provide you with selected historical consolidated financial data of AT&T Wireless Services, Inc. This selected historical consolidated financial data includes the effect of certain other businesses, assets and liabilities of AT&T that constituted AT&T Wireless Group. AT&T has contributed to us all of the businesses and assets, and we have assumed all liabilities, that constituted AT&T Wireless Group. We have accounted for these contributions in a manner similar to a pooling of interests.

     We derived the following information using the consolidated financial statements of AT&T Wireless Services at and for each of the three months ended March 31, 2001 and 2000, and each of the fiscal years in the five-year period ended December 31, 2000. We derived the consolidated income statement and cash flow data below for each of the three years ended December 31, 2000 and the consolidated balance sheet data at December 31, 2000 and 1999, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. We derived the remaining data from unaudited consolidated financial statements.

     The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 32.

                       SUMMARY HISTORICAL FINANCIAL DATA
      (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND OTHER OPERATING DATA)
                                  (UNAUDITED)

                              THREE MONTHS
                             ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                           -------------------   ---------------------------------------------------------
                             2001       2000       2000       1999      1998        1997          1996
                           --------   --------   --------   --------   -------   -----------   -----------
INCOME STATEMENT DATA:
Revenue..................  $  3,212   $  2,198   $ 10,448   $  7,627   $ 5,406     $ 4,668       $ 4,246
Operating income
  (loss).................       141         26        (38)      (666)     (343)        (70)          234
Net (loss) income
  available to common
  shareowners............       (42)        13        528       (461)      108          69           261
Unaudited pro forma
  (loss) earnings per
  common
  share -- basic(1)......  $   (.02)  $    .01   $    .21   $   (.18)  $   .04     $   .03       $   .10
Unaudited pro forma
  (loss) earnings per
  common
  share -- diluted(1)....  $   (.02)  $    .01   $    .21   $   (.18)  $   .04     $   .03       $   .10
Unaudited pro forma
  weighted average
  shares -- basic(1).....     2,530      2,530      2,530      2,530     2,530       2,530         2,530
Unaudited pro forma
  weighted average
  shares -- diluted(1)...     2,530      2,533      2,533      2,530     2,533       2,533         2,533
BALANCE SHEET DATA:
Total assets.............  $ 47,039   $ 24,890   $ 35,302   $ 23,512   $19,460     $19,040       $17,852
Total debt(2)............     8,394      3,858      2,551      3,558     2,589       2,447         2,217
Preferred stock held by
  AT&T...................     3,000      1,000      3,000      1,000     1,000       1,000         1,000
Shareowners' equity......    27,937     14,027     21,877     12,997    10,532      10,187         9,497

                              THREE MONTHS
                             ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                           -------------------   ---------------------------------------------------------
                             2001       2000       2000       1999      1998        1997          1996
                           --------   --------   --------   --------   -------   -----------   -----------
CASH FLOW DATA:
Net cash provided by
  operating activities...  $    655   $    228   $  1,635   $    867   $   414     $ 1,338       $ 1,183
Capital expenditures and
  other additions........    (1,407)      (818)    (4,012)    (2,272)   (1,219)     (1,931)       (1,832)
Net acquisitions of
  licenses...............       (39)       (82)      (247)       (47)      (65)       (443)         (327)
Equity investment
  distributions and
  sales..................         2         26        360        236     1,354         294           176
Equity investment
  contributions, advances
  and purchases..........      (637)       (74)    (1,645)      (284)     (156)        (84)          (32)
Net (acquisitions)
  dispositions of
  businesses including
  cash acquired..........        --         --     (4,763)       244       324          --           156
Increase in long-term
  debt due to AT&T.......        --        300        400        900       100         200           200
Proceeds from issuance of
  long-term debt to
  others, net of issuance
  costs..................     6,345         --         --         --        --          --            --
Proceeds attributed from
  DoCoMo investment, net
  of costs...............     6,141         --         --         --        --          --            --
Proceeds attributed from
  AT&T Wireless Group
  tracking stock
  offering...............        --         --      7,000         --        --          --            --
Transfer from (to) AT&T,
  net....................        --        439      1,001        344      (694)        611           476
OTHER:
EBITDA(3)................  $    717   $    395   $  1,648   $    587   $   736     $   756       $   894
EBITDA (excluding asset
  impairment and
  restructuring
  charges)...............  $    717   $    395      1,648      1,118       856         916           894
OTHER OPERATING DATA:
(in thousands, except ($)
  are actual)
Consolidated
  subscribers............    15,748      9,987     15,163      9,569     7,174       5,964         5,032
Consolidated digital
  subscribers............    14,608      8,337     13,666      7,580     4,354       1,746           909
Covered population(4)....   166,425    116,990    162,896    114,217        --          --            --
Licensed population(4)...   216,444    189,821    214,188    191,742        --          --            --
Subscriber churn.........       3.0%       2.9%       2.9%       2.6%      2.7%        2.5%          2.3%
Total cost per gross
  subscriber addition....  $    327   $    360   $    367   $    367   $   392     $   432       $   345

---------------
(1) AT&T Wireless Services was a wholly owned subsidiary of AT&T and did not have publicly traded shares outstanding during the periods presented. We have presented pro forma earnings per share information assuming 2,530 million shares outstanding, which is the number of shares estimated to be outstanding immediately after the split-off. The estimate of 2,530 million shares outstanding is based on the number of shares of AT&T Wireless Group tracking stock outstanding at June 19, 2001, the number of shares represented by AT&T's retained interest at June 19, 2001, including the 228 million new share equivalents issued to DoCoMo in January 2001, and reflects a reduction of 12 million shares from AT&T's retained interest, which shares will be held in treasury by AT&T Wireless Services for future employee benefit plan obligations. The estimate of 2,530 million shares does not include shares issuable upon exercise of outstanding options to purchase AT&T Wireless Group tracking stock, outstanding options to purchase AT&T common stock that will be converted into options to purchase AT&T Wireless Services common stock, or warrants to purchase 41 million share equivalents issued to DoCoMo in January 2001. The estimate of 2,533 million shares outstanding used to compute diluted earnings per share includes the 2,530 million shares above and an estimated 3 million shares associated with dilutive stock options, with the exception of those periods in which the effect of the stock options was considered to be anti-dilutive.

(2) Includes $4 million of long-term debt that is included in other long-term liabilities at March 31, 2001 and 2000, and at December 31, 2000 and 1999.

(3) EBITDA is defined as operating income, plus depreciation and amortization. We believe EBITDA to be relevant and useful information, as EBITDA is the primary metric used by our management to measure the performance of our business. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, including our cash flows from operating, investing and financing activities.

(4) Population, or POPs, represent AT&T Wireless Services' consolidated operations and does not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following information is only a summary and should be read together with the financial information we include elsewhere in this document.

     In the table below, we provide you with our unaudited selected pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information set forth below gives effect to:

     - the settlement of all intercompany obligations between AT&T and AT&T Wireless Services which occurred in June 2001 in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services as if such event had been completed on January 1, 2000 for statement of operations purposes, and at March 31, 2001 for balance sheet purposes;

     - the $6.5 billion debt offering of Senior Notes of AT&T Wireless Services which occurred on March 1, 2001 as if such event had been completed on January 1, 2000 for statement of operations purposes; and

     - the reclassification of the DoCoMo investment which occurred on January 22, 2001 to a mandatorily redeemable security effective with the split-off of AT&T Wireless Services from AT&T as if such event had occurred on March 31, 2001 for balance sheet purposes.

     We have included detailed unaudited pro forma combined financial statements at the end of this document.

           SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               AT AND FOR THE
                                                THREE MONTHS         FOR THE YEAR
                                                   ENDED                 ENDED
                                               MARCH 31, 2001      DECEMBER 31, 2000
                                             ------------------    -----------------
INCOME STATEMENT DATA:
Revenue....................................       $ 3,212               $10,448
Operating income (loss)....................           141                   (38)
Net (loss) income available to common
  shareowners..............................           (33)                  452
Pro forma (loss) earnings per
  share -- basic...........................       $  (.01)              $   .18
Pro forma (loss) earnings per
  share -- diluted.........................       $  (.01)              $   .18
BALANCE SHEET DATA:
Total assets...............................       $42,239
Total debt.................................         6,590
Mandatorily redeemable common stock........         8,308
Total shareowners' equity..................        19,629

                                  RISK FACTORS

     You should carefully consider each of the following risks and uncertainties associated with our company and ownership of our common stock, as well as all of the other information set forth in this document or incorporated by reference into this document.

RISK FACTORS RELATING TO THE SPLIT-OFF

WE WILL NEED TO OBTAIN FINANCING ON A STAND-ALONE BASIS

     Historically, all of our financing was done by AT&T at the parent level. AT&T was able to use its overall balance sheet to finance our operations. After the split-off, we will have to raise financing on a stand-alone basis without reference to AT&T's overall balance sheet. Following the split-off, we may not be able to secure adequate debt or equity financing on desirable terms. If concerns generally affecting the wireless industry arise, we lose the benefit of AT&T's current diverse business profile to support our debt. The cost to us of stand-alone financing may be materially higher than the cost of financing that we incurred as part of AT&T.

     Our credit ratings are currently and may continue to be different than the historical ratings of AT&T. After the split-off, our credit ratings may be different from what they are now. Differences in credit ratings affect the interest rate charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us. We may not be able to raise the capital we require on desirable terms.

WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS AN INDEPENDENT ENTITY AND MAY INCUR GREATER COSTS

     We have been part of an integrated telecommunications provider since our acquisition by AT&T in 1994. Following the split-off, however, AT&T will have no obligation to provide financial, operational or organizational assistance to us other than limited services. We may not be able to implement successfully the changes necessary to operate independently. We may also incur additional costs relating to operating independently that would cause our cash flow and results of operations to decline materially. In addition, although we may be able to participate in some of AT&T's supplier arrangements where those arrangements permit or the vendors agree, our supplier arrangements may not be as favorable as has historically been the case.

     Agreements that we have entered into in connection with the split-off provide that our business will be conducted differently and that our relationship with AT&T will be different from what it has historically been. These differences may have a detrimental effect on our results of operations or financial condition.

THE HISTORICAL FINANCIAL INFORMATION OF AT&T WIRELESS GROUP MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS AN INDEPENDENT ENTITY, AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS

     The historical financial information we have included in this document may not reflect what our results of operations, financial position and cash flows would have been had we been an independent entity during the periods presented. This is because the financial information reflects allocations for services provided to AT&T Wireless Group by AT&T, which allocations may not reflect the costs we will incur for similar or incremental services as an independent entity. In addition, the historical financial information we have included does not reflect transactions that have occurred since March 31, 2001, or that are expected to occur in connection with the split-off. This historical financial information also is not reliable as an indicator of future results.

WE WILL GENERALLY BE RESPONSIBLE FOR TAX LIABILITY IF THE SPLIT-OFF IS TAXABLE

     Under the separation and distribution agreement between us and AT&T, subject to limited exceptions, we will be responsible for any tax liability and any related liability that results from the split-off failing to qualify as a tax-free transaction. If the split-off fails to qualify as a tax-free transaction, this liability would have a material adverse effect on us.

WE MAY NO LONGER RECEIVE TAX SHARING PAYMENTS FROM AT&T WHEN WE CEASE TO BE A MEMBER OF THE AT&T CONSOLIDATED TAX RETURN GROUP, AND WE MAY INCUR OTHER TAX LIABILITIES AS A RESULT OF THE SPLIT-OFF AND PRE-SPLIT-OFF TRANSACTIONS

     As a result of the split-off, we will cease to be a member of the consolidated federal income tax return group of which AT&T is the common parent. Consequently, taxable income and losses, and our other tax attributes in post-split-off taxable periods could generally no longer offset taxable income or losses and other tax attributes of the AT&T consolidated tax return group. For two taxable years after the split-off, under federal income tax rules, we would generally be able to carry back any such tax losses, subject to limitations, against taxable income, if any, of members of AT&T Wireless Group for pre-split-off periods. Under our tax sharing agreement with AT&T, however, we generally may only carry back net operating losses (and not other tax attributes) from post-split-off taxable periods to pre-split-off taxable periods, and only if those losses are significant and with the consent of AT&T, which consent AT&T has agreed not to withhold unreasonably. To the extent we are expected to have tax losses in post-split-off taxable periods, we would generally no longer receive current tax sharing payments with respect to those losses. Instead, except where those losses can be carried back, we would benefit from those losses only if and when we generated sufficient taxable income in future years to utilize those tax losses on a stand-alone basis.

     In addition, there may be tax costs associated with the split-off that result from our ceasing to be a member of the AT&T consolidated tax return group, as well as from pre-split-off transactions. If incurred, these costs could be material to our results.

VARIOUS FACTORS MAY INTERFERE WITH OUR ABILITY TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND EQUITY ISSUANCES

     We may be prevented from engaging in some desirable strategic transactions after the split-off. The Internal Revenue Code restricts the ability of a company which has undergone a tax-free split-off from certain issuances of shares generally within a two-year period after the split-off. In addition, the separation and distribution agreement prohibits us, for a period of 30 months following the split-off, from entering into certain transactions that could render the split-off taxable. This may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our issuance of equity. Provisions of our charter and bylaws, our rights plan, applicable law and the DoCoMo agreements may also have the effect of discouraging, delaying or preventing change of control transactions that our stockholders find desirable.

WE MAY LOSE RIGHTS UNDER AGREEMENTS WITH AT&T IF A CHANGE OF CONTROL OCCURS

     Some of the agreements that we have entered into with AT&T in connection with the split-off, including the brand license agreement, master carrier agreement and other commercial agreements, contain provisions that give one party rights in the event of a change of control of the other party. These provisions may deter a change of control. In the event of a change of control, the exercise of these rights could have a material adverse effect on us.

AT&T'S RESTRUCTURING MAY ADVERSELY IMPACT OUR COMPETITIVE POSITION

     In connection with AT&T's restructuring, there is a risk that we and AT&T's other separated business units may not be able to create effective intercompany agreements to facilitate effective cost sharing or to maintain or enter into arrangements for combining their respective services in customer offerings or other forms of bundling arrangements. Competition between us and the other AT&T units in overlapping markets, including the consumer markets where cable telephone, fixed wireless and digital subscriber line solutions may all be available at the same time, although generally not all under the AT&T brand, could result in more downward price pressure. We expect that the different businesses and companies will share the AT&T brand after the restructuring, which will likely increase this level of competition. In addition, any incremental costs associated with implementing AT&T's restructuring plan may materially adversely affect the different businesses and companies, including our business.

BRITISH TELECOMMUNICATIONS HAS ASSERTED THAT ITS CONSENT IS REQUIRED FOR AT&T'S RESTRUCTURING

     In a letter to AT&T dated July 6, 2001, British Telecommunications stated that, in its view, AT&T's proposed restructuring requires British Telecommunications' consent under agreements between AT&T and British Telecommunications. While it is not clear whether British Telecommunications believes that its consent is required for the split-off of AT&T Wireless Services, and AT&T does not believe such consent is required, it is possible that British Telecommunications will in the future assert that its consent was required for the split-off, or assert that the agreements between AT&T and British Telecommunications, including non-competition provisions and exclusive purchasing requirements, would apply to AT&T Wireless Services following the split-off.

RISK FACTORS RELATING TO OUR COMMON STOCK

AT&T'S INTENTION TO RETAIN $3 BILLION OF OUR COMMON STOCK FOR SALE, EXCHANGE OR MONETIZATION AFTER THE SPLIT-OFF COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     AT&T is retaining 185,308,303 shares, or about 7.3%, of our common stock for its own account for sale, exchange or monetization within six months of the split-off, subject to the continued validity of the IRS ruling that AT&T received on May 29, 2001. Of these retained shares, AT&T expects to sell 94,466,000 shares shortly before, on or shortly after the split-off date to Credit Suisse First Boston and Goldman Sachs in the exchange described under "Underwriters -- The Exchange". These shares will then be offered in the offering. Sales of these retained shares could adversely affect the market price of our common stock.

FUTURE SALES OF OUR STOCK COULD ADVERSELY AFFECT OUR STOCK'S MARKET PRICE AND OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

     Sales of substantial amounts of our common stock, including any sale by AT&T of our shares it retains in the split-off, could hurt the market price of our stock. This also could hurt our ability to raise capital in the future. The shares issued in the split-off are freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates", as defined under the Securities Act. Any sales of substantial amounts of our common stock in the public market, or the perception that those sales might occur, could materially adversely affect the market price of our stock.

     We will not solicit the approval of our stockholders for the issuance of authorized but unissued shares of our stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements. The issuance of those shares could dilute the value of our shares.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK

     Our board of directors will determine whether to pay dividends on our common stock primarily based upon our financial condition, results of our operations and our business requirements. We currently do not expect to pay any dividends on our common stock for the foreseeable future.

THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON STOCK MAY BE VOLATILE AND MAY FACE NEGATIVE PRESSURE

     Before the split-off, there was no trading market for the shares of our common stock. Investors' interest may not lead to a liquid trading market and the market price of our common stock may be volatile. In addition, the percentage interest in our business that will be publicly held in the form of our common shares after the split-off will be materially greater than the percentage interest currently represented by the outstanding AT&T Wireless Group tracking stock. You should be aware that AT&T is retaining $3 billion of shares of our common stock for its own account for sale, exchange or monetization within six months of the split-off, subject to the continued validity of the IRS ruling that AT&T obtained, which could affect the trading market for our common shares in the future.

     These factors may result in short- or long-term negative pressure on the trading price of shares of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this document or for specific reasons unrelated to our performance. Investors may consider our common stock as a technology stock. Technology stocks have recently experienced extreme price and volume fluctuations. Therefore, the market price and trading volume of our common stock also may be extremely volatile.

FAILURE TO MEET PREVIOUSLY ANNOUNCED FINANCIAL EXPECTATIONS COULD HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK

     On April 24, 2001, we disclosed the following expectations for our business:

     "Services revenue are expected to grow in the lower end of the 30-35 percent range for the year. EBITDA growth for 2001, excluding other income, is expected to be in the mid-60 percent range. Subscriber growth, on a consolidated basis in 2001, is expected to be around 20 percent. For the second quarter of 2001, net subscriber additions are expected to grow in the mid-to high 20 percent range."

     Our ability to achieve these targets is subject to a number of risks, uncertainties and other factors affecting our business and the wireless industry generally, many of which are beyond our control. These factors may cause actual results to differ materially. We describe a number of these factors throughout this document, including in these Risk Factors and in the section entitled "Special Note Regarding Forward-Looking Statements." There is no assurance that we will meet these targets, and if we are not able to meet these targets, it could have an adverse impact on the market price of our common stock.

RISK FACTORS RELATING TO OUR BUSINESS

WE MAY SUBSTANTIALLY INCREASE OUR DEBT LEVEL IN THE FUTURE, WHICH COULD SUBJECT US TO VARIOUS RESTRICTIONS AND HIGHER INTEREST COSTS AND DECREASE OUR CASH FLOW AND EARNINGS

     We may substantially increase our debt level in the future, which could subject us to various restrictions and higher interest costs and decrease our cash flow and earnings. It may also be difficult for us to obtain all the financing we need to fund our business and growth strategy on desirable terms. We currently anticipate requiring substantial additional financing for the foreseeable future to fund capital expenditures, license purchases and costs and expenses in connection with funding our operations, domestic and international investments and our growth strategy and the repayment of indebtedness and preferred equity owed to or held by AT&T and affiliated entities in connection with the split-off. We have repaid the $1.8 billion of long-term debt and related accrued interest and redeemed the $3.0 billion of preferred equity and related unpaid dividends held by AT&T. We are exploring and evaluating the relative advantages and disadvantages of various funding mechanisms. We recently completed a $6.5 billion long-term debt offering, entered into bank credit facilities of up to $2.5 billion and finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. Other funding mechanisms that still may be considered include other forms of public and private debt facilities. The decision on debt composition is dependent on, among other things, our business and financial plans and the market conditions at the time of financing. The agreements governing this indebtedness may contain financial and other covenants that could impair our flexibility and restrict our ability to pursue growth opportunities.

OUR RELATIONSHIP WITH NTT DOCOMO, INC. CONTAINS FEATURES THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR THE WAY IN WHICH OUR BUSINESS IS CONDUCTED

     The agreements relating to DoCoMo's investment in us, which we describe on page 116, contains requirements and contingencies that could materially adversely affect our financial condition and technology strategies. The terms of the DoCoMo investment enable DoCoMo to terminate its investment and require repayment of its $9.8 billion investment, plus interest, if we fail, under some circumstances, to commence service using an agreed technology in at least 13 of the top 50 domestic markets by June 30, 2004. See "DoCoMo Strategic Investment." If DoCoMo requires repayment, we will have to fund the entire repurchase obligation. If DoCoMo requires repayment of its investment, it may also terminate the technology rights provided to us in connection with its investment.

     We will need to obtain DoCoMo's consent to make any fundamental change in the nature of our business or to allow another wireless operator to acquire more than 15% but less than 50% of our equity. These limitations could prevent us from taking advantage of some business opportunities or relationships that we might otherwise pursue.

OUR SIGNIFICANT NETWORK BUILD OUT REQUIREMENTS MAY NOT BE COMPLETED AS PLANNED

     We need to complete significant remaining build out activities, including completion of regulatorily required build out activities in some of our existing wireless markets. Failure or delay to complete the build out of our network and launch of operations, or increased costs of this build out and launch of operations, could have a material adverse effect on our operations and financial condition.

     As we continue to build out our network, we must, among other things, continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites;

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction;

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of our markets;

     - complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems; and

     - expand and maintain customer care, network management, billing and other financial and management systems.

     In addition, in the next several years, we will be implementing upgrades to our network to access the next generation of digital technology. These events may not occur in the time frame we assume or that the FCC requires, at the cost we assume, or at all.

     Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of new or expanded operations in new or existing markets or result in increased costs in all markets. We intend to rely on the services of various companies that are experienced in design and build out of wireless networks in order to accomplish our build out schedule. However, we may not be able to obtain satisfactory contractors on economically attractive terms or ensure that the contractors obtained will perform as we expect.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS THAT WE MAY NOT BE ABLE TO FUND

     Our strategy and business plan will continue to require substantial capital, which we may not be able to obtain or to obtain on favorable terms. A failure to obtain necessary capital would have a material adverse effect on us, and result in the delay, change or abandonment of our development or expansion plans and the failure to meet regulatory build out requirements.

     We currently estimate that our capital expenditures for the build out of our networks, including expenditures related to our fixed wireless operations during 2001, will total approximately $5.5 billion, as compared to $4.1 billion in 2000. We expect these 2001 capital expenditure amounts to include approximately $5 billion of mobility expenditures and approximately $450 million for fixed wireless. We also expect to incur substantial capital expenditures in future years. The actual amount of the funds required to finance our network build out and other capital expenditures may vary materially from management's estimate. We have entered into various contractual commitments associated with the development of our third-generation strategy totalling approximately $2.2 billion as of the dates the agreements were executed. These include purchase commitments for network equipment. Additionally, we anticipate that we will enter into material purchase commitments in the future.

     We also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. We have also entered into agreements for investments and ventures which have required or will require substantial capital, including our agreement to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing approximately $2.9 billion in the recently concluded 1900 megahertz auction. These agreements also may contain provisions potentially requiring substantial additional capital in future circumstances, such as allowing the other investors to require us to purchase assets or investments.

THE ACTUAL AMOUNT OF FUNDS NECESSARY TO IMPLEMENT OUR STRATEGY AND BUSINESS PLAN MAY MATERIALLY EXCEED CURRENT ESTIMATES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The actual amount of funds necessary to implement our strategy and business plan may materially exceed our current estimates in the event of various factors including:

     - departures from our current business plan,

     - unforeseen delays,

     - cost overruns,

     - unanticipated expenses,

     - regulatory developments,

     - engineering design changes, and

     - technological and other risks.

If actual costs do materially exceed our current estimates for these or other reasons, this could have a material adverse effect on our financial condition and results of operations.

OUR BUSINESS AND OPERATIONS WOULD BE ADVERSELY AFFECTED IF WE FAIL TO ACQUIRE ADEQUATE RADIO SPECTRUM IN FCC AUCTIONS OR THROUGH OTHER TRANSACTIONS

     Our domestic business depends on the ability to use portions of the radio spectrum licensed by the FCC. We could fail to obtain sufficient spectrum capacity in new and existing markets, whether through FCC auctions or other transactions, in order to meet the expanded demands for our existing services, as well as to enable development of third-generation services. This type of failure would have a material adverse impact on the quality of our services or our ability to roll out such future services in certain markets. To the extent we determine we need additional spectrum for our mobility business, we may utilize spectrum currently allocated to our fixed wireless business. We intend to continue to acquire more spectrum through a combination of alternatives, including participation in spectrum auctions, purchase of spectrum licenses from companies that own them or purchase of these companies outright.

     As required by law, the FCC periodically conducts auctions for licenses to use certain parts of the radio spectrum. The decision to conduct auctions, and the determination of what spectrum frequencies will be made available for auction, are provided for by laws administered by the FCC. The FCC may not allocate spectrum sufficient to meet the demands of all those wishing to obtain licenses. Even if the FCC determines to conduct further auctions in the future, we may not be successful in those future auctions in obtaining the spectrum that we believe is necessary to implement our business and technology strategies.

     We may also seek to acquire radio spectrum through purchases and swaps with other spectrum licensees or otherwise, including by purchases of other licensees outright. However, we may not be able to acquire sufficient spectrum through these types of transactions, and we may not be able to complete any of these transactions on favorable terms.

     See "Our Company -- Regulatory Environment" for additional information regarding the licensed radio frequency spectrum and the regulatory environment in which we operate.

OUR BUSINESS AND OPERATIONS COULD BE HURT IF WE ARE UNABLE TO ESTABLISH NEW AFFILIATES TO EXPAND OUR DIGITAL NETWORK OR IF OUR EXISTING OR ANY NEW AFFILIATES DO NOT OR CANNOT DEVELOP THEIR SYSTEMS IN A MANNER CONSISTENT WITH OURS

     To accelerate the build out of widescale coverage of the United States by a digital mobile wireless network operating on the technical standards we have adopted, we have entered into affiliation agreements with other entities that provide wireless service or hold spectrum licenses. Through contractual arrangements between us and these affiliates, our customers are able to obtain service in the affiliates' territories, and the affiliates' customers are able to obtain service in our territory. In all markets where these affiliates operate, we are at risk because we do not control the affiliates. As a result, these affiliates are not obligated to implement our third-generation strategy. Our ability to provide service on a nationwide level and to implement our third-generation strategy would be adversely affected if these affiliates decide not to participate in the further development of our digital network.

     We may establish additional affiliate relationships to accelerate build out of our digital mobile network. If we are unable to establish such affiliate relationships, or if any such affiliates are unable or do not develop their systems in a manner consistent with our network, our ability to service our customers and expand the geographic coverage of our digital network could be adversely affected.

IF THE FCC DENIES ALASKA NATIVE WIRELESS' APPLICATION TO ACQUIRE LICENSES FOR WHICH IT WAS THE SUCCESSFUL BIDDER IN THE RECENT SPECTRUM AUCTION, OR, IN THE FUTURE, REVOKES LICENSES AWARDED TO ALASKA NATIVE WIRELESS, OUR ABILITY TO IMPLEMENT ITS THIRD-GENERATION STRATEGY COULD BE ADVERSELY AFFECTED OR WE COULD BECOME OBLIGATED TO REPURCHASE OTHER INVESTORS' INTERESTS IN ALASKA NATIVE WIRELESS

     We have agreed to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing $2.9 billion in the recently concluded 1900 megahertz auction. One auction participant has challenged the qualifications of Alaska Native Wireless to acquire "closed" licenses, which constituted most of the licenses for which Alaska Native Wireless was the successful bidder. If the FCC determines that Alaska Native Wireless was not qualified, the FCC could refuse to grant Alaska Native Wireless the closed licenses. If this occurs, it could have a significant adverse impact on our ability to provide or enhance services in key new and existing markets.

     On June 22, 2001, a federal appeals court ruled in favor of the trustee in the Chapter 11 bankruptcy proceeding of NextWave Telecom, Inc. and the unsecured creditors of NextWave with respect to the litigation they commenced relating to the 1900 megahertz auction. The court ruled that the FCC had acted improperly in repossessing from NextWave the spectrum sold in the 1900 megahertz auction, and that the spectrum should be returned to NextWave. The FCC had indicated prior to the auction that the spectrum would be returned to NextWave if the court were to rule that the spectrum had been improperly repossessed. If this decision is not successfully appealed, or settled, or if Alaska Native Wireless is otherwise unable to acquire the licenses for which it was the successful bidder, it could have a significant adverse impact on our plans to provide or enhance services in key new and existing markets.

     In specified circumstances, if a winning bid of Alaska Native Wireless in the recently concluded 1900 megahertz spectrum auction is rejected or if any license granted to it is revoked, we would become obligated to compensate other investors for making capital available to the venture. In specified circumstances, if the grant of those licenses is challenged, we may be obligated to purchase the interests of other investors.

IF WE ARE UNABLE TO REACH AGREEMENT WITH ALASKA NATIVE WIRELESS REGARDING THE DEVELOPMENT AND USE OF LICENSES FOR WHICH IT WAS THE SUCCESSFUL BIDDER IN THE RECENT SPECTRUM AUCTION, OUR ABILITY TO IMPLEMENT OUR THIRD-GENERATION STRATEGY MAY BE ADVERSELY AFFECTED

     We have not reached any agreements with Alaska Native Wireless as to whether it will participate in our digital mobile wireless network. Alaska Native Wireless is not obligated to use or develop any spectrum it acquires in a manner that will further, or be consistent with, our strategic objectives, although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with our digital mobile wireless network. If Alaska Native Wireless does not enter into agreements with us regarding the use and development of this spectrum similar to those we have entered into with our affiliates for our existing networks, it could have a material adverse impact on the timing and cost of implementing our third-generation strategy.

POTENTIAL ACQUISITIONS MAY REQUIRE US TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME CONSUMING

     An element of our strategy is to expand our network, which we may do through the acquisition of licenses, systems and wireless providers. These acquisitions may cause us to incur substantial additional indebtedness to finance the acquisitions or to assume indebtedness of the entities that are acquired. In addition, we may encounter difficulties in integrating those acquired operations into our own operations, including as a result of different technologies, systems, services or service offerings. These actions could prove costly or time consuming or divert our management's attention from other business matters.

FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON OUR GROWTH POTENTIAL

     We intend to pursue a number of new growth opportunities, which involve new services for which there are no proven markets. In addition, the ability to deploy and deliver these services relies, in many instances, on new and unproven technology. Our existing technology may not perform as expected and we may not be able to successfully develop new technology to effectively and economically deliver these services. These opportunities also require substantial capital outlays and spectrum availability to deploy on a large scale. This capital or spectrum may not be available to support these services. To the extent we reallocate spectrum from our fixed wireless business to our mobility business, it could impact our ability to deploy our fixed wireless service in the markets covered by that spectrum.

     Furthermore, each of these opportunities entails additional specific risks. For example, on the one hand, the delivery of fixed wireless services requires us to provide installation and maintenance services, which we have never provided previously. This will require us to hire, employ, train and equip technicians to provide installation and repair in each market served, or rely on subcontractors to perform these services. We may not be able to hire and train sufficient numbers of qualified employees or subcontract these services, or do so on economically attractive terms. The success of wireless data services, on the other hand, is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services.

     These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. If these services are not successful or costs associated with implementation and completion of the roll-out of these services materially exceed those currently estimated by us, our financial condition and prospects could be materially adversely affected.

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WE FACE SUBSTANTIAL COMPETITION

     There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services, operators and resellers, serve each of the markets in which we compete.

     A majority of U.S. markets will have five or more commercial mobile radio service providers, and all of the top 50 U.S. metropolitan markets have at least four, and in some cases as many as seven or more, facilities-based wireless service providers offering wireless services on cellular, personal communications services or specialized mobile radio frequency. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

MARKET PRICES FOR WIRELESS SERVICES MAY DECLINE IN THE FUTURE

     We anticipate that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. We also expect that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels.

     All of this may lead to greater choices for customers, possible consumer confusion, and increasing movement of customers between competitors, which we refer to as "churn." We may also adopt customer policies or programs to be more competitive, including credit policies, which policies or programs may also affect churn. Our ability to compete successfully also will depend on marketing, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

CONSOLIDATION IN THE WIRELESS COMMUNICATIONS INDUSTRY MAY ADVERSELY AFFECT US

     The wireless communications industry has been experiencing significant consolidation and we expect that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone AirTouch, now called Verizon, SBC/BellSouth, now called Cingular, and Deutsche Telekom/VoiceStream Wireless, have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to our offerings.

     These mergers or ventures have caused our ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, we, including our partnerships and affiliates, rank third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than us, to obtain roaming rates that are more favorable than those obtained by us, and may be better able to respond to our offers.

SIGNIFICANT TECHNOLOGICAL CHANGES IN THE WIRELESS INDUSTRY COULD MATERIALLY ADVERSELY AFFECT US

     The wireless communications industry is experiencing significant technological change. This change includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, enhancements and changes in end-user needs and preferences and increased importance of data and broadband capabilities.

     The pace and extent of customer demand may not continue to increase, and airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and of us and the success of our competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from us. Technological developments may therefore materially adversely affect us.

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

TERMINATION OR IMPAIRMENT OF OUR RELATIONSHIP WITH A SMALL NUMBER OF KEY SUPPLIERS COULD ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS

     We have developed relationships with a small number of key vendors, including Nokia Mobile Phones, Inc., Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation, and Motorola, Inc. for our supply of wireless handsets, Lucent Technologies, Inc., Nortel Networks, Inc., Ericsson and Nokia Networks, Inc. for our supply of telecommunications infrastructure equipment and Convergys Information Management Group for our billing services. We do not have operational or financial control over our key suppliers, and have limited influence with respect to the manner in which these key suppliers conduct their businesses. If these key suppliers were unable to honor their obligations to us, it could disrupt our business and adversely impact our revenues and results of operations.

OUR TECHNOLOGY MAY NOT BE COMPETITIVE WITH OTHER TECHNOLOGIES OR BE COMPATIBLE WITH NEXT GENERATION TECHNOLOGY

     There are three existing digital transmission technologies, none of which is compatible with the others. We selected time division multiple access technology for our second-generation network because we believe that this technology offers several advantages over other second-generation technologies. However, a number of other wireless service providers chose code division multiple access or global system for mobile communications as their digital wireless technology. For our path to next generation technology, we have chosen a global system for mobile communications platform to make available enhanced data services using general packet radio service technology, and third-generation capabilities using enhanced data rates for global evolution and ultimately universal mobile telecommunications systems technologies.

     These technologies may not provide the advantages we expect. Other wireless providers have chosen a competing wideband technology as their third-generation technology. If the universal mobile telecommunications standard does not gain widespread acceptance, it would materially adversely affect our business, financial condition and prospects.

     As we implement our plans for deployment of technology for third-generation capabilities, we will continue to incur substantial costs associated with maintaining our time division multiple access networks. Also, these networks are not compatible, and customers with phones that operate on one network will not initially be able to use those phones on the other network. There are risks inherent in the development of new third-generation equipment and we may face unforeseen costs, delays or problems that may have a material adverse effect on us.

WE RELY ON FAVORABLE ROAMING ARRANGEMENTS, WHICH WE MAY BE UNABLE TO CONTINUE TO OBTAIN

     We may not continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. Our customers automatically can access another provider's analog cellular or digital system only if the other provider allows our customers to roam on its network. We rely on agreements to provide roaming capability to our customers in many areas of the United States that our network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by us.

     In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that the customer enjoys when making calls within our network. Finally, we may not be able to obtain favorable roaming agreements for our third-generation products and services that we intend to offer using the technologies we plan to deploy for interim enhanced data and third-generation services.

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

OUR BUSINESS IS SEASONAL AND WE DEPEND ON FOURTH QUARTER RESULTS, WHICH MAY NOT CONTINUE TO BE STRONG

     The wireless industry, including us, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions.

     Strong fourth quarter results for customer additions and handset sales may not continue for the wireless industry or for us. In the future, the number of our customer additions and handset sales in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, failure to adequately promote our products, services and pricing plans, or failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could adversely impact our results for the following year.

MEDIA REPORTS HAVE SUGGESTED RADIO FREQUENCY EMISSIONS MAY BE LINKED TO VARIOUS HEALTH CONCERNS AND INTERFERE WITH VARIOUS MEDICAL DEVICES, AND WE MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THESE HEALTH CONCERNS

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Research and studies are ongoing. Whether or not such research or studies conclude there is a link between radio frequency emissions and health, these concerns over radio frequency emissions may discourage the use of wireless handsets or expose us to potential litigation, which could have a material adverse effect on our results of operations. Several class action lawsuits have been filed against AT&T, several other wireless service operators and several wireless phone manufacturers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for the costs of headsets for wireless phone users as well as injunctive relief. In connection with the split-off, we will be allocated all of the liability, if any, arising from such lawsuits.

WE MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THE USE OF WIRELESS PHONES WHILE DRIVING

     Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. In connection with the split-off, we will be allocated the liability, if any, that could arise from any such potential litigation.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION, WHICH REGULATION COULD HAVE ADVERSE EFFECTS ON OUR BUSINESS

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as number portability or emergency 911 service. In addition, the FCC, together with the U.S. Federal Aviation Administration, regulates tower marking and lighting. Any of these agencies having jurisdiction over our business could adopt regulations or take other actions that could adversely affect our business.

     FCC licenses to provide wireless services or personal communications services are subject to renewal and revocation. There may be competition for our licenses upon their expiration and we cannot assure you that the FCC will renew them. FCC rules require all wireless and personal communications services

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

licensees to meet specified build out requirements. We may not be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of our license for that license area or the imposition of fines on us by the FCC.

STATE AND LOCAL LEGISLATION RESTRICTING OR PROHIBITING WIRELESS PHONE USE WHILE DRIVING COULD CAUSE SUBSCRIBER USAGE TO DECLINE

     Some state and local legislative bodies have proposed legislation restricting or prohibiting the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries. On June 28, 2001, New York State enacted a law prohibiting the use of hand-held wireless phones while driving motor vehicles other than through the use of hands-free equipment. To date a small number of communities in the United States have also passed restrictive local ordinances. These laws, or, if passed, other laws prohibiting or restricting the use of wireless phones while driving, could have the effect of reducing subscriber usage, which could cause a material adverse effect on our results of operations.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements with respect to:

     - AT&T's restructuring plan,

     - the split-off,

     - AT&T's intention to sell, exchange or monetize the shares of our common stock that it is retaining,

     - the offering,

     - financial condition,

     - results of operations,

     - cash flows,

     - dividends,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - budgets,

     - capital and other expenditures,

     - network build out and upgrade,

     - competitive positions,

     - availability of capital,

     - growth opportunities for existing products,

     - benefits from new technologies,

     - availability and deployment of new technologies,

     - plans and objectives of management, and

     - other matters.

Statements in this document, or that are incorporated by reference into this document, that are not historical facts are hereby identified as "forward-looking statements." These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to us, wherever they occur in this document, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the risks associated with the implementation of a third-generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom we must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered;

     - the potential impact of DoCoMo's investment in us, including provisions of the agreements that restrict our future operations, and provisions that may require the repurchase of DoCoMo's investment if we fail to meet specified conditions;

     - the risks associated with our operating as an independent entity as opposed to as part of an integrated telecommunications provider, including the inability to rely on the financial and operational resources of the combined company and having to provide services that were previously provided by a different part of the combined company;

     - the impact of existing and new competitors in the markets in which we compete, including competitors that may offer less expensive products and services, desirable or innovative products, technological substitutes, or have extensive resources or better financing;

     - the introduction or popularity of new products and services, including pre-paid phone products, which could increase churn;

     - the impact of oversupply of capacity resulting from excessive deployment of network capacity in the markets we serve;

     - the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making our competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively;

     - the effects of vigorous competition in the markets in which we operate and for more valuable customers, which may decrease prices charged, increase churn and change the customer mix, profitability and average revenue per user;

     - the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services;

     - the ability to establish a significant market presence in new geographic and service markets;

     - the availability and cost of capital and the consequences of increased leverage;

     - the impact of any unusual items resulting from ongoing evaluations of our business strategies;

     - the requirements imposed on us or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     - the risks and costs associated with the need to acquire additional spectrum for current and future services;

     - the risks associated with technological requirements, technology substitution and changes and other technological developments;

     - the results of litigation filed or to be filed against us, or of some types of litigation filed or to be filed against AT&T for which we have agreed to assume the liability under the split-off agreements between us and AT&T;

     - the possibility of one or more of the markets in which we compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these groups have no control; and

     - those factors listed under "Risk Factors."

The words "estimate," "project," "intend," "expect," "believe," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Moreover, in the future, we and AT&T, through its senior management team, may make forward-looking statements about the matters described in this document or other matters concerning us.

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

                         THE SPLIT-OFF AND THE OFFERING

THE SPLIT-OFF

     The split-off consists of two steps, which may occur simultaneously, as follows:

     - Mandatory redemption of AT&T Wireless Group tracking stock. AT&T will redeem all of the shares of AT&T Wireless Group tracking stock outstanding on the split-off date in exchange for shares of our common stock. Specifically, each holder of record of AT&T Wireless Group tracking stock as of 9:00 a.m., New York City time, on the split-off date will receive one share of AT&T Wireless Services common stock and the associated preferred stock purchase right in exchange for each share of AT&T Wireless Group tracking stock held. This redemption is being carried out in accordance with AT&T's charter, which provides that the AT&T board of directors may exchange, on a pro rata basis, all of the outstanding shares of AT&T Wireless Group tracking stock for a number of outstanding shares owned by AT&T of one or more subsidiaries that hold all of the assets and liabilities attributed to AT&T Wireless Group (and hold no other material assets or liabilities) representing in the aggregate the same percentage interest in that subsidiary that the outstanding AT&T Wireless Group tracking stock was intended to represent in the AT&T Wireless Group. All of NTT DoCoMo, Inc.'s interest in AT&T Wireless Group will be converted into AT&T Wireless Group tracking stock on the split-off date and will be redeemed in the split-off on the same terms as all other shares of AT&T Wireless Group tracking stock.

     - Distribution on AT&T common stock. AT&T will distribute on a pro rata basis all of the remaining shares of our common stock to holders of AT&T common stock, less the 185,308,303 shares that AT&T is retaining. Specifically, each holder of AT&T common stock on the distribution record date will receive .3218 of a share of AT&T Wireless Services common stock and of an associated preferred stock purchase right for each share of AT&T common stock held. A total of 1,136,258,587 shares of our common stock will be distributed to holders of AT&T common stock.

     AT&T's board of directors has approved both the mandatory redemption and the distribution. We now hold all of the AT&T Wireless Group assets and liabilities that constitute AT&T Wireless Group.

     The redemption and the distribution will be effective as of 9:00 a.m., New York City time, on the split-off date, July 9, 2001. To receive our common stock in the redemption, you must be a holder of record of AT&T Wireless Group tracking stock as of 9:00 a.m., New York City time, on the split-off date. To receive our common stock in the distribution, you must be a holder of AT&T common stock as of the close of business on the distribution record date, June 22, 2001.

REASONS FOR THE SPLIT-OFF

     On October 25, 2000, AT&T announced its plan to restructure itself into four separate companies or business units: wireless services, business services, consumer services and broadband/cable services. As part of this plan, AT&T's board of directors determined to exercise AT&T's right under its charter to split off AT&T Wireless Group into an independent company. AT&T's reasons for the split-off consist principally of the following, all of which are supported by our senior management:

     Increase competitiveness by allowing greater managerial focus. Competition for capital resources, conflicting business priorities and diverted management attention within AT&T affect AT&T Wireless Group's ability to compete as effectively as it could if AT&T Wireless Group and AT&T were separated. After the split-off, we will be a smaller company with a more focused set of businesses and board of directors and management team focused solely on those businesses, without concern for the potentially conflicting capital raising or strategic needs of AT&T's other businesses. As a result, we expect to be in a better position to compete, grow, and serve our customers through quicker decision making, more efficient deployment of resources, increased operational agility and enhanced responsiveness to customers and markets.

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

     Enhance our ability to fund our growth strategy and digital network expansion. We compete in a highly competitive, capital intensive industry in which our ability to fund our growth, including acquiring new spectrum licenses, building out our digital networks and introducing advanced technologies, is critical to our success. Because we are part of AT&T, our ability to raise capital is constrained both by competition for capital with AT&T's other growth businesses and by deterioration in the debt capacity of some of AT&T's other business units. As a result of changes affecting AT&T's businesses, many of which changes are not related to or are beyond the control of AT&T Wireless Group, AT&T is subject to more demand for capital, has fewer resources and encounters different expectations from its different investor groups. Accordingly, both we and AT&T expect that the split-off will enable us to establish a capital structure consistent with other companies in the wireless industry and give us the flexibility to borrow and raise debt capital from lenders in greater amounts without adversely affecting AT&T's credit rating.

     Enable us to use stock more efficiently as an acquisition currency and capital-raising tool. The ability to expand our operations, our network and our geographic coverage through selective acquisitions and to raise capital through the issuance of stock is also critical to our success. This is particularly true because we compete in an industry that has experienced and may continue to experience significant consolidation activity. The split-off will enable us to use our own stock as currency in acquiring, merging, making strategic investments in or partnering with other companies, including companies that have acquired or invested in spectrum licenses. Prior to the initial offering of AT&T Wireless Group tracking stock in April of 2000, our ability to make stock acquisitions was constrained by numerous other considerations and demands on AT&T's common stock unrelated to AT&T Wireless Group. Since April 2000, we have been able to fund strategic acquisitions using AT&T Wireless Group tracking stock. However, AT&T Wireless Group tracking stock has proved to be a less desirable currency than expected and has been an impediment in our negotiations with third parties. This is due in part to market perceptions about tracking stocks generally and in part to specific concerns about holding shares that have no direct claim against our assets and no direct voting rights concerning our governance. These concerns have also made AT&T Wireless Group tracking stock a less efficient tool for capital raising. For example, due to the disadvantages that DoCoMo perceived in an investment in tracking stock, DoCoMo insisted, as a condition to its recent $9.8 billion investment, that AT&T commit to redeem DoCoMo's entire investment, with interest, if AT&T does not split us off into a separate company by March 2002 at the latest. For these reasons, we expect that after the split-off we will have greater autonomy and control over the use of our equity than we do now as a business unit of AT&T.

     Other Considerations

     The AT&T board of directors considered other factors relating to the split-off, including its and our expectation that the split-off will not be taxable for U.S. federal income tax purposes to AT&T or us, or to AT&T's or our shareholders. On May 29, 2001, AT&T received a private letter ruling from the Internal Revenue Service confirming this tax-free treatment. The continued validity of this ruling is a non-waivable condition to the split-off. Furthermore, the AT&T board of directors was aware and considered that both AT&T's and our ability to engage in significant stock transactions could be limited or restricted for up to 30 months after the split-off to preserve the tax-free nature of the split-off to AT&T.

     The AT&T board of directors also considered other potential risks and consequences to us and to AT&T associated with the split-off, including those relating to us that are described in "Risk Factors -- Risk Factors Relating to the Split-off", but believed that the considerations described above outweighed those risks. We urge you to read all of the risk factors described in this document, including those under the following headings: "Risk Factors Relating to the Split-off -- We will need to obtain financing on a stand-alone basis"; "-- We may be unable to make the changes necessary to operate as an independent entity and may incur greater costs"; and "-- Various factors may interfere with our ability to engage in desirable strategic transactions and equity issuances."

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

THE REDEMPTION AND DISTRIBUTION; EXCHANGE RATIO

     The split-off is scheduled to occur at 9:00 a.m., New York City time, on July 9, 2001. On the split-off date:

     - each holder of record of AT&T Wireless Group tracking stock as of 9:00 a.m., New York City time, on July 9, 2001 will receive one share of our common stock and an associated preferred stock purchase right in exchange for each share of AT&T Wireless Group tracking stock held; and

     - each holder of AT&T common stock as of the close of business on the June 22, 2001 distribution record date will receive as a distribution .3218 of a share of our common stock and of an associated preferred stock purchase right for each share of AT&T common stock held.

Please see "Description of Our Capital Stock -- Rights Agreement" for a description of the preferred stock purchase rights.

     In addition, each option to purchase shares of AT&T Wireless Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock. Options to purchase AT&T common stock granted before January 1, 2001 will be converted into two separate options -- one to purchase AT&T common stock and another to purchase our common stock. Options to purchase AT&T common stock granted on or after January 1, 2001 will be adjusted to increase the number of shares subject to the option, based on the relative market price of AT&T common stock immediately before and immediately after the split-off. All of the AT&T common stock options and AT&T Wireless Group tracking stock options described in this paragraph are subject to adjustment, which is intended to retain the same intrinsic value of the options immediately before and after the adjustment. Each outstanding warrant to purchase shares of AT&T Wireless Group tracking stock will be converted into a similar warrant to purchase shares of our common stock.

     AT&T is not seeking shareholder approval of the split-off, and holders of AT&T Wireless Group tracking stock have no appraisal rights in connection with the split-off. From and after the split-off date, all rights of holders of AT&T Wireless Group tracking stock shall cease.

     We will not issue fractional shares of our common stock to holders of AT&T Wireless Group tracking stock as part of the redemption or to AT&T stockholders as part of the distribution nor will we credit fractional shares to book entry accounts. Instead of receiving fractional shares, each holder of AT&T Wireless Group tracking stock or AT&T common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest, which may be taxable to such holder. The transfer agent will, as soon as practicable after the split-off date, aggregate fractional shares held by holders of record into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds ratably to AT&T stockholders otherwise entitled to fractional interests. The amount of this payment will depend on the prices at which the aggregated fractional shares are sold by the transfer agent in the open market shortly after the split-off date. We will be responsible for any payment of brokerage fees. The amount of these brokerage fees is not expected to be material to us.

     To be entitled to receive shares of our common stock in the redemption, holders of AT&T Wireless Group tracking stock must be stockholders as of 9:00 a.m., New York City time, on the split-off date, July 9, 2001. To be entitled to receive shares of our common stock in the distribution, holders of AT&T common stock must be stockholders at the close of business on the distribution record date, June 22, 2001.

RESULTS OF THE SPLIT-OFF

     Upon completion of the split-off, we will be an independent public company owning and operating all of the businesses that currently constitute AT&T Wireless Group. See "Our Company" for a discussion of those businesses. Immediately after the split-off, we expect to have approximately 1.6 million holders of

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

record of shares of our common stock and approximately 2.53 billion shares of our common stock outstanding.

     For information regarding options to purchase our common stock that will be outstanding after the distribution, see "Our Relationship with AT&T Following the Split-off -- Agreements between AT&T and Us Relating to the
Split-off -- Employee Benefits Agreement" and "Management."

     The distribution will not affect the number of outstanding shares of AT&T common stock or any rights of AT&T stockholders.

THE OFFERING

     AT&T, in its capacity as selling stockholder for federal securities law purposes, is offering shares of our common stock if and to the extent Credit Suisse First Boston and Goldman Sachs acquire such shares from AT&T prior to the completion of the offering in exchange for indebtedness of AT&T held by Credit Suisse First Boston and Goldman Sachs, as described under "Underwriters -- The Exchange". AT&T, Credit Suisse First Boston and Goldman Sachs anticipate that the shares will be offered exclusively or primarily to index funds whose portfolios are primarily based on a particular stock index, such as the Standard & Poor's Corporation 500 Composite Index, assuming our common stock is included in such indices, which is not assured. If our common stock is included in any of these indices, these index funds may be required to acquire and hold shares of our common stock.

     AT&T expects the offering to occur shortly before, on or shortly after the split-off date. We will not receive any proceeds from the sale of shares in the offering.

LISTING AND TRADING OF OUR COMMON STOCK

     We have been approved to list our common stock on the New York Stock Exchange under the symbol "AWE," subject to official notice of issuance. We cannot assure you as to the price at which our common stock will trade. The trading prices of our common stock after the split-off may be less than, equal to or greater than the trading price of AT&T Wireless Group tracking stock before the split-off. "AWE" is the same symbol under which AT&T Wireless Group tracking stock has traded on the New York Stock Exchange. However, trading in AT&T Wireless Group tracking stock under that symbol will end on the trading day before the split-off date, and trading in our common stock under that symbol will begin on the split-off date.

     Shares of our common stock issued in the redemption of AT&T Wireless Group tracking stock and distribution to AT&T shareholders will be freely transferable, except for shares received by those who may have a special relationship or affiliation with us. Those who may be considered our affiliates after the split-off generally include individuals or entities that control, are controlled by, or are under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder. In addition, shares held by DoCoMo are subject to transfer restrictions. See "Shares Eligible for Future Sale".

EXPENSES

     The expenses of the split-off are estimated to be approximately $21.5 million. These expenses will be borne by AT&T. The expenses of the offering are estimated to be $1.4 million. This cost will be borne by AT&T.

                                DIVIDEND POLICY

     We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. Our payment and amount of dividends, however, will be subject to the discretion of our board of directors and will depend, among other things, upon our financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 2001 our historical consolidated cash and capitalization and our combined cash and capitalization on an unaudited pro forma basis, which gives effect to:

     - the settlement of all intercompany obligations between AT&T and AT&T Wireless Services which occurred in June 2001 in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services as if such event had been completed on January 1, 2000 for statement of operations purposes, and at March 31, 2001 for balance sheet purposes;

     - the $6.5 billion debt offering of Senior Notes of AT&T Wireless Services which occurred on March 1, 2001 as if such event had been completed on January 1, 2000 for statement of operations purposes; and

     - the reclassification of the DoCoMo investment which occurred on January 22, 2001 to a mandatorily redeemable security effective with the split-off of AT&T Wireless Services from AT&T as if such event had occurred on March 31, 2001 for balance sheet purposes.

     This table should be read in conjunction with the historical and pro forma financial information included in this document.

                                                                  AT MARCH 31, 2001
                                                                    (IN MILLIONS)
                                                                     (UNAUDITED)
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
Cash and cash equivalents...................................   $    34        $ 5,822
                                                               -------        -------
Due on demand notes payable.................................       103            103
Long-term debt:
  Long-term debt due to AT&T................................     1,800             --
  Long-term debt due to others..............................     6,487          6,487
     Total Long-term debt...................................     8,287          6,487
Preferred stock held by AT&T................................     3,000             --
Mandatorily redeemable common stock.........................        --          8,308
Shareowners' Equity:
  Common stock, no par value, no shares authorized, issued
     or outstanding at March 31, 2001 (2,530 million shares
     assumed outstanding on an unaudited pro forma
     basis)(1)..............................................        --             --
  Shareowners' net investment...............................    28,015         19,707
  Accumulated other comprehensive loss......................       (78)           (78)
     Total shareowners' equity..............................    27,937         19,629
                                                               -------        -------
     Total capitalization...................................   $39,327        $34,527
                                                               =======        =======

---------------

(1) AT&T Wireless Services was a wholly owned subsidiary of AT&T and did not have publicly traded shares outstanding during the periods presented. We have presented pro forma earnings per share information assuming 2,530 million shares outstanding, which is the number of shares estimated to be outstanding immediately after the split-off. The estimated 2,530 million shares outstanding is based on the number of shares of AT&T Wireless Group tracking stock outstanding at June 19, 2001, the number of shares represented by AT&T's retained interest at June 19, 2001, and the 228 million new share equivalents issued to DoCoMo in January 2001, and reflects a reduction of 12 million shares from AT&T's retained interest, which shares will be held in treasury by AT&T Wireless Services for future employee benefit plan obligations. The estimated 2,530 million shares does not include shares issuable upon exercise of outstanding options to purchase AT&T Wireless Group tracking stock or warrants to purchase 41 million share equivalents issued to DoCoMo in January 2001.

                         SELECTED FINANCIAL INFORMATION

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document.

     In the table below, we provide you with selected historical consolidated financial data of AT&T Wireless Services, Inc. This selected historical consolidated financial data includes the effect of certain other businesses, assets and liabilities of AT&T that constituted AT&T Wireless Group. AT&T has contributed to us all of the remaining businesses and assets, and we have assumed all liabilities, that constituted AT&T Wireless Group. These contributions have been accounted for in a manner similar to a pooling of interests.

     We derived the following information using the consolidated financial statements of AT&T Wireless Services at and for each of the three months ended March 31, 2001 and 2000, and each of the fiscal years in the five-year period ended December 31, 2000. We derived the consolidated income statement and cash flow data below for each of the three years ended December 31, 2000 and the consolidated balance sheet data at December 31, 2000 and 1999, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. We derived the remaining data from unaudited consolidated financial statements.

     The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 32.

                       SELECTED HISTORICAL FINANCIAL DATA
      (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND OTHER OPERATING DATA)
                                  (UNAUDITED)

                                     THREE MONTHS
                                    ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                  -------------------   -------------------------------------------------
                                    2001       2000       2000       1999      1998      1997      1996
                                  --------   --------   --------   --------   -------   -------   -------
INCOME STATEMENT DATA:
Revenue.........................  $  3,212   $  2,198   $ 10,448   $  7,627   $ 5,406   $ 4,668   $ 4,246
Operating income (loss).........       141         26        (38)      (666)     (343)      (70)      234
Net (loss) income available to
  common shareowners............       (42)        13        528       (461)      108        69       261
Unaudited pro forma (loss)
  earnings per common
  shares -- basic(1)............  $   (.02)  $    .01   $    .21   $   (.18)  $   .04   $   .03   $   .10
Unaudited pro forma (loss)
  earnings per common
  share -- diluted(1)...........  $   (.02)  $    .01   $    .21   $   (.18)  $   .04   $   .03   $   .10
Unaudited pro forma weighted
  average shares -- basic(1)....     2,530      2,530      2,530      2,530     2,530     2,530     2,530
Unaudited pro forma weighted
  average
  shares -- diluted(1)..........     2,530      2,533      2,533      2,530     2,533     2,533     2,533
BALANCE SHEET DATA:
Total assets....................  $ 47,039   $ 24,890   $ 35,302   $ 23,512   $19,460   $19,040   $17,852
Total debt(2)...................     8,394      3,858      2,551      3,558     2,589     2,447     2,217
Preferred stock held by AT&T....     3,000      1,000      3,000      1,000     1,000     1,000     1,000
Shareowners' equity.............    27,937     14,027     21,877     12,997    10,532    10,187     9,497

                                     THREE MONTHS
                                    ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                  -------------------   -------------------------------------------------
                                    2001       2000       2000       1999      1998      1997      1996
                                  --------   --------   --------   --------   -------   -------   -------
CASH FLOW DATA:
Net cash provided by operating
  activities....................  $    655   $    228   $  1,635   $    867   $   414   $ 1,338   $ 1,183
Capital expenditures and other
  additions.....................    (1,407)      (818)    (4,012)    (2,272)   (1,219)   (1,931)   (1,832)
Net acquisitions of licenses....       (39)       (82)      (247)       (47)      (65)     (443)     (327)
Equity investment distributions
  and sales.....................         2         26        360        236     1,354       294       176
Equity investment contributions,
  advances and purchases........      (637)       (74)    (1,645)      (284)     (156)      (84)      (32)
Net (acquisitions) dispositions
  of businesses including cash
  acquired......................        --         --     (4,763)       244       324        --       156
Increase in long-term debt due
  to AT&T.......................        --        300        400        900       100       200       200
Proceeds from issuance of
  long-term debt due to others,
  net of issuance costs.........     6,345         --         --         --        --        --        --
Proceeds attributed from DoCoMo
  investment, net
  of costs......................     6,141         --         --         --        --        --        --
Proceeds attributed from AT&T
  Wireless Group tracking stock
  offering......................        --         --      7,000         --        --        --        --
Transfer from (to) AT&T, net....        --        439      1,001        344      (694)      611       476
OTHER:
EBITDA(3).......................  $    717   $    395   $  1,648   $    587   $   736   $   756   $   894
EBITDA (excluding asset
  impairment and restructuring
  charges)......................  $    717   $    395      1,648      1,118       856       916       894
OTHER OPERATING DATA:
  (in thousands, except ($) are
  actual)
Consolidated subscribers........    15,748      9,987     15,163      9,569     7,174     5,964     5,032
Consolidated digital
  subscribers...................    14,608      8,337     13,666      7,580     4,354     1,746       909
Covered population(4)...........   166,425    116,990    162,896    114,217        --        --        --
Licensed population(4)..........   216,444    189,821    214,188    191,742        --        --        --
Subscriber churn................       3.0%       2.9%       2.9%       2.6%      2.7%      2.5%      2.3%
Total cost per gross subscriber
  addition......................  $    327   $    360   $    367   $    367   $   392   $   432   $   345

---------------
(1) AT&T Wireless Services was a wholly owned subsidiary of AT&T and has not had publicly traded shares outstanding during the periods presented. We have presented pro forma earnings per share information assuming 2,530 million shares outstanding, which is the number of shares estimated to be outstanding immediately after the split-off. The estimated 2,530 million shares outstanding is based on the number of shares of AT&T Wireless Group tracking stock outstanding at June 19, 2001, the number of shares represented by AT&T's retained interest at June 19, 2001, including the 228 million new share equivalents issued to DoCoMo in January 2001, and reflects a reduction of 12 million shares from AT&T's retained interest, which shares will be held in treasury by AT&T Wireless Services for future employee benefit plan obligations. The estimated 2,530 million shares does not include shares issuable upon exercise of outstanding options to purchase AT&T Wireless Group tracking stock or warrants to purchase 41 million share equivalents issued to DoCoMo in January 2001. The estimate of

    2,533 million shares outstanding used to compute diluted earnings per share includes the 2,530 million shares above and an estimated 3 million shares associated with dilutive stock options, with the exception of those periods in which the effect of the stock options was considered to be anti-dilutive.

(2) Includes $4 million of long-term debt that is included in other long-term liabilities at March 31, 2001 and 2000, and at December 31, 2000 and 1999.

(3) EBITDA is defined as operating income, plus depreciation and amortization. We believe EBITDA to be relevant and useful information, as EBITDA is the primary metric used by our management to measure the performance of our business. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, including our cash flows from operating, investing and financing activities.

(4) POPs represent AT&T Wireless Services' consolidated operations and does not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     AT&T Wireless Services is a wireless communications company that primarily provides domestic wireless voice and data services and products in the 850 megahertz (cellular) and 1900 megahertz (personal communications services, or PCS) markets. Additionally, AT&T Wireless Services offers wireless local telephone and internet services to residential customers through its Fixed Wireless business. AT&T Wireless Services also holds equity interests in various domestic and international wireless communications ventures and partnerships.

     On October 25, 2000, AT&T Corp. announced a restructuring plan, stating its intention to create a separate company for its wireless services' businesses, named AT&T Wireless Services, Inc., by mid-2001, termed the split-off. AT&T Wireless Services includes substantially the same assets and liabilities that were represented by AT&T Wireless Group tracking stock, which AT&T created on April 27, 2000. In conjunction with the offering of AT&T Wireless Group tracking stock in April 2000, 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock were sold at an offering price of $29.50 per share. AT&T Wireless Group tracking stock was a class of AT&T common stock that was intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services' businesses. As a tracking stock of AT&T, AT&T Wireless Group was not a separate legal entity, but an integrated business of AT&T. AT&T Wireless Group tracking stock issued in the offering reflected only a portion of the authorized shares of AT&T Wireless Group tracking stock. The remaining 84.4% was retained and reserved for the benefit of AT&T Common Stock Group (which consisted of the operations of AT&T other than those attributed to AT&T tracking stocks), the value of which was intended to be reflected in AT&T common stock.

     During May 2001, AT&T completed an exchange offer which allowed holders of AT&T common stock to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Approximately 372.2 million shares of AT&T common stock were tendered in exchange for approximately 437.7 million shares of AT&T Wireless Group tracking stock, at an exchange ratio of 1.176 shares of AT&T Wireless Group tracking stock for each validly tendered share of AT&T common stock. As a result of the exchange offer and the NTT DoCoMo, Inc. investment discussed below, assuming conversion of the DoCoMo shares, AT&T's retained portion of our value was approximately 52%.

     The split-off is subject to certain conditions. These conditions include the continued validity of the ruling on the split-off received from the Internal Revenue Service (IRS) on May 29, 2001, and satisfaction of conditions contained in AT&T's credit agreement.

     The split-off has several steps. These steps include transferring substantially all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, mandatorily exchanging all issued and outstanding shares of AT&T Wireless Group tracking stock, including those shares issued in the exchange offer recently completed by AT&T as well as the shares held by DoCoMo, for shares of AT&T Wireless Services common stock, and distributing 1,136,258,587 shares of AT&T Wireless Services common stock held by AT&T Common Stock Group, to holders of AT&T common stock on a pro rata basis. AT&T is retaining 185,308,303 shares of AT&T Wireless Services common stock for its own account for sale, exchange or monetization within six months of the split-off, subject to the continued validity of the IRS ruling that was received on May 29, 2001.

     The following discussion describes the financial condition and results of operations of AT&T Wireless Services. This discussion includes the effect of certain other subsidiaries, assets and liabilities of AT&T that constituted AT&T Wireless Group, AT&T has contributed to us all of the subsidiaries, assets and liabilities that constituted AT&T Wireless Group. Consistent with our historical financial statements, we have treated these contributions and related transactions in a manner similar to a pooling of interests and we have assumed these contributions and related transactions were completed in historical periods by the legal entity AT&T Wireless Services.

DOCOMO INVESTMENT

     In January 2001, DoCoMo, a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, is intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. We were allocated $6.2 billion of the gross proceeds from DoCoMo's $9.8 billion investment in AT&T in the form of an intercompany note receivable. Additionally, we were allocated $18 million of costs associated with the transaction. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of our value. Following the split-off, this investment will be converted into approximately 16% of our common shares. DoCoMo also received warrants at an exercise price of $35 per AT&T Wireless Group tracking share equivalent that would represent an approximate additional 1.6% of our common shares after the split-off. As part of this investment, we have entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if, under certain circumstances, we fail to meet specified technological milestones.

ACQUISITIONS

     On December 29, 2000, we completed the acquisition of a wireless system in Houston, which covers a population base of approximately 5 million potential customers and served approximately 180 thousand subscribers as of the acquisition date. Also on December 29, 2000, our equity interest in AB Cellular, an entity that owned cellular properties in Los Angeles, Houston and Galveston, Texas, was redeemed. In consideration for our equity interest, we received 100% of the net assets of the Los Angeles property. The Los Angeles property covers a population base of approximately 15 million potential customers and had approximately 1.3 million subscribers as of December 31, 2000. On November 14, 2000, we completed a transaction with our affiliate Telecorp PCS that resulted in our acquisition of wireless systems in several New England markets. On October 2, 2000, we completed the acquisition of a wireless system in Indianapolis. Combined, the New England and Indianapolis markets cover a population base of approximately 4 million potential customers, and served approximately 145 thousand subscribers as of their acquisition dates.

     On September 29, 2000, we completed the acquisition of a wireless system in San Diego, which covers a population base of 3 million potential customers. Also, during the third quarter, we completed the acquisition of a wireless system on the Big Island of Hawaii. Combined, these two markets served more than 180 thousand subscribers as of their acquisition dates.

     In June 2000, we closed the acquisition of the remaining 50% partnership interest we previously did not own in CMT Partners (Bay Area Properties). The Bay Area Properties cover a population base exceeding 7 million potential customers and, as of the acquisition date, served nearly 1 million subscribers. Also in June, we completed the acquisition of Wireless One Network, L.P. (Wireless One). Wireless One owns and operates wireless systems in Northwest and Southwest Florida covering a population base of 1.6 million potential customers and had approximately 190 thousand subscribers as of the acquisition date.

     In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation. AT&T contributed its interest in the joint venture to us as of the date of the acquisition. This acquisition increased our coverage in New York State and several mid-west markets by adding approximately 450 thousand subscribers as of the acquisition date.

PREVIOUSLY ANNOUNCED FINANCIAL EXPECTATIONS

     On April 24, 2001, we disclosed the following expectations for our business:

     "Services revenue are expected to grow in the lower end of the 30-35 percent range for the year. EBITDA growth for 2001, excluding other income, is expected to be in the mid-60 percent range. Subscriber growth, on a consolidated basis in 2001, is expected to be around 20 percent. For the second quarter of 2001, net subscriber additions are expected to grow in the mid-to high 20 percent range."

     Our ability to achieve these targets is subject to a number of risks, uncertainties and other factors affecting our business and the wireless industry generally, many of which are beyond our control. These factors may cause actual results to differ materially. We describe a number of these factors throughout this document, including in the sections entitled "Risk Factors" and "Special Note Regarding Forward-Looking Statements." There is no assurance that we will meet these targets, and if we are not able to meet these targets, it could have an adverse impact on the market price of our common stock.

CONSOLIDATED RESULTS OF OPERATIONS

     The discussion below is based upon our and our subsidiaries' consolidated results, as well as our segments, where material and applicable. We segment results according to the way we manage our business, including Mobility, Fixed Wireless and Corporate and other. The Mobility segment is comprised of the domestic wireless voice and data services and products in the 850 megahertz (cellular) and 1900 megahertz (personal communications services, or PCS) markets, the aviation division, and the earnings and losses associated with equity investments in domestic wireless communications ventures and partnerships. The Fixed Wireless segment includes the results associated with the offering of wireless local telephone and internet services to residential customers, which began serving customers during the first quarter of 2000. The Corporate and other segment includes primarily the results of our international equity interests. Our primary measure of evaluating operating performance for our segments is based upon operating income plus depreciation and amortization, referred to as EBITDA.

     Reflecting the dynamics of our business, we continually review our management model and structure. The split-off from AT&T will result in changes required for us to operate as an independent entity. Additionally, the investment by DoCoMo, as well as our recently announced plans to deploy third-generation technologies, may result in adjustments to our operating segments in the future.

FOR THE THREE MONTHS ENDED MARCH 31, 2001 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 2000

  Revenue

     Total revenue includes wireless voice and data services, the sale of handsets and accessories to both customers and distributors, and revenue associated with the aviation communications and fixed wireless operations. We record revenue as services are provided or when the product is sold. Services revenue primarily includes monthly recurring charges, airtime and toll usage charges, and roaming charges billed to subscribers for usage outside of our network as well as charges billed to other wireless providers for roaming on our network. The revenue and related expenses associated with the sales of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer or distributor as this is considered to be a separate earnings process from the sale of wireless services.

     Total revenue increased 46.2% to $3,212 million for the three months ended March 31, 2001, compared with the same period in the prior year. Total revenue increased 25.7% for the three months ended March 31, 2001, compared with the same period for 2000, when adjusted to exclude the impact of the Bay Area Properties and the Los Angeles market for the three months ended March 31, 2001. The revenue increase for the three months ended March 31, 2001, is nearly 100% due to growth in our Mobility business revenue, including growth in both services and equipment revenue, driven by strong consolidated subscriber growth in our Mobility business, which was slightly offset by a decline in the average monthly revenue per user (ARPU) for our Mobility business. Our Fixed Wireless results included $2 million of total revenue for the three months ended March 31, 2001 and no revenue for the three months ended March 31, 2000.

     Services revenue for the three months ended March 31, 2001 was $2,931 million, an increase of $939 million, or 47.2%, compared with the respective period in 2000. The increase is nearly 100% attributable to growth in our Mobility business.

     As of March 31, 2001, our Mobility business had over 15.7 million consolidated subscribers, an increase of 57.7%, compared with the prior year, including approximately 3 million subscribers associated with acquisitions that closed subsequent to the first quarter of 2000. Our strong subscriber growth was in part due to our shift in product mix, including the expansion into the prepaid segment. We anticipate that our prepaid customer base will continue to grow as we increase our penetration. Net consolidated wireless subscriber additions in the first quarter of 2001 totaled 585 thousand, a 40.0% increase over the prior year quarter. Our average monthly churn rate in the first quarter of 2001 was 3.0% compared with 2.9% in the first quarter of 2000.

     Our ARPU for our Mobility business for the three months ended March 31, 2001, was $62.20, a decrease of $5.00, or 7.4%, compared with the same period in 2000. The decline in ARPU is primarily a result of competitive pricing pressures, expansion into a broader base of consumer segments, including prepaid wireless, and the impact of acquisitions which closed subsequent to the first quarter of 2000. We expect that competitive pricing pressures will continue, as well as our expansion into a broader base of consumer segments, which may result in continued declines in ARPU.

     Equipment revenue for the three months ended March 31, 2001 was $281 million, an increase of $75 million, or 36.6%, compared with the same period in 2000. The increase in equipment revenue is entirely due to growth in our Mobility business. This increase was primarily due to an increase in gross consolidated subscriber additions in our Mobility business for the three months ended March 31, 2001, compared with the same period in 2000. We supply to our subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

  Costs of services

     Costs of services include the costs to place calls over the network (including the costs to operate and maintain our network as well as roaming costs paid to other wireless providers) and the charges paid to connect calls on other networks, including those of AT&T. Additionally, costs of services include the provision for uncollectible receivables, as well as non-income related taxes.

     Costs of services for the three months ended March 31, 2001 were $921 million, an increase of $259 million, or 39.3%, for the three months ended March 31, 2001, compared with the same period in 2000. This increase is primarily due to growth in our Mobility subscriber base and the related increased minutes of use. Approximately one-third of the increase was due to an increase in the provision for uncollectible receivables, which resulted from a change in the mix of the subscriber base as a result of broadening our market segments. Additionally, one-half of the increase was due to an increase in charges paid to connect calls on other networks, including AT&T's, as well as an increase in the costs to maintain our network.

  Costs of equipment sales

     Costs of equipment sales include the costs of the handsets and accessories provided to our customers. Costs of equipment sales for the three months ended March 31, 2001 were $490 million, an increase of $99 million, or 25.2%, compared with the same period in 2000 and relates 100% to our Mobility business. This increase was due entirely to higher equipment sales, as well as an increase in the number of handset subsidies resulting from the increase in gross subscriber additions in the first quarter of 2001 compared with the first quarter of 2000.

  Selling, general and administrative

     Selling, general and administrative expenses for the three months ended March 31, 2001 were $1,084 million compared with $750 million for the three months ended March 31, 2000. Over 90% of this increase relates to our Mobility business. Approximately forty percent of the increase in Mobility business SG&A was attributable to higher marketing and selling costs, including advertising and commissions, associated with the increase in gross consolidated subscriber additions for the three months ended March 31, 2001. Cost per gross subscriber addition, which includes the cost of handset subsidies recorded in costs of equipment sales in the accompanying combined statement of operations, was $327 for the three months ended March 31, 2001, compared with $360 for the three months ended March 31, 2000. In addition, approximately one-third of the Mobility business increase was the result of growth in the Mobility subscriber customer base and the related increases in customer care and billing costs.

  Depreciation and amortization

     Depreciation and amortization expenses for the three months ended March 31, 2001 were $576 million, an increase of $207 million, or 56.1%, compared with the three months ended March 31, 2000. Over 90% of this increase relates to our Mobility business, with the remaining increase relating to our Fixed Wireless business. The increase in the Mobility business depreciation expense primarily resulted from the growth in our depreciable asset base resulting from capital expenditures and property, plant and equipment acquired with acquisitions that closed subsequent to the first quarter of 2000. Additionally, effective January 1, 2001, we shortened the depreciable lives of certain Mobility business wireless communications equipment, which resulted in approximately $36 million of additional depreciation expense for the three months ended March 31, 2001. Total capital expenditures were $1,252 million for the three months ended March 31, 2001. Mobility business capital expenditures were $1,122 million for the three months ended March 31, 2001. Fixed Wireless business capital expenditures were $130 million for the three months ended March 31, 2001. Additionally, amortization expense for the Mobility business increased from the prior year quarter as a result of an increase in the amortization expense of licensing costs, goodwill, and other acquisition related intangibles as a result of acquisitions that closed subsequent to the first quarter of 2000.

     As a result of our evaluation of recent changes in the wireless telecommunications industry and the views of regulatory authorities, effective January 1, 2001, we will use an amortization period for all licensing costs and goodwill associated with newly acquired wireless operations not to exceed 25 years. This change did not have a material impact to our results of operations for the three months ended March 31, 2001.

  Other income

     Other income primarily includes gains or losses on sales or exchanges of assets and intercompany interest income on the note receivable from AT&T. Other income for the three months ended March 31, 2001 was $84 million compared with $24 million for the respective period in 2000. The increase was due primarily to $77 million of intercompany interest income on the note receivable from AT&T for the first quarter of 2001.

  Interest expense

     Interest expense consists primarily of interest on long-term debt to others and intercompany debt due to AT&T, less interest expense capitalized. Interest expense for the first quarter of 2001 was $47 million, a decrease of $4 million, or 6.8%, compared with the first quarter of 2000. The decrease was primarily due to lower levels of average outstanding debt due to AT&T. Additionally, capitalized interest increased as a result of increased capital expenditures. These decreases were offset by interest expense associated with the $6.5 billion of Senior Notes issued by us in March 2001.

  Provision (Benefit) for income taxes

     The provision (benefit) for income taxes for the three months ended March 31, 2001 was a provision of $79 million compared with $2 million of benefit for the same period in 2000. The increase was due primarily to the increase in income before net equity earnings (losses) in the current year quarter compared with the prior year quarter. The effective income tax rate for the three months ended March 31, 2001 was 44.4% and was primarily impacted by goodwill associated with acquisitions that closed during 2000. Excluding a one-time gain recorded in the first quarter of 2000, the effective income tax rate for the prior year quarter was 48.9% and was also impacted primarily by goodwill associated with the 2000 acquisitions.

  Net equity earnings (losses) from investments

     Net equity earnings (losses) from investments, net of tax, were $99 million of losses for the three months ended March 31, 2001, compared with $25 million of earnings for the respective period in 2000, and were associated with our Mobility business domestic equity investments and our international equity investments included within our Corporate and Other segment. Approximately 70% of the decrease was due to decreased equity earnings in our Mobility business from CMT Partners, AB Cellular, and affiliate investments during the first quarter of 2000. We acquired the remaining interest in CMT partners that we did not own in June 2000, and therefore, this entity was consolidated subsequent to the acquisition. Additionally, our equity interest in AB Cellular was redeemed in December 2000. The remaining decrease was a result of increased losses associated with our international equity investments.

  Dividend requirements on preferred stock held by AT&T

     At March 31, 2001, and December 31, 2000, we had outstanding, $3.0 billion of preferred stock held by AT&T that pays dividends at 9% per annum. Dividend requirements on this preferred stock for the three months ended March 31, 2001, were $42 million compared with $13 million for the respective period in 2000, net of amounts recorded in accordance with the tax sharing agreement. The increase was a result of the May 1, 2000, recapitalization of $2.0 billion of outstanding intercompany indebtedness to AT&T into an additional $2.0 billion of 9% cumulative preferred stock held by AT&T. We redeemed this preferred stock in June 2001 in connection with the split-off.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

  Revenue

     Total revenue includes wireless voice and data services, the sale of handsets and accessories to both customers and distributors, and revenue associated with the aviation communications and fixed wireless operations. We record revenue as services are provided or when the product is sold. Services revenue primarily includes monthly recurring charges, airtime and toll usage charges, and roaming charges billed to subscribers for usage outside of our network as well as charges billed to other wireless providers for roaming on our network. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer or distributor as this is considered to be a separate earnings process from the sale of wireless services.

     Total revenue increased 37.0% to $10,448 million for the year ended December 31, 2000, compared with the prior year. Total revenue increased 29.6% for the year ended December 31, 2000, compared with 1999, adjusted to exclude the Bay Area Properties for the six months ended December 31, 2000, and to exclude Vanguard Cellular for the period of January 2000 to April 2000, to correlate results with 1999, due to the May 1999 acquisition. The revenue increase for the year ended December 31, 2000 was nearly 100% due to growth in our Mobility business revenue, including both growth in services and equipment revenue. Our Fixed Wireless results included $2 million of total revenue for the year ended December 31, 2000 and no revenue for the year ended December 31, 1999.

     Services revenue for the year ended December 31, 2000 was $9,376 million, an increase of $2,553 million, or 37.4%, compared with 1999. The increase in services revenue was nearly 100% attributable to growth in our Mobility business. The services revenue growth was driven by strong consolidated subscriber growth in our Mobility business. Additionally, an increase in average monthly revenue per user (ARPU) in our Mobility business for the year ended December 31, 2000, compared with the prior year, contributed to the revenue growth. AT&T Digital One Rate service, including additional calling plans introduced in August 2000 as well as the AT&T Regional and Digital Advantage plans announced during the second quarter of 2000, continues to contribute to growth in subscribers as well as an increase in services revenue.

     As of December 31, 2000, our Mobility business had nearly 15.2 million consolidated subscribers, an increase of 58.5%, compared with the prior year, of which 90.1% were digital subscribers, up from 79.2% as of December 31, 1999. Consolidated subscribers at December 31, 2000, included approximately 3 million subscribers associated with acquisitions that closed in 2000. Net consolidated wireless subscriber additions in the year ended December 31, 2000, totaled nearly 2.6 million, a 67.5% increase over the prior year, including 865 thousand during the fourth quarter. Our average monthly churn rate for the year ended December 31, 2000 was 2.9% compared with 2.6% for the year ended December 31, 1999. Our average monthly churn increased during 2000 as a result of competitive pressures, as well as our efforts to expand the customers we serve to a broader base of consumer segments. Total subscribers, including partnership markets in which we do not own a controlling interest, were over 15.7 million at the end of 2000, a 28.9% increase over the prior year. Due to the redemption of our equity interest in AB Cellular during the fourth quarter of 2000, the Houston market subscribers of AB Cellular are no longer included in our total subscribers. Ending total subscribers included approximately 450 thousand subscribers associated with our acquisition of American Cellular in February 2000.

     Our ARPU in our Mobility business for the year ended December 31, 2000 was $68.20, an increase of $2.40, or 3.6%, compared with 1999. The increase was primarily due to increased minutes of use per subscriber, driven in part by the continued success of AT&T Digital One Rate service and other rate plans introduced in 2000. Our ARPU trended downward during the second half of 2000 as a result of market segmentation efforts. Despite this, our ARPU remained higher than the wireless industry average during the year ended December 31, 2000. As a result of our market segmentation efforts, we anticipate that ARPU will decline in 2001 relative to 2000.

     Equipment revenue for the year ended December 31, 2000 was $1,072 million, an increase of $268 million, or 33.2%, compared with 1999. The increase in equipment revenue was entirely due to growth in our Mobility business. This increase was primarily due to a 53.6% increase in gross consolidated subscriber additions during the year ended December 31, 2000, compared with 1999, which includes gross subscriber additions associated with acquisitions closed during 2000. We supply to our subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

  Costs of services

     Costs of services include the costs to place calls over the network (including the costs to operate and maintain our network as well as roaming costs paid to other wireless providers) and the charges paid to connect calls on other networks, including those of AT&T. Additionally, costs of services include the provision for uncollectible receivables, as well as non-income related taxes.

     Costs of services for the year ended December 31, 2000 were $3,169 million, an increase of $589 million, or 22.9%, compared with 1999. This increase was due primarily to growth in the mobility subscriber base and their increased minutes of use.

     Costs of services for the year ended December 31, 2000 related to our Mobility business were $3,017 million, an increase of $486 million, or 19.2%, compared with 1999. Nearly one-half of this increase was due to growth in the mobility subscriber base and their increased minutes of use, which resulted in an increase in the access and other connection charges paid to connect calls on other networks, including

AT&T. Additionally, approximately one-fourth of the increase was the result of an increase in the costs to maintain our owned and operated network. The remaining increase was a result of higher provisions for uncollectible receivables, as well as an increase in non-income related taxes. Partially offsetting these increases was a decrease in roaming costs paid to other carriers.

     Costs of services for the year ended December 31, 2000 associated with our Fixed Wireless business were $152 million, an increase of $103 million, or 205.0%, compared with 1999. The increase was a result of the commercial launch of service during the first quarter of 2001. Additionally, during the fourth quarter of 2000, costs of services associated with our Fixed Wireless business included approximately $50 million of asset write-offs associated with changes in our strategy for markets that overlap with AT&T's broadband markets.

  Costs of equipment sales

     Costs of equipment sales include the cost of the handsets and accessories sold to new as well as existing customers and relate 100% to our Mobility business. Costs of equipment sales for the year ended December 31, 2000 were $2,041 million. This was an increase of $775 million, or 61.2%, compared with 1999. This increase was due primarily to higher gross subscriber additions in 2000 compared with the prior year, including those gross subscriber additions associated with acquisitions closed during 2000.

  Selling, general and administrative

     Selling, general and administrative expenses (SG&A) for the year ended December 31, 2000 were $3,590 million, compared with $2,663 million for the year ended December 31, 1999, representing an increase of 34.8%. Nearly 95% of this increase was in our Mobility business. Approximately one-half of the increase in the Mobility business SG&A was due to higher marketing and selling costs, primarily advertising and commissions, associated with the increase in gross consolidated subscriber additions for the year ended December 31, 2000, compared to 1999. Cost per gross subscriber addition (CPGA), which includes the cost of handset subsidies recorded in costs of equipment sales, was $367 for both the years ended December 31, 2000 and 1999. In addition, approximately one-third of the Mobility business SG&A increase was due to an increase in information technology and customer care related expenses, which resulted from growth in the mobility customer base.

  Depreciation and amortization

     Depreciation and amortization expenses for the year ended December 31, 2000 were $1,686 million, an increase of $433 million, or 34.5%, compared with 1999. Nearly 95% of this increase was in the Mobility business. The increase in the Mobility business depreciation and amortization primarily resulted from growth in our depreciable asset base resulting from capital expenditures to increase the capacity of the network and improve call quality. Total capital expenditures were $4,287 million and $2,476 million for the years ended December 31, 2000 and 1999, respectively. Mobility business capital expenditures were $3,876 million and $2,339 million for the years ended December 31, 2000 and 1999, respectively. Fixed Wireless capital expenditures were $411 million and $137 million for the years ended December 31, 2000 and 1999, respectively. Additionally, amortization expense for the Mobility business, which includes amortization of licensing costs, goodwill, and other acquisition related intangibles, increased for the year ended December 31, 2000, as a result of the 1999 acquisitions of Vanguard Cellular and Honolulu Cellular, as well as the 2000 acquisitions, primarily the Bay Area Properties and Wireless One which closed during June 2000.

     As a result of our evaluation of recent changes in our industry and the views of regulatory authorities, we expect that the amortization period for all licensing costs and goodwill associated with newly acquired wireless operations will not exceed 25 years.

  Asset impairment and restructuring charges

     During the fourth quarter of 1999, we recorded a $531 million asset impairment charge primarily associated with the planned disposal of wireless communications equipment associated with our Mobility business resulting from a program to increase capacity and operating efficiency of the wireless network. The program is intended to provide us with the newest technology available and allow us to evolve to new next-generation digital technology, which will provide high-speed data capabilities.

  Other income

     Other income primarily includes gains or losses on sales or exchanges of assets and businesses and intercompany interest income on the note receivable from AT&T. Other income for the year ended December 31, 2000 was $534 million, compared with $122 million for the year ended December 31, 1999. The increase for the year ended December 31, 2000 was due primarily to the pretax gain of $379 million recognized on the transactions associated with our affiliate investment in Telecorp PCS, interest income of $143 million on the note receivable from AT&T, and pretax gains totaling $141 million associated with the sale of two equity investments during the second quarter of 2000. These increases were partially offset by a pretax loss of $184 million associated with the acquisition of the Los Angeles cellular property resulting from AB Cellular's redemption of our equity interest in AB Cellular, as well as pretax gains on the sale of businesses and investments of $99 million recorded in 1999.

  Interest expense

     Interest expense consists primarily of interest on intercompany debt due to AT&T less interest expense capitalized. Interest expense for the year ended December 31, 2000 was $85 million, a decrease of $51 million, or 37.4%, compared with 1999. The decrease was due to higher levels of capitalized interest as a result of increased capital expenditures, as well as lower levels of average outstanding debt due to AT&T. The decrease in the average outstanding debt due to AT&T was attributable to the recapitalization of $2.0 billion of long-term debt due to AT&T into 9% cumulative preferred stock held by AT&T in conjunction with the offering of AT&T Wireless Group tracking stock. These decreases were partially offset by a higher rate of interest charged on the intercompany debt in 2000 versus the prior year.

  Provision (benefit) for income taxes

     The provision for income taxes for the year ended December 31, 2000 was $141 million, compared with a benefit of $294 million for the year ended December 31, 1999. The effective income tax rate for the year ended December 31, 2000 was 34.1%, compared with 43.2% for the year ended December 31, 1999. The effective rate for 2000 was impacted by increased goodwill and other purchased intangibles amortization expense associated with the 1999 and 2000 acquisitions, as well as the sale of a foreign equity investment during 2000. The effective income tax rate for 1999 was impacted by the benefit from a change in the valuation allowance and other estimates, offset by amortization of goodwill and other purchased intangibles.

  Net equity earnings (losses) from investments

     Net equity earnings (losses) from investments, net of tax, were $388 million of earnings for the year ended December 31, 2000, compared with $19 million of losses for 1999, and were associated with our Mobility business domestic equity investments and our international equity investments included within our Corporate and other segment. Approximately $327 million of the increase was reflected within our Mobility business, and the remaining increase was associated with decreased losses from our international equity investments. The increase in our Mobility business net equity earnings was primarily due to a $372 million after-tax gain included in equity earnings for our proportionate share of the gain recognized by AB Cellular on the redemption of our equity interest in AB Cellular.

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

  Dividend requirements on preferred stock held by AT&T

     At December 31, 2000 and 1999, we had outstanding $3.0 billion and $1.0 billion, respectively, of preferred stock held by AT&T that pays dividends at 9% per annum. Long-term debt due to AT&T of $2.0 billion was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock held by AT&T in conjunction with the offering of AT&T Wireless Group tracking stock. Dividend requirements on this preferred stock for the year ended December 31, 2000 were $130 million and for the year ended December 31, 1999 were $56 million, net of amounts recorded in accordance with the tax sharing agreement.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

  Revenue

     Total revenue for the year ended December 31, 1999 was $7,627 million, an increase of $2,221 million, or 41.1%, compared with 1998, and was 100% attributable to our Mobility business. Our 1999 results included Vanguard Cellular since its acquisition on May 3, 1999, and 1998 results included our messaging business until its sale on October 2, 1998. Adjusted to exclude both Vanguard Cellular and our messaging business, our total revenue increased by 39.0% compared with 1998.

     The revenue increase was driven primarily by consolidated subscriber growth and rising ARPU in our Mobility business. As of December 31, 1999, ending consolidated subscribers increased 33.4% compared with 1998. AT&T Digital One Rate service significantly contributed to the increase in ARPU and subscribers by acquiring and retaining high value customers, who have a significantly higher ARPU than an average subscriber.

     Services revenue for the year ended December 31, 1999 was $6,823 million, an increase of $2,044 million, or 42.8%, compared with 1998, and was 100% attributable to our Mobility business.

     As of December 31, 1999, our Mobility business had 9.6 million consolidated subscribers, an increase of 33.4% compared with the prior year, of which 79.2% were digital subscribers, up from 60.7% as of December 31, 1998. Included in these figures were approximately 700 thousand subscribers from our acquisition of Vanguard Cellular in May 1999, approximately 125 thousand subscribers from our acquisition of Honolulu Cellular in August 1999 and approximately 45 thousand subscribers from our acquisition of Bakersfield Cellular in April 1999. Net adds were 1,531 thousand for the year ended December 31, 1999, representing an increase of 21.0% compared with 1998. Churn for the year ended December 31, 1999 was 2.6%, down slightly from 2.7% in 1998. Including our partnership markets, approximately 9.4 million of the 12.2 million total subscribers were digital subscribers as of December 31, 1999.

     Our ARPU in our Mobility business for the year ended December 31, 1999 was $65.80, an increase of $8.20, or 14.2%, compared with 1998. The increase was primarily due to increased minutes of use per subscriber, driven in part by the success of AT&T Digital One Rate service. Our ARPU remained significantly higher than the wireless industry average during 1999.

     Equipment revenue for the year ended December 31, 1999 was $804 million, an increase of $177 million, or 28.2%, compared with 1998, and was 100% attributable to our Mobility business. The increase was primarily due to a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998. We supply to our subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

  Costs of services

     Costs of services for the year ended December 31, 1999 were $2,580 million, and were nearly 100% attributable to our Mobility business. This was an increase of $1,152 million, or 80.7%, compared with 1998.

     Costs of services in our Mobility business for the year ended December 31, 1999 were $2,531 million. This was an increase of $1,136 million, or 81.4%, compared with 1998. Approximately three-fourths of the increase was due to increased roaming expenses associated with the success of AT&T Digital One Rate service as off-network roaming minutes of use increased by 194.7% for the year ended December 31, 1999, compared with 1998. The remaining increase was due primarily to increases in the charges paid to connect calls on other networks, including those of AT&T.

     Although roaming expenses continued to impact results for the year ended December 31, 1999, the rate of roaming expense growth declined significantly during the latter half of 1999, as we introduced initiatives to aggressively migrate more minutes onto our network as well as reduced intercarrier roaming rates. We continued to seek to decrease roaming expenses through capital spending for network expansion, acquisitions and affiliate launches. Roaming rates also declined significantly as a result of renegotiated roaming agreements and the deployment of IRDB technology, which assists in identifying favorable roaming partners in areas not included in our network. All of these efforts resulted in a reduction of approximately 18% in the average roaming rate per minute paid to other carriers for the year ended December 31, 1999, compared with 1998.

  Costs of equipment sales

     Costs of equipment sales for the year ended December 31, 1999 were $1,266 million, and were 100% attributable to our Mobility business. This was an increase of $266 million, or 26.6%, compared with 1998. This increase was primarily the result of increased gross subscriber additions in 1999 compared with 1998. Gross subscriber additions increased 25.1% for the year ended 1999 compared with the prior year.

  Selling, general and administrative (SG&A)

     SG&A expenses for the year ended December 31, 1999 were $2,663 million, compared with $2,122 million for the year ended December 31, 1998, and were nearly 100% attributable to our Mobility business. Approximately one-third of the increase in our Mobility business SG&A was due to higher marketing and selling costs associated with the increase in gross consolidated subscriber additions in 1999 compared with 1998. CPGA for the year ended December 31, 1999 was $367, and represented a decrease of $25, or 6.4%, compared with 1998. Additionally, another one-third of the increase resulted from growth in customer care related expenses associated with the larger consolidated subscriber base. The remaining increase was the result of increased general and administrative costs, primarily information technology related, to support the growth in the subscriber base, and expenses to prepare systems and applications for the year 2000.

  Depreciation and amortization

     Depreciation and amortization expenses for the year ended December 31, 1999 were $1,253 million, an increase of $174 million, or 16.1%, of which over 95% were attributable to our Mobility business. The increase in our Mobility business depreciation and amortization expenses primarily resulted from a larger asset base and additional amortization of goodwill and other acquisition related intangibles associated with the acquisition of Vanguard Cellular. Capital expenditures for the years ended December 31, 1999 and 1998 were $2,476 million and $1,136 million, respectively, and were primarily associated with our Mobility business.

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

  Asset impairment and restructuring charges

     During the fourth quarter of 1999, we recorded a $531 million asset impairment charge primarily associated with the planned disposal of wireless communications equipment associated with our Mobility business resulting from a program to increase capacity and operating efficiency of the wireless network. The program is intended to provide us with the newest technology available and allow us to evolve to new next generation digital technology, which will provide high-speed data capabilities. Asset impairment and restructuring charges for the year ended December 31, 1998 were $120 million, which represented the write-down of unrecoverable assets associated with non-strategic businesses within our Mobility business.

  Other income

     Other income for the year ended December 31, 1999 was $122 million. Other income for the year ended December 31, 1998 was $650 million. The decrease was due primarily to the pretax gains on sales in 1998 of LIN Television Corporation of $342 million, SmarTone Telecommunications Holdings Limited of $128 million and PriceCellular of $67 million.

  Interest expense

     Interest expense for the year ended December 31, 1999 was $136 million, an increase of $16 million, or 13.3%, compared with 1998. The increase was due to a higher level of average debt outstanding, partially offset by the impact of the lower rate charged by AT&T in 1999. Interest was charged at 7.25% per annum for the year ended December 31, 1999 and 7.75% per annum for the year ended December 31, 1998.

  Provision (benefit) for income taxes

     The benefit for income taxes for the year ended December 31, 1999 was $294 million, compared with an income tax provision of $59 million for the year ended December 31, 1998. The benefit for income taxes in 1999 was primarily due to the pretax loss for the period coupled with changes in the valuation allowance and other estimates. The effective income tax rates for the years ended December 31, 1999 and 1998, were 43.2% and 31.6%, respectively. The effective income tax rate for 1998 was impacted by the effect of state taxes, net of the federal benefit, and the amortization of intangibles, partially offset by the effects of changes in the valuation allowance and other estimates.

  Net equity earnings (losses) from investments

     Net equity earnings (losses) from investments, net of tax, were losses of $19 million for the year ended December 31, 1999, compared with earnings of $36 million for 1998. Approximately $46 million of the decrease was associated with our domestic equity investments within our Mobility business. This decrease was primarily a result of increased losses associated with affiliate investments. The remaining decrease was a result of increased losses associated with international equity investments, which are included within our Corporate and other segment. Net equity earnings in 1999 included losses associated with financial commitments related to certain domestic and international equity investments.

  Dividend requirements on preferred stock held by AT&T

     We had $1.0 billion of preferred stock held by AT&T, as of December 31, 1999 and 1998, that paid dividends at 9% per annum. Dividend requirements on this preferred stock for each of the years ended December 31, 1999 and 1998 were $56 million, net of amounts recorded in accordance with the tax sharing agreement.

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

LIQUIDITY AND CAPITAL RESOURCES

     Historically, financing activities for us and the rest of AT&T Wireless Group were managed by AT&T on a centralized basis and were subject to the review of AT&T Wireless Group's capital stock committee. The AT&T Wireless Group capital stock committee was selected by AT&T's board of directors to oversee the interaction between businesses of AT&T Common Stock Group and AT&T Wireless Group in accordance with the AT&T Wireless Group Policy Statement. Under the AT&T Wireless Group Policy Statement, all material transactions between AT&T Common Stock Group and AT&T Wireless Group were determined and governed by a process of fair dealing. Loans from AT&T to any member of AT&T Wireless Group were made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that AT&T Wireless Group would have been able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. This policy contemplated that these loans be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T may have acquired the funds. If, however, AT&T incurred any fees or charges in order to keep available funds for use by AT&T Wireless Group, those fees or charges were allocated to AT&T Wireless Group.

     We have historically funded our operations by AT&T Wireless Group tracking stock offering proceeds attributed from AT&T, intercompany borrowings from AT&T and internally generated funds, as well as capital contributions from AT&T prior to the AT&T Wireless Group tracking stock offering. Capital contributions from AT&T prior to the offering included acquisitions made by AT&T that have been attributed to us. Noncash capital contributions from AT&T related to acquisitions and initial investments funded by AT&T totaled $552 million for the three months ended March 31, 2000, and $539 million, $2,553 million, and $982 million for the years ended December 31, 2000, 1999, and 1998, respectively.

     The continued expansion of our network and footprint, including through spectrum auctions, as well as service offerings and the marketing and distribution of our products and services, will continue to require substantial capital. We believe that our current cash and cash equivalents, credit facilities, and cash from operations, will satisfy our expected working capital, capital expenditures and investment requirements for at least the next twelve months. We may also generate cash from the sale of debt or equity securities, or from the sale of non-strategic assets or excess spectrum. Additionally, we may evaluate alternative financing arrangements associated with our Fixed Wireless business.

     The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T after deducting underwriter's discount and related fees and expenses of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to us in the form of an intercompany note receivable, which was repaid by December 31, 2000, and was used primarily to fund acquisitions and capital expenditures.

     On May 1, 2000, following the AT&T Wireless Group tracking stock offering, we recapitalized $2.0 billion of outstanding intercompany indebtedness to AT&T into an additional $2.0 billion of 9% cumulative preferred stock held by AT&T. In conjunction with the recapitalization, our long-term debt due to AT&T was recapitalized to be 10 year term debt that bore interest at a fixed rate of 8.1% per annum. We have repaid all outstanding intercompany indebtedness in connection with the split-off.

     On January 22, 2001, AT&T closed its transaction with DoCoMo. AT&T attributed $6.1 billion of the approximate $9.8 billion of net proceeds received from the DoCoMo investment to us in the form of an intercompany note receivable. We intend to utilize the proceeds to continue executing our strategy to expand our capacity, enlarge our footprint, create an advanced mobile Internet and invest in other strategic growth initiatives, as well as to satisfy intercompany obligations.

     On March 6, 2001, we completed a private placement of $6.5 billion in unsecured and unsubordinated Senior Notes with maturity dates from March 1, 2006 to March 1, 2031. The notes pay interest at fixed rates ranging from 7.350% to 8.750% per annum, payable semi-annually, and include customary covenants. The notes include registration rights, such that we are required to exchange the notes for a new issue of

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

notes registered under the Securities Act of 1933 and are to be declared effective no later than 240 days after the issue date. We had $38 million of interest expense for the quarter ended March 31, 2001 related to these notes. We expect to incur interest payments related to these notes of approximately $265 million for the year ended December 31, 2001.

     On March 23, 2001, we entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The Facilities are subject to a facility fee ranging from 8 to 30 basis points, payable quarterly on the total commitment, used or unused. The facility fees are based on the respective agreement and will fluctuate based on our Senior Notes rating. The Facilities are also subject to a utilization fee of
12.5 basis points if borrowings exceed certain levels as defined in the agreement. The Facilities bear interest at variable rates based upon, in various cases, (i) LIBOR plus 32.5 to 100 basis points depending on our Senior Notes rating, or (ii) the greater of the prime rate or the Federal funds effective rate plus 50 basis points. The Facilities are to be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants requiring us to maintain certain financial ratios. The Facilities also specify limitations on AT&T's and our ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by us to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default. No amounts had been borrowed under the Facilities at March 31, 2001.

     During June 2001, we finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu with our other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. As of June 19, 2001, we had not issued any under this program.

     In association with the split-off, we and AT&T have entered into a separation and distribution agreement that governs the terms of the split-off. As part of this agreement we agreed, to repay the full amount of the principal and accrued but unpaid interest or face value and accrued but unpaid dividends, of all outstanding indebtedness owed by us to AT&T, and all of our preferred stock held by AT&T. In June 2001, we repaid to AT&T the $1.8 billion of long-term debt and related accrued interest, and we redeemed the $3.0 billion of preferred equity and related unpaid dividends held by AT&T. Additionally, under the separation and distribution agreement, AT&T has agreed to repay any amounts owed to us by AT&T.

     We have entered into various purchase commitments for network equipment as well as handsets, related to the development of its next-generation strategy. Those commitments totaled $2.2 billion and expire between 2001 and 2004.

     We have commitments to fund spectrum acquisitions and operational funding requirements of an equity method investment which totaled approximately $400 million as of May 31, 2001.

     During November 2000, we joined with others in the formation of a venture, Alaska Native Wireless, which participated in the Federal Communication Commission's recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. We have committed to fund $2.6 billion to Alaska Native Wireless to fund Alaska Native Wireless' purchase of licenses. As of March 31, 2001, we funded approximately $309 million of the commitment through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless. The remaining approximate $2.3 billion of additional funding will be made when such licenses are granted, and will take the form of non-convertible notes of Alaska Native Wireless. At the fifth anniversary of the first date on which licenses won in the auction are granted to Alaska Native Wireless, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the
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

right to require us to purchase their equity interests. If this right were exercised five years after license grant, the purchase price could be as much as approximately $950 million and would be payable, at our option, in cash or marketable securities. The right to require us to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of Alaska Native Wireless is rejected or if any license granted to it is revoked, we would be obligated to compensate other owners for making capital available to the venture. In certain circumstances, if the grant of the licenses is challenged, we may be obligated to purchase the interests of other owners. Depending on when such revocation or challenge takes place, the amount may be material but would be less than the $950 million purchase price described above.

     During January 2001, AT&T closed its previously announced agreement with DoCoMo. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if, under certain circumstances, we fail to meet specified technological milestones.

     As of December 31, 2000, our estimated commitments associated with leased properties were approximately $1.4 billion.

     Historically, AT&T has performed cash management functions on our behalf. Substantially all of our cash balances were swept to AT&T on a daily basis, where they were managed and invested by AT&T. Prior to the offering of AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of shareowners' net investment, with no interest income or expense reflected. Subsequent to the offering, transfers have been reflected as changes in the note receivable from or short-term debt payable to AT&T. Cash balances maintained and reported by us primarily represented cash balances for which no right of offset existed with AT&T. Subsequent to the split-off, we will be responsible for our own cash management functions.

     Net cash provided by operating activities for the three months ended March 31, 2001, was $655 million, compared with $228 million for the same period in 2000. The increase in cash provided by operating activities was primarily due to a $322 million increase in operating income excluding depreciation and amortization, resulting from revenue growth and expense leveraging as well as an increase in deferred income taxes. These increases were partially offset by a larger decrease in payroll and benefit related liabilities for the three months ended March 31, 2001, compared with the prior year. Net cash used in investing activities for the three months ended March 31, 2001 was $12,519 million, compared with $948 million for the three months ended March 31, 2000. The increase was due primarily to the issuance of a note receivable from AT&T totaling $10,588 million, increased contributions into equity investments, and higher capital expenditures to upgrade and increase network capacity. Net cash provided by financing activities for the three months ended March 31, 2001 was $11,836 million, compared with $725 million for the three months ended March 31, 2000. The increase was primarily due to the $6.1 billion of net proceeds from the DoCoMo investment that AT&T attributed to us, as well as the $6.3 billion of net proceeds from the issuance of the Senior Notes, partially offset by the repayment of the $638 million of short-term debt due to AT&T.

     Net cash provided by operating activities for the year ended December 31, 2000 was $1,635 million, compared with $867 million for the year ended December 31, 1999. Approximately one-half of the increase in cash provided by operating activities was due to an increase in operating income excluding depreciation and amortization, and the asset impairment and restructuring charge in 1999, resulting from revenue growth and expense leveraging. The remaining increase was due to an increase in operating and payroll related accruals, partially offset by increases in inventories and accounts receivable. Net cash used in investing activities for the year ended December 31, 2000 was $10,525 million, compared with $2,123 million for the year ended December 31, 1999. The increase was due primarily to the acquisitions of

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

wireless systems in Houston, Indianapolis and San Diego, the Bay Area Properties, and Wireless One totaling approximately $4.7 billion. Equity investment purchases increased primarily due to the acquisition of approximately $1.0 billion in equity interests in international ventures, acquired from AT&T in association with their acquisition of MediaOne. The remaining increase was due to increased capital expenditures as a result of efforts to increase network capacity in existing markets as well as to expand the national footprint. Net cash provided by financing activities for the year December 31, 2000 was $8,947 million, compared with $1,234 million for the year ended December 31, 1999. The increase was primarily due to the $7.0 billion of proceeds attributed from the offering of AT&T Wireless Group tracking stock, $0.6 billion of short-term debt borrowed from AT&T, as well as increased transfers from AT&T prior to the offering, to fund acquisitions and higher capital expenditures.

     Net cash provided by operating activities for the year ended December 31, 1999 was $867 million compared with $414 million of cash provided by operating activities in 1998. Over one-half of the increase was due to increased operating income excluding depreciation and amortization, and the asset impairment and restructuring charges. The remaining increase was due to larger increases in operating accruals and accounts payable. These increases were offset by a higher increase in accounts receivable driven by strong revenue growth. Net cash used in investing activities for the year ended December 31, 1999 was $2,123 million, compared with $238 million of cash provided by investing activities in 1998. The difference was due to approximately $1.0 billion in higher capital expenditures to upgrade and increase capacity in existing markets as well as to expand the national footprint. Additionally, we received lower cash proceeds associated with the sales of equity investments in 1999 versus 1998. Net cash provided by financing activities for the year ended December 31, 1999 was $1,234 million compared with $631 million of cash used in financing activities in 1998 due to increased transfers and debt financing from AT&T to fund the higher capital expenditures during 1999.

     EBITDA, defined as operating income, plus depreciation and amortization, is the primary measure used by the chief operating decision-makers to measure our ability to generate cash flow. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to generally accepted accounting principles, measures of performance or to cash flows from operating, investing and financing activities as a measure of liquidity.

     EBITDA for the three months ended March 31, 2001 was $717 million compared with $395 million for the same period in 2000. The increase was primarily the result of growth in services revenue, partially offset by increased customer acquisition costs associated with the increase in gross consolidated subscriber additions, increased network costs attributable to subscriber growth and the related minutes of use, increased provision for uncollectible receivables, and increased customer care and billing related expenses to support growth in the subscriber base.

     For our Mobility business, EBITDA for the three months ended March 31, 2001 was $788 million compared with $431 million for the same period in 2000.

     For our Fixed Wireless business, EBITDA for the three months ended March 31, 2001 was a deficit of $68 million compared with a deficit of $34 million for the same period in 2000.

     EBITDA margin, defined as EBITDA as a percent of total revenue, was 22.3% for the first quarter of 2001, compared with 18.0% for the first quarter of 2000. The improvement in EBITDA margin was primarily due to revenue growth and expense leveraging, primarily off-network roaming expenses, partially offset by increased provision for uncollectible receivables.

     EBITDA margin for our Mobility business was 24.5% for the first quarter of 2001 compared with 19.6% for the first quarter of 2000.

     EBITDA for the year ended December 31, 2000 was $1,648 million, compared with $587 million for the year ended December 31, 1999. On an operational basis, adjusted to exclude the 1999 asset impairment and restructuring charge of $531 million, operational EBITDA increased $530 million or

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

47.3%. The increase was primarily the result of revenue growth and lower off-network roaming expenses. These increases were partially offset by increased customer acquisition costs associated with the increase in gross subscriber additions, increased network costs attributable to the growth in subscribers and their minutes of use, and increased information technology and customer care related costs to support growth in the subscriber base.

     For our Mobility business, EBITDA for the year ended December 31, 2000 was $1,884 million, compared with $670 million for the year ended December 31, 1999. Excluding the 1999 asset impairment and restructuring charge, Mobility operational EBITDA increased $686 million or 57.2%.

     For our Fixed Wireless business, EBITDA for the year ended December 31, 2000 was a deficit of $228 million, compared with a deficit of $75 million for the year ended December 31, 1999. Excluding the 1999 asset impairment and restructuring charge, Fixed Wireless operational EBITDA decreased $156 million or 213.4%.

     EBITDA margins were 15.8% for the year ended December 31, 2000, compared with 14.7% for the year ended December 31, 1999, excluding the 1999 asset impairment and restructuring charge. The improvement in EBITDA margins for the year ended December 31, 2000, compared to the year ended December 31, 1999, was primarily driven by revenue growth and expense leveraging, primarily off-network roaming expenses, partially offset by increased customer acquisition and customer care costs associated with growth in the subscriber base.

     EBITDA margins for our Mobility business were 18.0% for the year ended December 31, 2000, compared with 15.7% for the year ended December 31, 1999, excluding the 1999 asset impairment and restructuring charge.

     EBITDA for the year ended December 31, 1999 was $587 million compared with $736 million for the year ended December 31, 1998. Excluding pretax asset impairment and restructuring charges of $531 million in 1999 and $120 million in 1998, operational EBITDA was $1,118 million for 1999, which represented an increase of $262 million, or 30.6%, compared with 1998. This increase was attributable to increases in total revenue and an improving margin as SG&A expenses declined as a percentage of revenue.

     For our Mobility business, EBITDA for the year ended December 31, 1999 was $670 million, compared with $794 million for the year ended December 31, 1998. Excluding pretax asset impairment and restructuring charges of $528 million in 1999 and $120 million in 1998, operational EBITDA was $1,198 million for 1999 compared with $914 million for 1998.

     Excluding the aforementioned pretax asset impairment and restructuring charges in 1999 and 1998, EBITDA margins were 14.7% for the year ended December 31, 1999, compared with 15.8% in 1998. The decline in EBITDA margins in 1999 compared with 1998 was driven primarily by increased roaming expenses, as well as increased sales and marketing expenses associated with a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998.

     Excluding the aforementioned pretax asset impairment and restructuring charges in 1999 and 1998, EBITDA margins for our Mobility business were 15.7% for the year ended December 31, 1999, compared with 16.9% for the year ended December 31, 1998.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

     Prior to the split-off, our market risk was managed by AT&T, as AT&T performed cash management and other treasury related functions on our behalf. After the split-off, we will be responsible for managing market risk as a separate company.

     Prior to the split-off, we were subject to interest rate risk associated with our short- and long-term debt due to AT&T. Our short-term debt due to AT&T was in the form of a revolving loan, paying interest
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

monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000, and matured on December 29, 2001. The loan was repaid in full in January 2001. Our long-term debt due to AT&T was 10 year term debt that bore interest at a fixed rate of 8.1% per annum. Amounts owed to AT&T associated with these agreements have been repaid in June 2001.

     We will have future interest rate risk associated with $6.5 billion of Senior Notes issued in March 2001, as well as with a $2.5 billion Competitive Advance and Revolving Credit Facility, which was executed in March 2001.

     We have equity price risk from outstanding AT&T Wireless Group tracking stock options, which will be converted into our stock options in conjunction with the split-off.

     We may have future market risk related to derivative instruments that we may hold in the future. Historically, we did not have any material derivative financial instruments and did not hold derivative financial instruments for trading purposes. Warrants issued to DoCoMo will be marked to market in periods subsequent to the split-off date which may impact our future results of operations.

FINANCIAL CONDITION

AT MARCH 31, 2001 COMPARED WITH DECEMBER 31, 2000

     Total assets were $47,039 million as of March 31, 2001, an increase of $11,737 million, or 33.2%, compared with December 31, 2000. The increase was due primarily to an increase in the intercompany note receivable from AT&T of $10,588 million, which resulted from AT&T attributing $6.1 billion of the DoCoMo investment net proceeds to us, and our loaning of the $6.3 billion of net proceeds from our Senior Notes to AT&T. Partially offsetting these proceeds were the repayment of the $638 million of short-term debt due to AT&T, as well as capital expenditures and contributions made to non-consolidated investments during the first quarter of 2001.

     Total liabilities were $16,060 million as of March 31, 2001, an increase of $5,676 million, or 54.7%, compared with December 31, 2000. The increase was primarily due to the issuance of the $6.5 billion of Senior Notes, as well as increased operating accruals, partially offset by the repayment of $638 million of short-term debt due to AT&T, and decreases in payroll and benefit related liabilities and accounts payable.

     Total preferred stock held by AT&T was $3.0 billion at March 31, 2001 and December 31, 2000. Dividends payable on the preferred stock were paid at 9% per annum. We redeemed all the preferred stock in June 2001.

     Total shareowners' equity was $27,937 million at March 31, 2001, an increase of $6,060 million, or 27.7% compared with December 31, 2000. The increase was primarily due to increased shareowners' net investment associated with the attribution of the $6.1 billion of DoCoMo investment net proceeds to us from AT&T.

AT DECEMBER 31, 2000 COMPARED WITH DECEMBER 31, 1999

     Total assets were $35,302 million as of December 31, 2000, an increase of $11,790 million, or 50.1%, compared with December 31, 1999. The increase was due primarily to increases in licensing costs, goodwill, and property, plant and equipment associated with the acquisitions closed in 2000, including the acquisitions of Wireless One, L.P. and wireless systems in the San Francisco Bay Area, San Diego, Indianapolis, Houston and Los Angeles. In addition, the increase in property, plant and equipment was a result of significant capital expenditures for the year ended December 31, 2000. These increases were partially offset by a decrease in investments as we previously held equity interests in portions of the Bay Area Properties, and the Los Angeles market, through our interest in AB Cellular. These markets were consolidated as of December 31, 2000.

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     Total liabilities were $10,384 million as of December 31, 2000, an increase of $889 million, or 9.4%, compared with December 31, 1999. The increase was primarily due to increases in deferred income taxes as a result of gains recorded during the fourth quarter, as well as increased marketing, business tax and other operating accruals. These increases were partially offset by a net decrease in intercompany indebtedness to AT&T.

     Total preferred stock held by AT&T increased to $3.0 billion at December 31, 2000, from $1.0 billion at December 31, 1999, due to the recapitalization of $2.0 billion of long-term debt into preferred stock in conjunction with the offering of AT&T Wireless Group tracking stock. Dividends payable on the preferred stock were paid at 9% per annum.

     Total shareowners' equity was $21,877 million as of December 31, 2000, an increase of $8,880 million, or 68.4%, compared with December 31, 1999. The increase was primarily due to increased shareowners' net investment associated with the attribution of AT&T Wireless Group tracking stock offering proceeds to us and net transfers from AT&T prior to the offering to fund capital expansion and acquisitions.

RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB No. 125". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect that the adoption of SFAS No. 140 will have a material impact on our results of operations, financial position or cash flows.

SUBSEQUENT EVENTS

     On April 27, 2001, AT&T completed the sale of its entire interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to us. We recognized an after-tax gain of $298 million associated with the transaction, which was recorded in net equity earnings from investments in the second quarter of 2001.

     During the first quarter of 2001, we made unsecured term loans to Rogers Wireless to pay for spectrum it successfully bid upon in recently completed Canadian spectrum auctions. In April 2001, Rogers Wireless effected a rights offering of its equity securities in which our joint venture with British Telecommunications, JVII, participated. The participation increased JVII's ownership interest in Rogers Wireless to 34.36%. We funded the purchase on behalf of JVII by offsetting it against the unsecured, interest bearing note made by us. This transaction resulted in our obtaining a controlling interest of JVII, as well as increasing our indirect ownership percentage in Rogers Wireless. As a result of the consolidation of JVII, which holds the equity interest in Rogers Wireless, our investments in unconsolidated subsidiaries, as well as minority interest liability, increased approximately $420 million in April 2001. This transaction did not result in a transfer of control of Rogers Wireless to JVII. On July 3, 2001, we acquired British Telecommunications' interest in JVII for approximately $380 million in cash. As a result of this acquisition, we now own 100% of JVII, and, through JVII, hold a 34.36% ownership interest in Rogers Wireless Communications, Inc.

     During June 2001, we finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu

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

with our other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. As of June 19, 2001, we had not issued any notes under this program.

     In accordance with the Securities and Distribution Agreement between us and AT&T, in June 2001, we repaid to AT&T the $1.8 billion of long-term debt and related accrued interest, and redeemed the $3.0 billion of preferred equity and related unpaid dividends held by AT&T.

     In June 2001, AT&T announced that the split-off of AT&T Wireless Services from AT&T will occur on July 9, 2001. The S-1 registration statement filed with the Securities and Exchange Commission, which will enable the split-off, became effective June 21, 2001.

     On June 27, 2001, we entered into a preliminary agreement to consolidate the soon to be merged Birla AT&T/Tata Cellular, Ltd. entity with BPL Mobile Communications Ltd. and some portions of BPL Cellular Ltd. The preliminary agreement is subject to a number of conditions, including obtaining approvals of the boards of all of the participants to the consolidation. If all conditions are satisfied and a consolidation occurs as contemplated in the preliminary agreement, we estimate that our ownership will be approximately 25% of the consolidated entity.

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                                  OUR COMPANY

OVERVIEW

     We are one of the largest wireless communications service providers in the United States. We seek to expand our customer base and revenue stream by providing high-quality, innovative wireless services. As of March 31, 2001, we had 15.7 million consolidated subscribers. For the year ended December 31, 2000 we had:

     - $10.4 billion of consolidated revenues, and

     - $658 million of consolidated net income.

     We operate one of the largest U.S. digital wireless networks. As of March 31, 2001, we and our affiliates and partners held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. As of that date we, our partners and our affiliates covered approximately 83% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, our networks and those of our affiliates and partners operated in markets including over 77% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. We supplement our operations with roaming agreements that allow our subscribers to use other providers' wireless services in regions where we do not have operations. With these roaming agreements, we are able to offer customers wireless services covering over 95% of the U.S. population. We plan to continue to increase our coverage and the quality of our services by expanding our coverage area, or footprint, and the capacity of our network through new network construction, acquisitions, and partnerships with other wireless providers.

     We currently provide our wireless voice and data services using time division multiple access, analog and cellular digital packet data technologies. We have focused on building our digital network and on migrating our customer base from analog to digital service. We have already upgraded our analog systems to digital in 99% of our markets. We believe that digitalization improves capital efficiency, lowers network operating costs and allows us to offer higher quality services. Over 92% of our consolidated subscribers use digital services and account for over 95% of our traffic. We believe that these percentages are substantially greater than the average for others in our industry.

     To accelerate the availability of enhanced data services offerings, we recently announced plans to adopt a GSM technology, or platform, for interim improvement in wireless data capabilities. Following the adoption of GSM, we plan to move to third-generation technology to permit us to offer voice and new data services. We plan to begin operating a network using GSM technology in the second half of 2001. Our chosen third-generation technology standard, known as UMTS, is the same global standard that has been selected by operators throughout Europe, Japan and other parts of the world. Third-generation standards should provide the speed and capacity necessary to support innovative mobile multimedia applications, including broader and more efficient access to email systems, high-speed web browsing, e-commerce applications, on-line games and music downloads.

     We market our products and services primarily under the AT&T brand and expect to continue to do so for at least five years under agreements entered into with AT&T in connection with the split-off. We believe that AT&T's widely recognized brand increases consumer awareness of, and confidence in, our products and services.

     We have:

     - all of the wireless licenses used in our mobile and fixed wireless businesses;

     - all of AT&T's wireless networks, operations, sites on which cellular transmitters are located, wireless customer care facilities and customer location assets; and

     - AT&T's interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

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

     We do not and will not have:

     - AT&T's existing and future wireless activities that stem from country-specific joint venture relationships that predominately are non-wireless; and

     - incidental wireless capabilities of AT&T or links in any backbone or other communications network of AT&T that predominately are non-wireless.

     AT&T Wireless Services was incorporated on July 7, 1987 as McCaw Cellular Communications, Inc. AT&T acquired McCaw Cellular in 1994, and since that time, AT&T Wireless Services has been a wholly-owned direct subsidiary of AT&T Corp. In 1995, McCaw Cellular was renamed AT&T Wireless Services, Inc.

INDUSTRY OVERVIEW

  General

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, enhanced specialized mobile radio services, personal communications services and fixed wireless services. The FCC licenses the radio frequency used to provide each of these applications.

     Since its introduction in 1983, wireless service has grown dramatically. As illustrated by the following chart, domestic cellular, enhanced specialized mobile radio and personal communications services providers experienced average annual rates of growth of 23% and 29% in revenues and subscribers, respectively, over the five-year period from 1994 to 1999.

                                   WIRELESS INDUSTRY STATISTICS*
                                                  1995     1996     1997     1998     1999     2000
                                                 ------   ------   ------   ------   ------   ------
Total service revenues (in billions)...........  $ 19.1   $ 23.6   $ 27.5   $ 33.1   $ 40.0   $ 52.5
Ending subscribers (in millions)...............    33.8     44.0     55.3     69.2     86.0    110.0
Subscriber growth..............................    40.0%    30.4%    25.6%    25.1%    24.3%    27.9%
Average monthly service revenue per subscriber,
  including roaming revenue....................  $54.91   $50.61   $46.11   $44.35   $42.96   $44.59
Average monthly service revenue per subscriber,
  excluding roaming revenue....................  $47.59   $44.66   $41.12   $39.66   $38.50   $41.29
Ending penetration.............................    13.0%    16.3%    20.2%    25.1%    30.9%    39.1%

---------------
* Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

  Recent industry trends

     The growth in the wireless communications industry has been shaped by a number of industry trends that are likely to continue in the near future.

     Expanding penetration fuels network optimization. The U.S. wireless industry has experienced an increase in absolute subscriber additions and wireless penetration levels. For example, the number of ending subscribers increased by 9.7 million in 1995 and by 24 million in 2000 at the same time as penetration grew from 13.0% to 39.1%, respectively. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over greater numbers of users, thereby optimizing network usage. Wireless penetration in other developed nations, particularly in Western Europe and Japan, is currently substantially higher than in the United States. The experience of wireless providers in these developed nations has shown that the market for wireless services has an inflection point with regard to subscriber penetration whereby the number of subscribers and penetration accelerates as wireless service usage becomes more ubiquitous. In addition, those same international wireless providers have experienced growth in earnings before interest, taxes, depreciation and amortization, or EBITDA, at a greater rate than subscriber growth as network usage increases. We believe that the U.S. wireless industry is approaching a similar inflection point in subscriber penetration and is likely to develop along the same path as international wireless industries have developed.

     Rate simplification eases customer choice and drives consolidation. We have led the industry in simplifying customer choice through pricing plans. In May 1998, we revolutionized the industry by offering AT&T Digital One Rate service, which, for the first time, charged one rate with no separate roaming or long-distance fees for domestic calls across the United States. In addition, we have introduced a simplified national prepaid wireless service that provides wireless communications to customers with no long-term contract, credit check, deposit or bill. AT&T Digital One Rate, prepaid wireless, and similar plans by other service providers have increased wireless penetration in the United States. We believe that the introduction of other simplified, targeted rate plans, including prepaid products, will continue to increase wireless penetration. In addition, because roaming costs to the wireless provider can exceed the amount charged to the subscriber under these single rate plans, wireless providers have been attempting to establish national coverage through acquisitions, thus driving consolidation.

     Declining costs of service results in mass market availability. As the cost of wireless service has declined, it has become, in an extremely short period of time, a mass market product rather than a luxury good. We expect that competition in each wireless market will continue to lead to further price declines, which should make wireless service available to an even greater number of potential users. Experience indicates that this widespread usage will in turn cause even more people to use wireless services, especially as the price of wireless service declines relative to the price of wireline service. We believe that these developments are likely to drive continued growth in the wireless communications industry.

     Digital service increases utility and functionality of wireless services. Technological advancements, from longer battery life to improved voice quality, have begun to make wireless service increasingly comparable to wireline communications. Additionally, customers have begun to expect custom calling features that are similar to those available on a wireline network. Digital service, as opposed to analog service, permits wireless providers to offer these types of enhanced services to users. Wireless providers will need to continue to invest in network upgrades to offer advanced services to attract and retain subscribers.

     Wireless data applications will drive expanded wireless usage. Existing and new wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services offerings. Historically, these services predominantly have been used to date to carry corporate data applications. We have been a leader in this emerging market. Data network coverage is now available using our packet data network in approximately 55% of our voice network footprint, which we believe provides a critical advantage in the cost-effective provision of wireless data services. In addition to our current packet-switched technology, we have announced plans to deploy enhanced data and third-generation communications technologies capable of greater data speeds.

     The introduction of new applications for corporate and consumer users, such as mobile originated short message services, access to email, news, sports, weather summaries, travel services, financial information and services and comparison shopping applications, will drive the growth for wireless data network services. To this end, enabling technologies, such as the industry-acknowledged wireless application protocol provide an environment that encourages developers to create innovative data services for wireless networks. In addition, applications, such as email, instant messages, banking, wireless portals and web services, are being developed and marketed. We believe that the development and deployment of so called "third-generation" wireless networks will drive further growth in wireless data services and applications due to increased capacity, speed and lower costs.

SEASONALITY

     The wireless industry, including us, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions.

SPECTRUM AND TECHNOLOGY

     We have licenses to use three portions of the radio spectrum that the FCC has made available for the transmission of voice and data signals: 850 megahertz, 1900 megahertz and 2.3 gigahertz. FCC terminology distinguishes between "cellular" licenses, which are for 850 megahertz frequency, and "PCS" licenses, which are for 1900 megahertz frequency.

     We provide mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. We do not manage our business for these spectrums separately. Rather, we manage our business to provide network coverage irrespective of the spectrum. From a marketing and operational perspective, we define and manage our markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum.

     The 850 megahertz wireless markets originally used analog based systems, although digital technology has been introduced in most markets. As of March 31, 2001, we have upgraded 99% of our 850 megahertz markets to digital based systems. The 1900 megahertz markets all are digital based.

     We, including our partnership and affiliate markets, held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population as of March 31, 2001. As shown in the table below, as of March 31, 2001, approximately 83% of the U.S. population were covered by at least 30 megahertz of wireless spectrum:

                                        LICENSED POPS     % OF TOTAL       NUMBER OF TOP 50
SPECTRUM                                (IN MILLIONS)*    U.S. POPS**    U.S. LICENSED MARKETS
--------                                --------------    -----------    ---------------------
10-15 megahertz.......................        20              7.2%                 1
20-25 megahertz.......................        21              7.3%                 3
30 megahertz or greater...............       233             83.0%                46
          Total.......................       274             97.5%                50

---------------
 * Amount of U.S. population covered by licenses held by us, including partnership and affiliate markets.

** Amount that "Licensed POPs" represents as a percentage of total U.S.
   population, based on total U.S. population of 281 million.

     Analog systems currently have several limitations, including comparative lack of privacy and limited capacity. However, analog handsets are compatible with all analog systems in all markets within the United States.

     Second-generation digital systems in the U.S., whether in the 850 megahertz or 1900 megahertz spectrum, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions.

     Second-generation digital systems use one of three principal signal transmission technologies, or standards, none of which is compatible with the others:

     - TDMA, or time division multiple access,

     - CDMA, or code division multiple access, or

     - GSM, or global system for mobile communications.

     We believe that three of the five recognized advanced digital signal transmission technologies, or standards, which are in various stages of development, have more commercial momentum than the remaining two. These three are:

     - EDGE, or enhanced data rates for global evolution,

     - CDMA 2000, and

     - UMTS, or universal mobile telecommunications systems.

     These so-called "third-generation" technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. Widespread deployment of third-generation technology is expected to occur in the industry beginning in 2002. A fourth technology, GPRS, or general packet radio service, is generally considered to be an interim step between current and third-generation technologies. GPRS standards have been developed by recognized standards-setting bodies, and there has been some commercial deployment by carriers outside the U.S. and some U.S. carriers have announced plans to deploy this technology. Third-generation EDGE standards also are complete but equipment is still under development and we are not aware of any commercial deployment. UMTS standards address more complex data applications and are not yet complete, but equipment development has begun. UMTS is expected to be initially available in Japan in 2001, in Europe in 2002 and subsequently in North America. Some carriers have selected CDMA 2000 as their path to wideband data applications, as an alternative to the sequence of GPRS, EDGE, and UMTS technologies we selected as our path. UMTS is also known as W-CDMA, or wideband code division multipleband access. Despite the similarity of the acronyms, CDMA 2000 and W-CDMA are not compatible.

     We selected TDMA as our second-generation digital wireless standard, although we do continue to operate a small number of markets that were operating with CDMA technology when we acquired them. We offer our subscribers tri-mode handsets that permit the user to access our analog system and our digital systems, the latter whether operating in 850 megahertz or 1900 megahertz spectrum. We also have plans to deploy third-generation technologies to enhance both voice and data services.

     We have also acquired licenses for radio spectrum in the 2.3 gigahertz range. We expect to use this spectrum for our fixed wireless operations.

STRATEGY

     Our goal is to be the premier provider of high-quality wireless communication services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States and internationally. We believe that the following are the key elements to enable us to meet our goal:

     - continue the expansion of our domestic digital network to add capacity, improve quality and provide consistent features regardless of location;

     - continue to lower our operating costs and improve capital efficiency by expanding our digital, mobile wireless network and increasing the use of more efficient channels of distribution;

     - use GSM technology to provide enhanced services as an interim step in our transition to third generation technology;

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services to increase our subscriber base and revenue;

     - benefit from our relationship with AT&T, including the use of the AT&T brand and, when appropriate, AT&T's distribution channels and cross marketing opportunities; and

     - take advantage of our existing wireless spectrum, digital network and customer base with new growth initiatives, including wireless data and fixed wireless opportunities.

  Continue the expansion of our digital network

     We believe it is competitively critical to expand and improve our network coverage footprint, as well as to increase capacity in our existing voice network, to provide coverage throughout the nation, and offer consistent features regardless of location. We regularly monitor quality and identify specific areas in existing markets where calls may be dropped or transmission quality is sub-optimal. As a result, we have taken a number of steps to increase our network coverage, including the purchase of 1900 megahertz licenses, to accelerate digital build outs in 850 megahertz and 1900 megahertz markets, to increase the capacity of our existing voice network, and to acquire or partner with other wireless providers. We, including our partnership and affiliate markets, have licenses covering 98% of the U.S. population, with approximately 83% of the U.S. population covered by at least 30 megahertz of wireless spectrum, as of March 31, 2001. In addition, in many of our markets, we possess licenses for both 850 megahertz and 1900 megahertz spectrum. In each market in which we are not currently operating, we evaluate the benefits and costs of building out our license versus acquiring or partnering with other experienced wireless providers before we decide on the appropriate method of expanding into that market. The timing of these decisions depends upon a variety of factors, including the size of the prospective market, the location of the market relative to our other markets, the economics of existing roaming agreements and anticipated industry developments.

     Digital build out. We have aggressively pursued the build out of our digital network. As of March 31, 2001, we have upgraded 99% of our markets to digital based systems. As of March 31, 2001, our 1900 megahertz licenses covered 165 million of the U.S. population; 67% of that population were in markets served by digital transmission systems, including those of affiliates.

     Acquisitions. We have and will expand our digital mobile wireless network through acquisitions when it is economic to do so. For example, in February 2000, AT&T and Dobson Communications Corporation, through a joint venture entered into by one of AT&T's wireless business subsidiaries, acquired American Cellular Corporation. AT&T included its interest in the joint venture among the assets included in AT&T Wireless Group as of the date of the acquisition. This acquisition increased our coverage in New York State and several midwest markets by adding approximately 450 thousand subscribers as of the acquisition date. Further, in June 2000, we purchased the assets of Wireless One Network, L.P., including wireless systems in northwest and southwest Florida covering a population base of 1.6 million potential customers and serving approximately 190 thousand subscribers as of the acquisition date.

     In June 2000, we announced that we had agreed to acquire wireless systems in Houston and San Diego, as well as the remaining 50% interest that we did not own in CMT Partners, which operates a wireless system in the San Francisco Bay Area. On December 29, 2000, we completed the acquisition of the wireless system in Houston, which covers a population base of approximately 5 million potential customers and served approximately 180 thousand subscribers as of the acquisition date. We closed the CMT Partners transaction on June 29, 2000. CMT Partners covers a population base exceeding 7 million potential customers and, as of the acquisition date, served nearly 1 million subscribers. On September 29, 2000, we closed the acquisition of the San Diego wireless system, which covers a population base of 3 million potential customers. Also, during the third quarter of 2000, we acquired a wireless system on the big island of Hawaii. Combined, the San Diego and Hawaii markets served more than 180 thousand subscribers as of their acquisition dates.

     On October 2, 2000, we acquired a wireless system in Indianapolis, Indiana. On November 13, 2000, we acquired wireless systems in several New England markets. Combined, the New England and Indianapolis wireless systems acquired cover a population base of approximately 4 million potential customers and served approximately 145 thousand subscribers as of their acquisition dates.

     On December 29, 2000, our equity interest in AB Cellular, an entity that owned cellular properties in Los Angeles, Houston and Galveston, Texas, was redeemed. In consideration for our equity interest, we received 100% of the net assets of the Los Angeles property. The Los Angeles property covers a population of approximately 15 million potential customers and had approximately 1.3 million subscribers as of December 31, 2000.

     Establish partnerships and affiliates. We also will continue to establish local market partnerships and affiliates with other wireless operators to accelerate the build out of our digital mobile wireless network. In addition to existing partnership arrangements for our 850 megahertz markets, we have entered into a number of joint ventures and affiliations to expand our 1900 megahertz digital coverage. Key non-consolidated partnerships and affiliates with current operations include the following:

                                                                         850 OR 1900      LICENSED
                                                                          MEGAHERTZ         POPS         OWNERSHIP
ENTITY                   PARTNER OR AFFILIATE       MARKETS COVERED        MARKET      (IN MILLIONS)*   PERCENTAGE**
------                   --------------------   -----------------------  -----------   --------------   ------------
PARTNERSHIPS
ACC Acquisitions, LLC    Dobson                 Rural service areas in       850             5.3            50.0%
                         Communications         Minnesota, New York,
(American Cellular       Corporation            Wisconsin, Kentucky,
Corporation)                                    Ohio, Michigan,
                                                Pennsylvania, Tennessee
                                                and West Virginia;
                                                metropolitan service
                                                areas of Duluth,
                                                Minnesota; Orange
                                                County and
                                                Poughkeepsie, New York;
                                                Eau Claire and Wausau,
                                                Wisconsin; and Alton,
                                                Illinois
AFFILIATES
Cincinnati Bell          Cincinnati Bell        Cincinnati and Dayton,      1900             3.4            19.9%
Wireless, LLC            Wireless, LLC          Ohio

TeleCorp PCS, Inc.***    TeleCorp PCS, Inc.     Markets in Puerto Rico      1900            34.3            23.0%
                                                and the U.S. Virgin
                                                Islands, Louisiana,
                                                Arkansas, Tennessee,
                                                Massachusetts, New
                                                Hampshire, Missouri and
                                                Kentucky, including San
                                                Juan, New Orleans,
                                                Baton Rouge, Memphis,
                                                Little Rock,
                                                Manchester, Concord,
                                                Nashua, Worcester, Cape
                                                Cod and Martha's
                                                Vineyard, Mississippi,
                                                Kentucky, Tennessee,
                                                Alabama and Georgia,
                                                including Jackson,
                                                Vicksburg, Nashville,
                                                Knoxville, Clarksville,
                                                Chattanooga, Dalton,
                                                Huntsville, Mobile,
                                                Montgomery, Birmingham,
                                                Louisville and
                                                Lexington

                                                                         850 OR 1900      LICENSED
                                                                          MEGAHERTZ         POPS         OWNERSHIP
ENTITY                   PARTNER OR AFFILIATE       MARKETS COVERED        MARKET      (IN MILLIONS)*   PERCENTAGE**
------                   --------------------   -----------------------  -----------   --------------   ------------
Triton PCS, Inc.         Triton PCS, Inc.       Markets in North            1900            13.3            15.9%
                                                Carolina, South
                                                Carolina, Georgia,
                                                Virginia, Tennessee and
                                                Kentucky, including
                                                Fayetteville, Hickory,
                                                Wilmington, Myrtle
                                                Beach, Charleston,
                                                Columbia, Hilton Head,
                                                Florence, Augusta,
                                                Savannah, Athens,
                                                Norfolk, Richmond and
                                                Roanoke

---------------
  * Amount of U.S. population covered by licenses held by entity, as of March 31, 2001.

 ** As of March 31, 2001. Ownership percentages for Telecorp and Triton reflect our ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock.

*** In November 2000, TeleCorp PCS, Inc. announced completion of its acquisition of Tritel, Inc. As a result of completion of the transaction and certain additional investments, we own 23.0% of the combined entity.

  Continue to lower our operating costs and improve capital efficiency by expanding our digital mobile wireless network and increasing the use of more efficient channels of distribution

     We believe that our success also will depend in large part on our ability to continue to lower our operating costs, to have the flexibility to offer various pricing plans and to be cost competitive. We already have taken a number of steps to lower our operating costs associated with providing network service, and are taking a number of initiatives to lower our marketing and sales costs.

     Lower unit network costs and capital requirements. As described above, we are expanding our footprint across the United States. We pay other wireless providers negotiated roaming rates when our customers make or receive wireless calls when located in other approved wireless providers' coverage areas. Because roaming costs to the wireless provider can be significant or exceed the amount charged to the subscriber, it is extremely advantageous to be able to provide services on our network. As we build out our network to achieve these roaming savings, we purchase equipment from multiple vendors and aggressively negotiate with each vendor for volume discounts to reduce cost.

     In the interim, we have been able to reduce roaming charges significantly. We have been able to negotiate favorable roaming rates with most wireless providers across the United States based upon volume and growth. In addition, our proprietary intelligent roaming data base, or IRDB, directs wireless subscribers to preferred service providers whenever they travel outside their wireless home-coverage area. The data base maintains a list of wireless carriers and their frequency bands, ranked by priority. This is designed to provide service in more areas at favorable roaming rates. The updated data base is downloaded over the air into each digital multi-network phone periodically. When the data base is implemented during a call, the wireless phone scans all bands to determine which service providers are available. The phone registers, or "locks on," immediately if it finds that our service is sufficiently strong, the top priority. If we do not offer service in the area, the data base instructs the phone to search for an affiliate or a partner service provider. When an affiliate or a partner is not available, the phone scans for a "favored" service provider, one that is preferred over a carrier not categorized in the IRDB.

     Lower marketing and sales expense. We have begun a number of initiatives designed to lower our customer acquisition cost, as well as our customer care expenses. For example, we have been actively seeking lower cost distribution channels for our products and services. We are increasing the number of our company-owned stores, which are one of the lowest cost channels for distributing and signing up customers. As of March 31, 2001, there were approximately 585 company-owned stores throughout the United States. In addition, in June 1999, we began using the Internet as a vehicle for customer acquisition, as well as for customer care. In addition to allowing customers to sign up for wireless services over the Internet, resulting in a lower cost to add a new subscriber than other channels, subscribers can access their account and obtain answers to routine inquiries that would otherwise require a customer care representative. Since its introduction, the number of visits to our Internet site has grown to approximately 3.4 million per month as of March 31, 2001.

  Deploy a GSM Platform to Implement Third-Generation Services

     Third-generation technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. In order to be successful, any third-generation strategy must allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, third-generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. These third-generation services should provide the speed and capacity necessary to support innovative mobile multimedia applications including broader and more efficient access to email systems, high speed web browsing, e-commerce applications, on-line games and music downloads.

     The fundamental technology standard that we have selected for our eventual third-generation services is the same global standard that has been selected by service providers throughout Europe, in Japan and in other parts of the world. This standard, known as UMTS, for universal mobile telecommunications system, has generally been accepted as the successor technology to the second-generation digital technology known as GSM, for global system for mobile communications. UMTS is also known as wideband code division multiple access.

     Starting in the second half of 2001, we plan to deploy a GSM platform for interim improvements in wireless data capabilities on the evolutionary path to third-generation data services, as well as associated voice services. This platform, which will be deployed as an overlay on our second-generation voice network, will provide a cost-effective means for us to offer customers a wide range of data service offerings earlier than previously planned using the interim enhanced wireless data standards GPRS, which stands for general packet radio service, and EDGE, which stands for enhanced data rates for global evolution. These interim standards are expected to provide faster data speeds than our current data network technology. Much of the GSM and GPRS equipment for this overlay network is technologically mature and readily available in the market today from a highly competitive source of supply. Similarly customer data devices based on GPRS technology are also readily available. In the longer term, this platform is expected to provide multi-media services using the anticipated global standard of UMTS.

     We plan to sell phones combining our current digital voice technology and voice and interim enhanced data technologies that we expect to deploy in the next few years, which would provide customers the benefit of access to our current voice network as well as the new higher-speed data services. We are in discussions with manufacturers to develop phones compatible with such services, based on industry specifications. When these new data services become available, we will be able to sell data service devices in a variety of forms (e.g., phones, handheld scheduling devices called personal digital assistants, or PDAs, laptops), to address a broad range of customer needs. The eventual deployment of third-generation technology in our network is expected to enable the transmission of multimedia services (e.g., streaming audio and video) to customer devices.

     We plan to make interim enhanced data capabilities available on GPRS technology available starting in 2001 and third-generation capabilities available on EDGE technology starting in 2002. We currently plan to deploy third-generation UMTS technology beginning in 2003, depending on the availability of network equipment and customer devices.

     Due to its broad international acceptance, the network equipment needed to deploy a GSM technology platform is readily available in the market. The overlay strategy also will allow us to utilize our existing cell site facilities and spectrum. Because of these efficiencies, we expect that our network capital expenditures over the period of deployment associated with the high speed data technology in our third generation plans will be only modestly greater than our earlier third-generation migration plan, but may occur in earlier periods.

     The customer benefits of this strategy include earlier availability of a broad array of enhanced and high-speed data services and devices, and enhanced international roaming capability. Overall, this strategy provides us with an opportunity for more rapid and greater penetration of the wireless data market than previously planned.

  Target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase our subscriber base and revenue

     We believe that one key to success in the wireless industry is the ability to target customer segments and provide offers that match the needs of those segments. Certain segments respond to pricing plans tailored to their usage patterns while other segments are more attuned to customized service features. We have been a leader in differentiating our services through our use of targeted offerings and our introduction of new features and services.

     AT&T Digital One Rate service. In May 1998, we introduced our AT&T Digital One Rate service, which targets high value customers (i.e., customers that spend over $60 per month on wireless services) who travel frequently and make frequent long-distance calls. In August 2000, we introduced six new AT&T Digital One Rate calling plans, giving customers more minutes for the same monthly charge. The introduction of AT&T Digital One Rate service redefined the industry by charging one rate with no roaming or long-distance fees for domestic calls across the United States.

     AT&T Regional Advantage and AT&T Digital Advantage services. We have created other service plans because we believe there are other opportunities to segment the market with simplified pricing plans. AT&T Regional Advantage is designed for mobile individuals who travel across a multi-state, regional calling area. When traveling in the regional area customers pay no roaming or domestic long-distance charges. This program addresses customers that frequently travel to neighboring states, but do not travel across the nation. We also offer AT&T Digital Advantage for customers that spend most of their time within a local area. AT&T Digital Advantage offers these customers a large number of local minutes to use in their home calling area.

     AT&T group plans. We have developed offers for groups that are in frequent contact with a predetermined number of other wireless subscribers. For consumers and small businesses, we developed the AT&T Shared Advantage Plan. With the AT&T Shared Advantage Plan, each member has his or her own wireless number that allows for unlimited calls between wireless numbers on the account within a defined calling area. All of the users' charges are then provided on a single wireless bill. For businesses, we offer AT&T Group Calling, the wireless industry's first business offer with unlimited calling among a wireless group of up to 200 subscribers and to as many as five wireline numbers within a designated group calling area. AT&T Group Calling is designed for local, mobile businesses, such as sales and service, delivery and distribution, dispatch and contractors, that operate within a specific geographic area.

     AT&T Corporate Digital Advantage program. The AT&T Corporate Digital Advantage program was created for large and middle sized businesses. This program combines simplified wireless purchasing and management with nationally consistent service, airtime, and equipment pricing in all of our markets.

     Prepaid Wireless Services. We market our current prepaid program under two product names, depending upon the target segment. Free2Go Wireless targets the youth market, while AT&T Prepaid Advantage targets the mass market. Both offer digital prepaid wireless service as a pay-in-advance wireless product that provides wireless communications to customers with no annual contract, no credit check, no deposit and no monthly bill. In addition, both offer customers the choice of a Local or National Calling Plan, the ability to use any compatible Digital multi-network phone, access to enhanced digital PCS features, and both plans include domestic long- distance for all calls placed in the United States. Our prepaid wireless service is designed to meet the needs of customers that want to manage their expenses, prefer to pay in cash, lack credit or have difficulty obtaining credit.

     Enhanced features. We have been an industry leader in the migration of subscribers from analog to digital service. At March 31, 2001, over 95% of our traffic is digital, which we believe is substantially greater than the average for others in our industry. The ability to migrate customers to digital service has permitted us to further differentiate our wireless offerings through enhanced features. During October 2000, we announced the launch of AT&T Text Messaging service. AT&T Text Messaging service allows subscribers to send and receive short text messages from their compatible phones. We offer custom

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

calling services, such as voice mail, call forwarding, call waiting and three-way calling to all of our customers. The digital network allows us to offer enhanced features to our customers, including extended battery life, message waiting indicator, text messaging and caller ID. It also offers a variety of other enhanced features, including enhanced directory assistance, which enables callers to be connected to the party whose number is sought without hanging up and redialing.

  Benefits from AT&T Wireless Group's relationship with AT&T

     We believe that our relationship with AT&T has provided us with significant competitive advantages. As part of the split-off, AT&T entered into certain contracts and other arrangements that after the split-off will be intended to continue many of the advantages we enjoyed before the split-off. For more information, please see "The Split-off" and "Our Relationship with AT&T Following the Split-off." These continued advantages may include:

     - use of the powerful AT&T brand name substantially in the same manner as we have used up to now;

     - an opportunity to use AT&T sales force through cross marketing arrangements and, when appropriate and as may be agreed by us and AT&T, to offer combinations of wireless services with other AT&T businesses;

     - use of specified AT&T intellectual property and technology on license terms as of the time of the split-off;

     - use of the AT&T network on contractual terms; and

     - potential benefits from certain of AT&T's purchasing contracts with suppliers where already permitted by existing contracts or where arrangements can be made with such suppliers.

     AT&T brand. The AT&T brand is one of the best known and respected brand names in the United States. We believe that the AT&T brand positively impacts consumer awareness of, and confidence in, our products and services. In addition, as competition in the wireless communications industry intensifies, we believe that the power of a strong national brand plays an increasingly important role in consumers' purchasing decisions.

     Marketing. We believe that our relationship with AT&T has and can continue to provide substantial marketing advantages. We will be able to enter into cross marketing relationships with the AT&T sales force whereby AT&T's customers can be solicited for wireless services. In addition, we and AT&T will have the opportunity to cooperate in offers of combined services designed for targeted markets.

     Technology. We will continue to have the advantage of being able to use not only intellectual property and technology but also, under license terms as of the time of the split-off, specified AT&T's proprietary intellectual property and technology as well as specified intellectual property that AT&T has the right to use through licensing or other arrangements.

     Purchasing power. AT&T is one of the largest communications carriers in the world, and, as such, has substantial leverage in the industry with major equipment and other suppliers. AT&T's ability to purchase large amounts of goods has enabled it to obtain favorable pricing and other terms with those suppliers. Through contractual and other arrangements, we may be able to participate in certain of AT&T's supplier arrangements either directly or in making our own purchasing arrangements where those arrangements allow for this and the vendors agree to this. In addition, we have already developed our own relationships with many of these vendors and believe that we will be able to effectively negotiate independent agreements where necessary or appropriate.

  Take advantage of wireless spectrum, digital networks, customer base and brand with new growth initiatives, including wireless data and fixed wireless opportunities

     We have been an industry leader in developing new growth initiatives that take advantage of our existing wireless spectrum, digital networks, customer base and brand. Working with AT&T Labs and

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

outside vendors, we have targeted two growth areas for near-term expansion: wireless data and fixed wireless.

  Wireless Data

     We have been an industry leader in wireless data services since we introduced the first packet-switched data network in March 1995, using cellular digital packet data technology. Our packet data network currently covers a population of 106 million. Our data network customers can also roam on the data networks of other wireless providers. Cellular digital packet data is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Relative to data services carried over circuit-switched analog or digital wireless networks, our packet-switched data service is a significantly more cost effective means of sending data for the majority of applications because it allows a channel to be shared by many users. We believe that our early introduction of packetized wireless data services provided us with a first mover advantage that significantly contributed to our current leadership position. We also believe that our successful deployment and operation of a wireless data network, and our competitive position in that market, will provide us significant advantages in the deployment of interim and third-generation technology networks and advanced data applications and services.

     The development of compelling data applications will be critical to the growth in usage of wireless data network services. We are developing such applications as well as supporting applications developed by third parties. We expend considerable effort to sign up corporate customers to carry our applications because these customers exhibit lower churn and often provide relatively high revenue per subscriber. Examples of these applications include those for public safety, dispatch, wireless credit card validation and automated vehicle location. In addition, we have launched our consumer data service known as "AT&T Digital PocketNet" service. This service provides customers with access to the wireless Internet, including wireless web sites providing content, shopping services and other Internet-based services such as email and personal calendars. Because of the efficiencies in using our cellular digital packet-based data network, we have been able to offer this service at flat rates to customers who also subscribe to a certain wireless voice calling plan.

     New devices are now driving the development of applications targeted more broadly to consumers. These include applications involving hand-held devices, like the Palm(TM) Vx units, as well as those involving phones and laptop computers. Applications that are currently available allow users to access their personal information, including contact lists and calendars, as well as email, Internet content and two-way messaging services. We may collaborate with Internet service providers or other content providers to develop devices and applications suitable for wireless customers, as well as access to the Internet service providers' communications services and online distribution channels. Additionally, we have introduced new applications including e-commerce and shopping services. By providing or facilitating these applications, we believe we can generate new revenue streams and develop personalized relationships with our customers.

     We expect that the development and introduction of third-generation networks will drive wireless data usage growth by offering greater bandwidth and network coverage at lower costs. For our third-generation strategy, we have decided to deploy another digital technology platform that will facilitate the implementation of enhanced interim and third-generation data services.

     In the fourth quarter of 2000, we and AT&T entered into an agreement with DoCoMo, a leading Japanese wireless communications company, for DoCoMo's investment in AT&T reflecting the financial performance and our economic value and for the formation of a strategic alliance. The parties completed this investment on January 22, 2001. For more information, please see "DoCoMo Strategic Investment." In addition, we and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. We created a new, wholly owned subsidiary to develop and encourage the development of multimedia content, applications and services offerable over our current network and a new, high-speed wireless network built to global standards for third-generation services, such as graphic presentation of data, video email, high-quality music downloads and streaming

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

audio and video. Both we and DoCoMo will share technical resources and support staffing of the new subsidiary. In addition, we will be able to license from DoCoMo, without additional payment, rights to DoCoMo's "i-mode" technology and related technology as long as the relationship is in effect and for 18 months thereafter. We and DoCoMo will also become partners in the U.S. and Japan for handling the roaming traffic in each other's network. Subject to some exceptions, DoCoMo has agreed that in the U.S., Mexico or Canada, other than through us, it will not undertake certain activities itself or form certain relationships with third parties. We have made the same agreements with respect to DoCoMo in Japan.

  Fixed Wireless

     We believe there is a significant business opportunity to use wireless technology to provide residential and small business customers with high speed broadband access coupled with wireline quality voice access. Fixed wireless service provides customers with a high-speed packet data channel that can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service became capable of speeds of up to one megabit per second in the fourth quarter of 2000. In addition, the offering provides up to four lines of wireline quality voice telephony, including custom calling features currently available over wireline networks (e.g., call waiting, caller ID, three-way calling). The technology is currently serving customers in Anchorage, Alaska, Dallas/Fort Worth and Houston, Texas and in San Diego and Los Angeles, California, and as of June 2001, Oklahoma City, Oklahoma. As of March 31, 2001 we were serving more than 15,000 customers with this technology. We initially had focused our deployment of fixed wireless in markets not covered by AT&T's or its affiliates' broadband properties.

OUR BUSINESS

     We offer wireless mobile and fixed voice and data communications service to consumers and businesses in the United States, provide air-to-ground wireless services and have interests in wireless providers in the United States and internationally. Our mobile wireless voice services are capable of operating in virtually all of the United States over our own network or our partners' networks or through roaming agreements.

  Services and products

     Basic Services. We offer a variety of services for both voice and data communications. Service can include wireless voice transmission as well as custom calling services for digital services, such as extended battery life, message waiting indicator, text messaging and caller ID. We also offer a variety of other enhanced features, including enhanced directory assistance, which enables callers to be connected to the party whose number was sought without hanging up and redialing.

     Specialized Wireless Offers and Services. We have developed a number of specialized wireless offers and services to target distinct customer segments:

     - AT&T Digital One Rate(SM)

     - AT&T Regional Advantage and AT&T Digital Advantage services

     - AT&T group plans

     - AT&T Corporate Digital Advantage program

     - Prepaid Wireless Services

     - AT&T WorldConnect(R) service

     The AT&T WorldConnect(R) service program allows our customers to make and receive wireless calls for a flat roaming rate plus long-distance charges in over 100 countries across Europe, Australia, Asia, Latin America, Africa and the Middle East, all while using their existing wireless phone number. AT&T WorldConnect(R) service enables customers to enjoy the convenience of wireless service at rates less than those charged by many international hotels. A customer using a GSM wireless phone with AT&T WorldConnect(R) service and a laptop computer with a GSM compatible modem card is able to send and

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receive email and originate faxes, check a calendar, browse the Internet and carry out other online transactions. AT&T WorldConnect(R) service also provides discounted international calling from our markets in the U.S. and roaming with our U.S. Digital multi-network phone in select countries. For simplicity, international and domestic wireless charges are both included on the customer's regular monthly AT&T Wireless bill. We describe each of the other specialized wireless offers and services under "-- Strategy."

     Data Services

     Cellular digital packet data network service. As a packet-switched data network, our current data network takes advantage of the fact that with many data applications, data is sent in bursts with intermittent quiet periods, which allows many users to share the network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, our cellular digital packet-switched data service is a significantly more cost-effective means of sending data for the majority of applications because it allows a channel to be shared by many users. For example, for many applications, our packet-switched data network allows us to offer our customers unlimited usage, most often for a flat monthly fee. This makes the data service on this network service attractive for a variety of new applications. We have created applications and offers using the cellular digital packet data network for businesses, public agencies and consumers.

     To date, corporations and public agencies have been significant users of our packet data service. These customers typically use this service to carry industry-specific applications. Examples of such applications include public safety applications, dispatch applications, wireless credit card validation and automated vehicle location services.

     New devices are driving the development of broader applications targeted to consumers. Users may access these applications with hand-held devices, like the Palm Vx, as well as phones and laptop computers.

     Applications on hand-held devices. For hand-held devices, we now have access to CDPD-standard modems that work with the Palm Vx device. Users can access Internet-based information from devices equipped with these modems. A leading example of this is the OmniSky service available for the Palm Vx. With a Palm Vx equipped with a modem that connects to our current packet data network, an OmniSky subscriber can access email as well as several hundred content providers that have created information specifically for hand-held devices.

     Applications on phones. We have been instrumental in the formation of a worldwide standard called the Wireless Application Protocol. This standard allows a micro "browser" in a wireless phone to link into a gateway service in our network in such a way that web developers can easily develop new services available to wireless phone users.

     In the first half of 2000, we launched AT&T Digital PocketNet service and two new phones that combine our tri-mode voice capability, in analog and digital, the latter in both 850 and 1900 megahertz, with a CDPD-standard modem and a micro browser in a single package. We first developed our own wireless data applications for phones four years ago with the introduction of AT&T PocketNet service. We believe that the introduction of these new phones has and will continue to accelerate the adoption of AT&T Digital PocketNet service as well as drive the introduction of new applications.

     AT&T Digital PocketNet service for businesses. In the first quarter of 2000, we introduced AT&T Digital PocketNet service for businesses. This service allows corporations to build applications that provide access to corporate intranet information to employees who are out of their offices. Two key applications illustrate this service. The first is Mobile Services for Domino, which is available from International Business Machines Corporation/Lotus Development Corporation. This application provides for real time access to Lotus Notes email, calendar and contacts from compatible phones available from us via AT&T Digital PocketNet service. The second application provides similar capabilities using Microsoft Exchange email and Outlook calendar/contacts information. We are offering this service in cooperation with Wireless Knowledge LLC. These applications open up the ability for Lotus Notes and Microsoft Exchange users to

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

have real time and easy control of their email and other corporate information when away from their offices. All of these are currently available at flat monthly rates, and can be bundled with AT&T Digital One Rate service or any of our other wireless voice rate plans.

     AT&T Digital PocketNet service for the consumer. In May 2000, we announced the launch of a version of AT&T Digital PocketNet service for the consumer. As with AT&T Digital PocketNet service for businesses, these services provide unlimited usage at flat monthly rates. With the consumer version, customers can browse a variety of consumer oriented branded and nonbranded content including news, sports, financial information, directories, directions, travel reservations and weather. In addition, applications that allow consumer users to shop, access their personal information, including contact lists and calendars, and read, write and respond to emails are also available. We currently offer applications and services from approximately 100 content providers. In the third quarter of 2000, we announced that we have chosen Qpass to provide AT&T Digital PocketNet subscribers the ability to easily and securely buy content, goods and services via their Internet enabled phones.

     In the future, we expect a number of additional applications will be developed, including instant messaging shopping services and services that are enhanced by information about the user's location. By providing or facilitating such applications, we believe we can generate new revenue streams, as well as develop personalized relationships with our customers.

     AT&T Text Messaging service. For the last several years we have offered digital customers the ability to receive and store short alphanumeric messages and pages right on their wireless phones. In October 2000, we launched AT&T Text Messaging service, which allows customers to send, receive and reply to short text messages from any compatible digital wireless phone. We provide customers the choice to either pay on a per message basis or purchase a bucket of messages for use each month. AT&T Text Messaging service also allows customers to receive updated news, sports, weather and other relevant information in the form of short text messages. Two-way text messaging is extremely popular in Europe and Asia, and we view AT&T Text Messaging as an important part of our overall offer portfolio in the future.

     Products. We offer a variety of products as complements to our wireless service, including handsets and accessories, such as chargers, headsets, belt clips, faceplates and batteries. As part of our basic service offering, we provide easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and menus rather than numeric codes to operate handset functions. Some handsets allow mobile access to the Internet.

     In addition, we offer tri-mode handsets, which are handsets compatible with analog and digital networks, the latter with 850 and 1900 megahertz frequencies and service modes. Tri-mode handsets permit customers to roam across a variety of wireless networks and incorporate our proprietary intelligent roaming data base system, which is designed to provide service in more areas at favorable roaming rates. We offer our customers use of Nokia, Ericsson, Mitsubishi and Motorola handsets. Tri-mode handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of sleep-mode while turned on but not in use, thus improving efficiency for incoming calls, as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology. The tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

  Marketing

     We develop customer awareness through our marketing and promotion efforts and have been a leader in differentiating our products through our use of targeted pricing plans and the introduction of new products and services. We also use the AT&T brand name, provide superior customer care and may continue to be able to engage in cross marketing arrangements with the AT&T sales force and, when appropriate and as may be agreed with AT&T, to offer certain of our services combined with the communications services offered by AT&T under the terms of agreements to take effect at the split-off.
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     Targeted marketing.  We target groups of customers who share common characteristics or have common needs. Common characteristics may be usage (frequent travelers), social group (families), age (youth market) or any other distinctive measure. We then attempt to create a compelling offer by combining rate plans, product promotions and features that meet the particular needs of that targeted group and that we can provide at a competitive advantage. We have expanded our targeted marketing efforts to include groups of customers who are more casual or lower-minute users, and as a result expect to experience upward pressure on churn rates. Also consistent with this strategic initiative, we expect to continue to experience a decrease in average revenue per user.

     The AT&T brand name. We prominently feature the AT&T brand name and logo on our products and services. We have benefited from AT&T's national advertising to build our brand awareness. We believe that the use of the AT&T brand name, one of the most well known in the United States, will continue to be a distinct marketing advantage.

     Marketing with AT&T. We have had the opportunity to cross market with AT&T's other divisions and capitalize on the size and breadth of AT&T's customer base in long-distance and broadband service. After the split-off, we may continue to have certain marketing opportunities with AT&T, as set forth in the terms of agreements to become effective at the time of the split-off.

  Customer care and support

     We place a high priority on providing our customers with the best customer care and support. J.D. Power and Associates' 2000 U.S. Wireless Customer Satisfaction Survey rated us the highest in overall customer satisfaction in nine out of 12 markets studied. In two of the nine markets, we were tied for first place. We employ approximately 7,050 customer care representatives located in 14 call centers and contract for outsourced customer care service with approximately 2,800 additional representatives in eleven locations. In addition, subscribers can access their account and obtain answers to routine inquiries through our website. Customers can reach our customer care representatives or access our website on a 24 hour/seven day a week basis for answers regarding their service, activation, changing service plans and other service options. Customer care representatives are accessible from any point within the network on an AT&T Wireless Services handset at no charge or through any other telephone by calling a toll-free number. In addition, certain large enterprise customers may utilize a customized extranet for ease of customer service.

     As part of our customer care program, we seek to identify customers who are at risk of changing service providers. In these cases, we have programs that assist customers in upgrading their equipment to the latest technology, in changing their rate plan so they are on a plan that is appropriate for their calling needs and in understanding how to get the full benefits from their service. We communicate these programs through individualized and general communications, and utilize these programs to minimize the risk of customers switching to another service provider.

  Sales and distribution

     We market our wireless services in our managed markets under the AT&T brand name. We market wireless services to business and residential customers through a direct sales force of approximately 2,100, through sales points of presence in approximately 585 company-owned stores, and kiosks and other customer points of presence, including the Internet and inbound call centers, and through local and national non-affiliated retailers throughout the United States. If agreed upon by AT&T and AT&T Wireless, AT&T's sales force may sell wireless services to customers as part of offerings of AT&T services to those customers.

     We also rely upon dealers to market our services in some locations. Dealers are independent contractors that solicit customers for our service, and, typically, include specialized wireless stores, specialized electronics stores and department stores. We generally pay our dealers a commission for each customer that uses our service for a specified period, and may make residual or account management payments to the dealer based on the customer's ongoing service charges.
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     We have begun a number of initiatives designed to lower our costs of adding subscribers as well as our customer care expenses.

  Rates and billing

     Our charges may include fees for service activation, monthly access, per-minute airtime and customer-calling features, which may include a fixed number of minutes or packets of data per month at a set price. We generally offer a variety of pricing options, most of which combine a fixed monthly access fee for a fixed number of minutes or packets of data and additional charges for usage in excess of those allotted. Customers may also incur long-distance and roaming fees. We manage our exposure to bad debt by reviewing prospective customers for creditworthiness and by deactivating accounts that reach a specific date past due.

  Other assets

     We also possess certain other assets not described above. The most significant of these assets include a number of equity interests in international wireless operations and an air-to-ground wireless operation.

     International. We own minority interests in wireless carriers in a number of countries including Canada, India, Europe, Southeast Asia and Taiwan. Our international objectives are focused on enlarging our footprint to extend throughout North America as well as enhancing our ability to service the global needs of our multinational customers. To achieve our international objectives, we may, from time to time, acquire interests in additional entities or dispose of or consolidate our existing international holdings.

                                                                        POPS COVERED
   COUNTRY              ENTITY                   DESCRIPTION          (IN MILLIONS)(1)    OWNERSHIP(2)
--------------  -----------------------    -----------------------    ----------------    ------------
Canada          Rogers Wireless            Nationwide TDMA network           28               34.4%(3)
                Communications, Inc.
Czech Republic  EuroTel Praha, spol.       Nationwide NMT 450 and            10               24.5%(4)
                s.r.o                      GSM 900 networks
India           Birla AT&T                 GSM networks in Goa,              37                 49%(5)
                Communications Ltd.        Gujarat and
                                           Maharashtra, India
India           BPL Cellular Ltd.          GSM networks in Tamil             52                 49%(4)
                                           Nadu, Kerala, and
                                           Maharashtra
Indonesia       PT AriaWest                Fixed line local                  NA                 35%(4)
                International              network and unbuilt PCS
                                           license in West Java
Malaysia        Maxis Communications       GSM 900 wireless and              16               12.6%(4)
                Bhd                        fixed domestic &
                                           international networks
Slovakia        EuroTel Bratislava a.s.    Nationwide NMT 450 and             5               24.5%(4)
                                           GSM 900 networks
Taiwan          Far EasTone                Nationwide GSM 900 and            22               22.7%(6)
                Communications Ltd.        1800 networks

---------------
(1) Amount of population covered by the entity's network in its country, as of March 31, 2001.

(2) As of March 31, 2001, except as to Canada, which is as of July 5, 2001.

(3) Our long-standing relationship with Rogers Wireless allows two of North America's largest providers of service based on time division multiple access, or TDMA, technology to offer cross-border capabilities. Wireless customers throughout Canada can enjoy wireless services under the Rogers AT&T Wireless name. This arrangement increases our built network North American population coverage by 28 million. During the first quarter of 2001, we made unsecured term loans to Rogers Wireless to pay for spectrum it successfully bid upon in recently completed Canadian spectrum auctions. In April 2001, Rogers Wireless effected a rights offering of its equity securities in which our

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

    joint venture entity with British Telecommunications, JVII, participated. The participation increased JVII's ownership interest in Rogers Wireless to 34.36%. On July 3, 2001, we acquired British Telecommunications' interest in JVII for approximately $380 million in cash. As a result of this acquisition, we now own 100% of JVII, and, through JVII, hold a 34.36% ownership interest in Rogers Wireless Communications, Inc.

(4) In October 2000, we completed our acquisition of several equity interests in international ventures acquired by AT&T as a result of its acquisition of MediaOne in June 2000. We paid approximately $1 billion to AT&T for these properties, which was based upon a third-party valuation. In March 2001, we entered into an agreement with other shareholders of Maxis Communications Bhd for the sale of our entire interest in that entity and the resolution of claims asserted by these shareholders in an arbitration proceeding. We do not expect the transactions to have a material impact on our financial position, results of operations or cash flows.

(5) In the fourth quarter of 2000, Birla AT&T executed definitive documents for two transactions that will expand its coverage area in India. First, Birla AT&T entered into an agreement to merge with the wireless operations of Tata Cellular, Ltd. Tata Cellular, Ltd. owns and operates a cellular business in the Indian state of Andhra Pradesh. The transaction received conditional court approval in the second quarter of 2001. Final approval is expected prior to the close of the third quarter of the year. When completed we will own a 33% stake in the new merged entity. In a second transaction, we, Birla AT&T and Tata Cellular, Ltd. completed a cash acquisition of cellular operations in the Indian state of Madhya Pradesh. Each acquiror will contribute their interest to the new merged Birla AT&T/Tata Cellular, Ltd. entity concurrent with the completion of the merger. Subsequent to the contribution, the post-merger entity will have covered population of approximately 63 million. On June 27, 2001, we entered into a preliminary agreement to consolidate the post-merger Birla AT&T/Tata Cellular entity with BPL Mobile Communications Ltd. and some portions of BPL Cellular Ltd. BPL Mobile Communications Ltd. owns and operates a cellular business in the city of Mumbai, India. It is currently owned by BPL Communications Ltd. (74%) and France Telecom (26%). BPL Cellular Ltd., a company owned by BPL Communications Ltd. (51%) and AT&T Wireless (49%), owns and operates cellular businesses in the Indian states of Maharastra, Kerala and Tamil Nadu. In connection with the planned consolidation, BPL Cellular Ltd. will separate its Maharastra cellular business and only combine its Kerala and Tamil Nadu cellular businesses with those of the post-merger Birla AT&T/Tata Cellular entity and BPL Mobile Communications Ltd. There can be no assurance that the consolidation will occur. The preliminary agreement is subject to a number of conditions, including obtaining approvals of the boards of all of the participants to the consolidation. If all conditions are satisfied and a consolidation occurs as contemplated in the preliminary agreement, we estimate that our direct and indirect ownership will be approximately 25% of the consolidated entity.

(6) In September 2000, we signed an agreement to exercise our options to purchase additional shares of stock in Far EasTone. In December 2000, we completed this transaction, investing an additional $205 million, resulting in a total ownership interest of 22.7%.

     In the first quarter of 2000, we were allocated a portion of AT&T's interest in Japan Telecom, which provides local, long-distance, Internet and mobile wireless communications to businesses and consumers in Japan. AT&T's interest in Japan Telecom is held through a joint venture with British Telecommunications. On April 27, 2001, AT&T completed the sale of its entire interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to us. We recognized an after-tax gain of $298 million associated with the transaction, which was recorded in net equity earnings from investments in the second quarter of 2001.

     Air-to-ground. Our Aviation Communications Division provides air-to-ground communications services. A minority ownership interest in this division is held by Rogers Wireless.

     Our Aviation Communications Division owns and operates a network of ground-based and airborne telecommunications equipment and related assets that deliver digital telephone service to commercial and private aircraft in North America. Our Aviation Communications Division's North American installed

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customer base represents over 1,500 commercial aircraft. Our North American
Terrestrial System network of ground stations provides coverage on substantially all major routes flown by our commercial airlines customers equipped with the Aviation Communications Division's telephony equipment. Outside the United States, our Aviation Communications Division is a supplier of airborne telecommunications equipment and product support to airlines and other service providers, with a current installed customer base of over 300 commercial aircraft. Our Aviation Communications Division also serves general aviation aircraft.

  Wireless network

     Our ownership position in U.S. markets was obtained through FCC comparative hearings, FCC auctions and the FCC lottery and settlement process as well as through acquisitions of, and purchases and exchanges of, operating systems and licenses from or with other wireless service licenses. We continue to participate in FCC spectrum auctions or other acquisitions of licenses when commercially and strategically reasonable to do so. We may enter into agreements with third parties with regard to their participation in such auctions, within the parameters legally permitted and disclosed to the extent required by law. We agreed to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, LLC, in connection with Alaska Native Wireless' successful bids in the C and F Block reauction (FCC Auction 35), which ended January 26, 2001. At the conclusion of the auction, Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. One auction participant has challenged the qualifications of Alaska Native Wireless to acquire "closed" licenses, which constituted most of the licenses for which Alaska Native Wireless was the successful bidder. In addition, the trustee in NextWave Telecom, Inc.'s Chapter 11 bankruptcy proceeding and the unsecured creditors of NextWave commenced litigation that challenged the right of the FCC to re-auction the 1900 megahertz licenses that NextWave acquired in prior FCC auctions but which were later reclaimed by the FCC. On June 22, 2001, a federal appeals court ruled in favor of the trustee in the Chapter 11 bankruptcy proceeding of NextWave Telecom, Inc. and the unsecured creditors of NextWave with respect to that litigation. The court ruled that the FCC had acted improperly in repossessing from NextWave the spectrum sold in the 1900 megahertz auction, and that the spectrum should be returned to NextWave. The FCC had indicated prior to the auction that the spectrum would be returned to NextWave if the court were to rule that the spectrum had been improperly repossessed. If this decision is not successfully appealed, or settled, or if Alaska Native Wireless is otherwise unable to acquire the licenses for which it was the successful bidder, it could have a significant adverse impact on our plans to provide or enhance services in key new and existing markets.

     Our spectrum, together with the spectrum of our affiliates and partners, which does not include Alaska Native Wireless, would be sufficient to serve over 70 of the top 100 markets with our selected third-generation technology, UMTS. Although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with our digital mobile wireless network, no commitments have been made by Alaska Native Wireless concerning the deployment of the licenses for which it was high bidder and not all affiliates may be obligated to implement our third-generation technology strategy. Under certain conditions, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require us to purchase their equity interests. If this right were exercised five years after license grant, the price could be as much as approximately $950 million and would be payable, at our option, in cash or marketable securities. The amount would be less if the right were exercised earlier. Formal grant to Alaska Native Wireless of the licenses successfully bid upon in the auction has not yet occurred and is subject to resolution of the matters described above and administrative procedures.

  Mobile wireless network

     Coverage. As of March 31, 2001, our built network, including partnership and affiliate markets, covered 98% of the U.S. population, including operations in all 50 of the largest U.S. metropolitan areas. Our wireless network operates using both 850 megahertz and 1900 megahertz licenses. Where agreements

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are in place, we are able to offer service to customers of other wireless providers when they travel through our service area, and our subscribers can roam through other wireless providers' service areas.

     Analog and digital technologies. We offer both analog and digital service in our 850 megahertz markets and digital service in our 1900 megahertz markets. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Moving customers to digital service has been a key component of our overall wireless strategy. Digital service enables us to provide added benefits and services to our customers, including extended battery life, caller ID, text messaging and voicemail with message waiting indicator.

     We have pursued a strategy to convert our analog networks and subscriber base to digital. The primary goals of this program are capacity expansion, cost reduction, and product improvement. As of March 31, 2001, over 92% of our consolidated subscribers use digital service, accounting for over 95% of our traffic.

     As we grow our customer base and add new services and applications, such as data services, we will need to increase capacity to support higher network traffic. Digital voice paths require less radio frequency spectrum capacity than do analog voice paths. Further capacity improvements are possible using other digital techniques, and we believe that we are currently yielding from our digital mobile systems as much as four times the capacity of an analog system using equivalent spectrum. Further capacity improvements are possible using other digital techniques that would yield as much as or more than six times analog capacity. We and our suppliers currently are developing and intend to deploy such additional capacity-enhancing technology within our existing spectrum.

     We intend to deploy our national GSM digital technology platform, adding interim enhanced wireless data services using GPRS technology as well as third-generation EDGE technology within our existing spectrum resources, and eventually including third-generation capabilities using UMTS technology, largely using our existing spectrum resources. The deployment of new technology is expected to be one factor that increases the spectrum efficiency of our existing digital mobile network, in combination with increased network capacity through cell site construction. We believe that our competitors that have not converted to digital will not have the same flexibility in deploying high-speed data services.

     We believe that our continued success depends on having a competitive cost structure. In addition to enhancing capacity, digital technology allows us to produce network minutes with less capital and operating expense than analog technology. Not only is the cost of digital network equipment lower per voice path than analog network equipment, but also fixed costs, such as towers, shelters and other common equipment, are reduced by spreading them over a larger number of minutes. Digital has also allowed us to improve our roaming costs substantially using over-the-air programming, which enables phones to select the most cost-effective roaming partners. We believe that our prompt implementation of digital technology gives us a cost advantage over our competitors that are more dependent on analog.

     Moving customers to digital service is a key component of our overall wireless strategy. Digital technology provides a host of feature improvements to our customers. To date, we have delivered on our digital networks such features as caller ID, voicemail with message waiting indicator, short alphanumeric message service, and Wireless Office Service.

     TDMA network. We chose time division multiple access, or TDMA, technology for our second-generation voice digital network, although we do operate a small number of markets utilizing code division multiple access, or CDMA, that were operating that technology when we acquired them. TDMA permits the use of advanced tri-mode handsets that allow for roaming across analog and digital systems and across 850 megahertz and 1900 megahertz spectrums. This digital technology allows for enhanced services and features, such as short alphanumeric message service, extended battery life, added call security and improved voice quality. TDMA's hierarchical cell structure enables us to enhance network coverage with lower incremental investment through the deployment of smaller, lower range cell sites than

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are generally used. This enables us to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as fixed wireless and wireless office applications. TDMA technology served an estimated 61 million subscribers worldwide and 30 million subscribers in North America as of December 31, 2000, according to the Universal Wireless Communications Consortium, an association of TDMA service providers and manufacturers. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Nortel Networks Inc. A number of other wireless service providers have chosen CDMA or GSM as their current digital wireless technology. We intend to deploy an overlay of GSM technology to our TDMA network, as part of our third-generation development strategy.

  Cellular digital packet data network

     Our existing network utilizing packet-switched data technology, called CDPD, covers a U.S. population of 106 million as of March 31, 2001, which represents approximately 55% of our built network. Our customers on this data network can roam on the data networks of other wireless providers who use the same cellular digital packet data technology, which, together, cover additional U.S. population of 74 million. Cellular digital packet data is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Using this technology, data files and transactions are divided into small packets and sent on a dedicated wireless channel. In many data applications, data is sent in bursts with intermittent quiet periods. Packet transmission technologies take advantage of this fact and allow user data to be efficiently carried on the same network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, our packet-switched data service is a significantly more cost-effective means of sending data for the majority of applications because it allows many users to share the same channel.

  Third-generation development strategy

     Third-generation technologies will allow carriers to provide high-speed wireless packet data services and ultimately voice services using Internet Protocol. We believe that a sound third-generation strategy should allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, we believe third-generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. We had previously chosen TDMA-EDGE as our next generation wireless architecture, to be deployed on our TDMA network platform, as a means of accomplishing all of these goals. With this strategy, we expected to be able to offer initial TDMA-EDGE services sometime in 2002, with substantial deployment continuing into 2003.

     However, in November 2000, we announced that we have selected for our eventual third-generation services the technological standard that is the same global standard that has been selected by service providers throughout Europe, in Japan and in other parts of the world. This standard, known as UMTS (for universal mobile telecommunications system), has generally been accepted as the successor technology to the second-generation digital technology known as GSM (for global system for mobile communications). UMTS is also known as W-CDMA, or wideband code division multipleband access. Despite the similarity of the acronyms, CDMA 2000 and W-CDMA are not compatible.

     To accelerate the availability of enhanced data services offerings, we recently announced plans to deploy a GSM platform for interim improvements in wireless data capabilities on the evolutionary path to third-generation services, as well as associated voice services. This platform will be deployed as an overlay on our second-generation voice network. GSM platform deployment is planned to begin in the second half of 2001. We plan to make interim enhanced data services available using GPRS technology deployed on the GSM network starting in 2001. Third-generation EDGE technology service is expected to be available in 2002. We currently plan to deploy third-generation UMTS technology beginning in 2003, depending on the availability of network equipment and customer devices. By making services on GPRS technology available in 2001, we expect to be able to make enhanced data services available to customers earlier than our originally planned deployment of TDMA-EDGE in 2002.
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     Due to its broad international acceptance, the GSM platform equipment needed is readily available in the market. The overlay strategy also will allow us to use our existing cell site facilities and spectrum. Because of these efficiencies, we expect that our network capital expenditures associated with the high speed data technology included in our third-generation plans over the period of deployment will be only modestly greater than our earlier third-generation migration plan, but may occur in earlier periods.

     Like our current packet data network, the technology standards we have selected for our enhanced and third-generation data services strategy are also Internet Protocol based. As a result, we expect that our near term use of our existing packet data network to develop innovative solutions will provide migration for our data customers. We expect that all the applications developed and deployed today will migrate to GPRS-based and eventually to EDGE-based services as customers upgrade their equipment to the new technologies to be deployed. However, when deployed using GPRS and EDGE technologies, these applications are expected to operate at higher speeds where deployed.

     This plan is expected to enable us to provide customers with earlier availability of a wide range of data service offerings on a broad array of devices (phones, personal data assistants or PDA's, laptops, etc.). We plan to sell handsets combining our current TDMA transmission technology and the GSM technology platform we plan to deploy with enhanced and third-generation GPRS and EDGE technologies, which would provide customers the benefit of access to our current voice network as well as the new enhanced and high-speed data services when available. Industry specifications for the combined technology handsets were jointly developed by the Universal Wireless Communications Consortium and the North American GSM Alliance. We are in discussions with manufacturers to develop such devices.

     In November 2000, AT&T announced nonbinding letters of intent with Ericsson, Lucent Technologies, Nokia and Nortel Networks for third-generation network equipment and, in the case of Nokia and Ericsson, for future generation wireless customer terminals. We began negotiating definitive agreements with these and other vendors during the fourth quarter of 2000 and have executed several of these agreements.

  Fixed Wireless

     Fixed wireless service provides customers with a high-speed packet data channel that can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service became capable of speeds of up to one megabit per second in the fourth quarter of 2000. In the future, the fixed wireless technology may evolve to provide higher than one megabit of bandwidth per second. Currently, the offering provides expansion up to four lines of wireline quality voice telephony, including custom calling features available today over wireline networks (e.g., call waiting, caller ID, three-way calling).

     Both the data and voice channels are delivered over the existing telephone wiring within the residence or small business premises, allowing customers to utilize their existing telephones. Once connected to the existing telephone wiring within the premises, the fixed wireless equipment (in combination with installation of third party hardware) supports multiple simultaneous PC connections to the Internet within the premises. Data and telephone equipment are connected within the premises using the standard jacks that already exist on the premises. All data transmissions are secured for customer privacy and fraud protection by use of proprietary protocols. Voice transmissions are encrypted for customer privacy and fraud protection.

     The data aspect of fixed wireless service will be further developed to create an environment in which customers may select and easily change their third party Internet service provider.

     In order to install fixed wireless service in a customer's premises, we must mount a flat panel antenna on the outside of a customer's premises and certain electronic equipment, including a backup battery supply, inside the premises. Once installed, the antenna on the customer's premises communicates with a neighborhood antenna and base station that, in many cases, shares its physical location with an antenna

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and base station site used to serve our mobile wireless service. Thus, in many cases the mobile and fixed wireless networks will share a common infrastructure for towers and base station sites.

COMPETITION

     Competition for subscribers among wireless service providers is based principally upon the services and features offered, call quality, customer service, system coverage and price. Our ability to compete successfully will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and pricing strategies. Increased competitive pressures, the introduction of popularity of new products and services, including prepaid phone products, as well as a general softening of the economy, could adversely affect our results, increase our churn and decrease our average revenue per user. Our primary national competitors are Cingular, Verizon Wireless, Nextel Communications, Inc., Deutsche Telekom/VoiceStream Wireless and Sprint PCS.

     In addition, the wireless communications industry has been experiencing significant consolidation and we expect that this consolidation will continue. The previously announced, or recently completed, mergers or joint ventures of Bell Atlantic/GTE/Vodafone AirTouch (now called Verizon), SBC/Bell South/ Ameritech (now called Cingular) and Deutsche Telekom/VoiceStream Wireless have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to our offerings. These mergers or ventures have caused our ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, or POPs, we, including partnerships and affiliates, rank third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than us and to obtain roaming rates that are more favorable than those we obtained, and may be better able to respond to our offers.

     Our cellular operations have always experienced direct competition from the second cellular licensee in each market. Beginning in 1997, we began experiencing competition from as many as six license holders in certain markets. Competition from new providers in our markets will continue to increase as the networks of license holders are built out over the next several years. In addition, the FCC is likely to offer additional spectrum for wireless mobile licenses in the future using existing or new technologies. See also "Risk Factors -- Risk Factors Relating to the Split-off -- AT&T's restructuring may adversely impact our competitive position."

PATENTS AND TRADEMARKS

     We, AT&T and our respective subsidiaries own numerous patents in the United States and foreign countries. The foreign patents are generally counterparts of the U.S. patents. Our U.S. patents and licensed patents have remaining lives generally ranging from one to 19 years. Our foreign patents and licensed patents have remaining lives generally in a similar but shorter range as our U.S. patents. Many of these patents are licensed to others and AT&T, and our subsidiaries are licensed to use certain patents licensed from others. Until now, patents sometimes have been managed by the AT&T group originating or utilizing the patent, and sometimes have been managed by a different AT&T group; patents utilized by us have been managed by the group that has managed it historically. After the split-off, we and AT&T Common Stock Group will cross-license to each other their patents owned as of the time of the split-off as well as certain patents issuing from patent applications pending at the time of the split-off. This arrangement is intended to preserve each group's right to use the patents managed by the other group, or with respect to which either has the power to grant such rights, for appropriate business activities. There will be no royalty or licensing fees related to these arrangements for patents owned by the respective group.

     AT&T has numerous trademarks registered throughout the world. AT&T considers many of its trademarks to be valuable assets, particularly the AT&T brand name and globe logo. We currently have access to these trademarks, including the AT&T brand name and globe logo, in the United States and other countries. After the split-off, we will be licensed by AT&T to use a number of AT&T's trademarks

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that we have been using to date, including the AT&T brand name and globe logo.
The initial term of the license will be five years, with the right to renew the license for an additional five years. The license will be royalty free, but will include a brand maintenance fee computed as a percentage of our gross revenue on services using the licensed trademarks. That percentage during the initial term declines over one- or two-year increments; and, during the renewal term, the percentage remains at the percentage set for the final year of the initial term. This license will be exclusive and world-wide for wide-area mobile cellular wireless services, with the exception of certain countries in which AT&T has already licensed the brand for these services. The license to use the brand for fixed wireless is non-exclusive and is limited to residential markets, and if certain preconditions are met, the license may be extended to small business markets; but in neither case does the license extend to the service areas of cable systems currently owned and operated by AT&T (other than in certain areas of Dallas, Texas) or in which AT&T currently has an attributable ownership interest, or to certain designated market areas.

     In total, these patents, patent applications, trademarks and licenses are material to our business.

EMPLOYEES

     As of March 31, 2001, we employed approximately 29,500 individuals in our operations, including our fixed wireless operations, virtually all of whom are located in the United States.

PROPERTIES

     Our corporate headquarters consist of leased office space in six buildings in Redmond, Washington occupying approximately 582,000 combined square feet. We also have additional administrative office space in approximately 120 buildings throughout the United States and maintain 16 customer service centers. Our customer service centers are located in the following cities:

- Anaheim, California

- Austin, Texas

- Bethlehem, Pennsylvania

- Bothell, Washington

- Greensboro, North Carolina

- Harrisburg, Pennsylvania

- Livermore, California

- Minneapolis, Minnesota

- Oklahoma City, Oklahoma

- Orlando, Florida

- Paramus, New Jersey

- Plano, Texas

- Portland, Oregon

- Sacramento, California

- San Francisco, California

- Santa Rosa, California

We lease all of our office space, with the exception of three buildings in Alaska, Hawaii and Florida, which we own. Our total national office space, including our corporate headquarters, administrative office space and customer service centers, totals approximately 4,913,000 square feet.

     We also operate approximately 585 company stores, four of which are in facilities in Hawaii and Florida that we own and the remainder of which are in leased facilities. Moreover, we operate 190 kiosks that are located in shopping malls or within another retail store.

     We store inventory and conduct distribution from numerous small facilities, none of which are significant to our business.

     At the end of December 31, 2000, we own, or control through leases or licenses, approximately 14,000 properties consisting of cell and switching equipment sites, and other plant and equipment used to provide wireless communications services. These leases generally have a term of five years with four options to renew for another five years. These properties are located throughout 43 states and each of which occupies less than 300 square feet. These properties include land, interior and rooftop office space, and space on existing structures of various types used to support equipment used to provide wireless communications services. Most of the leased properties are owned by private entities and the balance is owned by municipal entities.

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     Plant and equipment used to provide wireless services consist of:

     - switching, transmission and receiving equipment,

     - connecting lines (cables, wires, poles and other support structures, conduits, etc.),

     - land and buildings,

     - easements, and

     - other miscellaneous properties (work equipment, furniture and plants under construction).

     The majority of the lines connecting our services to other telecommunications services and power sources are on or under public roads, highways and streets. The remainder are on or under private property.

     As of December 31, 2000, our estimated commitments associated with these leases were approximately $1.4 billion.

REGULATORY ENVIRONMENT

     The FCC regulates the licensing, construction, operation, acquisition, sale and resale of wireless systems in the United States pursuant to the Communications Act of 1934 and the associated rules, regulations and policies promulgated by the FCC. FCC terminology distinguishes between "cellular" licenses, which utilize a frequency of 850 megahertz, and "PCS" licenses, which utilize a frequency of 1900 megahertz. The different types of licenses and their associated systems may have differing technical characteristics.

  Licensing of wireless services systems

     We own protected geographic service area licenses granted by the FCC to provide cellular service and PCS. We also own licenses granted by the FCC to provide point-to-multi-point communications services in various bands.

     A cellular system operates on one of two 25 megahertz frequency blocks that the FCC allocates for cellular radio service. Cellular systems generally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular license areas are issued for either metropolitan service areas or rural service areas. Initially, one of the two cellular licenses available in each metropolitan service area or rural service area was awarded to a local exchange telephone company by the FCC, while the other license was awarded either through competitive processes or lotteries. Licenses were issued beginning in 1983, and over the years numerous license transfers and corporate reorganizations have obscured the original pattern of distributing one set of licenses to local telephone company affiliates and the other to companies that do not have local exchange service in the license area.

     A PCS system operates on one of six frequency blocks allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications as well. For the purpose of awarding PCS licenses, the FCC has segmented the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area and four licenses for each basic trading area. The two major trading area licenses authorize the use of 30 megahertz of spectrum. One of the basic trading area licenses was initially for 30 megahertz of spectrum, and the other three are for 10 megahertz each. Subject to some conditions, the FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party.

     The FCC awarded initial PCS licenses by auction. Auctions began with the 30 megahertz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allowed troubled entities that won PCS 30 megahertz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or
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all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. In addition, certain of the C-Block licenses are currently in bankruptcy proceedings. The FCC cancelled some of these licenses, and completed the reauction of the licenses in January 2001. The FCC's cancellation of the licenses has been challenged by one of the bankrupt licensees, and there is no guarantee that the reauction or the award of any licenses pursuant to the reauction will not be affected by this challenge.

     Under the FCC's current spectrum aggregation rules, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 megahertz of PCS, cellular and certain specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently increased this limit to 55 megahertz for rural areas. These spectrum aggregation rules are subject to a pending FCC proceeding that could revise or eliminate them.

     All wireless licenses have a 10-year term, at the end of which term they must be renewed. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings.

     All wireless licenses must satisfy specified coverage requirements. Cellular licenses were required, during the five years following the grant of the license, to construct their systems to provide service (at a specified signal strength) to the territory encompassed by their service area. Failure to provide such coverage resulted in reduction of the relevant license area by the FCC. All 30 megahertz A, B and C block PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the initial license grants and to two-thirds of the population within ten years. All D, E, F block PCS licensees and certain 10 or 15 megahertz C block licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Other point-to-multi-point licenses require a showing of substantial service at renewal. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     In an effort to balance the competing interests of existing microwave users in the PCS bands and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. The transition period contemplates negotiations between microwave licensees and PCS licensees to accomplish the transition and to govern the terms and conditions of the transition of microwave licensees from the PCS spectrum. Generally, there is a "voluntary" negotiation period during which incumbent microwave licensees can, but do not have to, negotiate with PCS licensees. This is followed by a "mandatory" negotiation period during which incumbent microwave licensees must negotiate in good faith with PCS licensees.

     Wireless systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to tower siting and construction activities. We expect to use common carrier point-to-point microwave facilities to connect certain wireless cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS and cellular service. The FCC does not regulate commercial mobile radio service or private mobile radio

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service rates. However, commercial mobile radio service providers are common carriers and are required under the Communications Act to offer their services to the public without unreasonable discrimination. The FCC's rules currently require providers to permit others to resell their services for a profit; however, these rules will expire in 2002.

  Transfers and assignments of spectrum licenses

     Except for transfers of control or assignments that are considered "pro forma," the Communications Act and FCC rules require the FCC's prior approval for the assignment of a license or transfer of control of a license for a PCS or cellular system and other types of wireless licenses. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a PCS license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required if we sell or acquire interests over a certain size. Approval by state or local regulatory authorities having competent jurisdiction may also be required in some circumstances.

  Foreign ownership

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure before the split-off, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

  Recent regulatory developments

     The FCC has announced rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, location and other useful information. Commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and location (initially the location of the cell site first transmitting the call, and ultimately by an approximation of the caller's actual location) if requested to do so by a public safety dispatch agency. Providers may use either network or handset-based technologies to provide the approximation of the caller's actual location. There is no requirement that dispatch agencies reimburse the provider for their costs of deploying such technologies. 911 service must be made available to users with speech or hearing disabilities, but this requirement does not apply to providers of digital wireless services until 2002. Finally, wireless handsets capable of receiving analog signals must be able to complete 911 calls using the strongest analog signal available to the caller, even if the caller does not subscribe to the carrier providing the strongest signal. State actions incompatible with the FCC rules are subject to preemption by the FCC. We have sought a waiver of certain aspects of the FCC's Phase II location rules to permit us to implement certain location technologies. There can be no assurance that the request will be granted.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S.

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Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme
Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels. In July 2000, the Eighth Circuit rejected certain aspects of the FCC's pricing methodology, but stayed its order pending appeal by affected parties to the U.S. Supreme Court. The U.S. Supreme Court has agreed to review this case.

     In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and can be required to contribute to state universal funds. Many states are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. The FCC's universal service order was modified on appeal in the U.S. Court of Appeals for the Fifth Circuit. The court's ruling has had the effect of reducing commercial mobile radio service provider support payments required for the federal universal service programs. The U.S. Supreme Court has agreed to address the constitutionality of the FCC's universal service order, in particular as it affects the amount of funds to which telephone companies are entitled to help defray the costs of providing basic telephone service. The Court's determination may also affect the FCC's interconnection pricing methodology.

     On August 1, 1996, the FCC released a report and order expanding the flexibility of cellular, PCS and other commercial mobile radio service providers to provide fixed as well as mobile services. These fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup services to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. If the fixed services are provided as an ancillary service to a carrier's mobility services, the FCC has decided that such fixed services should be regulated as commercial mobile radio services. The FCC declined to render a prospective ruling on how fixed services provided on a co-primary basis with mobility services should be regulated or if they should be subjected to universal service obligations. Rather, it has announced its intention to decide such matters on a case-by-case basis depending on the characteristics of a provider's fixed service offering. The FCC has been presented with one such case, but has not yet ruled on it. It is unclear what effect, if any, such a ruling would have on our business.

     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that number portability is necessary to conserve telephone numbers. The FCC has also adopted rules requiring cellular and PCS providers to provide certain functions to facilitate electronic surveillance by law enforcement officials by June 30, 2000. Carriers must be able to provide additional surveillance capabilities by September 30, 2001. We have sought permission for a flexible deployment schedule from the FCC. The FCC has not ruled on the request and there can be no assurance that the FCC will grant the request. In addition, in August 2000, the U.S. Court of Appeals for the District of Columbia Circuit invalidated some of these rules and remanded them to the FCC for further consideration. Various other petitions are pending before the FCC seeking suspension or further extensions of the deadlines applicable to providing surveillance capabilities. It is not known how the FCC will revise its rules or whether it will extend either or both of the compliance deadlines or what the scope of penalties for failing to comply may be.

     In 1997, the FCC determined that the rate integration requirement of the Communications Act applies to the interstate, interexchange services of commercial mobile radio service providers. Rate integration requires a carrier to provide service between the continental U.S. and offshore U.S. states and
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territories under the same rate structure applicable to service between two points in the continental U.S. The FCC delayed implementation of the rate integration requirements with respect to the wide area rate plans we offer pending further reconsideration of its rules. The FCC also delayed the requirement to integrate commercial mobile radio service long-distance rates among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC announced it would initiate a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including one-rate plans. In July 2000, the U.S. Court of Appeals for the District of Columbia Circuit reversed the FCC's holding that the Communications Act unambiguously extends rate integration to providers of commercial mobile services. The court remanded the matter to the FCC for further consideration. Pending conclusion of this further proceeding, the rate integration requirement does not apply to commercial mobile services. To the extent that we are required to offer services subject to the FCC's rate integration requirements, our pricing flexibility will be reduced. We cannot assure you that the FCC will decline to impose rate integration requirements on us or decline to require us to integrate our commercial mobile radio service long-distance rates across our commercial mobile radio service affiliates.

     In 1998, the FCC adopted new rules limiting the use of customer proprietary network information by telecommunications carriers in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules were struck down by the U.S. Court of Appeals for the Tenth Circuit in 1999, and their effectiveness has been stayed pending the court's review of a petition to the FCC for reconsideration. Even if the rules are reinstated, we do not anticipate that they will result in a significant adverse impact on our financial position, results of operation or liquidity.

     State commissions have become increasingly aggressive in their efforts to conserve numbering resources. Examples of state conservation methods include: number pooling, number rationing and code sharing. A number of states have petitioned the FCC for authority to adopt "technology specific" overlays that would require wireless providers to obtain telephone numbers out of a separate area code and may require wireless providers to change their customers' telephone numbers. These efforts may impact wireless service providers by imposing additional costs or limiting access to numbering resources.

     The FCC has adopted detailed billing rules for landline telecommunications service providers and applied a number of these rules to commercial mobile radio services providers. The FCC is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if such results are not readily achievable, it is not clear how liberally the FCC will construe this exemption. Accordingly, the rules could require us to make material changes to our network, product line, or services at our expense.

     The FCC has adopted rules specifying standards and the methods to be used in evaluating radio frequency emissions from radio equipment, including network equipment and handsets used in connection with commercial mobile radio service. These rules were upheld on appeal by the U.S. Court of Appeals for the Second Circuit. The U.S. Supreme Court declined to review the Second Circuit's ruling. Our network facilities and the handsets we sell to customers comply with these standards.

     Media reports have suggested that some radio frequency emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Although some studies have suggested that
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radio frequency emissions may cause certain biological effects, all of the expert reviews conducted to date have concluded that the evidence does not support a finding of adverse health effects but that further research is appropriate. Earlier this year, CTIA entered into a Cooperative Research and Development Agreement to sponsor such research.

     Studies have shown that some hand-held digital telephones may interfere with some medical devices, including hearing aids and pacemakers. The FDA has recently issued guidelines for the use of wireless phones by pacemaker wearers. Additional studies are underway to evaluate and improve the compatibility of hearing aids and digital wireless phones.

  State and local regulation

     State and local governments are preempted from regulating either market entry by, or the rates of, wireless operators. However, state governments can regulate other terms and conditions of wireless service and several states have imposed, or have proposed legislation that will impose, various consumer protection regulations on the wireless industry. As noted above, states also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC and have been delegated certain authority by the FCC in the area of number allocation and administration. At the local level, wireless facilities typically are subject to zoning and land use regulation. However, under the federal Telecommunications Act, neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or unreasonably discriminate against a carrier. Numerous state and local jurisdictions have considered imposing conditions on a driver's use of wireless technology while operating a motor vehicle, and a few have actually done so.

LEGAL PROCEEDINGS

     Several lawsuits have been filed asserting claims that we collected charges for local government taxes from customers that were not properly subject to those charges. We have entered into a settlement of one of these cases, although the settlement has been challenged on appeal. We have asserted in those cases that any recovery should come from the municipalities to which the taxes were paid.

     Several class action lawsuits have been filed in which claims have been asserted that we did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore have failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100 million.

     Several other class action or representative lawsuits have been filed against us that allege, depending on the case, breach of contract, misrepresentation or unfair practice claims relating to our billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing and/or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100 million. One of these two cases was dismissed and the dismissal was affirmed in part on appeal. Settlement negotiations are ongoing in both cases.

     Several class action lawsuits have been filed against AT&T, several other wireless service operators and several wireless phone manufacturers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for the costs of headsets for wireless phone users as well as injunctive relief. In connection with the split-off, we will be allocated all of the liability, if any, arising from such lawsuits.

     We are involved in a patent infringement action against GTE in the U.S. District Court in Seattle, Washington. GTE claims that the Nokia phones manufactured for us infringe a GTE patent for over-the-air activation and over-the-air programming. We are seeking a declaratory judgment that use of over-the-air activation does not infringe GTE's patent. GTE has not specified amounts of claimed damages.

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     We are involved in an international arbitration proceeding concerning interests in a Malaysian telecommunications joint venture, Maxis Communications Bhd, a former MediaOne business acquired by AT&T and sold to us in the fourth quarter of 2000. In the arbitration, a group of Malaysian stockholders claim that MediaOne breached fiduciary duties and contractual obligations owed to the joint venture. The arbitration claim asserts damages of $400 million. If the split-off is completed, we will assume a portion of the liabilities, if any, relating to this action, subject to certain adjustments. In March 2001, we entered into an agreement with other shareholders of Maxis Communications Bhd who are the claimants in this arbitration, for the sale of our entire interest in that entity and the resolution of the claims asserted in the arbitration proceeding. The parties agreed to suspend the arbitration proceeding pending closing of this transaction, and expect to terminate the arbitration proceeding when the sale has been completed.

     Stockholders of a former competitor of our air-to-ground business are plaintiffs in a lawsuit filed in 1993, alleging that we breached a confidentiality agreement, used trade secrets to unfairly compete, and tortiously interfered with the business and potential business of the competitor. Plaintiffs sought damages in an unspecified amount in excess of $3.5 billion. We obtained partial summary judgment and then prevailed on the remainder of the claims at a trial on the validity of a release of plaintiffs' claims. Final judgment was entered against plaintiffs on their claims, and plaintiffs appealed. On appeal, the Appellate Court of Illinois, Second District, reversed and remanded the case for trial indicating that certain issues decided by the judge needed to be resolved by a jury.

     We are vigorously defending each of these claims. We cannot predict the final outcome of these disputes.

     Several lawsuits have been filed against AT&T, certain executives of AT&T and us and a group of investment banking firms, seeking class certification and asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning the company's earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the public offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The complaints do not specify amounts of damages claimed, although the plaintiffs are seeking to recover for declines in stock prices of AT&T securities, including the AT&T Wireless Group tracking stock. In connection with the split-off, we will be allocated a portion of the liabilities, if any, arising out of these actions to the extent relating to AT&T Wireless Group tracking stock.

     We are also a defendant in other legal actions involving claims incidental to the normal conduct of the running of our business. We believe that the amounts that may be paid in these actions will not be material to our financial position, results of operations or cash flow.

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                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following table sets forth information as to persons who serve or who are expected to serve as our directors, executive officers or key employees immediately following the split-off. Our board of directors will be comprised of eight directors, divided into three classes. It is expected that two will be Class 1 directors, with terms expiring at the annual meeting of stockholders to be held in 2002, three will be Class 2 directors, with terms expiring at the annual meeting of stockholders to be held in 2003, and three will be Class 3 directors, with terms expiring at the annual meeting of stockholders to be held in 2004.

NAME                           AGE                           POSITION
----                           ---                           --------
John D. Zeglis...............  54    Chairman of the Board and Chief Executive Officer
Mohan S. Gyani...............  49    President and Chief Executive Officer, AT&T Mobility
                                     Services
Michael G. Keith.............  53    President, AT&T Fixed Wireless Services
Jordan M. Roderick...........  43    President, AT&T Wireless Services, International
Andre Dahan..................  52    President, Mobile Multimedia Services
Robert H. Johnson............  47    Executive Vice President, National Wireless Operations
Harold W. Burlingame.........  61    Executive Vice President, Communications
Joseph McCabe Jr.............  50    Executive Vice President and Chief Financial Officer
Michael R. Benson............  46    Senior Vice President and Chief Information Officer
Lewis W. Chakrin.............  53    Senior Vice President, Corporate Strategy and Planning
William W. Hague.............  46    Senior Vice President, Business Development
Gregory P. Landis............  50    Senior Vice President, General Counsel and Corporate
                                     Secretary
D. Jane Marvin...............  42    Senior Vice President, Human Resources
Roderick D. Nelson...........  41    Senior Vice President and Chief Technology Officer
Philip H. Osman..............  47    Executive Vice President, Mobile Multimedia Services
Gregory L. Slemons...........  47    Senior Vice President, Wireless Network Services
Laurence C. Seifert..........  62    Executive Vice President, AT&T Fixed Wireless Services
Walter Y. Elisha.............  68    Director Nominee
Donald V. Fites..............  67    Director Nominee
Ralph S. Larsen..............  62    Director Nominee
John W. Madigan..............  64    Director Nominee
Nobuharu Ono.................  55    Director Nominee
A. Barry Rand................  56    Director Nominee
Carolyn M. Ticknor...........  54    Director Nominee

     John D. Zeglis is our Chairman of the Board and Chief Executive Officer, positions he has held since 1999. From 1997 to 1999, Mr. Zeglis served as President of AT&T, and from June to November 1997, he served as its Vice Chairman. He was AT&T's Senior Executive Vice President and General Counsel from 1996 to 1997, and Senior Vice President and General Counsel from 1986 to 1996. Mr. Zeglis began his career with AT&T in 1984. Mr. Zeglis is a director of AT&T, Helmerich and Payne Inc., Georgia-Pacific Corporation and Sara Lee Corporation. He is expected to leave the AT&T board of directors at the time of the split-off.

     Mohan Gyani is our President and Chief Executive Officer, AT&T Mobility Services, and has been President and Chief Executive Officer, AT&T Wireless Group for the AT&T Wireless Group since 2000. From 1995 to 1999, Mr. Gyani served as Executive Vice President and Chief Financial Officer of Airtouch Communications (now part of Verizon Communications, Inc.), a wireless communication provider. Mr. Gyani began his career with AT&T Wireless Services in 2000. Mr. Gyani is a director of At Home Corporation, and is a member of the Executive Committee of the Cellular Telecommunications Industry Association.

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     Michael G. Keith is our President, AT&T Fixed Wireless Services, a position he has held since 1999. From 1998 to 1999, Mr. Keith served as President, AT&T Business Services. Prior to that, he was Vice President & General Manager, AT&T Global Services from 1997 to 1998 and Vice President and General Manager, AT&T Business Customer Care from 1996 to 1997. Mr. Keith began his career with AT&T in 1978. Mr. Keith is a director of Tality, Inc.

     Jordan M. Roderick is our President, AT&T Wireless Services, International, a position he has held since 2000. From 1998 to 2000, Mr. Roderick served as Executive Vice President, Wireless Technology and Products. He was Executive Vice President, National Operations in 1997 and prior to that served as President, Messaging Division, in 1996. Mr. Roderick began his career with AT&T Wireless Services in 1992. Mr. Roderick is a director of Rogers Wireless Communications, Inc., Rohn Industries, Inc., Far Eastone Telecommunications, Inc. and PrairieComm, Inc.

     Andre Dahan will become the President of our Mobile Multimedia Services subsidiary in July 2001. From 2000 to 2001, Mr. Dahan served as Senior Vice President, Electronic Commerce of The Dun & Bradstreet Corporation, a worldwide provider of business information and related decision-support services, and from 1999 to 2001, served as President of eccelerate.com, Inc. (a subsidiary of Dun & Bradstreet). Prior to that, he served as President of Dun & Bradstreet, North America and Global Accounts, from 1999 to 2000, and as President of Dun & Bradstreet U.S. from 1997 to 1999. From 1996 to 1997, Mr. Dahan was Senior Vice President of Worldwide Operations of Sequent Computer Systems, Inc., a provider of high- and mid-range servers and related products.

     Robert H. Johnson is our Executive Vice President, National Wireless Operations, a position he has held since 1999. In 1999, Mr. Johnson also served as Senior Vice President, National Markets. Prior to that, he was President, Western Region in 1998, and from 1996 to 1998 was President, Aviation Communications Division. Mr. Johnson began his career with AT&T Wireless Services in 1988.

     Harold W. Burlingame is our Executive Vice President, Communications, a position he has held since 2000. In 1999, Mr. Burlingame served as Executive Vice President, Merger and Joint Venture Integration of AT&T. Prior to that he was Executive Vice President, Human Resources of AT&T, from 1987 to 1999. Mr. Burlingame began his career with AT&T in 1978. Mr. Burlingame is a director of Unisource Energy Corp.

     Joseph McCabe Jr. is our Executive Vice President and Chief Financial Officer, positions he has held since 2001. From 1999 to 2001, Mr. McCabe served as Vice President and Chief Financial Officer. From 1997 to 1999, Mr. McCabe served as Vice President and Chief Financial Officer, AT&T Consumer, Local Services and AT&T Wireless Services. Prior to that he served as Vice President and Chief Financial Officer, International Operations of AT&T from 1996 to 1997. Mr. McCabe joined AT&T in 1983.

     Michael R. Benson is our Senior Vice President and Chief Information Officer, positions he has held since 2000. From 1998 to 2000, Mr. Benson served as Vice President, Retail and Distribution Systems. Prior to that he was Vice President and Chief Information Officer, Messaging Division from 1995 to 1996. Mr. Benson began his career with AT&T Wireless Services in 1987.

     Lewis M. Chakrin is our Senior Vice President and Chief Strategy Officer, positions he has held since 2000. From 1998 to 2000, Mr. Chakrin served as Vice President, Product Management/Consumer Services of AT&T. Prior to that he was Vice President, AT&T Strategic Business Development from 1996 to 1998. Mr. Chakrin began his career with AT&T in 1969.

     William W. Hague is our Senior Vice President, Business Development and Acquisition, a position he has held since 1997. From 1995 to 1997, Mr. Hague served as Vice President, Acquisitions and Corporate Development. Mr. Hague began his career with AT&T Wireless Services in 1995. Mr. Hague is a director of Telecorp PCS, Inc. and Triton PCS Holdings, Inc.

     Gregory P. Landis is our Senior Vice President and General Counsel, positions he has held since 1995 and also is our Corporate Secretary, a position he has held since 2001. Mr. Landis began his career with AT&T Wireless Services in 1995.

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     D. Jane Marvin is our Senior Vice President, Human Resources, a position she has held since 2001. Prior to that, Ms. Marvin served as Executive Vice President of Human Resources for Covad Communications Group Inc., a high speed internet connection provider, from 1999 to 2001. Ms. Marvin served as Vice President, Human Resources for Ameritech, General Business Services from 1997 to 1999 and from 1995 to 1999 served as Director, Leadership and Executive Development for Ameritech Institute. Ms. Marvin joined AT&T Wireless Services in June 2001.

     Roderick D. Nelson is our Senior Vice President and Chief Technology Officer, positions he has held since 1998. From 1993 to 1998, Mr. Nelson served as Vice President, Technology Development. Mr. Nelson began his career with AT&T Wireless Services in 1985.

     Philip H. Osman is our Executive Vice President, Mobile Multimedia Services, a position he has held since 2001. In 2000, Mr. Osman served as Senior Vice President, Customer Platform Development and later became our Senior Vice President and Chief Administrative Officer. In 1999, Mr. Osman served as Senior Vice President, Consumer Franchise Operations of AT&T, and Senior Vice President, Consumer Services of AT&T, in 1998. Prior to that, he was Senior Vice President, Business Planning and Operations of AT&T, from 1995 to 1997. Mr. Osman began his career with AT&T in 1997.

     Gregory L. Slemons is our Senior Vice President, Wireless Network Services, a position he has held since 1997. Prior to that, Mr. Slemons served as Vice President, Technical Services, Central Region, from 1995. Mr. Slemons began his career with AT&T in 1973.

     Laurence C. Seifert is our Executive Vice President, AT&T Fixed Wireless Services, a position he has held since 2000. In 1999, Mr. Seifert served as Vice President, Wireless Local Technology. Prior to that, Mr. Seifert served as Senior Vice President, AT&T Wireless Services from 1996 to 1999. Mr. Seifert began his career with AT&T in 1957. Mr. Seifert is a director of Entomo, Inc.

     Walter Y. Elisha will become one of our directors on the split-off date. From 1983 until his retirement in 1998, Mr. Elisha served as Chairman of the Board of Springs Industries Inc., a textile manufacturing company, and as Chief Executive Officer of Springs Industries from 1981 to 1997. Mr. Elisha is a director of AT&T and Cummins Engine Company and is a Trustee of Wabash College. He also is a member of the Business Council and a former member of the President's Advisory Committee for Trade Policy and Negotiations. He is expected to leave AT&T's board of directors at the time of the split-off.

     Donald V. Fites will become one of our directors on the split-off date. From 1990 until his retirement in 1999, Mr. Fites served as Chairman of the Board and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines, and as President and Chief Operating Officer of Caterpillar from 1989 to 1990. Mr. Fites has previously served as Chairman of The Business Roundtable, the U.S.-Japan Business Council, the National Foreign Trade Council, and the Equipment Manufacturers' Institute. He is a director of the National Association of Manufacturers, and is a member of the Business Council and a former member of the President's Advisory Committee for Trade Policy and Negotiations. Mr. Fites is a director of AT&T, Oshkosh Truck Corporation, AK Steel Corporation, Exxon Mobil Corporation, Georgia-Pacific Corporation, and Wolverine World Wide, Inc. He is expected to leave AT&T's board of directors at the time of the split-off.

     Ralph S. Larsen will become one of our directors on the split-off date. Since 1989, Mr. Larsen has served as Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a pharmaceutical, medical, and consumer products company. Mr. Larsen is a former Chairman of the Board and is a member of the Executive Committee of The Business Council, and is a member of the Policy Committee of The Business Roundtable. He is a director of AT&T and Xerox Corporation. He is expected to leave AT&T's board of directors at the time of the split-off.

     John W. Madigan will become one of our directors on the split-off date. Since 1995, Mr. Madigan has served as Chief Executive Officer of Tribune Company, a media company, and has served as the

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Chairman of the Board of Tribune since 1996. He also has served as President of
Tribune since 1994. Mr. Madigan is a director of Morgan Stanley Dean Witter &
Co.

     Nobuharu Ono will become one of our directors on the split-off date. Since 2000, Mr. Ono has served as Executive Vice President and Senior Executive Manager of the Mobile Multimedia Division of NTT DoCoMo, Inc., a Japanese company providing a range of wireless telecommunications services and two-thirds owned by Nippon Telegraph and Telephone Company (NTT). Prior to that, Mr. Ono served as Senior Vice President of the Multimedia Business Department of NTT East Corp., an affiliate of NTT. From 1998 to 1999, he served as Senior Vice President of the Multimedia Business Department of NTT, and from 1994 to 1998, served as Vice President of the Multimedia Business Department of NTT. Prior to that, Mr. Ono served in various positions at NTT and other NTT affiliates since beginning with NTT in 1968. Mr. Ono is a director of NTT DoCoMo, Inc.

     A. Barry Rand will become one of our directors on the split-off date. Since March 2001, Mr. Rand has served as Chairman Emeritus of Avis Group Holdings, Inc., a worldwide car rental provider. From 1999 to March 2001, Mr. Rand served as Chairman of the Board and Chief Executive Officer of Avis Group Holdings, Inc. From 1992 to 1998, Mr. Rand served as Executive Vice President of Xerox Corporation, a photocopier and printer manufacturer, and also served in various positions since beginning with Xerox in 1968, including various executive positions. Mr. Rand is a director of Agilent Corp. and Abbott Laboratories. He also serves on the board of directors of the Urban Family Institute and is a member of the Board of Trustees of Howard University.

     Carolyn M. Ticknor will become one of our directors on the split-off date. From 1999 until her retirement in March 2001, Ms. Ticknor served as President, Imaging and Printing Systems, of Hewlett Packard Company, a global provider of computing, printing, and imaging products and services. She also served in various management roles since beginning with Hewlett-Packard in 1977, including serving as its President, LaserJet Solutions from 1994 to 1999. Ms. Ticknor is a director of Boise Cascade Corporation. She also serves on the Advisory Council of the Stanford Graduate School of Business.

COMMITTEES OF THE BOARD OF DIRECTORS

     Shortly after the split-off, our board of directors intends to establish an audit committee and a compensation committee. In addition, our board, by resolution, may from time to time establish other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

DIRECTOR COMPENSATION

     Currently, all of our directors are also our employees and do not receive compensation for their service on our board of directors. After the split-off, directors who are not employees will receive an annual cash retainer of $42,000, AT&T Wireless common stock units with a then-current market value of $42,000 and options valued at $42,000 to purchase AT&T Wireless common stock. The chairpersons of each committee will receive an additional annual retainer of $10,000. No fees will be paid for attendance at regularly scheduled board and committee meetings; however, directors will receive a fee of $1,250 for each special board or committee meeting attended. Board members will be entitled to receive additional restricted shares in lieu of cash payment due to them for board service. In addition, they will be entitled to defer all or a portion of their board fees. In addition, non-employee Directors who will join the board in connection with the split-off will receive an option to acquire 30,000 shares of AWS common stock.

     The cash portion of the salary for the director that DoCoMo nominated to our board of directors will be paid directly to DoCoMo.

EXECUTIVE COMPENSATION

     The following table sets forth information relating to compensation for our Chief Executive Officer and our four other most highly compensated executive officers for the year ended December 31, 2000. These executive officers are collectively referred to as our "named executive officers." Awards of options and stock appreciation rights ("SARs") relating to shares of AT&T common stock ("AT&T Shares") and AT&T Wireless Group tracking stock ("AWE Shares") are stated separately.

     At the completion of the split-off, the options and other employee benefits of the named executive officers will be subject to certain adjustments to reflect the split-off. See "Our Relationship with AT&T Following the Split-Off -- Agreements between AT&T and Us Relating to the
Split-off -- Employee Benefits Agreement."

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                         ANNUAL COMPENSATION(1)             COMPENSATION(3)
                                    ---------------------------------   ------------------------
                                                                                 AWARDS
                                                                        ------------------------
                                                              OTHER            SECURITIES
                                                             ANNUAL            UNDERLYING          ALL OTHER
                                                             COMPEN-        OPTIONS/SARS(#)         COMPEN-
NAMED OFFICER AND                                           SATION(2)   ------------------------   SATION(4)
PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)       ($)      AT&T SHARES   AWE SHARES      ($)
------------------           ----   ---------   ---------   ---------   -----------   ----------   ---------
John D. Zeglis.............  2000    975,000    1,075,000    922,121           --     2,400,000     126,855
  Chairman and Chief
  Executive Officer
Mohan S. Gyani.............  2000    562,500    1,036,772     11,047      839,000     1,500,000       4,500
  President and Chief
  Executive Officer, AT&T
  Mobility Services
Michael G. Keith...........  2000    481,250      450,000    226,406           --     1,100,000      56,142
  President, AT&T Fixed
  Wireless Services
Jordan M. Roderick.........  2000    344,054      297,287     28,559           --       700,000      13,654
  President, AT&T Wireless
  Services International
Robert H. Johnson..........  2000    368,460      340,892     22,880           --     1,000,000      14,450
  Executive Vice President,
  National Wireless
  Operations

---------------
(1) Compensation deferred at the election of named executive officers is included in the category (e.g., bonus) in which it would have otherwise been reported had it not been deferred.

(2) Includes (a) payments of above-market interest on deferred compensation, (b) dividend equivalents paid during the year with respect to long-term incentive compensation, and (c) tax payment reimbursements.

(3) Certain of the named executive officers hold restricted stock or restricted stock unit awards granted under a long-term incentive plan of AT&T. The aggregate number (and value) at December 31, 2000 of the awards held by these officers was: Mr. Zeglis, 102,000 ($1,759,500); Mr. Keith, 42,900 ($740,025); Mr. Roderick, 24,000 ($414,000); and Mr. Johnson, 18,500
    ($319,125).

(4) Includes (a) 401(k) matching contributions (Mr. Zeglis, $6,800; Mr. Gyani, $4,500; Mr. Keith, $6,800; Mr. Roderick, $4,304; and Mr. Johnson, $5,100);
    (b) profit sharing contributions (Mr. Roderick, $9,350; and Mr. Johnson, $9,350); (c) payments equal to lost 401(k) matching contributions caused by IRS limitations (Mr. Zeglis, $27,944; and Mr. Keith, $9,850); and (d) dollar value of the benefit of premiums paid for universal life insurance policies (unrelated to term insurance coverage) calculated on an actuarial basis (Mr. Zeglis, $92,110; and Mr. Keith, $39,492).

                        AGGREGATED OPTION/SAR EXERCISES
                     IN 2000 AND YEAR-END OPTION/SAR VALUES

     The following table sets forth information about options and SARs exercised by our named executive officers in 2000, and the number and value of options and SARs for AT&T Shares and AWE Shares held by the named executive officers at the end of that year.

                                                                                        EXERCISABLE/UNEXERCISABLE
                                                       EXERCISABLE/UNEXERCISABLE    ---------------------------------
                                                      ---------------------------      VALUE OF          VALUE OF
                                                       NUMBER OF      NUMBER OF       UNEXERCISED       UNEXERCISED
                                                      AT&T SHARES     AWE SHARES     IN-THE-MONEY      IN-THE-MONEY
                         NUMBER OF                     UNDERLYING     UNDERLYING     OPTIONS/SARS      OPTIONS/SARS
                           SHARES                     UNEXERCISED    UNEXERCISED       FOR AT&T           FOR AWE
                        ACQUIRED ON       VALUE       OPTIONS/SARS   OPTIONS/SARS       SHARES            SHARES
NAME                    EXERCISE (#)   REALIZED ($)   AT YEAR END    AT YEAR END    AT YEAR END ($)   AT YEAR END ($)
----                    ------------   ------------   ------------   ------------   ---------------   ---------------
John D. Zeglis........     77,124(1)    4,660,561(1)   1,202,185        375,000         338,991                --
                                                         720,000      2,025,000              --                --
Mohan S. Gyani........         --              --             --        250,000              --                --
                                                         839,000      1,250,000              --                --
Michael G. Keith......     17,001         502,861        116,430        175,000              --                --
                                                         275,502        925,000              --                --
Jordan M. Roderick....         --              --         73,142         90,000              --                --
                                                          72,501        610,000              --                --
Robert H. Johnson.....         --              --         81,001        150,000              --                --
                                                          78,000        850,000              --                --

---------------
(1) Includes exercises of SARs of Lucent Technologies, Inc., a former affiliate of AT&T.

                           OPTION/SAR GRANTS IN 2000

     The following tables set forth information relating to options and SARs relating to AT&T Shares and AWE Shares granted to our named executive officers in 2000.

                                                              INDIVIDUAL GRANTS IN AT&T SHARES
                                        -----------------------------------------------------------------------------
                                         NUMBER OF    PERCENT OF TOTAL
                                        SECURITIES      OPTIONS/SARS
                                        UNDERLYING       GRANTED TO      EXERCISE OR                   GRANT DATE
                                        OPTION/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   PRESENT VALUE (2)
NAME                                      GRANTED       FISCAL YEAR        ($/SH)         DATE             ($)
----                                    -----------   ----------------   -----------   ----------   -----------------
John D. Zeglis........................         --             --                --           --                 --
Mohan S. Gyani(1).....................    750,000           1.01%          48.4063      2/14/10        $10,980,000
                                           89,000           0.12%          48.4063      2/14/10        $ 1,302,960
Michael G. Keith......................         --             --                --           --                 --
Jordan M. Roderick....................         --             --                --           --                 --
Robert H. Johnson.....................         --             --                --           --                 --

---------------
(1) The option granted to Mr. Gyani for 750,000 AT&T Shares becomes exercisable to the extent of one-third of the grant on each of the first, second and third anniversaries of the grant date. The other option granted to Mr. Gyani becomes exercisable to the extent of one-fourth of the grant on each of the first, second, third and fourth anniversaries of the grant date.

(2) The Black-Scholes option pricing model was used to estimate the Grant Date Present Value of the options in this table. Use of this model should not be construed as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions regarding the options and AT&T Shares were made for purposes of calculating the Grant Date Present Value: option term of four years, volatility of 31%, dividend yield of 1.7%, and interest rate of 6.75%.

                                                               INDIVIDUAL GRANTS IN AWE SHARES
                                        -----------------------------------------------------------------------------
                                         NUMBER OF    PERCENT OF TOTAL
                                        SECURITIES      OPTIONS/SARS
                                        UNDERLYING       GRANTED TO      EXERCISE OR                   GRANT DATE
                                        OPTION/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   PRESENT VALUE (2)
NAME                                    GRANTED (1)     FISCAL YEAR        ($/SH)         DATE             ($)
----                                    -----------   ----------------   -----------   ----------   -----------------
John D. Zeglis........................     900,000          1.17%          $29.50       4/27/10        $13,122,000
                                         1,500,000          1.95%          $29.50       4/27/10        $21,870,000
Mohan S. Gyani........................     500,000          0.65%          $29.50       4/27/10        $ 7,290,000
                                         1,000,000          1.30%          $29.50       4/27/10        $14,580,000
Michael G. Keith......................     400,000          0.52%          $29.50       4/27/10        $ 5,832,000
                                           700,000          0.91%          $29.50       4/27/10        $10,206,000
Jordan M. Roderick....................     340,000          0.44%          $29.50       4/27/10        $ 4,957,200
                                           360,000          0.47%          $29.50       4/27/10        $ 5,248,800
Robert H. Johnson.....................     400,000          0.52%          $29.50       4/27/10        $ 5,832,000
                                           600,000          0.78%          $29.50       4/27/10        $ 8,748,000

---------------
(1) The options granted to Messrs. Zeglis, Gyani, Keith, Roderick and Johnson for 900,000, 500,000, 400,000, 340,000 and 400,000 AWE Shares, respectively, become exercisable to the extent of one-third of the grant on each of the first, second and third anniversaries of the grant date. The remaining options become exercisable to the extent of one-fourth of the grant six months following the grant date and an additional one-twelfth of the grant at the end of each three months thereafter.

(2) The Black-Scholes option pricing model was used to estimate the Grant Date Present Value of the options in this table. Use of this model should not be construed as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions regarding the options and AWE Shares were made for purposes of calculating the Grant Date Present Value: option term of four years, volatility of 55%, dividend yield of 0%, and interest rate of 6.56%.

PENSION PLANS

     Messrs. Zeglis and Keith participate in one or more AT&T-sponsored defined benefit pension plans and, upon the split-off, their accrued benefits under these plans will fully vest. See "Our Relationship with AT&T Following the Split-off -- Agreements between AT&T and Us Relating to the Split-off -- Employee Benefits Agreement." We do not separately maintain any defined benefit pension plan and do not anticipate adopting any such plan in the foreseeable future.

EMPLOYMENT AGREEMENTS AND RETENTION ARRANGEMENTS

     We have entered or will enter into employment or retention agreements with Mohan S. Gyani, President and Chief Executive Officer, AT&T Mobility Services and Michael G. Keith, President, AT&T Fixed Wireless Services, as follows:

     Employment Agreement with Mr. Gyani

     We entered into an agreement with Mr. Gyani, effective as of the completion of the split-off, in connection with his employment as President and Chief Executive Officer of AT&T Mobility Services. The agreement amends and restates Mr. Gyani's prior employment agreement with AT&T and supersedes all prior agreements between AT&T and Mr. Gyani. The agreement provides for an initial base salary of $700,000 per year and annual cash incentive bonuses based on measures of company, unit and individual performance. The target annual incentive bonus for 2001 is 100% of Mr. Gyani's base salary. The agreement provides for an incentive payment of $600,000, $500,000 payable on the effective date of the agreement and $100,000 on January 15, 2002 or earlier upon termination of Mr. Gyani's employment because of his death, long term disability, termination by us without cause or termination by Mr. Gyani for good reason.

     Mr. Gyani will receive a non-qualified stock option under the 2001 Plan for 360,000 shares of our common stock, with a term of ten years and vesting in three equal annual installments on each of October 28, 2001, February 14, 2002 and February 14, 2003. The per share exercise price of the option is equal to the fair market value of our common stock on the date of grant. If before January 31, 2004 the price of AT&T common stock is equal to or greater than $58 for ten consecutive trading days, the option will immediately vest and, effective six months and one day from that date, the option will be canceled.

     Mr. Gyani also will receive a restricted stock unit award under the 2001 Plan for 200,000 shares of our common stock. Assuming continued employment, the restricted stock unit award will vest on the same schedule as the option described above. The award will vest earlier upon termination of Mr. Gyani's employment because of his death, long term disability, termination by us without cause or termination by Mr. Gyani for good reason, or upon a change in control.

     A deferred compensation account will be established in Mr. Gyani's name and credited with a balance of $3,500,000. This amount will bear interest on a quarterly basis. Amounts credited to this account, including interest, will be paid to Mr. Gyani in five annual installments following his retirement, provided retirement occurs at or after age 55. In the event of Mr. Gyani's death, payments will be made to a designated beneficiary or Mr. Gyani's estate. The account will vest fully $2,500,000 on August 1, 2001 and $1,000,000 on February 14, 2002. The account will vest fully and be paid out upon termination of Mr. Gyani's employment because of his death or long term disability or upon a change in control. The account will also fully vest and be paid out upon termination of Mr. Gyani's employment for any reason, including a voluntary termination, after February 14, 2002 but before age 55. If before February 14, 2002 and before a change in control Mr. Gyani terminates his employment for good reason or we terminate his employment other than for cause, $2,500,000 of the account will vest and be paid out and the remaining $1,000,000 will be forfeited.

     We have also assumed the obligation of AT&T under another deferred compensation account established under the January 15, 2000 agreement as amended, which was credited with a balance of $6,000,000. This account will also be credited with interest on a quarterly basis and be paid out in five annual installments following Mr. Gyani's retirement, provided retirement occurs after age 55. In the event of Mr. Gyani's death, payments will be made to a designated beneficiary or Mr. Gyani's estate. If Mr. Gyani's employment terminates prior to age 55 for any reason, including a voluntary termination, all amounts credited to the account will be paid to Mr. Gyani.

     Mr. Gyani's agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, in the event of (1) any company-initiated termination, or termination by Mr. Gyani for good reason, other than termination by reason of death, disability or for cause, Mr. Gyani will be entitled to the following benefits:

        - a severance payment equal to 200% of the sum of his annual base salary and target annual bonus in effect on the date of termination, payable in the month following the month of termination;

        - his target annual bonus for the year of termination (prorated for the total period of eligibility calculated as of the date of termination), payable within 20 days of termination;

        - distributions under outstanding performance shares and restricted stock units following each remaining three-year performance period;

        - full vesting of all outstanding stock options and exercisability of all such options for the remainder of the original term of each grant; and

        - full vesting and pay out of all special payments and deferred compensation accounts except as described above.

     Mr. Gyani will be entitled to continued eligibility for life for medical benefits for himself and his dependents to same extent as other similarly situated former executives. Mr. Gyani will also be eligible for this benefit in the event of his voluntary resignation without good reason.

     In the event of Mr. Gyani's death or long term disability, Mr. Gyani or his beneficiaries, estate or representatives will be entitled to the benefits enumerated in the second, third and fourth bullet points above.

     Upon termination of Mr. Gyani's employment for any reason, all stock options granted prior to the completion of the split-off will fully vest and remain exercisable until the expiration of their original term and all performance shares and restricted stock units granted prior to the completion of the split-off will fully vest and be distributed to Mr. Gyani at the end of the relevant three-year cycle.

     Mr. Gyani's agreement provides that in the event of a change in control, all amounts and benefits to which he is entitled but which are not yet vested will become fully vested. In addition, if during the two years following a change in control Mr. Gyani's employment is terminated by us for any reason or Mr. Gyani terminates his employment for good reason, Mr. Gyani will be entitled to all the benefits described in the first through fourth bullet points above, except that he will be entitled to a severance payment equal to 300% of the sum of his annual base salary and target annual bonus in effect on the date of such termination. In the event the payments in this paragraph are determined to constitute a payment under Section 280G(b)(2) of the Internal Revenue Code and such payment is subject to an excise tax under Section 4999 of the Code, we will provide Mr. Gyani with a tax gross-up payment to negate the excise tax.

     Pursuant to the agreement, Mr. Gyani is also entitled to five weeks paid vacation each year and participation in our other benefit programs available to our senior executives. The agreement has no fixed termination date, and Mr. Gyani's employment may be terminated by him or us at any time.

     The employment agreement prohibits Mr. Gyani from disclosing at any time confidential information or trade secrets concerning us without our express written consent. Mr. Gyani is also subject to a number of non-competition constraints, violation of which could result in forfeiture of certain employee benefits.

     Retention Agreement with Mr. Keith

     We have assumed the obligations of AT&T under a retention agreement AT&T entered into with Mr. Keith on January 3, 2000 in connection with his employment as Executive Vice President of the AT&T Wireless Group.

     Pursuant to the agreement a deferred compensation account was established in Mr. Keith's name that was credited with $850,000, which will vest on December 1, 2005, contingent on Mr. Keith's continued employment with us through that date. This amount will be credited with interest on a quarterly basis and paid in a single installment following his retirement. If Mr. Keith's employment is terminated prior to December 1, 2005 by us without cause, or by Mr. Keith voluntarily for good reason, all amounts credited to the account through December 1, 2005 will be paid to Mr. Keith within the calendar quarter following that date. If Mr. Keith's employment is terminated prior to December 1, 2005 because of death or long-term disability, all amounts credited to the account through the date of termination will be paid within the calendar quarter. If Mr. Keith's employment is terminated for any other reason before December 1, 2005, all amounts in the account will be forfeited.

     The agreement provides for severance benefits in the event of Mr. Keith's termination before December 1, 2002 under specified circumstances. In the event of any company-initiated termination without cause, including a termination by Mr. Keith for good reason, Mr. Keith would be entitled to the following benefits:

          (i) a severance payment equal to 200% of the sum of his annual base salary and target annual bonus in effect on the date of termination. Mr. Keith has elected to defer any such payment for five years after the date of termination, with payment in five annual installments;

          (ii) his target annual bonus for the year of termination (prorated for the total period of eligibility calculated as of the date of termination);

          (iii) continued vesting of all outstanding stock options and performance shares/stock units and exercisability of stock options as if he were eligible for retirement-related benefits; and

          (iv) payment of all amounts credited under the deferred compensation account within the calendar quarter following December 1, 2005.

Any nonvested special awards, as defined in the agreement, will be forfeited upon such termination unless Mr. Keith is eligible for retirement-related benefits as of the termination date. If Mr. Keith terminates his employment before December 1, 2002 for any reason other than good reason, he will be entitled to the benefits enumerated in (i) through (iii) above but will forfeit all amounts credited under the deferred compensation account and any nonvested special awards. Mr. Keith will be entitled to continued eligibility for life for medical benefits to the same extent as other similarly situated former executives.

     We have also assumed the obligations of AT&T under a non-qualified supplemental retirement arrangement AT&T entered into with Mr. Keith on April 14, 2001. Pursuant to the agreement, a deferred compensation account was established in Mr. Keith's name that was credited with $580,000, which will vest on the earlier of the split-off date or September 1, 2001. This amount will be credited with interest on a quarterly basis contingent on Mr. Keith's continued employment with us through the vesting date and paid in a single installment following his retirement. If Mr. Keith's employment is terminated before the vesting date by us without cause, by Mr. Keith voluntarily for good reason, or because of his death or long-term disability, all amounts credited to the account will be paid. If Mr. Keith's employment is terminated for any other reason prior to the vesting date, all amounts in the account will be forfeited.

  AT&T Force Management Program

     For a period of one year after the split-off date, we have agreed to provide a severance benefit equal to the benefit Mr. Zeglis and one other of our executives would have received under the AT&T Force Management Program. Under the program, Mr. Zeglis and the other executive officer are entitled to benefits under the AT&T Senior Officer Severance Plan. Under the plan, if the covered executives (i) are terminated by us for other than cause, or (ii) self-initiated termination for good reason they will be provided a severance payment equivalent to two times the sum of base salary plus target annual incentive in effect at termination. The severance amount payable may be deferred for up to five years with five annual payments thereafter and will be credited with interest based on the interest rate formula in effect for AT&T's Senior Management Incentive Award Deferral Plan on the effective date of the Senior Officer Severance Plan. In addition, covered executives who terminate under the terms of the plan will be entitled to certain other post-termination benefits that are generally made available from time to time to retired executive officers.

2001 LONG TERM INCENTIVE PLAN

     In June 2001, our board of directors and our sole stockholder approved and adopted the AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan, which will become effective as of the split-off date. The purpose of the 2001 Incentive Plan is to give selected employees, directors and consultants of us and our affiliates a proprietary and vested interest in our growth and performance, to increase incentives to contribute to our future success and prosperity, to enhance stockholder value and to enhance our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depends.

     Administration -- The Compensation Committee

     The 2001 Incentive Plan will be administered by the compensation committee of the board, each of the members of which will be a "non-employee director" as defined for purposes of Section 16 of the Securities Exchange Act of 1934, and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The committee has the authority to administer the plan, including the power to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, to set the terms, conditions and provisions of such awards, to determine whether and to what extent an award other than stock options may be deferred or settled in cash and to cancel or suspend awards. The committee may delegate to a committee of one or more of our directors or officers, to the extent permitted by Delaware law, the right to grant, cancel or suspend awards with respect to employees who are not officers or directors. However, any action or determination by the committee specifically affecting or relating to an award to a non-employee director must be approved and ratified by the board.

     Types of Awards

     The 2001 Incentive Plan permits the granting of any or all of the following types of awards: (1) stock options, including incentive stock options under the Code, (2) stock appreciation rights whether alone or with stock options, (3) restricted stock, (4) performance shares and performance units conditioned upon meeting performance criteria and (5) other awards of stock or awards valued in whole or in part by reference to, or otherwise based on, our stock or other property. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

     Stock Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price will be determined by the committee, but will be at least 100% of the fair market value of the stock on the date of grant for an incentive stock option, or ISO. The term of each option will be fixed by the committee, but if no term is fixed or if the option is an ISO, the option will expire ten years after the option is granted. The fair market value with respect to ISOs first exercisable in any one year as to any participant may not exceed the maximum limitation in Section 422 of the Code. Options may be exercised by payment in full of the purchase price, either in cash or, at the discretion of the committee, in whole or in part in our common stock or other consideration.

     Stock Appreciation Rights (SARs). SARs may be granted alone, with new options or after the grant of a related option that is not an ISO. Upon exercise of an SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. Unless the committee sets a term, the term of the SAR will be ten years. Payment upon such exercise will be in cash, stock, other property or any combination of cash, stock or other property as determined by the committee. Unless otherwise determined by the committee, any related option will no longer be exercisable to the extent the SAR has been exercised, and the related SAR will be canceled to the extent the option has been exercised.

     Restricted Stock. Recipients may not dispose of their restricted stock until the lapse of the restrictions established by the committee. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. Upon termination of employment during the restriction period, all restricted stock will be forfeited, subject to any exceptions that may be authorized by the committee.

     Performance Awards. Performance awards may be in the form of performance shares, which are units valued by reference to shares of stock, or performance units, which are units valued by reference to cash or property other than stock. Performance awards may be paid in entirely or in a combination of cash, stock, other property in the discretion of the committee. Recipients of performance awards are not required to provide consideration other than the rendering of service or the payment of any minimum amount required by law.

     Other Stock Unit Awards. To enable us and the committee to respond quickly to significant developments in tax and other laws and legislation and to trends in executive compensation practices, the committee is also authorized to grant to participants, either alone or in addition to other awards granted under the 2001 Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to our common stock or other property. These other stock unit awards may be paid in common stock, cash or any other form of property as the committee may determine. The committee may determine the consideration, if any, for stock, including securities convertible into stock, purchased pursuant to other stock unit awards, but this price must be at least the fair market value of the stock or other securities on the date of grant.

     Shares Subject to the 2001 Incentive Plan

     Subject to adjustment, 86 million shares of our common stock will be authorized for issuance under the 2001 Incentive Plan, plus an automatic annual increase of 2.75% of the common stock outstanding on January 1 of each year, starting on January 1, 2002, throughout the life of the 2001 Incentive Plan. The number of shares available for awards under the 2001 Incentive Plan will also be increased due to awards that are forfeited or otherwise terminated without issuance of shares, shares withheld by or tendered to us in connection with the exercise of an option or other award or the satisfaction of tax withholding obligations. The maximum number of shares that may be granted as ISOs is 86 million. The shares of stock deliverable under the 2001 Incentive Plan may consist in whole or in part of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. The committee may adjust the aggregate number of shares or the awards under the plan in the event of a change affecting shares of common stock, such as stock dividends, recapitalization, reorganization or mergers.

     Nonassignability of Awards

     Unless the committee determines otherwise at the time of an award, no award granted under the 2001 Incentive Plan may be assigned, transferred, pledged or otherwise encumbered by a participant, otherwise than by will, by designation of a beneficiary after death or by the laws of descent and distribution. Each award may be exercisable, during the participant's lifetime, only by the participant, or, if permissible under applicable law, by the participant's guardian or legal representative.

     Section 162(m) of the Code -- Performance-Based Compensation

     If the committee determines at the time restricted stock, a performance award or other stock unit award is granted to a participant who is then an officer and such participant is likely to be a "covered employee" under Section 162(m) of the Code, then the committee may provide that the award is subject to the achievement of one or more objective performance goals established by the committee. These performance goals will be based upon our, or an affiliate's or a division's achievement of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per share from continuing operations, operating income, revenues, operating margins, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return, cost control, strategic initiatives, market share, net income, return on invested capital or subscriber, cash management or asset management metrics. These performance goals also may be based upon the achievement of specified levels of our performance relative to the performance of other corporations. These performance goals will be set by the committee in compliance with the requirements and regulations of Section 162(m) of the Code. The committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting our business or our financial statements or changes in applicable laws, regulations or accounting principles.

     The 2001 Incentive Plan provides that in any calendar year period, subject to any adjustments, no participant may be granted options, SARs, or restricted stock or performance awards with respect to more than three million shares and that a maximum of $10 million is payable with respect to other performance units or other stock unit awards that are not valued with reference to common stock.

     Termination and Amendment

     The board may amend, alter or discontinue all or a portion of the 2001 Incentive Plan at any time, as long as the rights of a participant are not impaired without the participant's consent and stockholder approval is not required. The committee may amend the terms of any award granted, prospectively or retroactively but cannot impair the rights of any participant without the participant's consent. Also, generally, no change or adjustment may be made to an outstanding ISO, without the consent of the participant, which would cause the ISO to fail to continue to qualify as an ISO under the Code.

     Change in Control

     To maintain all of the participants' rights in the event of a change in control of our company (as described below), unless the committee determines otherwise at the time of grant with respect to a particular award:

          (1) any options and SARs outstanding as of the date such change in control is determined to have occurred, and which are not then exercisable and vested, will become fully exercisable and vested to the full extent of the original grant;

          (2) the restrictions and deferral limitations applicable to any restricted stock will lapse, and the restricted stock will become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

          (3) all performance awards will be considered to be earned and payable in full and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and

          (4) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and the other stock unit awards or other awards will become free of all restrictions, limitations or conditions and fully vested and transferable to the full extent of the original grant.

If in connection with a corporate transaction, however, a successor company assumes or substitutes for an option or SAR, then outstanding options, SARs or shares of restricted stock will not be accelerated as described in paragraphs
(1) and (2) above.

     A change in control of our company means the occurrence of any of the following events:

          (1) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of 25% or more of either (A) the then outstanding shares of our common stock or (B) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, excluding acquisitions by or from us or by our employee benefit plans or some stockholder approved merger or sale transactions;

          (2) the individuals who constitute the board immediately after the split-off date cease for any reason to constitute at least a majority of the board, unless the change of board composition is approved by certain members of the current board;

          (3) generally, the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets; or

          (4) the approval by our stockholders of our complete liquidation or dissolution.

ADJUSTMENT PLAN

     In June 2001, our board of directors and our sole stockholder approved and adopted the AT&T Wireless Services, Inc. Adjustment Plan, which will become effective as of the split-off date. The Adjustment Plan is subject to the terms of the employee benefits agreement entered into between us and AT&T. The purpose of the Adjustment Plan is to permit selected employees and directors of AT&T, us, and both of our affiliates to retain and preserve the value of the equity-based incentive compensation that would otherwise be lost as a result of the split-off. Specifically, pursuant to the Adjustment Plan, the committee may
(i) grant options to purchase our common stock, as part of and in connection with the adjustment of options granted under prior equity-based incentive compensation plans required in connection with the split-off and resulting in two separately exercisable options, one to purchase our common stock and one to purchase AT&T common stock, (ii) grant options to purchase our common stock, as a result of the conversion of certain options to purchase shares of AT&T Wireless Group common stock (iii) grant other options or awards after the split-off and (iv) administer all of the types of options and awards granted pursuant to the Adjustment Plan.

     Shares Subject to the Adjustment Plan

     Subject to adjustment as described below, the number of shares authorized for issuance under the Adjustment Plan is equal to that number of shares of our common stock issuable upon exercise of the adjusted options, the converted options and other existing awards under AT&T equity-based incentive compensation plans based on AT&T common stock in connection with the split-off and in accordance with the terms of the employee benefits agreement between us and AT&T. The number of shares available for awards under the 2001 Incentive Plan will also be increased due to awards that are forfeited or otherwise terminated without issuance of shares, shares withheld by or tendered to us in connection with the exercise of an option or other award or the satisfaction of tax withholding obligations. The shares of stock deliverable under the Adjustment Plan may consist in whole or in part of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

     The Adjustment Plan otherwise has terms that are substantially similar to the 2001 Incentive Plan except that in all cases options will be accelerated upon a change in control.

EMPLOYEE STOCK PURCHASE PLAN

     In June 2001, our board of directors and our sole stockholder approved and adopted the AT&T Wireless Services Employee Stock Purchase Plan, or ESPP, which will be effective as of the split-off date. The purpose of the plan is to assist our employees and the employees of our participating subsidiaries to acquire our common stock, to help employees provide for their future security and to encourage employees to remain employed by us and our subsidiaries.

     Under the ESPP, eligible employees may purchase shares of our common stock through payroll deductions or other payment arrangements at a 15% discount from fair market value. The shares of stock that may be issued under the ESPP may be newly issued shares, treasury shares or shares bought in the open market or otherwise. Our board authorized the issuance under the ESPP of a total of 5,200,000 shares of our common stock, plus an automatic annual increase, to be added on the first day of our fiscal year beginning in 2002, equal to the least of (1) 9,100,000 shares, (2) 0.0035% of the outstanding shares of our common stock as of the end of our immediately preceding fiscal year on a fully diluted basis and (3) a lesser amount determined by our board of directors. Any shares from increases in previous years that are not actually issued will be added to the aggregate number of shares available for issuance in future periods.

     Eligibility

     An employee who (1) has completed one bi-weekly payroll cycle with us or a participating subsidiary, (2) is still an employee on the first day of the offering period and (3) does not own 5% or more of the combined voting power or value of our capital stock or that of any subsidiary as measured on the first day of the offering period is eligible to participate in the ESPP. The committee may also adjust eligibility criteria for future offerings as follows: (1) any other minimum employment period not exceeding two years; (2) customary employment for up to 20 hours or more per week; and (3) customary employment for up to five months per year.

     Offering Periods

     Other than the first offering period after the split-off, we will implement the ESPP with three-month offering periods that begin on the first day of each calendar quarter and end, respectively, on the last day of each calendar quarter. The committee may establish different offering and purchase periods in the future. During each offering period, participating employees accumulate funds in an account used to buy our common stock through payroll deductions or other payment arrangements. Funds in the employee's account accrue at a rate between 1% and 10% of the employee's base pay, bonuses and commissions received during each payroll period in the offering period. At the end of each three-month offering period, the purchase price is determined and the participating employees' accumulated funds are used to purchase the appropriate number of whole shares of our common stock. Under the ESPP, no employee may purchase more than $25,000 worth of our common stock, based on the fair market value of the common stock on the first day of an offering period, under all of our employee stock purchase plans or those of a subsidiary in any calendar year.

     Purchase Price

     The purchase price per share of our common stock is 85% of the lesser of
(1) the fair market value of our common stock on the first day of an offering period and (2) the fair market value of our common stock on the last day of a purchase period.

     Effect of Termination

     Generally, employees have no right to acquire shares under the ESPP more than three months after the employee retires, dies or otherwise terminates employment with us or a participating subsidiary, including as a result of a corporation ceasing to be our subsidiary. Upon termination of employment, no further amounts will be credited to the participant's account from any pay owing after such termination. All amounts already credited will be used at the end of the offering period in which the termination occurred to purchase stock. The employee's account will then be closed.

     Restrictions on Transfer

     Neither funds credited to an employee's account under the ESPP nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by will or the laws of descent and distribution.

     Administration

     The ESPP is administered by a committee, each member of which is appointed by our board or a delegate of our board. The committee has the power to administer the ESPP, including interpreting the ESPP and the options granted under it, determining when offering periods and purchase periods start and end and establishing any rules consistent with Section 423 of the Code. The committee can also adjust the aggregate number of shares or the awards under the ESPP in the event of a change affecting shares of common stock, such as stock dividends, recapitalization, reorganization, mergers or other changes in control. The board in its absolute discretion may exercise any and all rights and duties of the committee, and the committee may delegate any of its responsibilities under the ESPP.

     Amendment and Termination of the ESPP

     The ESPP terminates on April 1, 2011. The board, or its delegate, may amend, suspend or terminate the ESPP at any time. No offering periods may commence during any period of suspension of the ESPP. If the amendment would increase the number of shares of stock available for purchase under the ESPP, the amendment must be approved by our stockholders.

TRANSACTIONS WITH CERTAIN OFFICERS

     In June 1991, Robert H. Johnson, our Executive Vice President -- National Wireless Operations, and in August 1991, Gregory L. Slemons, our Senior Vice President -- Wireless Network Services, each issued to us a promissory note in the principal amount of $99,900 in connection with interest-free relocation loans made by us to them, either to be repaid or forgiven over a ten-year period. Since January 1, 1998, the largest principal balance due under Mr. Johnson's note was $99,900, and the largest principal balance due under Mr. Slemons' note was $74,925. We forgave all of the unpaid balance of Mr. Johnson's note in June 1999, and, as of the date of this prospectus, we have forgiven $74,925 of the amount due under Mr. Slemons' note.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP OF OUR COMMON STOCK

     Before the split-off, all of the outstanding shares of our common stock are and will be held beneficially and of record by AT&T. The following table sets forth, as of June 19, 2001, information concerning expected beneficial ownership of our common stock after giving effect to the split-off by:

     - AT&T and by each person or entity known to us who will beneficially own more than five percent of the outstanding shares of our common stock;

     - each person who we currently know will be one of our directors or named executive officers at the time of the split-off; and

     - as a group, all persons who we currently know will be our directors and executive officers at the time of the split-off.

     The following information:

     - gives effect to the split-off as if it had occurred on June 19, 2001;

     - in the case of percentage ownership information, assumes that immediately after the split-off there are 2,529,974,082 shares of our common stock outstanding, which is the number that would have been outstanding if the split-off had occurred on June 19, 2001;

     - reflects a redemption ratio of one share of our common stock for each share of AT&T Wireless Group tracking stock held by persons listed in the table below;

     - assumes a distribution ratio of .32 of a share of our common stock for each share of AT&T common stock held on the distribution record date;

     - gives effect to the conversion, at an assumed conversion ratio of one to one, of each option to purchase shares of AT&T Wireless Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date into an option on substantially the same terms to purchase shares of our common stock; and

     - gives effect to the adjustment of each option to purchase a share of AT&T common stock granted before January 1, 2001 and held by persons listed in the table below into two separate options -- one fully vested option to purchase an adjusted number of shares of AT&T common stock and another to purchase .32 of a share of our common stock, with a vesting schedule which carries over from the original AT&T options.

     The actual number of shares of common stock outstanding as of the split-off date may differ to the extent that outstanding stock options or warrants are exercised between June 19, 2001 and the split-off date and to the extent the assumed distributions and conversion ratios differ from the actual ratios.

     Based on information furnished to us or on filings made pursuant to Section 13(d) or (g) under the Securities Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, we believe that, subject to community property laws where applicable, each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person's or entity's name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. Shares of our common stock subject to options, warrants or other convertible securities that are currently exercisable for or convertible into shares of our common stock, or that will be exercisable for or convertible into shares of our common stock within 60 days after June 19, 2001, are deemed to be outstanding and beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person listed in the following table is: c/o AT&T Wireless Services, Inc., 7277 164th Avenue NE, Building 1, Redmond, Washington 98052.

                                                         NUMBER OF SHARES          PERCENTAGE OF SHARES
                                                        BENEFICIALLY OWNED          BENEFICIALLY OWNED
                                                            IMMEDIATELY                IMMEDIATELY
NAME                                                      AFTER SPLIT-OFF            AFTER SPLIT-OFF
----                                                  -----------------------      --------------------
5% STOCKHOLDERS
  NTT DoCoMo, Inc...................................        448,004,162(1)                17.42%
     Sanno Park Tower -- 41st Floor
     11-1, Nagata-cho 2-chome
     Chiyoda-ku
     Tokyo 100-6150
  AXA...............................................        168,785,311(2)                 6.67%
     25, avenue Matignon
     75008 Paris, France
  AT&T Corp.........................................         90,842,303(3)                 3.59%(3)
     295 North Maple Avenue
     Basking Ridge, New Jersey 07920
DIRECTORS AND EXECUTIVE OFFICERS
  John D. Zeglis....................................          1,265,268(4)(5)                 *
  Walter Y. Elisha..................................             19,700(6)                    *
  Donald V. Fites...................................             19,667(7)                    *
  Ralph S. Larsen...................................             12,776(8)                    *
  John W. Madigan...................................                 --                       *
  Nobuharu Ono......................................                 --(9)                    *
  A. Barry Rand.....................................                 --                       *
  Carolyn M. Ticknor................................                 --                       *
  Mohan S. Gyani....................................            625,785(10)                   *
  Michael G. Keith..................................            445,349(11)                   *
  Jordan M. Roderick................................            299,497(12)                   *
  Robert H. Johnson.................................            395,049(13)                   *
  All directors and executive officers as a group
     (24 persons)...................................          5,557,837(14)(5)                *

---------------
  *  Less than 1%

 (1) Represents, according to information furnished in a Schedule 13D/A filed on January 8, 2001 by Nippon Telegraph and Telephone Corporation on its own behalf and on behalf of NTT DoCoMo, Inc. and DCM Capital USA (UK) Limited, 406,255,889 shares issuable upon conversion of shares of a special series of AT&T preferred stock, and 41,748,273 shares issuable upon conversion of shares of a special series of AT&T preferred stock that such persons have the right to acquire upon exercise of warrants to acquire shares of such preferred stock.

 (2) According to information furnished in a Schedule 13G/A jointly filed on June 11, 2001 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc., each of these six entities, other than AXA Financial, Inc., beneficially owns 168,785,311 shares of our common stock, has sole voting power with respect to 66,617,426 shares of our common stock and has sole dispositive power with respect to 168,763,655 shares of our common stock. AXA Financial, Inc. beneficially owns 164,635,113 shares of our common stock, has sole voting power with respect to 62,488,884 shares of our common stock and has sole dispositive power with respect to 164,635,113 shares of our common stock. Each of these filing entities has shared voting power with respect to 56,973,225 shares of our common stock, and shared dispositive power with respect to 21,656 shares of our common stock. The following AXA entities have sole voting and sole dispositive power with respect to the following number of shares of our common stock: AXA, 37,756 shares; AXA Investment Managers (France), 1,262,711 shares; AXA Investment Managers (Hong Kong), 193,815 shares; AXA Investment Managers (U.K.), 2,300,162 shares; AXA Investment Managers (Den Haag), 118,900 shares; and AXA Colonia Konzern AG (Germany), 215,198 shares. The following AXA Financial, Inc. subsidiaries beneficially own shares of our common stock: (a) Alliance Capital Management L.P. (162,196,213 shares, with sole voting power with respect to 61,996,184 shares, sole dispositive power with respect to 162,196,213 shares, shared voting power with respect to 56,973,225 shares and shared dispositive power with respect to 21,656 shares), and (b) The Equitable Life Assurance Society of the United States (2,438,900 shares, with sole voting power with respect to 492,700 shares and sole dispositive power with respect to 2,438,900 shares). Addresses of these filers are: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Conseil Vie Assurance Mutuelle, 370, rue Saint Honore, 75001 Paris, France; AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France; AXA, 25, avenue Matignon, 75008 Paris, France; and AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.

 (3) Assumes that AT&T (a) retains 185,308,303 shares of our common stock from the distribution, which is the number of shares having a value of $3 billion based on the closing price of AT&T Wireless Group tracking stock on June 19, 2001, and (b) disposes of 94,466,000 of those shares shortly before or on the split-off date to Credit Suisse First Boston Corporation and Goldman, Sachs & Co., Inc., which entities are then expected to dispose of such shares in the concurrent offering. If the disposition to Credit Suisse First Boston and Goldman Sachs does not occur, AT&T would be the beneficial owner of 185,308,303 shares, or approximately 7.32% of our shares, and to the extent AT&T disposes of more than or fewer than half of these shares, AT&T's beneficial ownership may be greater than or less than 3.59%.

 (4) Includes 1,251,689 shares issuable upon exercise of options to purchase shares of our common stock, and 2,579 shares issuable as a distribution on shares of AT&T common stock held by Mr. Zeglis.

 (5) Includes 1,000 shares held by Chalice Partners, of which Mr. Zeglis, Gregory P. Landis, our Senior Vice President and General Counsel, and Philip H. Osman, our Senior Vice President, Chief Administrative Officer, are partners and share voting and investment power.

 (6) Includes 4,375 shares issuable upon exercise of options to purchase shares of our common stock, and 5,325 shares issuable as a distribution on shares of AT&T common stock held by Mr. Elisha.

 (7) Includes 4,375 shares issuable upon exercise of options to purchase shares of our common stock.

 (8) Includes 4,375 shares issuable upon exercise of options to purchase shares of our common stock; 3,401 shares issuable as a distribution on shares of AT&T common stock held by Mr. Larsen, including 96 shares issuable to a family trust, of which Mr. Larsen is a trustee; 604 shares issuable as a distribution on shares of AT&T common stock held by J.S. Johnson Sr. Trust dated 1961, of which Mr. Larsen is a trustee; and 1,260 shares issuable as a distribution on shares of AT&T common stock held by J.S. Johnson Sr. Trust dated 1963, of which Mr. Larsen is a trustee.

 (9) Does not include any shares beneficially owned by NTT DoCoMo, of which Mr. Ono is a director and executive vice president and senior executive manager of its mobile multimedia division.

(10) Includes 620,785 shares issuable upon exercise of options to purchase shares of our common stock.

(11) Includes 438,211 shares issuable upon exercise of options to purchase shares of our common stock, and 4,138 shares issuable as a distribution on shares of AT&T common stock held by Mr. Keith.

(12) Includes 278,138 shares issuable upon exercise of options to purchase shares of our common stock, and 4,236 shares issuable as a distribution on shares of AT&T common stock held by Mr. Roderick. Mr. Roderick and his wife, Joyce Roderick, beneficially own and share voting and dispositive power with respect to 25,686 shares of our common stock.

(13) Includes 390,013 shares issuable upon exercise of options to purchase shares of our common stock, and 1,036 shares issuable as a distribution on shares of AT&T common stock held by Mr. Johnson.

(14) Includes 5,404,977 shares issuable upon exercise of options to purchase shares of our common stock; and 46,295 shares issuable as a distribution on shares of AT&T common stock held by such persons.
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

               OUR RELATIONSHIP WITH AT&T FOLLOWING THE SPLIT-OFF

     The specific terms and conditions of the split-off are governed by a separation and distribution agreement between AT&T and us.

     In addition, we and AT&T have entered into a number of other agreements in connection with the split-off. These agreements include:

     - asset transfer agreement,

     - brand license agreement,

     - master carrier agreement and other commercial agreements,

     - agency and referral agreement,

     - employee benefits agreement,

     - intellectual property agreement,

     - tax sharing agreement, and

     - interim and other services agreements and

     - registration rights agreement.

     The material terms of the separation and distribution agreement and these other agreements are described below. The separation and distribution agreement, the brand license agreement, the network services agreements, the agency and referral agreement, the employee benefits agreement, the intellectual property agreement, the tax sharing agreement, and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of these documents, which are incorporated into this document by reference.

AGREEMENTS BETWEEN AT&T AND US RELATING TO THE SPLIT-OFF

     Separation and Distribution Agreement

     The separation and distribution agreement sets forth the agreements between us and AT&T with respect to the principal corporate transactions required to effect the split-off, and a number of other agreements governing the relationship between us and AT&T following the split-off. The asset transfer agreement with AT&T, which is incorporated into, and superseded by, the separation and distribution agreement, relates to the assets to be transferred in connection with the separation. We expect to finalize the transfers called for under the asset transfer agreement immediately before the split-off. However, we will only complete the split-off, if specified conditions are met. These conditions include, among others, the continued validity of the favorable ruling on the split-off received from the IRS and the satisfaction by AT&T of a number of conditions in its credit facility.

     Specifically, this credit agreement provides that AT&T cannot effect specified transactions, including the distribution of AT&T Wireless Group in the split-off, unless:

     - AT&T's public debt rating for its long-term senior debt is at least BBB+ by Standard & Poor's Ratings Services and Baa1 by Moody's Investors Service, Inc.;

     - there are no defaults or events of default under the credit agreement;

     - the preferred equity interest in AT&T Wireless Group held by, and intercompany indebtedness owed by AT&T Wireless Group to, AT&T is repaid; and

     - required prepayments of the credit facility are made.

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     AT&T's current long-term debt ratings are A on CreditWatch with negative implications by Standard and Poor's and A2 under review for possible downgrade by Moody's. We have redeemed the preferred equity interest in AT&T Wireless Group and repaid all intercompany indebtedness owed to AT&T.

     Even if these conditions are satisfied, other events or circumstances, including litigation, could occur that could impact the timing or terms of the split-off or our ability or plans to complete the split-off. For example, several large stockholders of AT&T associated with unions that represent AT&T employees have publicly announced their opposition to AT&T's restructuring plan, and some of these shareholders have commenced litigation relating to a proposed amendment to AT&T's charter that is related to AT&T's restructuring plan. As a result of these factors, the split-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated.

     The Separation. Pursuant to the asset transfer agreement and the separation and distribution agreements, AT&T has transferred, or caused its subsidiaries to transfer, to us:

     - all assets allocated to AT&T Wireless Group by AT&T's charter that are not then held by us;

     - all assets reflected in the most recent balance sheet of AT&T Wireless Group that are not then held by us;

     - specified contracts that relate to AT&T Wireless Group; and

     - other specified assets.

These assets are referred to as the "additional wireless group assets."

     We will also agree to assume or fulfill:

     - all liabilities allocated to AT&T Wireless Group by AT&T's charter to which we or our subsidiaries are not then subject;

     - all liabilities reflected in the most recent balance sheet of AT&T Wireless Group to which we are not then subject;

     - all liabilities to the extent arising out of, relating to or resulting from the operations of AT&T Wireless Group, including its contracts and assets;

     - all liabilities to the extent arising out of, relating to or resulting from terminated, divested or discontinued businesses and operations that were part of AT&T Wireless Group immediately before termination, divestiture or discontinuation;

     - all liabilities to the extent arising out of, relating to or resulting from, a specified list of litigations;

     - all liabilities to the extent arising out of, relating to or resulting from the provision of, or failure to provide, telecommunications services by AT&T Wireless Group;

     - a portion of the liabilities, if any, resulting out of an action relating to AT&T Wireless Group's assets in Malaysia, subject to certain adjustments;

     - a portion of the liabilities, if any, arising out of specified purported securities class actions litigations to the extent relating to AT&T Wireless Group tracking stock;

     - specified liabilities resulting from the split-off;

     - obligations and commitments under specified contracts; and

     - other specified liabilities.

These liabilities are referred to as "additional wireless group liabilities."

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     Generally, neither we nor AT&T will make any representation or warranty as to:

     - the assets, businesses or liabilities transferred or assumed;

     - any consents or approvals required in connection with that transfer or assumption;

     - the value or freedom from any lien or other security interest of any of the additional wireless group assets; and

     - the absence of any defenses or freedom from counterclaim relating to any claim of any person, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

In addition, the wireless group assets were transferred on an "as is," "where is" basis, and we will bear the economic and legal risks that the conveyance is insufficient to vest good and marketable title, free and clear of any lien or other security interest.

     We and AT&T generally also have agreed to terminate all agreements, understandings and arrangements among us and AT&T with specified exceptions. We have repaid the full amount of the principal and accrued but previously unpaid interest of all outstanding indebtedness owed by AT&T Wireless Group to AT&T and the face value and accrued but previously unpaid dividends on all preferred stock in AT&T Wireless Group held by AT&T.

     Reduction in AT&T Common Stock Group's Retained Portion of the Value of AT&T Wireless Group. We will assume specified related obligations and liabilities, including the obligation to assume a portion of AT&T's employee stock options. In connection with this assumption, AT&T will, effective immediately before the split-off, reduce AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group by the equivalent of 12,577,650 shares of AT&T Wireless Group tracking stock. This will have the effect of reducing the total number of shares of our common stock distributed to holders of AT&T common stock in the split-off by that number of shares. Based on the closing trading price of AT&T Wireless Group tracking stock on June 19, 2001, this reduction had a value of approximately $200.6 million. For more information on the liabilities and obligations that we have assumed in the employee benefits agreement, please see "-- Employee Benefits Agreement."

     Releases and Indemnification. The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the completion of the mandatory exchange of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the completion of the mandatory exchange between or among AT&T and its affiliates, on the one hand, and us and our affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

     We have agreed to indemnify, defend and hold harmless AT&T and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of us, or our affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any breach by us or our affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement; and

     - specified disclosure liabilities.

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     AT&T has agreed to indemnify, defend and hold us and our affiliates harmless, and each of our directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of AT&T or its affiliates or any other person to pay, perform or otherwise promptly discharge any liabilities of AT&T, other than liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any liabilities of AT&T, other than liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any breach by AT&T or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement; and

     - specified disclosure liabilities.

     The separation and distribution agreement also specifies procedures for claims for indemnification made under the provisions described above.

     Agreement on Split-off Taxes and Limitations on Future Transactions. Under the separation and distribution agreement, we are responsible for any tax liability and any related liability (e.g. interest, penalties, accounting, legal and other professional fees, etc.) that results from the split-off failing to qualify as a tax-free transaction, unless any such liability was caused by:

     - the inaccuracy of certain factual representations made by AT&T in connection with obtaining a private letter ruling from the IRS (or in connection with obtaining a tax opinion); or

     - a post-split-off transaction with respect to the stock or assets of AT&T.

     In addition, we have agreed that, for a period of 30 months from the date of the distribution:

     - we will continue to be a company engaged in the active conduct of a trade or business as defined in Section 355(b) of the Internal Revenue Code; and

     - we will not enter into any transaction or transactions as a result of which any person or group of related persons would acquire, or have the right to acquire, our stock that represents more than 5% of the vote or value of all outstanding shares of our stock and we will not take any other action (including action inconsistent with the representations made to the IRS or counsel in connection with split-off rulings or opinions) that could be reasonably likely (taken together with other relevant transactions) to jeopardize the tax-free status of the split-off to AT&T or its stockholders, in each case unless

       -- AT&T determines that the transaction or transactions would not render the split-off taxable; or

       -- We or AT&T, at AT&T's election, obtain a tax opinion or private letter ruling from the IRS confirming that the subsequent transaction will not render the split-off taxable.

     Termination. The separation and distribution agreement will provide that it may be terminated at any time before the completion of the distribution by AT&T in its sole discretion. If AT&T terminates the separation and distribution agreement, neither party will have any liability or further obligation to any other party.

     Amendments and Waivers. The separation and distribution agreement provides that no provisions of it or any ancillary agreement will be deemed waived, amended, supplemented or modified by any party unless the waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom that waiver, amendment, supplement or modification is sought to be enforced.

  Brand License Agreement

     We and AT&T have entered into a brand license agreement. This agreement gives us rights to continue to use specified AT&T brands, including the AT&T globe design and the AT&T trade dress. The
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rights are granted royalty free, although we are required to pay a maintenance fee. The brand license agreement allows us to use these AT&T brands, alone or in combination with our other marks, for the following:

     - provision of our mobile cellular services (including so-called third-generation services),

     - residential fixed wireless services, and

     - certain ancillary products and services.

     We have these rights for five years following the completion of the split-off. After the initial five-year period, we may renew our rights to these AT&T brands for an additional five-year period. During the initial or renewal period, we may terminate the brand license agreement on 12 months prior notice. In addition, we may continue to use these AT&T brands during a transition period after the brand license agreement is terminated.

     We are able to use these AT&T brands exclusively in connection with the following:

     - wide-area mobile cellular services,

     - aircraft to ground services,

     - specified ancillary wireless services, and

     - certain wireless devices and portals.

     We are able to use these AT&T brands non-exclusively in connection with the following:

     - residential fixed wireless services in some territories;

     - specified content, equipment and software associated with our services;
       and

     - some wireless devices, portals and promotional products.

     During the term of the brand license agreement and within certain areas, AT&T will not license these brands to third parties for providing residential local telephony or high speed internet access services through services that directly compete with our residential fixed wireless services, unless AT&T, or its present or future affiliates, has an equity interest in the third party, provides a core component of those services or has a direct relationship with the end-user customers.

     In the two years following the split-off, we can obtain a non-exclusive license to use these AT&T brands for specified small business fixed wireless services if we enter into a distribution agreement with AT&T relating to fixed wireless services.

     We can generally use these AT&T brands worldwide except where AT&T has already granted exclusive brand licenses or where another AT&T unit has exclusive rights. AT&T also has granted a non-exclusive brand license in the Republic of China, and accordingly we do not have exclusive use of the AT&T brands in that area. With some conditions, we can extend some rights to use these AT&T brands to authorized dealers.

     To maintain our rights, we must comply with specified quality, customer care, graphics and marketing standards in connection with our use of these AT&T brands. While we are using the AT&T brands, we must also pay AT&T a brand maintenance fee. AT&T may terminate the brand license agreement in the event of a significant breach or a change of control of us.

  Master Carrier Agreement and Other Commercial Agreements

     We and AT&T have entered into a master carrier agreement. This agreement requires AT&T to provide voice and data telecommunications services to us for five years. AT&T will provide both wholesale services, which we will use as a component of wireless services we provide to our customers, and administrative services, for example corporate usage that we will use ourselves.

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     We are required to purchase in each year an amount of wholesale domestic voice services equal to our actual usage in 2001. The pricing at which AT&T provides these services is subject to internal and external benchmarking. We are not required to purchase from AT&T wholesale domestic voice services in excess of this commitment, although AT&T has a right to match any third party offers until 2003 for 80% of any excess. From 2003 until the agreement ends, we may purchase such service in excess of the commitment from any carrier.

     We are also required to purchase all international voice services from AT&T. AT&T will provide these services at the price AT&T receives from Concert, its joint venture with British Telecommunications.

     We are required each year to purchase domestic administrative services, data and voice, at a level equal to 80% of our purchases in 2000. We will purchase our local connectivity and business needs from AT&T if AT&T meets committed levels of performance, and offers price and performance terms at least as favorable as those offered by other providers.

     We and AT&T also have entered into other commercial agreements. These agreements include agreements:

     - governing the physical interconnection of their networks and other intercarrier arrangements;

     - SS7 signaling services to be provided by us to AT&T's business services unit;

     - a 38 GHz license to be provided by us to AT&T's business services unit;

     - agreements under which AT&T will provide space and power in various AT&T locations for our equipment; and

     - an agreement under which we will provide wireless services to AT&T for administrative purposes.

     Upon either party being acquired by a significant competitor of the other, the party not being acquired has a right to terminate certain of the agreements, including the network service agreement. Alternatively, the party not being acquired may elect to keep the network service agreement in effect with certain modifications. Those modifications will include eliminating AT&T's right to match third party offers, and, if we are acquired, changing the domestic voice purchase requirement to 90% of the past twelve months usage, eliminating internal benchmarking, and increasing the frequency of external benchmarking.

  Agency and Referral Agreement

     We and AT&T also entered into an agency and referral agreement. This agreement covers AT&T's acting as an agent on our behalf to assist us in obtaining business with AT&T's business customers. Upon either party being acquired by a significant competitor of the other, the party not being acquired has the right to terminate this agreement.

  Employee Benefits Agreement

     We and AT&T entered into an employee benefits agreement that covers a wide range of compensation and benefit issues. In general, we are responsible for all obligations and liabilities relating to current and former employees of us and the AT&T Wireless Group and their dependents and beneficiaries after the split-off date, and AT&T is responsible for the obligations and liabilities before the split-off date. We refer to individuals who were employees of AT&T or its affiliates and were transferred to us or our affiliates as transferred individuals.

     Our plans recognize and credit transferred individuals with their full service with AT&T or its affiliates for purposes of participation, vesting and the schedule of benefits, but not for purposes of benefit accruals under defined benefit pension plans. Account balances of transferred individuals under AT&T defined contribution plans will vest on the split-off date, and they will be allowed to make a one-time election to transfer their accounts to our 401(k) Plan. Each transferred individual will vest in his accrued benefit under the AT&T pension plans on the split-off date. Transferred individuals will also be entitled to a distribution of their accounts under the AT&T Employee Stock Ownership Plan.
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     Employee options to purchase AT&T common stock or AT&T Wireless Group tracking stock will be adjusted as part of the split-off. The nature of the adjustment will depend upon whether the option was granted for AT&T common stock or AT&T Wireless Group tracking stock. Options to purchase AT&T Wireless Group tracking stock will be converted into options to purchase our common stock. Options to purchase AT&T common stock granted before January 1, 2001 will be converted into two separate options, one to purchase AT&T common stock and another to purchase our common stock. Options to purchase AT&T common stock granted on or after January 1, 2001 will be adjusted to increase the number of shares subject to the option, based on the relative market price of AT&T common stock immediately before and immediately after the split-off. All of the AT&T common stock options and AT&T Wireless Group tracking stock options referred to in this paragraph are subject to adjustment, which is intended to retain the same intrinsic value of the options immediately before and after the adjustment. AT&T options held by our employees and AT&T Wireless Services options held by AT&T employees after the split-off will be fully vested and continue to be exercisable for the scheduled option term. In all other respects, options to purchase our common stock and options to purchase AT&T common stock held by transferred individuals and current and former AT&T employees will be subject to the same terms and conditions as set forth respectively in the original AT&T Wireless Group tracking stock option grant and the AT&T stock option grant. Similar adjustments will be made to grants of restricted shares, restricted stock units, and performance shares under the AT&T plans, although the awards for each individual will be denominated in shares of that individual's employer.

     Intellectual Property Agreements. We and AT&T entered into an intellectual property agreement. The intellectual property agreement specifies the ownership and license rights in patents, software, copyrights, and trade secrets, but not the AT&T brands. Under the terms of the intellectual property agreement, we and AT&T will grant each other a non-exclusive, fully paid-up, worldwide, perpetual and irrevocable license under its patents to make, use and sell any and all products and services in the conduct of its present and future business. The parties also grant special rights under certain of each other's patents for defensive protection, special affiliate licensing, and supplier licensing. In addition, AT&T will refrain from licensing some of its patents to our ten largest domestic mobile service competitors for a period of five years and will grant us a nonexclusive right to direct the licensing of certain AT&T patents to certain third parties and receive half of the net royalties.

     We and AT&T will each own all the software, trade secrets, and copyrights created by it before the split-off. We and AT&T will grant each other a non-exclusive, fully paid-up, worldwide, perpetual and irrevocable license to use each other's software, trade secrets, and copyrights that the other currently possesses for use in its present and future business. The agreement also protects proprietary information related to customers. In the event of a change of control of us involving parties of a certain nature, the scope of the intellectual property rights granted to us would automatically narrow, our special rights would terminate and AT&T's agreement not to license to our competitors would terminate.

     Tax Sharing Agreement. We and AT&T have also amended our existing tax sharing agreement. The amended tax sharing agreement provides that:

     - AT&T will be responsible for any tax item resulting from asset transfers from AT&T Wireless Group to AT&T Common Stock Group before the split-off;

     - the accounts between AT&T and AT&T Wireless Group will be adjusted for unpaid amounts under the tax sharing agreement before the split-off; and

     - no tax sharing payments will be made with respect to taxable periods (or portions thereof) beginning after the split-off date.

     The tax sharing agreement also contains provisions that govern tax contests and other related matters with respect to tax periods before the split-off date.

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     Services Agreement.  We and AT&T entered into a services agreement. This agreement will govern the following corporate support services:

     - common support services;

     - inter-unit services; and

     - systems replication and systems services.

     The agreement generally runs for 18 months and the individual services are generally terminable on 30 to 180 days' notice.

     - Common support services. Common support services include services historically provided at a corporate headquarters level, such as financial management, tax, media relations, human resources administration, procurement, real estate management and other administrative functions. Charges for these services will allow the provider to recover the costs of such service, plus all out-of-pocket costs and expenses, but without any profit.

     - Inter-unit services. Inter-unit services include services historically provided by one business unit to another, such as billing, systems development and customer care. The charges for these services will allow the provider to recover the cost of such service, plus all out-of-pocket costs and expenses. In some instances the company providing the service will recover a profit.

     - Systems Replication and Systems Service. AT&T will supply to us with technology systems and support services. For example, AT&T will provide information linkages between our web site and att.com. The charges for these services will be based on a "cost plus" formula intended to allow AT&T to recover its fully-allocated cost, plus a profit.

     Registration Rights Agreement. We and AT&T have entered into a registration rights agreement which gives AT&T the right to require us to register some or all of the shares of our common stock that AT&T is retaining, including the shares to be offered in the concurrent offering. Under the agreement, AT&T can require us to register those shares on not more than two occasions, not including the concurrent offering. Our obligation to register the shares is subject to customary black-outs in our discretion, and, after January 31, 2002, we are not required to register any shares that AT&T could otherwise sell pursuant to the applicable provisions of Rule 144 under the Securities Act.

HISTORICAL RELATIONSHIP WITH AT&T

     We have been, and until the split-off will be, a wholly owned subsidiary of AT&T. As a result, in the ordinary course of our business, we incurred expenses in connection with miscellaneous corporate, legal, finance, planning, strategy, marketing, human resource, cash management, payment processing and other services, including long-distance and other network-related services obtained from or through AT&T and use of the AT&T brand, which expenses were either reimbursed by us to AT&T or charged to us as part of the general allocation of AT&T's consolidated corporate overhead expenses. For a summary of some of these expenses, see Note 12 of the Notes to Consolidated Financial Statements of AT&T Wireless Services, Inc. and Subsidiaries.

     In October 2000, we completed our acquisition from AT&T of several equity interests in EuroTel Praha, spol. s.r.o in the Czech Republic, BPL Cellular Ltd. in India, PT Aria West International in Indonesia, Maxis Communications Bhd in Malaysia and EuroTel Bratislava a.s. in Slovakia. Each of these are international ventures acquired by AT&T as a result of its acquisition of MediaOne in June 2000. We paid approximately $1 billion to AT&T for these properties, which was based upon a third-party valuation.

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                        DESCRIPTION OF OUR CAPITAL STOCK

     The following description of the material expected terms of our capital stock does not purport to be complete, and is qualified in its entirety by reference to the form of our charter and by-laws, as these documents are expected to be in effect at the time of the split-off. Copies of these forms have been filed as exhibits to the registration statement, of which this document is a part. For more information on how you can obtain copies of these documents, see "Where You Can Find More Information." You are urged to read the forms of charter and by-laws in their entirety.

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock will consist of 1,000,000,000 shares of preferred stock, par value $.01, and 10,000,000,000 shares of common stock, par value $0.01. We estimate that approximately 2.53 billion shares of our common stock will be outstanding immediately after the split-off (assuming no options or warrants to purchase shares of AT&T Wireless tracking stock are exercised before the split-off). No shares of our preferred stock would be outstanding.

OUR COMMON STOCK

     The holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock (a "preferred stock designation"), the holders of our common stock will possess all of the voting power. Our charter will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to the dividends as may be declared from time to time by our board of directors from funds legally available for dividends, and, upon liquidation, will be entitled to receive pro rata all assets available for distribution to the holders of our common stock. For a more complete discussion of our dividend policy, see "-- Our Preferred
Stock -- Dividend Policy."

OUR PREFERRED STOCK

     Our charter authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including, but not limited to:

     - the designation of the series;

     - the number of shares of the series, which number our board of directors may later, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares thereof then outstanding;

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative;

     - the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable;

     - the redemption rights and price or prices, if any, for shares of the series;

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

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     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series; and

     - the voting rights, if any, of the holders of the shares of the series.

     We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of outstanding shares of common stock, or in the amount of voting securities, outstanding. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or common stock, our board of directors may determine not to seek stockholder approval.

     Although we believe our board of directors will have no intention of immediately doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue the shares of preferred stock based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over the then-current market price of our common stock.

     We expect that, as of the completion split-off, 50,000,000 shares of our Series A junior participating preferred stock will be reserved for issuance upon exercise of the rights issued under our rights agreement. For a more complete discussion of our rights plan, see "-- Rights Agreement."

  Dividend Policy

     We currently do not expect to pay dividends on shares of our common stock following completion of the split-off in the foreseeable future.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CHARTER AND BY-LAWS

  Board of Directors

     Our charter provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or the whole board, but shall not be less than three. Our directors, other than those who may be elected by the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, will be classified into three classes, as nearly equal in number as possible, one class originally to be elected for a term expiring at the annual meeting of stockholders to be held in 2002, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the 2002 annual meeting of

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stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     Our charter will provide that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  No Stockholder Action by Written Consent; Special Meetings

     Our charter and by-laws provide that stockholders must effect any action required or permitted to be taken at a duly called annual or special meeting of stockholders and that those actions may not be effected by any consent in writing by the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the whole board or by our chairman. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board of directors.

  Advance Notice Procedures

     Our by-laws to establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures will also provide that at an annual meeting only the business as has been brought before the meeting by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder's intention to bring the business before the meeting, may be conducted. Under these stockholder notice procedures, for notice of stockholder nominations to be made at an annual meeting to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year's annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than

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the close of business on the later of the 90th calendar day before the annual meeting or the tenth calendar day following the day on which public announcement of a meeting date is first made by us.

     Nevertheless, if the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which the public announcement is first made by us. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, we must receive notice not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at the meeting.

     In addition, under these stockholder notice procedures, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain some specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

  Amendment

     Our charter will provide that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of our charter relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our charter will further provide that the related by-laws described above, including the stockholder notice procedure, may be amended only by the affirmative vote of a majority of the whole board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. We expect that the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of voting stock, voting as a single class, will be required to amend our by-laws.

RIGHTS AGREEMENT

     Our board of directors will adopt a rights agreement on or before the completion of the split-off. Under the rights agreement, we expect to issue one preferred share purchase right for each outstanding share of our common stock. Each right will entitle the registered holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock, par value $.01 per share, at a price of $100, subject to adjustment in some circumstances. The description and terms of the rights is set forth in a rights agreement between us and the designated rights agent. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the rights agreement, which is filed as an exhibit to the registration statement of which this document is a part.

     The rights will be evidenced by the certificates representing our common stock until the earlier to occur of:

     - ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of at least 15% or more of the outstanding shares of our common stock; or

     - ten business days or a later date determined by our board of directors following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the completion of

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       which would result in the beneficial ownership by a person or group of
       15% or more of such outstanding shares of our common stock (the "distribution date").

     The rights agreement exempts DoCoMo's ownership of more than 15% of our common stock, but only to the extent of the shares of our common stock that DoCoMo owns as a result of its January 22, 2001 investment in us and any shares of common stock that DoCoMo could purchase as a result of their investment rights, as described under "DoCoMo Strategic Investment." We expect the rights agreement to provide that, until the distribution date or earlier redemption or expiration of the rights, the rights will be transferred with and only with our common stock. Until the distribution date or earlier redemption or expiration of the rights, our common stock certificates will contain a notation incorporating the rights agreement by reference. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and the separate right certificates alone will evidence the rights.

     The rights will not be exercisable until the distribution date. The rights will expire on the 10th anniversary of the rights agreement, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will thereafter be void, will later have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right. If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding common stock and before the acquisition by the person or group of 50% or more of our outstanding common stock, our board of directors may exchange the rights, other than rights owned by the person or group which, have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one one-hundredth of one of our junior preferred shares, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right subject to adjustment.

     At any time before the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, as adjusted. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right that the holders of the rights will be eligible to receive will be the redemption price.

     The terms of the rights may be amended by our board of directors without the consent of the holders of the rights; provided, however, that, our board may not reduce the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock, and from and after such time as any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder of that right, as a holder, will have no additional rights as our stockholder solely by virtue of holding that right, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding rights and the number of one one-hundredths of our junior preferred shares issuable upon exercise of each right also will be subject to adjustment in the event of a stock split
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of our common stock or a stock dividend on our common stock payable in our common stock or subdivisions, consolidations or combinations of our common stock occurring, in any case, before the distribution date.

     The purchase price payable, and the number of our junior preferred shares or other securities or property issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, our junior preferred shares;

     - upon the grant to holders of our junior preferred shares of some rights or warrants to subscribe for or purchase our junior preferred shares at a price, or securities convertible into our junior preferred shares with a conversion price, less than the then-current market price of our junior preferred shares; or

     - upon the distribution to holders of our junior preferred shares of evidences of indebtedness or assets excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in our junior preferred shares or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional junior preferred shares will be issued, other than fractions that are integral multiples of one one-hundredth of one of our junior preferred shares, which may, at our election, be evidenced by depositary receipts and instead, an adjustment in cash will be made based on the market price of our junior preferred shares on the last trading day before the date of exercise.

     Our junior preferred shares purchasable upon exercise of the rights will not be redeemable. Each of our junior preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of our junior preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each of our junior preferred shares will have 100 votes voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each one of our junior preferred shares will be entitled to receive 100 times the amount received per one share of common stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of our junior preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in one of our junior preferred shares purchasable upon exercise of each right should approximate the value of one share of common stock.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board before the time that a person or group has acquired beneficial ownership of 15% percent or more of the common stock since the rights may be redeemed by us at the redemption price until such time.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law provides that, subject to some exceptions, an interested stockholder of a Delaware corporation shall not engage in any business combination, including

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mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - before the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding some shares; or

     - on or after that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

       Except as otherwise specified in Section 203, an interested stockholder is defined to include:

     - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

     - the affiliates and associates of the stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person that would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We are not electing to be exempt from the restrictions imposed under Section 203. However AT&T and its affiliates are excluded from the definition of interested stockholder for purposes of
Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

DOCOMO STANDSTILL

     Under the terms of its investment in us, DoCoMo is subject to standstill restrictions that limit its ability to acquire or participate with any other person seeking to acquire control of our company. These restrictions are described under "DoCoMo Strategic Investment."

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                          DOCOMO STRATEGIC INVESTMENT

     On January 22, 2001 NTT DoCoMo, Inc., a leading Japanese wireless communications company, invested approximately $9.8 billion for shares of a new class of AT&T preferred stock that are convertible into 406,255,889 shares of AT&T Wireless Group tracking stock, which we call "DoCoMo wireless tracking stock," and that are intended to reflect approximately 16% of the financial performance and economic value of AT&T Wireless Group. As part of this investment, DoCoMo also received five-year warrants to purchase the equivalent of an additional 41,748,273 shares of AT&T Wireless Group tracking stock at $35 per share, and we and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. Of the 406,255,889 AT&T Wireless Group tracking stock share equivalents issued to DoCoMo, 228,128,307 shares represented new share equivalents at $27.00 each, and the remaining 178,127,582 share equivalents represented a reduction of AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group at $20.50 each. Accordingly, AT&T Common Stock Group retained $3,651,615,431 of the proceeds of the DoCoMo investment and allocated $6,159,464,289 to AT&T Wireless Group.

     Immediately before the completion of the split-off, each share of DoCoMo wireless tracking stock automatically will be converted into 500 shares of AT&T Wireless Group tracking stock, subject to anti-dilution protection, and will be redeemed in exchange for 406,255,889 shares of our common stock on the same terms as all other shares of AT&T Wireless Group tracking stock in the split-off. After the split-off, each warrant will be exercisable for 500 shares of the our common stock at an exercise price of $35 per share, subject to adjustments to reflect the exchange ratio and customary anti-dilution adjustments. The warrants are subject to the transfer restrictions described below. The shares of our common stock issuable upon exercise of the warrant will represent newly issued interests, and will not decrease AT&T's retained interest in us. Following the split-off, DoCoMo will own approximately 16% of our common stock and have warrants at an exercise price of $35 per common stock equivalent that would represent approximately an additional 1.6% of our common stock.

     The following is a summary of the material provisions of the agreements among DoCoMo, AT&T and us that apply to us after the split-off. This summary is qualified in its entirety by reference to the full text of these documents, which have been filed as exhibits to the registration statement of which this prospectus forms a part, which is incorporated into this document by reference.

  Warrants

     DoCoMo acquired 83,496.546 warrants, each of which, after the split-off, will be exercisable for 500 shares of our common stock, or a total of 41,784,273 shares, at an exercise price of $35 per share, subject to customary anti-dilution adjustments. The warrants are subject to the transfer restrictions described under "-- DoCoMo Investment Rights and Obligations."

  DoCoMo Investment Rights and Obligations

     In addition to the rights inherent in the shares of our common stock, under the agreements, DoCoMo has additional rights and obligations with respect to its investment in us.

     Transfer Restrictions. Without our consent, for 18 months following the investment, DoCoMo may not transfer any warrants or any shares of our common stock that it receives on conversion of DoCoMo wireless tracking stock, except if specified events occur. Those events are:

     - a sale of all or substantially all of our assets or business through merger or other business combination unless our stockholders continue to own two-thirds of the successor corporation;

     - our acquisition or acquisitions of business or assets, other than radio spectrum rights, totaling more than $25 billion; or

     - a tender offer or exchange offer approved by our board of directors.

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     In addition, subject to a limited exception, without our consent, DoCoMo may not transfer any of our securities to any person if after the transfer the recipient's interest in us would exceed 6%, or exceed 10% in the case of recipients, principally financial institutions, who are eligible to report their interest on Schedule 13G under the Securities Exchange Act.

     None of DoCoMo's special rights are transferable by DoCoMo along with the shares, except that DoCoMo may transfer its demand registration rights described below to any transferee of more than $1 billion of our securities, and DoCoMo may transfer one demand registration right to a transferee of the warrants. Any transfer of registration rights will be subject to overall limitations on the registration rights and will not increase our aggregate registration obligations.

     Repurchase Obligations for failure to meet primary third-generation technology benchmarks within specified time frame. DoCoMo may require us to repurchase the warrants and the stock that DoCoMo still holds if, prior to June 30, 2004:

- We abandon wideband code division multiple access as our primary technology for third-generation services, or

- We fail to launch services based on a wireless communications technology known as universal mobile telecommunications systems, or wideband code division multiple access, in at least 13 of the top 50 U.S. markets, unless

     -- DoCoMo ceases to actively support and promote wireless services using wideband code division multiple access technology as its standard for wireless third-generation services;

     -- such failure is due to factors outside our reasonable power to affect or control, including due to the unavailability, or a delay in the availability, of equipment, software, spectrum, or cell sites;

     -- such failure is due to our inability to obtain regulatory approvals, permits, or licenses without the imposition of burdensome conditions or restrictions; or

     -- our board of directors determines that, due to regulatory or legal issues, or other external factors, deployment of such a system is no longer advisable from a business perspective.

     The repurchase price will be DoCoMo's original purchase price plus interest of a predetermined rate. If DoCoMo requires repayment because of our failure to commence service using an agreed technology as described above, we will be obligated to fund the entire amount of the repurchase obligation, which is $9.8 billion, plus interest. In lieu of paying all or a portion of the repurchase price, we will have the right to cause DoCoMo to sell any portion of its shares in a registered sale, and to pay DoCoMo the difference between the repurchase price and the proceeds from the registered sales.

     Standstill. Until the fifth anniversary of the closing of the investment, DoCoMo, its controlled subsidiaries, when acting on behalf of DoCoMo, its officers, directors or agents, or any subsidiary to which DoCoMo has disclosed confidential information regarding its investment may not take a number of actions, including the following, without our consent:

     - acquire or agree to acquire any voting securities of AT&T or us, except in connection with DoCoMo's exercise of its preemptive rights, conversion rights or warrants;

     - solicit proxies with respect to AT&T's or our voting securities or become a participant in any election contest relating to the election of the directors of AT&T or us;

     - call or seek to call a meeting of the AT&T or our stockholders or initiate a stockholder proposal;

     - contest the validity of the standstill in a manner that would lead to public disclosure;

     - form or participate in a group that would be required to file a Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act; or

     - act in concert with any person for the purpose of effecting a transaction that would result in a change of control of AT&T or us.
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     After the fifth year anniversary of the investor agreement, DoCoMo will continue to be subject to the standstill for so long as DoCoMo has the right to nominate at least one director. However, DoCoMo will be released from the standstill 91 days after the resignations of all of its representatives on our board of directors, all of DoCoMo's nominated committee members and all of DoCoMo's nominated management. After these resignations, we may take steps to terminate or sequester all of the other DoCoMo nominated employees.

     If NTT, which owns approximately two-thirds of DoCoMo, or any of NTT's subsidiaries other than DoCoMo takes any action contrary to the standstill restrictions and the action leads to any vote of our stockholders, then DoCoMo either must vote its shares as our board of directors directs, or must vote its shares in proportion to the votes cast by the stockholders that are not affiliated with either DoCoMo or NTT. In addition, if NTT or any of its subsidiaries commences a tender offer for AT&T or our securities, DoCoMo cannot tender or transfer any of its securities into that offer until all of the conditions to that offer have been satisfied.

     The standstill provisions described above will terminate in the following circumstances:

     - a third party unaffiliated with us commences a tender or exchange offer of 15% of our outstanding voting securities and we do not publicly recommend that our stockholders reject to the offer;

     - we enter into a definitive agreement to merge into or sell all or substantially all of our assets to a third party unless our stockholders retain at least 50% of the economic and voting power of the surviving corporation; or

     - we enter into a definitive agreement that would result in any one person or groups of persons acquiring more than 35% of our voting power, unless, among other things, this person or group agrees to a standstill.

     The standstill provisions terminate with respect to AT&T two years after the split-off (or, if sooner, upon any of the foregoing three events as applied to AT&T).

     Registration Rights. Subject to certain exceptions and conditions, DoCoMo is entitled to require us to register shares of our common stock on up to six occasions, with each demand involving not less than $500 million worth of shares. DoCoMo cannot exercise more than one demand right in any seven and a half month period. DoCoMo also is entitled to require us to register securities for resale in an unlimited number of incidental registrations, commonly known as piggy-back registrations. DoCoMo will cease to be entitled to these registration rights if it owns less than $1 billion of our securities, as the case may be, and securities reflecting less than 2% of the financial performance and economic value of us.

     Board Representation. DoCoMo is entitled to nominate a number of representatives on our board of directors proportional to its economic interest acquired as a result of its investment. The DoCoMo nominees for these board seats must be senior officers of DoCoMo that are reasonably acceptable to us. DoCoMo will lose these board representation rights if its economic interest in us falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the shares of its original investment or shares of our common stock, DoCoMo will lose its board representation rights only if its economic interest in us falls below 8% for 60 consecutive days.

     Management Rights. Since it made its investment, DoCoMo has been entitled to appoint one of its senior executives that is reasonably acceptable to AT&T Wireless Group to AT&T Wireless Group's senior leadership team. In addition, subject to our reasonable approval, DoCoMo can appoint between two and five of its employees as our employees, including the Manager-Finance and Director of Technology. DoCoMo will lose these rights under the same circumstances as it would lose board representation rights.

     Right to Approve Specified Actions. We may not take any of the following actions without DoCoMo's prior approval:

     - change the scope of our business such that AT&T Wireless Group's businesses (including those in its business plan) cease to constitute our primary businesses; or

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     - enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in us.

     DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

     Preemptive Rights. DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in some of our new equity issuances. In the event of a new equity issuance of the type covered by the preemptive right, then:

     - if DoCoMo holds 12% or more of the economic interest of us at the time of the new issuance, DoCoMo may purchase a number of additional shares that would bring DoCoMo's economic interest back up to 16%; and

     - if DoCoMo holds less than 12% of the economic interest of us at the time of the new issuance, DoCoMo may purchase a number of additional shares that would maintain DoCoMo's economic interest at the level it was at just before the new issuance.

     In most cases, the purchase price for these additional shares will be the issuance price. DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

  Strategic Alliance

     In connection with DoCoMo's investment, we and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. We will create a new, wholly owned subsidiary to foster the development of multimedia content, applications and services offerable over our current network, as well as on new, high-speed wireless networks built to global standards for third-generation services. We will contribute, among other things, our rights to content and applications used in our PocketNet service to the new multimedia subsidiary. Both we and DoCoMo plan to provide technical resources and support staffing. In addition, we will be able to license from DoCoMo, without additional payment, certain rights to DoCoMo's "i-mode" service, which provides access to the Internet from wireless telephones, and related technology.

     The strategic alliance is expected to enable us and DoCoMo to offer market-appropriate wireless services to customers throughout the United States and Japan respectively. In addition, each of us has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party's home territory.

     We and DoCoMo have agreed to certain non-competition commitments that restrict each other's ability to provide mobile wireless services in Japan and the United States, respectively. We and DoCoMo have also agreed to limit the extent to which we and DoCoMo will be able to participate in certain mobile multimedia activities and investments in each other's home territory. We and DoCoMo will generally be bound by the non-competition commitments until DoCoMo loses its board representation and management rights, either due to any of the events described under "-- Board Representation" and "-- Management Rights," or due to voluntary relinquishment of such rights by DoCoMo.

     Some of DoCoMo's rights under the investment agreement, including the repurchase rights and veto rights, could limit our flexibility to finance our operations or engage in some types of strategic transactions that we might otherwise pursue.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of our common stock. After completion of the redemption and distribution that constitute the split-off, and the offering, there would be 2,529,974,082 shares of our common stock outstanding, based upon the number of shares of AT&T Wireless Group tracking stock outstanding on June 19, 2001, the number of shares of AT&T Wireless Group tracking stock that DoCoMo beneficially holds and the percentage interest of AT&T Wireless Group reserved for the benefit of AT&T (assuming no options or warrants to purchase shares of AT&T Wireless Group tracking stock are exercised between June 19, 2001 and the split-off). All of these shares will be freely transferable without restriction under the Securities Act except for shares that are owned by our "affiliates", as that term is defined in Rule 144 under the Securities Act, which includes our directors and our significant stockholders. Shares of our common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act. Further, as described below, we plan to file a registration statement to cover the shares issued under our option plans.

RULE 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "controlled securities" or "restricted securities" may not sell within any three-month period a number of shares in excess of the greater of:

     - 1% of the then outstanding shares of common stock (approximately 25.3 million shares immediately after the split-off); and

     - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers' transactions.

     In general, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities, even under the foregoing limitations, until they have beneficially owned such shares for at least one year. Shares received by our affiliates in the split-off or upon exercise of stock options may be "controlled securities" rather than "restricted securities".

SHARES RETAINED BY SIGNIFICANT STOCKHOLDERS

     AT&T is retaining 185,308,303 shares of our common stock for its own account for sale, exchange or monetization within six months of the split-off, subject to the continued validity of the IRS ruling that AT&T received on May 29, 2001. These shares will be restricted securities and may only be sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act. Of these retained shares, AT&T expects that 94,466,000 shares will be sold to Credit Suisse First Boston and Goldman Sachs shortly before, on or shortly after the split-off date and then offered by those two firms in the offering, as described under "Underwriters -- The Exchange." The sale, exchange or monetization of any remaining shares held by AT&T could adversely affect the prevailing market prices for our common stock. We have granted AT&T limited registration rights with respect to the shares AT&T is retaining. See "Our Relationship with AT&T after the Split-off -- Agreements between AT&T and Us Relating to the Split-off."

     In addition, at the completion of the split-off, DoCoMo will hold 406,255,889 shares of our common stock, assuming DoCoMo does not exercise any of its warrants to purchase shares of AT&T Wireless Group tracking stock prior to that time. DoCoMo holds warrants that, at the completion of the split-off, will be exercisable for a total of 41,784,273 shares of our common stock, at an exercise price of $35 per share. The shares of our common stock held by DoCoMo, the warrants and the shares of our common stock underlying those warrants are all subject to the transfer restrictions described under "DoCoMo Strategic Investment -- DoCoMo Investment Rights and Obligations."

STOCK PLANS

     As of June 19, 2001, options to purchase approximately 76 million shares of AT&T Wireless Group tracking stock were outstanding and held by our and AT&T's employees. We estimate that as a result of the split-off these options will become options to purchase approximately 76 million shares of our common stock. In addition, we expect that immediately after the split-off additional options to purchase approximately 77 million shares of our common stock will be outstanding as a result of adjustment to outstanding options to purchase shares of AT&T common stock, as described under "Our Relationship with AT&T after the Split-off -- Employee Benefits Agreement." As a result, we expect that employees and former employees of us and AT&T will hold options to purchase approximately 153 million shares, or approximately 5.7%, of our common stock immediately after the split-off; however the actual number will not be determined until after the redemption and distribution. From time to time, we plan to issue additional options to our employees under new plans we may adopt. As soon as practicable after the split-off, we intend to file registration statements on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans. The registration statements are expected to automatically become effective upon filing. Accordingly, shares registered under these registration statements will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market shortly after the distribution.

     No prediction can be made as to the effect, if any, that market sales of restricted shares or shares received upon exercise of options or the availability of restricted shares or shares received upon exercise of options for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITERS

UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Credit Suisse First Boston and Goldman Sachs, in their capacity as underwriters, are acting as representatives, have severally agreed to purchase, and Credit Suisse First Boston and Goldman Sachs, in their capacity as owners of the shares they acquire from AT&T in the exchange described below, have agreed to sell, 94,466,000 shares of our common stock. AT&T is not a party to the underwriting agreement. Under federal securities laws, however, AT&T is the selling stockholder of the shares of our common stock that Credit Suisse First Boston and Goldman Sachs acquire from AT&T pursuant to the exchange agreements described below and sell in this offering. Credit Suisse First Boston and Goldman Sachs, and not AT&T, will receive the cash proceeds from the sale of these shares in the offering.

                                                                NUMBER
                            NAME                              OF SHARES
                            ----                              ----------
Credit Suisse First Boston Corporation......................  46,733,000
Goldman, Sachs & Co. .......................................  46,733,000
ABN AMRO Incorporated.......................................   1,000,000
                                                              ----------
     Total..................................................  94,466,000

     The underwriters are offering the shares of our common stock subject to their acceptance of the shares and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters, to pay for and accept delivery of these shares of our common stock is subject to the approval of legal matters by the underwriters' counsel, Davis Polk & Wardwell, and to some other conditions. The underwriters are obligated to take and pay for all of these shares of our common stock, if any such shares are taken.

     The underwriting agreement discussed above was entered into after binding exchange agreements between AT&T and Credit Suisse First Boston and Goldman Sachs, and, in each case, for limited purposes, us, were signed. The terms of the exchange agreements are more fully described below under "-- The Exchange." Under the terms of the binding exchange agreements, following the exchange, Credit Suisse First Boston and Goldman Sachs will be the owners of the shares of our common stock they acquire in the exchange. Under federal securities laws, Credit Suisse First Boston and Goldman Sachs are the underwriters of the shares that they acquire under the exchange agreements.

THE EXCHANGE

     AT&T, Credit Suisse First Boston and Goldman Sachs have entered into binding exchange agreements dated the date of this prospectus. Under those agreements, Credit Suisse First Boston and Goldman Sachs, each as a principal for its own account, will exchange debt obligations of AT&T held by Credit Suisse First Boston and Goldman Sachs for shares of our common stock held by AT&T. We are also a party to the exchange agreements for the limited purpose of granting registration rights to Credit Suisse First Boston and Goldman Sachs. In the exchange, Credit Suisse First Boston and Goldman Sachs each will acquire 47,233,000 shares being sold in the offering. For purposes of determining the amount of AT&T indebtedness that AT&T will receive from Credit Suisse First Boston and Goldman Sachs in exchange for such shares, the debt obligations have been valued at fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the amount of total proceeds, as shown on the cover page of this prospectus. The purpose of the exchange, if it occurs, will be to retire a portion of AT&T's outstanding indebtedness in a tax-efficient manner because a sale of our common stock by AT&T in exchange for AT&T's debt obligations would not be taxable to AT&T.

     Under federal securities laws, AT&T is the selling stockholder of any shares of our common stock that Credit Suisse First Boston and Goldman Sachs acquire from AT&T in the exchange and sell in this offering. Similarly, under the federal securities laws, Credit Suisse First Boston and Goldman Sachs are deemed to be the underwriters with respect to any shares of our common stock that they acquire in the exchange and sell in this offering. Credit Suisse First Boston and Goldman Sachs, however, will each acquire and sell our common stock as a principal for its own account, rather than on AT&T's behalf. Under the terms of the binding exchange agreements, as described above, following the exchange, Credit Suisse First Boston and Goldman Sachs will be the owners of our shares of common stock they acquire in the exchange, regardless of whether this offering is completed. Credit Suisse First Boston and Goldman Sachs, and not AT&T, will receive the cash proceeds from the sale of the shares of our common stock in the offering.

     As of July 6, 2001, Credit Suisse First Boston and Goldman Sachs each held indebtedness of AT&T having principal amount of approximately $1.0 billion, for an aggregate of approximately $2.0 billion, all of which was accumulated through market purchases from third-party holders on or before June 22, 2001.

     If the exchange occurs but Credit Suisse First Boston and Goldman Sachs are unable to sell in this offering all of the common stock they receive, we are required to grant registration rights to Credit Suisse First Boston and Goldman Sachs. Regardless of whether the exchange does or does not occur, Credit Suisse First Boston and Goldman Sachs will pay their own expenses and discounts in connection with the shares acquired by them in the exchange.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

RELATIONSHIPS WITH THE UNDERWRITERS

     From time to time, the underwriters have provided, and may continue to provide, investment banking services to us and to AT&T for which they have received, and are expected in the future to receive, customary fees and commissions.

     We, Credit Suisse First Boston and Goldman Sachs, in their capacity as owners of the shares they acquire in the exchange, and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act.

PRICING OF THIS OFFERING

     Because Credit Suisse First Boston and Goldman Sachs are the underwriters and may each receive $796,797,650 of proceeds in this offering if the exchange described above takes place, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with this rule, the offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, ABN AMRO has assumed the responsibilities of acting as a qualified independent underwriter and has recommended a price in compliance with the requirements of Rule 2720. ABN AMRO in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. ABN AMRO will receive no fee for acting in this capacity; however, we have agreed to indemnify ABN AMRO for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon by Gregory P. Landis. As of June 20, 2001, Mr. Landis was the beneficial owner of approximately 179,783 shares of AT&T Wireless group tracking stock and 154,507 shares of AT&T common stock, and had options to purchase additional shares. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The audited financial statements included in this Prospectus, except as they relate to Vanguard Cellular Systems, Inc. and its subsidiaries, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Vanguard Cellular Systems, Inc. and its subsidiaries, by Arthur Andersen LLP, independent public accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock being sold in the offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto, which reference is hereby made. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock.

     We will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file annual, quarterly and other reports and other information with the SEC. In addition, AT&T files annual, quarterly and special reports, proxy statements and other information with the SEC, and such reports, proxy statements and other information may contain important information about us. For so long as AT&T Wireless Group tracking stock has been outstanding, AT&T has included in its SEC filings consolidated financial statements of AT&T and combined financial statements of AT&T Wireless Group (of which we have been the primary operating unit).

     You may read and copy the registration statement and the reports and other information we file and any reports and other information AT&T has filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings and AT&T's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website maintained by the SEC at www.sec.gov. Please note that information included in our website and in AT&T's website does not form a part of this prospectus.

     No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

                         INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL STATEMENTS

AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations for the
  three months ended March 31, 2000 and 2001................  F-3
Unaudited Consolidated Balance Sheets at December 31, 2000
  and March 31, 2001........................................  F-4
Unaudited Consolidated Statements of Changes in Shareowners'
  Equity for the three months ended March 31, 2000 and
  2001......................................................  F-5
Unaudited Consolidated Statements of Cash Flows for the
  three months ended March 31, 2000 and 2001................  F-6
Unaudited Notes to Consolidated Financial Statements........  F-7
Report of Independent Accountants...........................  F-22
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................  F-23
Consolidated Balance Sheets at December 31, 1999 and 2000...  F-24
Consolidated Statements of Changes in Shareowners' Equity
  for the years ended December 31, 1998, 1999 and 2000......  F-25
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................  F-26
Notes to Consolidated Financial Statements..................  F-27
AB CELLULAR HOLDING, LLC
Unaudited Condensed Consolidated Statements of Income for
  the nine months ended September 30, 2000 and 1999.........  F-60
Unaudited Condensed Consolidated Balance Sheets at September
  30, 2000 and December 31, 1999............................  F-61
Unaudited Condensed Consolidated Statements of Changes in
  Members' Capital for the nine months ended September 30,
  2000 and 1999.............................................  F-62
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 2000 and 1999.....  F-63
Unaudited Notes to Condensed Consolidated Financial
  Statements................................................  F-64
Unaudited Consolidated Statements of Income for the year
  ended December 31, 1999 and for the period from November
  13, 1998 (inception) through December 31, 1998............  F-67
Unaudited Consolidated Balance Sheets at December 31, 1999
  and 1998..................................................  F-68
Unaudited Consolidated Statements of Changes in Members'
  Capital for the year ended December 31, 1999 and for the
  period from November 13, 1998 (inception) through December
  31, 1998..................................................  F-69
Unaudited Consolidated Statements of Cash Flows for the year ended December 31, 1999 and for the period from November
  13, 1998 (inception) through December 31, 1998............  F-70
Unaudited Notes to Consolidated Financial Statements........  F-71
CMT PARTNERS
Unaudited Consolidated Income Statements and Changes in
  Partners' Equity for the three months ended March 31, 2000 and 1999..................................................  F-79
Unaudited Consolidated Balance Sheets at March 31, 2000 and
  December 31, 1999.........................................  F-80
Unaudited Consolidated Statements of Cash Flows for the
  three months ended March 31, 2000 and 1999................  F-81
Unaudited Notes to Consolidated Financial Statements........  F-82
Report of Independent Accountants...........................  F-85

Consolidated Income Statements and Changes in Partners'
  Equity for the years ended December 31, 1999 (unaudited)
  and 1998..................................................  F-86
Consolidated Balance Sheets at December 31, 1999 (unaudited)
  and 1998..................................................  F-87
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 (unaudited) and 1998....................  F-88
Notes to Consolidated Financial Statements..................  F-89
VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
  for the three months ended March 31, 1999 and 1998........  F-96
Unaudited Condensed Consolidated Balance Sheets at March 31,
  1999 and December 31, 1998................................  F-97
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 1999 and 1998........  F-98
Unaudited Notes to Consolidated Financial Statements........  F-99
Report of Independent Public Accountants....................  F-110
Consolidated Statements of Operations for the years ended
  December 31, 1998 and 1997................................  F-111
Consolidated Statements of Comprehensive Income (Loss) for
  the years ended December 31, 1998 and 1997................  F-112
Consolidated Balance Sheets at December 31, 1998 and 1997...  F-113
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 1998 and 1997............  F-114
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998 and 1997................................  F-115
Notes to Consolidated Financial Statements..................  F-116
L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
Report of Independent Accountants...........................  F-140
Combined Income Statement for the year ended December 31,
  1998......................................................  F-141
Combined Balance Sheet at December 31, 1998.................  F-142
Combined Statement of Cash Flows for the year ended December
  31, 1998..................................................  F-143
Notes to Combined Financial Statements......................  F-144

PRO FORMA FINANCIAL STATEMENTS

AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-150
Unaudited Pro Forma Condensed Combined Balance Sheet at
  March 31, 2001............................................  F-151
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the three months ended March 31, 2001......  F-152
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 2000...........  F-153
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-154

FINANCIAL STATEMENT SCHEDULE

AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
Report of Independent Accountants on Financial Statement
  Schedule..................................................  F-155
Schedule II -- Valuation and Qualifying Accounts............  F-156

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               FOR THE THREE
                                                                MONTHS ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2000      2001
                                                              ------    ------
REVENUE
Services....................................................  $1,992    $2,931
Equipment...................................................     206       281
                                                              ------    ------
Total revenue...............................................   2,198     3,212
OPERATING EXPENSES
Costs of services (excluding depreciation of $227 and $353
  included below)...........................................     662       921
Costs of equipment sales....................................     391       490
Selling, general and administrative.........................     750     1,084
Depreciation and amortization...............................     369       576
                                                              ------    ------
Total operating expenses....................................   2,172     3,071
                                                              ------    ------
OPERATING INCOME............................................      26       141
Other income................................................      24        84
Interest expense............................................      51        47
                                                              ------    ------
(Loss) income before income taxes and net equity earnings
  (losses) from investments.................................      (1)      178
(Benefit) provision for income taxes........................      (2)       79
Net equity earnings (losses) from investments...............      25       (99)
                                                              ------    ------
NET INCOME..................................................      26        --
Dividend requirements on preferred stock held by AT&T,
  net.......................................................      13        42
                                                              ------    ------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREOWNERS...........  $   13    $  (42)
                                                              ======    ======
PRO FORMA NET INCOME (LOSS) PER SHARE:
  Basic.....................................................  $  .01    $ (.02)
  Diluted...................................................  $  .01    $ (.02)
WEIGHTED AVERAGE SHARES USED TO COMPUTE PRO FORMA NET INCOME
  (LOSS) PER SHARE:
  Basic.....................................................   2,530     2,530
  Diluted...................................................   2,533     2,530

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                   AT              AT
                                                              DECEMBER 31,     MARCH 31,
                                                                  2000            2001
                                                              ------------    ------------
                                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...................................    $    62         $    34
Accounts receivable, less allowances of $193 and $190.......      1,892           1,811
Note receivable from AT&T...................................         --          10,588
Inventories.................................................        335             362
Income tax receivable.......................................        118             109
Deferred income taxes.......................................         93             170
Prepaid expenses and other current assets...................         82             115
                                                                -------         -------
TOTAL CURRENT ASSETS........................................      2,582          13,189
Property, plant and equipment, net of accumulated
  depreciation of $4,743 and $5,078.........................      9,892          10,725
Licensing costs, net of accumulated amortization of $1,761
  and $1,856................................................     13,627          13,568
Investments in and advances to unconsolidated
  subsidiaries..............................................      3,385           3,904
Goodwill, net of accumulated amortization of $241 and
  $272......................................................      4,696           4,686
Other assets, net of accumulated amortization of $264 and
  $299......................................................      1,120             967
                                                                -------         -------
TOTAL ASSETS................................................    $35,302         $47,039
                                                                =======         =======
LIABILITIES
Accounts payable............................................    $ 1,080         $   800
Payroll and benefit-related liabilities.....................        432             263
Advertising and promotion accruals..........................        179             156
Business tax accruals.......................................        258             247
Due on demand notes payable.................................        109             103
Short-term debt due to AT&T.................................        638              --
Other current liabilities...................................        958           1,175
                                                                -------         -------
TOTAL CURRENT LIABILITIES...................................      3,654           2,744
Long-term debt due to AT&T..................................      1,800           1,800
Long-term debt due to others................................         --           6,487
Deferred income taxes.......................................      4,659           4,739
Other long-term liabilities.................................        271             290
                                                                -------         -------
TOTAL LIABILITIES...........................................     10,384          16,060
COMMITMENTS AND CONTINGENCIES (NOTES (H) & (I))
MINORITY INTEREST...........................................         41              42
PREFERRED STOCK HELD BY AT&T................................      3,000           3,000
SHAREOWNERS' EQUITY
Common stock, no par value, no shares authorized, issued or
  outstanding at March 31, 2001 and December 31, 2000 (2,530 shares assumed outstanding on an unaudited pro forma
  basis)....................................................         --              --
Shareowners' net investment.................................     21,885          28,015
Accumulated other comprehensive loss........................         (8)            (78)
                                                                -------         -------
TOTAL SHAREOWNERS' EQUITY...................................     21,877          27,937
                                                                -------         -------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY...................    $35,302         $47,039
                                                                =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                        ACCUMULATED
                                                                           OTHER
                                                       SHAREOWNERS'    COMPREHENSIVE       TOTAL
                                             COMMON        NET            INCOME        SHAREOWNERS'
                                             STOCK      INVESTMENT        (LOSS)           EQUITY
                                             ------    ------------    -------------    ------------
Balance at December 31, 1999...............    $--       $12,971           $ 26           $12,997
Net income available to common
  shareowners..............................                   13                               13
Transfers from AT&T, net...................                  991                              991
Other comprehensive income.................                                  26                26
                                               --        -------           ----           -------

Balance at March 31, 2000..................    $--       $13,975           $ 52           $14,027
                                               ==        =======           ====           =======
Balance at December 31, 2000...............    $--       $21,885           $ (8)          $21,877
Net loss available to common shareowners...                  (42)                             (42)
Proceeds attributed from DoCoMo investment,
  net of costs.............................                6,141                            6,141
Proceeds from AT&T Wireless Group tracking
  stock shares issued for employee plans...                   31                               31
Other comprehensive loss...................                                 (70)              (70)
                                               --        -------           ----           -------
Balance at March 31, 2001..................    $--       $28,015           $(78)          $27,937
                                               ==        =======           ====           =======

                                                              FOR THE THREE
                                                               MONTHS ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2000      2001
                                                              ----      ----
SUMMARY OF TOTAL COMPREHENSIVE INCOME (LOSS):
Net income (loss) available to common shareowners...........  $13       $(42)
Dividend requirements on preferred stock held by AT&T,
  net.......................................................   13         42
                                                              ---       ----
Net income..................................................   26         --
Net revaluation of investments (net of taxes of $16 and
  $--)......................................................   26         --
Net revaluation of financial instruments (net of taxes of
  $-- and $(41))............................................   --        (70)
                                                              ---       ----
TOTAL COMPREHENSIVE INCOME (LOSS)...........................  $52       $(70)
                                                              ===       ====

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,_
                                                              ---------------------
                                                               2000         2001
                                                              -------    ----------
OPERATING ACTIVITIES
Net income..................................................   $  26      $     --
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Net gains on sale/exchange of businesses and
     investments............................................     (21)           --
  Depreciation and amortization.............................     369           576
  Deferred income taxes.....................................     (12)           78
  Net equity (earnings) losses from investments.............     (13)           90
  Minority interests in consolidated subsidiaries...........      (4)           (4)
  Provision for uncollectible receivables...................      55           147
  Increase in accounts receivable...........................     (85)          (68)
  Decrease (increase) in inventories........................      16           (27)
  Decrease in accounts payable..............................     (55)          (25)
  Net change in other operating assets and liabilities......     (48)         (112)
                                                               -----      --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................     228           655
INVESTING ACTIVITIES
  Net increase in note receivable from AT&T.................      --       (10,588)
  Capital expenditures and other additions..................    (818)       (1,407)
  Net acquisitions of licenses..............................     (82)          (39)
  Equity investment distributions and sales.................      26             2
  Equity investment contributions, advances and purchases...     (74)         (637)
  Refund of deposit on long-lived assets....................      --           150
                                                               -----      --------
NET CASH USED IN INVESTING ACTIVITIES.......................    (948)      (12,519)
FINANCING ACTIVITIES
  Net decrease in short-term debt due to AT&T...............      --          (638)
  Increase in long-term debt due to AT&T....................     300            --
  Proceeds from issuance of long-term debt to others, net of
     issuance costs.........................................      --         6,345
  Proceeds attributed from DoCoMo investment, net of
     costs..................................................      --         6,141
  Proceeds from AT&T Wireless Group tracking stock shares
     issued for employee plans..............................      --            31
  Dividend requirements on preferred stock, net.............     (13)          (42)
  Transfers from AT&T, net..................................     439            --
  Other financing activities, net...........................      (1)           (1)
                                                               -----      --------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................     725        11,836
                                                               -----      --------
Net increase (decrease) in cash and cash equivalents........       5           (28)
Cash and cash equivalents at beginning of period............       5            62
                                                               -----      --------
Cash and cash equivalents at end of period..................   $  10      $     34
                                                               =====      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

(A) BACKGROUND AND BASIS OF PRESENTATION

     For purposes of preparing these financial statements, the transactions described in Note (a) below are assumed to have been consummated in historical periods by the legal entity, AT&T Wireless Services, Inc., and its subsidiaries, in a manner similar to a pooling of interests.

BACKGROUND

     On October 25, 2000, AT&T Corp. announced a restructuring plan, stating its intention to create a separate company for its wireless services' businesses, named AT&T Wireless Services, Inc., by mid-2001, termed the split-off. AT&T Wireless Services includes substantially the same assets and liabilities that were represented by AT&T Wireless Group tracking stock, which AT&T created on April 27, 2000. In conjunction with the offering of AT&T Wireless Group tracking stock in April 2000, 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock were sold at an offering price of $29.50 per share. AT&T Wireless Group tracking stock was a class of AT&T common stock which was intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services' businesses. As a tracking stock of AT&T, AT&T Wireless Group was not a separate legal entity, but an integrated business of AT&T. AT&T Wireless Group tracking stock issued in the offering reflected only a portion of the authorized shares of AT&T Wireless Group tracking stock. The remaining 84.4% was retained and reserved for the benefit of AT&T Common Stock Group (which consisted of the operations of AT&T other than those attributed to AT&T tracking stocks), the value of which is intended to be reflected in AT&T common stock. See Note (c) for discussion of the investment by NTT DoCoMo which closed in January 2001.

     During May 2001, AT&T completed an exchange offer which allowed AT&T common shareowners to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Approximately 372.2 million shares of AT&T common stock were tendered in exchange for approximately 437.7 million shares of AT&T Wireless Group tracking stock, at an exchange ratio of 1.176 shares of AT&T Wireless Group tracking stock for each validly tendered share of AT&T common stock. As a result of the exchange offer and the DoCoMo investment, assuming conversion of the DoCoMo shares, AT&T Common Stock Group retained an approximate 52% economic interest in AT&T Wireless Group.

     The split-off of AT&T Wireless Services is subject to certain conditions. These conditions include the continued validity of a favorable ruling on the split-off from the Internal Revenue Service (IRS), which was received on May 29, 2001, and satisfaction of conditions contained in AT&T's credit agreement.

     The split-off has several steps. These steps include transferring substantially all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, Inc., mandatorily exchanging all issued and outstanding shares of AT&T Wireless Group tracking stock, including those shares issued in the exchange offer as well as the shares held by DoCoMo, for shares of AT&T Wireless Services, Inc. common stock, and distributing 1,136,258,587 shares of AT&T Wireless Services, Inc. common stock held by AT&T Common Stock Group, to holders of AT&T common stock on a pro rata basis. AT&T is retaining 185,308,303 shares of AT&T Wireless Services, Inc. common stock for its own account for sale or exchange within six months of the split-off, subject to the continued validity of the IRS ruling that was received on May 29, 2001.

     AT&T Wireless Services was incorporated on July 7, 1987. Prior to the split-off, AT&T Wireless Services was a 100% owned direct subsidiary of AT&T Corp. AT&T Wireless Services had authorized 500

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

shares of $.01 par value common stock, of which 100 shares were outstanding to AT&T Corp. prior to the split-off. These shares have not been assumed to be outstanding for purposes of the historical financial statements presented, due to the recapitalization which will be effected with the split-off. Subsequent to the split-off it is anticipated that AT&T Wireless Services will have approximately 2,530 million common shares issued and outstanding. These shares have been assumed outstanding for purposes of the pro forma earnings per share calculations in the financial statements presented.

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, includes all adjustments necessary for a fair statement of the consolidated result of operations, financial position and cash flows for each period presented. The consolidated financial statements reflect the results of operations, financial position, changes in shareowners' equity and cash flows of AT&T Wireless Services as if it were a separate entity for all periods presented and are in conformity with generally accepted accounting principles in the United States of America. The consolidated financial statements reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Wireless Services and are representative of those previously reported by AT&T Wireless Group. The assets and liabilities included represent the assets and liabilities which have been transferred to AT&T Wireless Services in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services (see Note (i)). As of June 2001, substantially all of the assets and liabilities represented by AT&T Wireless Group have been transferred to AT&T Wireless Services. Additionally, the consolidated financial statements include allocations deemed reasonable by management, to present the results of operations, financial position and cash flows of AT&T Wireless Services as a separate entity and are not necessarily indicative of those that would be incurred on a stand-alone basis for the periods presented. The methodologies have been described within the notes to the consolidated financial statements where appropriate. Additionally, the consolidated results for the interim periods presented are not indicative of results for the full year. These consolidated financial statements should be read in conjunction with AT&T Wireless Services' consolidated financial statements for the three years ended December 31, 2000.

     The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T, after deducting underwriter's discount and related fees and expenses, of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to AT&T Wireless Services, in the form of a note receivable, which was repaid by December 31, 2000, primarily to fund acquisitions and capital expenditures. Interest on the note receivable was calculated based upon the average daily balance outstanding at a rate equal to the one month London InterBank Offered Rate (LIBOR) minus six basis points, a rate intended to be equivalent to the rate AT&T Wireless Services would have received if it were a stand-alone entity.

     Prior to the offering of the AT&T Wireless Group tracking stock, the capital structure of AT&T Wireless Services had been assumed based upon AT&T's historical capital ratio adjusted for certain items. In determining the allocation between short- and long-term debt and preferred stock, AT&T considered factors such as prospective financing requirements for the business, working capital commitments and future requirements, and peer group analysis. This resulted in $3.4 billion in long-term debt due to AT&T at December 31, 1999, paying annual interest at 7.25%. In addition, as of December 31, 1999, AT&T Wireless Services had issued and outstanding, $1.0 billion of 9% cumulative preferred stock held by AT&T that, subject to the approval of AT&T Wireless Group capital stock committee, was redeemable at the option of AT&T.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     On May 1, 2000, following the offering of AT&T Wireless Group tracking stock, $2.0 billion of AT&T Wireless Service outstanding long-term debt due to AT&T was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock issued to AT&T. In conjunction with the recapitalization, the remaining long-term debt due to AT&T of $1.8 billion was recapitalized to be 10 year term debt that bore interest at a fixed rate of 8.1% per annum. The interest rate was intended to be substantially equivalent to the interest rate that AT&T Wireless Services would have been able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. The intercompany debt and preferred stock was repaid to AT&T in June 2001.

     During December 2000, AT&T Wireless Services obtained a short-term revolving loan from AT&T, which is included in "Short-term debt due to AT&T" in the accompanying consolidated balance sheets. At December 31, 2000, the amount outstanding under the loan was $638, paying interest monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000. The loan was repaid in full in January 2001.

     Changes in shareowners' net investment prior to the offering of AT&T Wireless Group tracking stock represented net transfers to or from AT&T, after giving effect to the net income or loss of AT&T Wireless Services during the period, and were assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Wireless Services have been treated as noncash transactions prior to the offering. Changes in shareowners' net investment subsequent to the offering of AT&T Wireless Group tracking stock represented AT&T Wireless Group tracking stock offering proceeds attributed to AT&T Wireless Services from AT&T, proceeds from additional AT&T Wireless Group tracking stock share issuances, proceeds from the DoCoMo investment attributed to AT&T Wireless Services from AT&T, and the net income or loss for the period subsequent to the offering. AT&T Wireless Services will begin accumulating its retained earnings effective with the split-off.

     Historically, AT&T has performed cash management functions on behalf of AT&T Wireless Services. Substantially all of the AT&T Wireless Services' cash balances were swept to AT&T on a daily basis, where they were managed and invested by AT&T. Prior to the offering of AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of shareowners' net investment, with no interest income or expense reflected. Subsequent to the offering, transfers have been reflected as changes in the note receivable from or short-term debt payable to AT&T. Cash balances maintained and reported by AT&T Wireless Services primarily represented cash balances for which no right of offset existed with AT&T. Subsequent to the split-off, AT&T Wireless Services will be responsible for its own cash management functions.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Wireless Services as it was not deemed practicable to specifically identify such common costs to AT&T Wireless Services. These allocations were based on the ratio of AT&T Wireless Services' external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that AT&T Wireless Services performs on its own. However, the costs of these services charged to AT&T Wireless Services are not necessarily indicative of the costs that would have been incurred if AT&T Wireless Services had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged or incurred in the future. Subsequent to the split-off, AT&T Wireless Services will perform these functions using its own resources or purchased services. AT&T Wireless Services will be responsible for all costs and expenses associated with the operations and management of a separate company.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     Consolidated income tax provision or benefit, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Wireless Services based principally on the taxable income and tax credits directly attributable to AT&T Wireless Services. These allocations reflect AT&T Wireless Services' contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Subsequent to the offering of AT&T Wireless Group tracking stock, AT&T Common Stock Group and AT&T Wireless Group entered into a tax sharing agreement that provided for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits was allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T was treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments were calculated by treating coupon payments on the preferred stock as interest expense to AT&T Wireless Services and interest income to AT&T Common Stock Group. Consolidated tax credits of the hypothetical group have been allocated between groups based on each group's contribution to each tax credit. See Note
(i) for discussion of amendments to the tax sharing agreement as a result of the split-off. Subsequent to the split-off, AT&T Wireless Services will be a separate taxable entity.

(B) SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

     Effective January 1, 2001, AT&T Wireless Services implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001, will have useful lives no longer than seven years. The impact of this change for the three months ended March 31, 2001, was an increase in depreciation expense of approximately $36 and a reduction in net income of approximately $22.

LICENSING COSTS AND GOODWILL

     As a result of AT&T Wireless Services' evaluation of recent changes in the wireless telecommunications industry and the views of regulatory authorities, AT&T Wireless Services, effective January 1, 2001, will use an amortization period for all licensing costs and goodwill associated with newly acquired wireless operations not to exceed 25 years. This change did not have a material impact to AT&T Wireless Services' results of operations for the three months ended March 31, 2001.

FINANCIAL INSTRUMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 in January 2001, did not have a material impact to AT&T Wireless Services' results of operations, financial position or cash flows.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year amounts to conform with current year presentations.

(C) DOCOMO INVESTMENT

     In January 2001, NTT DoCoMo, a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, is intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Services was allocated $6.2 billion of the gross proceeds from DoCoMo's $9.8 billion investment in AT&T in the form of an intercompany note receivable, which is included in "Note receivable from AT&T" on the accompanying consolidated balance sheets. Additionally, AT&T Wireless Services was allocated $18 of costs associated with the transaction. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of AT&T Wireless Services' value. Following the split-off, this investment will be converted into approximately 16% of AT&T Wireless Services' common shares. DoCoMo also received warrants at an exercise price of $35 per AT&T Wireless Group tracking share equivalent that would represent an approximate additional 1.6% of AT&T Wireless Services' common shares after the split-off. As part of this investment, AT&T Wireless Services has entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if, under certain circumstances, AT&T Wireless Services fails to meet specified technological milestones.

(D) EARNINGS PER SHARE

     AT&T Wireless Services has not been a separate legal entity with public shares outstanding subsequent to being acquired by AT&T Corp. in September 1994 and prior to the split-off. Therefore, historical earnings per share has not been presented in the consolidated financial statements. Unaudited pro forma earnings per share has been presented to reflect the capital structure associated with the anticipated split-off of AT&T Wireless Services from AT&T.

     Pro forma basic earnings per share (EPS) for AT&T Wireless Services for the three months ended March 31, 2001 and 2000 have been computed by dividing net income (loss) available to common shareowners by the estimated 2,530 million common shares assumed to be outstanding effective with the split-off. The estimated 2,530 million shares outstanding is based on the number of shares of AT&T Wireless Group tracking stock outstanding at June 19, 2001, the number of shares represented by AT&T's retained interest at June 19, 2001, including the 228 million new share equivalents issued to DoCoMo in January 2001 (see Note
(c)), and reflects a reduction of 12 million shares from AT&T's retained interest which shares will be held in treasury by AT&T Wireless Services for future employee benefit plan obligations.

     Pro forma diluted EPS for the three months ended March 31, 2000 has been computed by dividing net income (loss) available to common shareowners, by the estimated 2,530 million of common shares assumed to be effective with the split-off plus the estimated effect of dilutive stock options as of the split-

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

off, which total approximately 3 million shares. The estimated effect of dilutive stock options was determined under the treasury stock method. Assumptions used to determine the dilutive effect included (1) an assumed 34% conversion rate for the approximately 249 million of AT&T common stock options which will be converted at the split-off date into AT&T common stock and AT&T Wireless Services stock options, (2) relative converted option prices of 1.1:1.0 which was based upon the market values of AT&T common stock and AT&T Wireless Group tracking stock at March 31, 2001, of $21.30 and $19.18, respectively, and
(3) the weighted average market value of AT&T Wireless Group tracking stock for the three months ended March 31, 2001, of $21.86. The impact of the stock options for the three months ended March 31, 2001 was not included in the calculation of pro forma diluted EPS as they were considered to be anti-dilutive. The estimated $76 million AT&T Wireless Group tracking stock options outstanding, as well as an estimated 84 million of AT&T Wireless Services common stock options assumed to be converted and outstanding effective with the split-off, and the DoCoMo warrants issued in January 2001 (see Note
(c)) were assumed to be anti-dilutive as of the split-off date and therefore were not included in the determination of the pro forma diluted EPS for both the three months ended March 31, 2001 and 2000.

(E) INVESTMENTS

     On February 8, 2001, AT&T Wireless Services completed its previously announced transaction with Dobson Communications Corporation. AT&T Wireless Services purchased $200 in Series AA preferred stock from Dobson, which has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, AT&T Wireless Services will increase its ownership interest in Dobson, on an as converted to common stock basis, from its current ownership of 4.6% to approximately 11.6%.

(F) LONG-TERM DEBT

     On March 6, 2001, AT&T Wireless Services completed a private placement of $6.5 billion in unsecured and unsubordinated Senior Notes with maturity dates from March 1, 2006 to March 1, 2031. The notes pay interest at fixed rates ranging from 7.350% to 8.750% per annum, payable semi-annually and include customary covenants. The notes include registration rights, such that AT&T Wireless Services is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effective no later than 240 days after the issue date. AT&T Wireless Services had $38 of interest expense for the quarter ended March 31, 2001 related to these notes.

     On March 23, 2001, AT&T Wireless Services, entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The Facilities are subject to a facility fee ranging from 8 to 30 basis points, payable quarterly on the total commitment, used or unused. The facility fees are based on the respective agreement and will fluctuate based on AT&T Wireless Services' Senior Notes rating. The Facilities are also subject to a utilization fee of 12.5 basis points if borrowings exceed certain levels as defined in the agreement. The Facilities bear interest at variable rates based upon, in various cases, (i) LIBOR plus 32.5 to 100 basis points depending on AT&T Wireless Services' Senior Notes rating, or (ii) the greater of the prime rate or the Federal funds effective rate plus 50 basis points. The Facilities are to be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants requiring AT&T Wireless Services to maintain certain financial ratios. The Facilities also specify

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

limitations on AT&T's and AT&T Wireless Services' ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by AT&T Wireless Services to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default. No amounts had been borrowed under the Facilities at March 31, 2001.

(G) RELATIONSHIP WITH AT&T

     The financial statements of AT&T Wireless Services reflect an assumed capital structure allocated from AT&T, as well as allocated costs associated with AT&T's common support divisions as discussed in Note (a). Additionally, AT&T Wireless Services purchases various network and selling, general and administrative services from AT&T, primarily at market-based prices.

                                                                FOR THE
                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                              ------------
                                                              2000    2001
                                                              ----    ----
COSTS OF SERVICES:
Long-distance and other network related services............  $ 52    $ 63
Provision for uncollectible receivables related to bundled
  customers.................................................    10       9
                                                              ----    ----
Total costs of services.....................................  $ 62    $ 72
SELLING, GENERAL AND ADMINISTRATIVE:
General corporate overhead allocations......................  $ 13    $ 15
Sales employee, commissions and marketing support related
  costs(1)..................................................    60      --
Administrative telephone services...........................    24      42
Remittance processing services..............................     5       7
Billing and collection services related to bundled
  customers.................................................    11       9
                                                              ----    ----
Total selling, general and administrative...................  $113    $ 73
INTEREST INCOME ON NOTE RECEIVABLE FROM AT&T(2).............    --      77
INTEREST EXPENSE............................................    72      40
PREFERRED STOCK DIVIDENDS(3)................................    13      42
                                                              ----    ----
                                                              $260    $304
                                                              ====    ====
CAPITALIZED INTEREST DEDUCTED FROM INTEREST EXPENSE.........  $ 24    $ 33
                                                              ====    ====

---------------
(1) Effective April 1, 2000, the direct sales employees previously employed by AT&T became employees of AT&T Wireless Services.

(2) The intercompany interest income was determined based upon the average daily balance outstanding of the intercompany note receivable from AT&T, at a rate equal to the average 30 day commercial paper rate reset on the first day of each month, which was 5.615% at March 31, 2001, a rate designed to be equivalent to the rate the AT&T Wireless Services would receive if it were a stand-alone entity. The intercompany interest income is included within other income in the accompanying consolidated statements of operations.

(3) Recorded net of tax, in accordance with the tax sharing agreement discussed in Note (a).

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

RELATIONSHIP WITH AT&T AFTER THE SPLIT-OFF:

     For purposes of governing certain of the ongoing relationships between AT&T Wireless Services and AT&T at and after the separation and to provide for an orderly transition, AT&T Wireless Services and AT&T entered into various agreements. A brief description of each of the agreements follows.

  Separation and Distribution Agreement

     The separation and distribution agreement sets forth the agreements among AT&T and AT&T Wireless Services with respect to the principal corporate transactions required to effect the split-off, and a number of other agreements governing the relationship between AT&T Wireless Services and AT&T following the split-off. The asset transfer agreement with AT&T, which is incorporated into, and superseded by, the separation and distribution agreement, relates to the assets to be transferred in connection with the separation. AT&T Wireless Services expects to finalize the transfers called for under the asset transfer agreement immediately prior to the split-off.

  Brand License Agreement

     The brand license agreement gives AT&T Wireless Services rights to continue to use specified AT&T brands, including the AT&T globe design and the AT&T trade dress. The rights are granted royalty free, although AT&T Wireless Services will be required to pay a maintenance fee.

     AT&T Wireless Services has these rights for five years following the completion of the split-off. After the initial five-year period, AT&T Wireless Services may renew its right to these AT&T brands for an additional five-year period. During the initial or renewal period, AT&T Wireless Services may terminate the brand license agreement on 12 months prior notice. In addition, AT&T Wireless Services may continue to use these AT&T brands during a transition period after the brand license agreement is terminated.

     In order for AT&T Wireless Services to maintain its rights, it must comply with specified quality, customer care, graphics and marketing standards in connection with its use of these AT&T brands. AT&T may terminate the brand license agreement in the event of a significant breach or change in control of AT&T Wireless Services.

  Master Carrier Agreement

     The master carrier agreement requires AT&T to provide voice and data telecommunications services to AT&T Wireless Services for five years. AT&T will provide both wholesale services, which AT&T Wireless Services will use as a component of wireless services it provides to its customers, and administrative services, for example corporate usage which AT&T Wireless Services will use itself.

     AT&T Wireless Services is required to purchase in each year an amount of wholesale domestic voice services equal to AT&T Wireless Services actual usage in 2001. The pricing at which AT&T provides these services will be subject to internal and external benchmarking. AT&T Wireless Services is not required to purchase from AT&T wholesale domestic voice services in excess of this commitment, although AT&T has a right to match any third party offers until 2003 for 80% of any excess. From 2003 until the agreement ends, AT&T Wireless Services may purchase such service in excess of the commitment from any carrier.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     AT&T Wireless Services is also required to purchase all international voice services from AT&T. AT&T will provide these services at the price AT&T receives from Concert, its joint venture with British Telecommunications.

     AT&T Wireless Services is required each year to purchase domestic administrative services, data and voice, at a level equal to 80% of its purchases in 2000. AT&T Wireless Services will purchase its local connectivity business needs from AT&T if AT&T meets committed levels of performance and offers price and performance terms at least as favorable as those offered by other providers.

  Agency and Referral Agreement

     The agency and referral agreement covers AT&T's acting as an agent on behalf of AT&T Wireless Services to assist in obtaining business with AT&T's business customers. Upon either party being acquired by a significant competitor of the other, the party not being acquired will have the right to terminate this agreement.

  Employee Benefits Agreement

     The employee benefits agreement covers a wide range of compensation and benefit issues. In general, AT&T Wireless Services is responsible for all obligations and liabilities relating to employees and former employees of AT&T Wireless Services and their dependents and beneficiaries after the split-off date, and AT&T is responsible for the obligations and liabilities before the split-off date.

  Intellectual Property Agreement

     The intellectual property agreement specifies the ownership and license rights in patents, software, copyrights, and trade secrets, but not the AT&T brands. Under the terms of the agreement, AT&T and AT&T Wireless Services will grant each other a non-exclusive, fully paid, worldwide, perpetual and irrevocable license under its patents to make, have made, use and sell any and all products and services in the conduct of its present and future business. The parties also grant special rights under certain of each other's patents for defensive protection, special affiliate licensing, and supplier licensing. In addition, AT&T will refrain from licensing some of its patents to AT&T Wireless Services' ten largest domestic mobile service competitors for a period of five years and will grant us a nonexclusive right to direct the licensing of certain AT&T patents to certain third parties and receive half of the net royalties.

  Tax Sharing Agreement

     AT&T and AT&T Wireless Services amended their existing tax sharing agreement. The amended tax sharing agreement provides that:

     - AT&T will be responsible for any tax item resulting from asset transfers from AT&T Wireless Services to AT&T Common Stock Group before the split-off;

     - The accounts between AT&T and AT&T Wireless Services will be adjusted for unpaid amounts under the tax sharing agreement as of the time of the split-off; and

     - No tax sharing payments will be made with respect to taxable periods (or portions thereof) beginning after the split-off date.

The tax sharing agreement also contains provisions that govern tax contests and other related matters with respect to tax periods before the split-off date.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

  Services Agreement

     The services agreement governs the following corporate support services: common support services, inter-unit services, and systems replication and systems services. The agreement will generally run for 18 months and the individual services are generally terminable on 90 days' notice.

     Common support services include services historically provided at a corporate headquarters level, such as financial management, tax, media relations, human resources administration, procurement, real estate management and other administrative functions. Charges for these services will allow the provider to recover the costs of such service, plus all out-of-pocket costs and expenses, but without any profit.

     Inter-unit services include services historically provided by one business unit to another such as billing, remittance processing, systems development and customer care. Charges for these services will allow the provider to recover the costs of such service, plus all out-of-pocket costs and expenses. In some instances the company providing the service will recover a profit.

     AT&T will also supply to AT&T Wireless Services technology, systems and support services. The formula for these charges is intended to allow AT&T to recover its fully-allocated cost plus a profit.

(H) COMMITMENTS

     AT&T Wireless Services has commitments to fund spectrum acquisitions and operational funding requirements of an equity method investment which totaled approximately $400 as of May 31, 2001.

     During January 2001, AT&T closed its previously announced agreement with DoCoMo. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if, under certain circumstances, AT&T Wireless Services fails to meet specified technological milestones. See Note (c) for further discussion related to the DoCoMo investment.

     AT&T Wireless Services has various purchase commitments for network equipment as well as handsets, related to the development of its next-generation strategy. Those commitments totaled $2.2 billion as of March 31, 2001. These commitments expire between 2001 and 2004.

     During November 2000, AT&T Wireless Services joined with others in the formation of a venture, Alaska Native Wireless, which participated in the Federal Communication Commission's recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Services has committed to fund $2.6 billion to Alaska Native Wireless to fund Alaska Native Wireless' purchase of licenses. As of March 31, 2001, AT&T Wireless Services funded approximately $309 of the commitment through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless. The remaining approximate $2.3 billion of additional funding will be made when such licenses are granted, and will take the form of non-convertible notes of Alaska Native Wireless. At the fifth anniversary of the first date on which licenses won in the auction are granted to Alaska Native Wireless, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require AT&T Wireless Services to purchase their equity interests. If this right were exercised five years after license grant, the purchase price could be as much as approximately $950 and would be payable, at AT&T Wireless Services' option, in cash or marketable securities. The right to require AT&T Wireless Services to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of Alaska Native Wireless is rejected or if any license granted to it is revoked, AT&T Wireless Services would be obligated to compensate other owners for making capital available to the venture. In certain circumstances, if the grant of the licenses is challenged, AT&T Wireless Services may be obligated to purchase the interests of other owners. Depending on when such revocation or challenge takes place, the amount may be material but would be less than the $950 purchase price described above.

     AT&T Wireless Services also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

(I) CONTINGENCIES

     Several lawsuits have been filed asserting claims that AT&T Wireless Services collected charges for local government taxes from customers that were not properly subject to those charges. AT&T Wireless Services has entered into a settlement of one of these cases, although the settlement has been challenged on appeal. AT&T Wireless Services has asserted in those cases that any recovery should come from the municipalities to which the taxes were paid.

     Several class action lawsuits have been filed in which claims have been asserted that AT&T Wireless Services did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100.

     Several other class action or representative lawsuits have been filed against AT&T Wireless Services that allege, depending on the case, breach of contract, misrepresentation or unfair practice claims relating to AT&T Wireless Services billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing and/or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100. One of these two cases was dismissed and the dismissal was affirmed in part on appeal. Settlement negotiations are ongoing in both cases.

     Several class actions have been filed against AT&T Corp. and several wireless phone manufacturers and carriers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for the costs of headsets for wireless phone users as well as injunctive relief. In connection with the split-off, AT&T Wireless Services will be allocated all of the liability, if any, arising from such lawsuits.

     AT&T Wireless Services is involved in a patent infringement action against GTE in the U.S. District Court in Seattle, Washington. GTE claims that the Nokia phones manufactured for AT&T Wireless Services infringe a GTE patent for over-the-air activation and over-the-air programming. AT&T Wireless Services is seeking a declaratory judgment that its use of over-the-air activation does not infringe GTE's patent. GTE has not specified amounts of claimed damages.

     AT&T Wireless Services is involved in an international arbitration proceeding concerning interests in a Malaysian telecommunications joint venture, Maxis Communications Bhd, a former MediaOne business

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

acquired by AT&T and sold to AT&T Wireless Services in the fourth quarter of 2000. In the arbitration, a group of Malaysian shareholders claim that MediaOne breached fiduciary duties and contractual obligations owed to the joint venture. The arbitration claim asserts damages of $400. AT&T Wireless Services will assume a portion of the liabilities, if any, relating to this action, subject to certain adjustments. In March 2001, AT&T Wireless Services entered into an agreement with other shareholders of Maxis Communications Bhd who are the claimants in this arbitration, for the sale of AT&T Wireless Services' entire interest in that entity and the resolution of the claims asserted in the arbitration proceeding. The parties agreed to suspend the arbitration proceeding pending closing of this transaction, and expect to terminate the arbitration proceeding when the sale has been completed.

     Stockholders of a former competitor of AT&T Wireless Services air-to-ground business are plaintiffs in a lawsuit filed in 1993, alleging that AT&T Wireless Services breached a confidentiality agreement, used trade secrets to unfairly compete, and tortiously interfered with the business and potential business of the competitor. Plaintiffs sought damages in an unspecified amount in excess of $3.5 billion. AT&T Wireless Services obtained partial summary judgment and then prevailed on the remainder of the claims at a trial on the validity of a release of plaintiffs' claims. Final judgment was entered against plaintiffs on their claims, and plaintiffs appealed. On appeal, the Appellate Court of Illinois, Second District, reversed and remanded the case for trial indicating that certain issues decided by the judge needed to be resolved by a jury.

     Several lawsuits have been filed against AT&T, certain executives of AT&T and AT&T Wireless Services and a group of investment banking firms, seeking class certification and asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning the company's earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the public offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The complaints do not specify amounts of damages claimed, although the plaintiffs are seeking to recover for declines in stock prices of AT&T securities, including the AT&T Wireless Group tracking stock. In connection with the split-off, AT&T Wireless Services will be allocated a portion of the liabilities, if any, arising out of these actions to the extent relating to AT&T Wireless Group tracking stock.

     While these matters could affect the operating results of any one quarter when resolved in future periods, AT&T Wireless Services is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters.

     AT&T Wireless Services also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Additionally, AT&T Wireless Services also makes routine filings with the Federal Communications Commission and state regulatory authorities. However, AT&T Wireless Services believes that the amounts that may be paid in these actions will not be material to its financial position, or its results of operations or cash flow.

(J) SEGMENT REPORTING

     AT&T Wireless Services' results are segmented according to the way AT&T Wireless Services manages its business: Mobility, Fixed Wireless and Corporate and other. The Mobility segment is comprised of AT&T Wireless Services' domestic wireless voice and data services and products in the 850 megahertz (cellular) and 1900 megahertz (PCS) markets, the aviation division, and the earnings and losses associated with equity investments in domestic wireless communications ventures and partnerships.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

The Fixed Wireless segment includes the results associated with AT&T Wireless Services' offering of wireless local telephone and internet services to residential customers. The Corporate and other segment includes primarily the results of AT&T Wireless Services' international equity investments.

     The accounting policies of the segments are the same as those used for the accompanying consolidated financial statements. There are no material intercompany transactions between the segments. AT&T Wireless Services' primary measure of evaluating operating performance is based upon operating income plus depreciation and amortization, referred to as EBITDA.

     Geographic information is not presented due to the immateriality of international revenues. Additionally, AT&T Wireless Services is not dependent upon a single customer.

     Segment information is as follows:

                                                               FOR THE THREE
                                                                   MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               2000      2001
                                                              ------    ------
Revenue:
Mobility -- Services........................................  $1,992    $2,929
Mobility -- Equipment.......................................     206       281
                                                              ------    ------
Total Mobility..............................................   2,198     3,210
Fixed Wireless..............................................      --         2
Corporate and other.........................................      --        --
                                                              ------    ------
Total revenue...............................................  $2,198    $3,212
                                                              ======    ======
Reconciliation of operating income plus depreciation and
  amortization (EBITDA) to (loss) income before income taxes and net equity earnings (losses) from investments:
Mobility....................................................  $  431    $  788
Fixed Wireless..............................................     (34)      (68)
Corporate and other.........................................      (2)       (3)
                                                              ------    ------
Total EBITDA................................................     395       717
Depreciation and amortization...............................     369       576
Other income................................................      24        84
Interest expense............................................      51        47
                                                              ------    ------
Total (loss) income before income taxes and net equity
  earnings (losses) from investments........................  $   (1)   $  178
                                                              ======    ======

                                                                   AT            AT
                                                              DECEMBER 31,    MARCH 31,
                                                                  2000          2001
                                                              ------------    ---------
Total Assets:
Mobility....................................................    $32,428        $43,908
Fixed Wireless..............................................        937          1,039
Corporate and other.........................................      1,937          2,092
                                                                -------        -------
Total Assets................................................    $35,302        $47,039
                                                                =======        =======

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     Reflecting the dynamics of AT&T Wireless Services' business, AT&T Wireless Services continually reviews its management model and structure, which may result in adjustments to our operating segments in the future.

(K) RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB No. 125". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. AT&T Wireless Services does not expect that the adoption of SFAS No. 140 will have a material impact on its results of operations, financial position or cash flows.

(L) SUBSEQUENT EVENTS

     On April 27, 2001, AT&T completed the sale of its entire interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to AT&T Wireless Services. AT&T Wireless Services recognized an after-tax gain of $298 associated with the transaction, which was recorded in net equity earnings from investments in the second quarter of 2001.

     During the first quarter of 2001, AT&T Wireless Services made unsecured term loans to Rogers Wireless to pay for spectrum it successfully bid upon in the recently completed Canadian spectrum auctions. In April 2001, Rogers Wireless effected a rights offering of its equity securities in which AT&T Wireless Group's joint venture with British Telecommunications, JVII, participated. The participation increased JVII's ownership interest in Rogers Wireless to 34.36%. AT&T Wireless Services funded the purchase on behalf of JVII by offsetting it against the unsecured, interest bearing note made by AT&T Wireless Services. This transaction resulted in AT&T Wireless Services obtaining a controlling interest of JVII, as well as increasing the indirect ownership percentage in Rogers Wireless. As a result of the consolidation of JVII, which holds the equity interest in Rogers Wireless, AT&T Wireless Services' investments in unconsolidated subsidiaries, as well as minority interest liability, increased approximately $420 in April 2001. This transaction did not result in a transfer of control of Rogers Wireless to JVII. On July 3, 2001, AT&T Wireless Services acquired British Telecommunications' interest in JVII for approximately $380 in cash. As a result of this acquisition, AT&T Wireless Services now owns 100% of JVII, and, through JVII, holds a 34.36% ownership interest in Rogers Wireless Communications, Inc.

     During June 2001, AT&T Wireless Services finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu with AT&T Wireless Services' other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. As of June 19, 2001, AT&T Wireless Services had not issued any notes under this program.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     In accordance with the Separation and Distribution Agreement between AT&T Wireless Services and AT&T, in June 2001, AT&T Wireless Services repaid to AT&T the $1.8 billion of long-term debt and related accrued interest, and redeemed the $3.0 billion of preferred equity and related unpaid dividends held by AT&T.

     In June 2001, AT&T announced that the split-off of AT&T Wireless Services from AT&T will occur on July 9, 2001. The S-1 registration statement filed with the Securities and Exchange Commission, which will enable the split-off, became effective June 21, 2001.

     On June 27, 2001, AT&T Wireless Services entered into a preliminary agreement to consolidate the soon to be merged Birla AT&T/Tata Cellular, Ltd. entity with BPL Mobile Communications Ltd. and some portions of BPL Cellular Ltd. The preliminary agreement is subject to a number of conditions, including obtaining approvals of the boards of all of the participants to the consolidation. If all conditions are satisfied and a consolidation occurs as contemplated in the preliminary agreement, AT&T Wireless Services estimates that its ownership will be approximately 25% of the consolidated entity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of AT&T Wireless Services, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareowners' equity and of cash flows present fairly, in all material respects, the financial position of AT&T Wireless Services, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
March 30, 2001, except as to Note 1
which is as of June 21, 2001

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              --------    --------    ---------
REVENUE
Services....................................................   $4,779      $6,823      $ 9,376
Equipment...................................................      627         804        1,072
                                                               ------      ------      -------
Total revenue...............................................    5,406       7,627       10,448
                                                               ------      ------      -------
OPERATING EXPENSES
Costs of services (excluding depreciation of $599, $732, and
  $1,047 included below)....................................    1,428       2,580        3,169
Costs of equipment sales....................................    1,000       1,266        2,041
Selling, general and administrative.........................    2,122       2,663        3,590
Depreciation and amortization...............................    1,079       1,253        1,686
Asset impairment and restructuring charges..................      120         531           --
                                                               ------      ------      -------
Total operating expenses....................................    5,749       8,293       10,486
                                                               ------      ------      -------
OPERATING LOSS..............................................     (343)       (666)         (38)
Other income................................................      650         122          534
Interest expense............................................      120         136           85
                                                               ------      ------      -------
Income (loss) before income taxes and net equity earnings
  (losses) from investments.................................      187        (680)         411
Provision (benefit) for income taxes........................       59        (294)         141
Net equity earnings (losses) from investments...............       36         (19)         388
                                                               ------      ------      -------
NET INCOME (LOSS)...........................................      164        (405)         658
Dividend requirements on preferred stock held by AT&T,
  net.......................................................       56          56          130
                                                               ------      ------      -------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREOWNERS...........   $  108      $ (461)     $   528
                                                               ======      ======      =======
UNAUDITED PRO FORMA NET INCOME (LOSS) PER SHARE:
  Basic.....................................................   $  .04      $ (.18)     $   .21
  Diluted...................................................   $  .04      $ (.18)     $   .21
WEIGHTED AVERAGE SHARES USED TO COMPUTE UNAUDITED PRO FORMA
  NET INCOME (LOSS) PER SHARE:
  Basic.....................................................    2,530       2,530        2,530
  Diluted...................................................    2,533       2,530        2,533

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
ASSETS
Cash and cash equivalents...................................  $     5    $    62
Accounts receivable, less allowances of $130 and $193.......    1,300      1,892
Inventories.................................................      162        335
Income tax receivable.......................................       --        118
Deferred income taxes.......................................      127         93
Prepaid expenses and other current assets...................       34         82
                                                              -------    -------
TOTAL CURRENT ASSETS........................................    1,628      2,582
Property, plant and equipment, net..........................    6,349      9,892
Licensing costs, net of accumulated amortization of $1,519
  and $1,761................................................    8,571     13,627
Investments in and advances to unconsolidated
  subsidiaries..............................................    4,502      3,385
Goodwill, net of accumulated amortization of $168 and
  $241......................................................    2,135      4,696
Other assets, net of accumulated amortization of $217 and
  $264......................................................      327      1,120
                                                              -------    -------
TOTAL ASSETS................................................  $23,512    $35,302
                                                              =======    =======
LIABILITIES
Accounts payable............................................  $   780    $ 1,080
Payroll and benefit-related liabilities.....................      291        432
Advertising and promotion accruals..........................      162        179
Business tax accruals.......................................      139        258
Due on demand notes payable.................................      154        109
Short-term debt due to AT&T.................................       --        638
Other current liabilities...................................      771        958
                                                              -------    -------
TOTAL CURRENT LIABILITIES...................................    2,297      3,654
Long-term debt due to AT&T..................................    3,400      1,800
Deferred income taxes.......................................    3,750      4,659
Other long-term liabilities.................................       48        271
                                                              -------    -------
TOTAL LIABILITIES...........................................    9,495     10,384
                                                              -------    -------
COMMITMENTS AND CONTINGENCIES (NOTES 13 AND 14)
MINORITY INTEREST...........................................       20         41
PREFERRED STOCK HELD BY AT&T................................    1,000      3,000
SHAREOWNERS' EQUITY
Common stock, no par value, no shares authorized, issued or
  outstanding at December 31, 1999 and 2000 (2,530 shares
  assumed outstanding on an unaudited pro forma basis)......       --         --
Shareowners' net investment.................................   12,971     21,885
Accumulated other comprehensive income (loss)...............       26         (8)
                                                              -------    -------
TOTAL SHAREOWNERS' EQUITY...................................   12,997     21,877
                                                              -------    -------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY...................  $23,512    $35,302
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
                                 (IN MILLIONS)

                                                                               ACCUMULATED     TOTAL
                                                               SHAREOWNERS'       OTHER       SHARE-
                                                      COMMON       NET        COMPREHENSIVE   OWNERS'
                                                      STOCK     INVESTMENT    INCOME (LOSS)   EQUITY
                                                      ------   ------------   -------------   -------
Balance at December 31, 1997........................   $--       $10,139          $ 48        $10,187
                                                       ---       -------          ----        -------
Net income available to common shareowners..........                 108                          108
Transfers from AT&T, net............................                 288                          288
Net revaluation of investments (net of taxes of
  $(31))............................................                               (51)           (51)
                                                       ---       -------          ----        -------
Balance at December 31, 1998........................   $--       $10,535          $ (3)       $10,532
                                                       ---       -------          ----        -------
Net loss available to common shareowners............                (461)                        (461)
Transfers from AT&T, net............................               2,897                        2,897
Net revaluation of investments (net of taxes of
  $18)..............................................                                29             29
                                                       ---       -------          ----        -------
Balance at December 31, 1999........................   $--       $12,971          $ 26        $12,997
                                                       ---       -------          ----        -------
Net income available to common shareowners..........                 528                          528
Proceeds attributed from AT&T
  Wireless Group tracking stock offering............               7,000                        7,000
Proceeds from AT&T Wireless Group tracking stock
  shares issued for employee plans..................                  41                           41
Transfers from AT&T, net............................               1,345                        1,345
Net revaluation of investments (net of taxes of
  $(22))............................................                               (34)           (34)
                                                       ---       -------          ----        -------
Balance at December 31, 2000........................   $--       $21,885          $ (8)       $21,877
                                                       ===       =======          ====        =======

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1998    1999     2000
                                                              ----    -----    ----
SUMMARY OF TOTAL COMPREHENSIVE INCOME (LOSS):
Net income (loss) available to common shareowners...........  $108    $(461)   $528
Dividend requirements on preferred stock held by AT&T,
  net.......................................................    56       56     130
                                                              ----    -----    ----
Net income (loss)...........................................   164     (405)    658
Net revaluation of investments (net of taxes of $(31), $18,
  and $(22))................................................   (51)      29     (34)
                                                              ----    -----    ----
TOTAL COMPREHENSIVE INCOME (LOSS)...........................  $113    $(376)   $624
                                                              ====    =====    ====

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1998        1999         2000
                                                              ---------   ---------   ----------
OPERATING ACTIVITIES
Net income (loss)...........................................   $   164     $  (405)    $    658
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Net gains on sale/exchange of businesses and
     investments............................................      (600)        (99)        (362)
  Asset impairment and restructuring charges................       120         531           --
  Depreciation and amortization.............................     1,079       1,253        1,686
  Deferred income taxes.....................................       (39)        (85)         585
  Net equity earnings from investments......................      (115)       (149)        (505)
  Minority interests in consolidated subsidiaries...........       (35)        (17)         (28)
  Provision for uncollectible receivables...................        99         200          314
  Increase in accounts receivable...........................      (307)       (514)        (853)
  (Increase) decrease in inventories........................       (32)         27         (142)
  Increase (decrease) in accounts payable...................       123         (11)         (48)
  Net change in other operating assets and liabilities......       (43)        136          330
                                                               -------     -------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................       414         867        1,635
                                                               -------     -------     --------
INVESTING ACTIVITIES
  Capital expenditures and other additions..................    (1,219)     (2,272)      (4,012)
  Net acquisitions of licenses..............................       (65)        (47)        (247)
  Equity investment distributions and sales.................     1,354         236          360
  Equity investment contributions, advances and purchases...      (156)       (284)      (1,645)
  Net dispositions (acquisitions) of businesses including
     cash acquired..........................................       324         244       (4,763)
  Deposits on long-lived assets.............................        --          --         (218)
                                                               -------     -------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........       238      (2,123)     (10,525)
                                                               -------     -------     --------
FINANCING ACTIVITIES
  Increase in short-term borrowings.........................        43          65           --
  Net increase in short-term debt due to AT&T...............        --          --          638
  Increase in long-term debt due to AT&T....................       100         900          400
  Proceeds attributed from AT&T Wireless Group tracking
     stock offering.........................................        --          --        7,000
  Proceeds from AT&T Wireless Group tracking stock shares
     issued for employee plans..............................        --          --           41
  Dividend requirements on preferred stock, net.............       (56)        (56)        (130)
  Transfers (to) from AT&T..................................      (694)        344        1,001
  Other financing activities, net...........................       (24)        (19)          (3)
                                                               -------     -------     --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.........      (631)      1,234        8,947
                                                               -------     -------     --------
Net increase (decrease) in cash and cash equivalents........        21         (22)          57
Cash and cash equivalents at beginning of year..............         6          27            5
                                                               -------     -------     --------
Cash and cash equivalents at end of year....................   $    27     $     5     $     62
                                                               =======     =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

1. BACKGROUND AND BASIS OF PRESENTATION

     For purposes of preparing these financial statements, the transactions described in Note 1 below are assumed to have been consummated in historical periods by the legal entity, AT&T Wireless Services, Inc., and its subsidiaries, in a manner similar to a pooling of interests.

     AT&T Wireless Services is a wireless telecommunications company which primarily provides domestic wireless voice and data services and products in the 850 megahertz (cellular) and 1900 megahertz (personal communications services, or PCS) markets. Additionally, AT&T Wireless Services offers wireless local telephone and internet services to residential customers through its Fixed Wireless business. AT&T Wireless Services also holds equity interests in various domestic and international wireless communications ventures and partnerships.

BACKGROUND

     On October 25, 2000, AT&T Corp. announced a restructuring plan, stating its intention to create a separate company for its wireless services' businesses, named AT&T Wireless Services, Inc., by mid-2001, termed the split-off. AT&T Wireless Services includes substantially the same assets and liabilities that were represented by AT&T Wireless Group tracking stock, which AT&T created on April 27, 2000. In conjunction with the offering of AT&T Wireless Group tracking stock in April 2000, 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock were sold at an offering price of $29.50 per share. AT&T Wireless Group tracking stock was a class of AT&T common stock which was intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services' businesses. As a tracking stock of AT&T, AT&T Wireless Group was not a separate legal entity, but an integrated business of AT&T. AT&T Wireless Group tracking stock issued in the offering reflected only a portion of the authorized shares of AT&T Wireless Group tracking stock. The remaining 84.4% was retained and reserved for the benefit of AT&T Common Stock Group (which consisted of the operations of AT&T other than those attributed to AT&T tracking stocks), the value of which was intended to be reflected in AT&T common stock.

     During May 2001, AT&T completed an exchange offer which allowed AT&T common shareowners to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Approximately 372.2 million shares of AT&T common stock were tendered in exchange for approximately 437.7 million shares of AT&T Wireless Group tracking stock, at an exchange ratio of 1.176 shares of AT&T Wireless Group tracking stock for each validly tendered share of AT&T common stock. As a result of the exchange offer and the DoCoMo investment (See Note
18), assuming conversion of the DoCoMo shares, AT&T Common Stock Group retained an approximate 52% economic interest.

     The split-off of AT&T Wireless Services is subject to certain conditions. These conditions include the continued validity of the ruling on the split-off received from the Internal Revenue Service (IRS) on May 29, 2001, and satisfaction of conditions contained in AT&T's credit agreement.

     The split-off has several steps. These steps include transferring substantially all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, Inc., mandatorily exchanging all issued and outstanding shares of AT&T Wireless Group tracking stock, including those shares issued in the exchange offer as well as the shares held by DoCoMo, for shares of AT&T Wireless Services common stock, and distributing 1,136,258,587 shares of AT&T Wireless Services common stock held by AT&T Common Stock Group, to holders of AT&T common stock on a pro rata basis. AT&T is retaining 185,308,303 shares of AT&T Wireless Services common stock for its own account for sale or exchange

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

within six months of the split-off, subject to the continued validity of the IRS ruling that was received on May 29, 2001.

     AT&T Wireless Services was incorporated on July 7, 1987. Prior to the split-off, AT&T Wireless Services was a 100% owned direct subsidiary of AT&T Corp. AT&T Wireless Services had authorized 500 shares of $.01 par value common stock, of which 100 shares were outstanding to AT&T Corp. prior to the split-off. These shares have not been assumed to be outstanding for purposes of the historical financial statements presented, due to the recapitalization which will be effected with the split-off. Subsequent to the split-off it is anticipated that AT&T Wireless Services will have approximately 2,530 million common shares issued and outstanding. These shares have been assumed outstanding for purposes of the unaudited pro forma earnings per share calculations in the financial statements presented.

BASIS OF PRESENTATION

     The consolidated financial statements reflect the results of operations, financial position, changes in shareowners' equity and cash flows of AT&T Wireless Services as if it were a separate entity for all periods presented and are in conformity with generally accepted accounting principles in the United States of America. The consolidated financial statements reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Wireless Services and are representative of those previously reported by AT&T Wireless Group. The assets and liabilities included represent the assets and liabilities which have been transferred to AT&T Wireless Services in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services (see Note 12). As of June 2001, substantially all of the assets and liabilities represented by AT&T Wireless Group have been transferred to AT&T Wireless Services. Additionally, the consolidated financial statements include allocations deemed reasonable by management, to present the results of operations, financial position and cash flows of AT&T Wireless Services as a separate entity and are not necessarily indicative of those that would be incurred on a stand-alone basis. The allocation methodologies have been described within the notes to the consolidated financial statements where appropriate.

     The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T, after deducting underwriter's discount and related fees and expenses, of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to AT&T Wireless Services, in the form of a note receivable, which was repaid by December 31, 2000, primarily to fund acquisitions and capital expenditures. Interest on the note receivable was calculated based upon the average daily balance outstanding at a rate equal to the one month London InterBank Offered Rate (LIBOR) minus six basis points, a rate intended to be equivalent to the rate AT&T Wireless Services would have received if it were a stand-alone entity.

     Prior to the offering of the AT&T Wireless Group tracking stock, the capital structure of AT&T Wireless Services had been assumed based upon AT&T's historical capital ratio adjusted for certain items. In determining the allocation between short- and long-term debt and preferred stock, AT&T considered factors such as prospective financing requirements for the business, working capital commitments and future requirements, and peer group analysis. This resulted in $3.4 billion in long-term debt due to AT&T at December 31, 1999, paying annual interest at 7.25%. In addition, as of December 31, 1999, AT&T Wireless Services had issued and outstanding, $1.0 billion of 9% cumulative preferred stock held by AT&T that, subject to the approval of AT&T Wireless Group capital stock committee, was redeemable at the option of AT&T. On May 1, 2000, following the offering of AT&T Wireless Group tracking stock, $2.0 billion of AT&T Wireless Service's outstanding long-term debt due to AT&T was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock issued to AT&T. In conjunction with the recapitalization, the remaining long-term debt due to AT&T of $1.8 billion was recapitalized to be 10 year

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

term debt that bore interest at a fixed rate of 8.1% per annum. The interest rate was intended to be substantially equivalent to the interest rate that AT&T Wireless Services would have been able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. The intercompany debt and preferred stock was repaid to AT&T in June 2001.

     During December 2000, AT&T Wireless Services obtained a short-term revolving loan from AT&T, which is included in "Short-term debt due to AT&T" in the accompanying consolidated balance sheets. At December 31, 2000, the amount outstanding under the loan was $638, paying interest monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000. The revolving loan matures on December 29, 2001. The loan was repaid in full in January 2001.

     Changes in shareowners' net investment prior to the offering of AT&T Wireless Group tracking stock represented net transfers to or from AT&T, after giving effect to the net income or loss of AT&T Wireless Services during the period, and were assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Wireless Services have been treated as noncash transactions prior to the offering. Changes in shareowners' net investment subsequent to the offering of AT&T Wireless Group tracking stock represented AT&T Wireless Group tracking stock offering proceeds attributed to AT&T Wireless Services from AT&T, proceeds from additional AT&T Wireless Group tracking stock share issuances and the net income or loss for the period subsequent to the offering. AT&T Wireless Services will begin accumulating its retained earnings effective with the split-off.

     Historically, AT&T has performed cash management functions on behalf of AT&T Wireless Services. Substantially all of the AT&T Wireless Services' cash balances were swept to AT&T on a daily basis, where they were managed and invested by AT&T. Prior to the offering of the AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of shareowners' net investment, with no interest income or expense reflected. Subsequent to the offering, transfers have been reflected as changes in the note receivable from or short-term debt payable to AT&T. Cash balances maintained and reported by AT&T Wireless Services primarily represented cash balances for which no right of offset existed with AT&T. Subsequent to the split-off, AT&T Wireless Services will be responsible for its own cash management functions.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Wireless Services as it was not deemed practicable to specifically identify such common costs to AT&T Wireless Services. These allocations were based on the ratio of AT&T Wireless Services' external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that AT&T Wireless Services performs on its own. However, the costs of these services charged to AT&T Wireless Services are not necessarily indicative of the costs that would have been incurred if AT&T Wireless Services had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged or incurred in the future. Subsequent to the split-off, AT&T Wireless Services will perform these functions using its own resources or purchased services. AT&T Wireless Services will be responsible for all costs and expenses associated with the operations and management of a separate company.

     Consolidated income tax provision or benefit, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Wireless Services based principally on the taxable income and tax credits directly attributable to AT&T Wireless Services. These allocations reflect AT&T Wireless Services' contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Subsequent to the offering of AT&T Wireless Group tracking stock, the AT&T Common Stock Group and AT&T Wireless Group entered into a tax sharing agreement that provided for

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits was allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T was treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments were calculated by treating coupon payments on the preferred stock as interest expense to AT&T Wireless Services and interest income to AT&T Common Stock Group. Consolidated tax credits of the hypothetical group have been allocated between groups based on each group's contribution to each tax credit. See Note 12 for discussion of amendments to the tax sharing agreement as a result of the split-off. Subsequent to the split-off, AT&T Wireless Services will be a separate taxable entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The consolidated financial statements include all majority-owned and controlled subsidiaries. Investments in majority-owned subsidiaries where control does not exist and investments in which we exercise significant influence but do not control are accounted for under the equity method. Investments in which we have no significant influence are accounted for under the cost method. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

CASH FLOWS

     For purposes of the consolidated statements of cash flows, all transactions between AT&T Wireless Services and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to AT&T Wireless Services prior to the offering of AT&T Wireless Group tracking stock, have been accounted for as having been settled in cash at the time the transaction was recorded by AT&T Wireless Services.

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method. Market is determined using replacement cost.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:

Wireless communications systems and other equipment.........  3-15 years
Building and improvements...................................  5-20 years

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     When AT&T Wireless Services sells, disposes or retires assets, the related gains or losses are included in operating results.

     During 1998, AT&T Wireless Services completed a review of the estimated service lives of certain wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of such equipment were changed from 12 years to varying periods ranging primarily from seven to ten years, with certain assets being changed to 15 years, depending on the nature of the equipment. The net impact of these changes to 1998 results was an annual increase in depreciation expense of approximately $42 and an annual reduction in net income of approximately $26. See Note 18 for further discussion associated with an additional change in depreciable lives.

SOFTWARE CAPITALIZATION

     AT&T Wireless Services capitalizes certain direct development costs associated with internal-use software, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. These costs are included within "Other assets" and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. AT&T Wireless Services also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware.

     AT&T Wireless Services also capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers. These capitalized costs are included in property, plant and equipment and are amortized over a useful life not to exceed five years.

LICENSING COSTS

     Licensing costs are primarily incurred to acquire cellular (850 megahertz) and PCS (1900 megahertz) licenses. In addition, licensing costs include costs incurred to acquire 2.3 gigahertz licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods of 35 or 40 years.

CAPITALIZED INTEREST

     AT&T Wireless Services capitalizes interest which is applicable to the construction of additions to property, plant, and equipment and the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.

INVESTMENTS

     Investments in which AT&T Wireless Services exercises significant influence but which AT&T Wireless Services does not control are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Services' subsequent contributions and its share of earnings or losses, and distributions. The excess of the carrying value of the investment over the underlying book value of the investee's net assets is being amortized over periods ranging from 20 to 40 years. Investments in which AT&T Wireless Services has no significant influence over the investee are accounted for under the cost method.

     Investments in marketable securities which are covered under the scope of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

Securities," are classified as "available-for-sale" and are carried at fair value. Unrealized gains or losses, net of tax, are included within other comprehensive income (loss).

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as a purchase. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

OTHER ACQUISITION RELATED INTANGIBLE ASSETS

     Other acquisition related intangible assets, primarily the value assigned to the customers acquired, are included in "Other assets" and are amortized on a straight-line basis over periods not exceeding five years.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets such as property, plant and equipment, licensing costs, goodwill, investments and capitalized software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets AT&T Wireless Services intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets AT&T Wireless Services intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. In addition, in accordance with Accounting Principles Board Opinion (APB) No. 17, "Intangible Assets", AT&T Wireless Services continues to evaluate the amortization periods to determine whether events or circumstances warrant revised amortization periods. Additionally, AT&T Wireless Services periodically evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions.

REVENUE RECOGNITION

     Wireless services revenue is recognized based upon minutes of traffic processed and contracted fees. Customer activation fees, along with the related costs up to but not exceeding the revenues, are deferred and amortized over the customer relationship period. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. During 2000, AT&T Wireless Services adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The adoption did not have a material impact on AT&T Wireless Services' results of operations or financial condition.

ADVERTISING AND PROMOTIONAL COSTS

     Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $344, $386, and $618, in 1998, 1999 and 2000, respectively.

INCOME TAXES

     AT&T Wireless Services has not been a separate taxable entity for federal and state income tax purposes prior to the split-off and its results of operations have been included in the consolidated federal and state income tax returns of AT&T and its affiliates. AT&T Wireless Services' provision or benefit for

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

income taxes is based upon its contribution to the overall income tax liability of AT&T and its affiliates as described in Note 1.

STOCK-BASED COMPENSATION EXPENSE

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," AT&T Wireless Services measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". AT&T Wireless Services has adopted the disclosure-only provisions of SFAS No. 123 (see Note
10).

ISSUANCE OF COMMON STOCK BY AFFILIATES

     Changes in our proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases in additional paid-in capital within the consolidated statements of shareowners' equity.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, taxes, valuation of investments and asset impairment and restructuring charges.

CONCENTRATIONS

     AT&T Wireless Services purchases a substantial portion of its wireless infrastructure equipment from three major suppliers. Additionally, four primary vendors provide AT&T Wireless Services' multi-network handsets. Further, AT&T Wireless Services relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. AT&T Wireless Services does not have a concentration of available sources of labor or services, nor does AT&T Wireless Services have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year amounts to conform with current year presentations.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

3. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
OTHER INCOME
Interest income.............................................  $ 15    $  4    $146
Minority interests in consolidated subsidiaries.............    35      17      28
Net gains on sale/exchange of businesses and investments....   600      99     362
Miscellaneous, net..........................................    --       2      (2)
                                                              ----    ----    ----
Total Other Income..........................................  $650    $122    $534
                                                              ====    ====    ====

SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
PROPERTY, PLANT AND EQUIPMENT, NET
Wireless communications systems and other equipment.........  $10,127    $14,319
Land, buildings and improvements............................      255        316
                                                              -------    -------
Total property, plant and equipment.........................   10,382     14,635
Accumulated depreciation....................................   (4,033)    (4,743)
                                                              -------    -------
Property, plant and equipment, net..........................  $ 6,349    $ 9,892
                                                              =======    =======

SUPPLEMENTARY CASH FLOW INFORMATION

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                              1998     1999      2000
                                                              ----    ------    ------
Interest payments, net of amounts capitalized...............  $120    $  136    $   85
Income tax payments (refunds)...............................   177       (41)     (202)
Noncash additions to property, plant and equipment..........   210       414       689
Noncash additions from AT&T for acquisitions and initial
  investments in ventures and partnerships..................   982     2,553       539
Recapitalization of Long-term debt due to AT&T into
  Preferred stock held by AT&T..............................    --        --     2,000

4. EARNINGS PER SHARE (UNAUDITED)

     AT&T Wireless Services has not been a separate legal entity with public shares outstanding subsequent to being acquired by AT&T Corp. in September 1994 and prior to the split-off. Therefore, historical earnings per share has not been presented in the consolidated financial statements. Unaudited pro forma earnings per share has been presented to reflect the capital structure associated with the anticipated split-off of AT&T Wireless Services from AT&T.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     Unaudited pro forma basic earnings per share (EPS) for AT&T Wireless Services for the years ended December 31, 1998, 1999 and 2000 have been computed by dividing net income (loss) available to common shareowners by the estimated 2,530 million common shares assumed to be outstanding effective with the split-off. The estimated 2,530 million shares outstanding is based on the number of shares of AT&T Wireless Group tracking stock outstanding at June 19, 2001, the number of shares represented by AT&T's retained interest at June 19, 2001, including the 228 million new share equivalents issued to DoCoMo in January 2001 (see Note 18), and reflects a reduction of 12 million shares from AT&T's retained interest which shares will be held in treasury by AT&T Wireless Services for future employee benefit plan obligations (see Note 10).

     Unaudited pro forma diluted EPS for AT&T Wireless Services has been computed by dividing net income (loss) available to common shareowners, by the estimated 2,530 million of common shares assumed to be effective with the split-off plus the estimated effect of dilutive stock options as of the split-off, which total approximately 3 million shares, except for the year ended December 31, 1999 as to which the impact of the stock options was considered to be anti-dilutive. The estimated effect of dilutive stock options was determined under the treasury stock method. Assumptions used to determine the dilutive effect included (1) an assumed 34% conversion rate for the approximately 249 million of AT&T common stock options which will be converted at the split-off date into AT&T common stock and AT&T Wireless Services stock options, (2) relative converted option prices of 1.1:1.0 which was based upon the market values of AT&T common stock and AT&T Wireless Group tracking stock at March 31, 2001, of $21.30 and $19.18, respectively, and (3) the weighted average market value of AT&T Wireless Group tracking stock for the three months ended March 31, 2001 of $21.86. The estimated number of AT&T Wireless Group tracking stock options outstanding (see Note 10), as well as an estimated 84 million of AT&T Wireless Services common stock options assumed to be converted and outstanding effective with the split-off, and the DoCoMo warrants issued in January 2001 (see Note 18) were assumed to be anti-dilutive as of the split-off date and therefore were not included in the determination of the unaudited pro forma diluted EPS for all periods.

5. ACQUISITIONS AND DISPOSITIONS

     During 1998, 1999 and 2000, AT&T Wireless Services completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non-core interests. Net pretax gains recognized in connection with these transactions were $600, $99 and $362 in 1998, 1999 and 2000, respectively and are included in "Other income" in the accompanying consolidated statements of operations.

ACQUISITIONS:

     The following tables present information about significant acquisitions by AT&T Wireless Services. All of the following acquisitions were accounted for as purchases. The excess of aggregate purchase price over the fair value of net tangible assets (liabilities) acquired is being amortized over periods of five to 40 years. As a result of AT&T Wireless Services' evaluation of recent changes in its industry and the views of regulatory authorities, AT&T Wireless Services expects that the amortization period for all licensing costs and goodwill associated with newly acquired wireless operations will not exceed 25 years.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     For the year ended December 31, 2000:

                                                             OTHER             NET
                                                          IDENTIFIABLE      TANGIBLE
                                 PURCHASE    LICENSING     INTANGIBLE        ASSETS
                                 PRICE(1)      COSTS         ASSETS       (LIABILITIES)    GOODWILL
                                 --------    ---------    ------------    -------------    --------
Los Angeles(2).................   $3,555      $2,170          $186            $381           $818
Houston(3).....................      984         560            15             (27)           436
CMT Partners(4)................    1,805         910           100             210            585
Wireless One(5)................      859         550            19              67            223
Others(6)......................    1,462         851            32             224            355

---------------
(1) Purchase price includes cash, as well as the fair value of assets exchanged, as applicable.

(2) In November 1998, AT&T Wireless Services and BellSouth combined their jointly owned cellular properties in Los Angeles, Houston and Galveston, Texas, plus cash, to form AB Cellular Holding, LLC (AB Cellular), which owned, controlled and supervised all three properties. AT&T Wireless Services held a 55.62% equity interest in AB Cellular, however, held a 50% voting interest, therefore, this investment was accounted for under the equity method. Pursuant to the AB Cellular Limited Liability Company Agreement, there were redemption provisions that allowed BellSouth, commencing in December 2000, to alter the ownership structure of AB Cellular pursuant to one of three options. On December 4, 2000, BellSouth announced its election to have AB Cellular exercise its option to redeem AT&T Wireless Services' 55.62% equity interest. On December 29, 2000, AB Cellular completed the redemption of AT&T Wireless Services' 55.62% equity interest in AB Cellular, and in exchange, AT&T Wireless Services received 100% of the net assets of the Los Angeles cellular property. As a result of the redemption, AB Cellular recognized a significant gain on the transaction based on the estimated fair value of the net assets of the Los Angeles cellular property on the date of redemption. AT&T Wireless Services' net equity earnings for the year ended December 31, 2000 included $372, after tax, reflecting its proportionate share of the gain. The net assets of the Los Angeles cellular property were recorded at fair value by AT&T Wireless Services and resulted in a pretax loss of $184. AT&T Wireless Services may make refinements to the allocation of the fair value of assets acquired in future periods as the related fair value appraisals of certain assets and liabilities are finalized. As a result of this transaction, AT&T Wireless Services' results include a noncash reduction to investments of $3,756, associated with the redemption of its equity interest in AB Cellular.

(3) On December 29, 2000, AT&T Wireless Services completed the acquisition of a wireless system in Houston for cash. We may make refinements to the allocation of the purchase price in future periods as the related fair value appraisals of certain assets and liabilities are finalized.

(4) On June 29, 2000, AT&T Wireless Services completed the acquisition of Vodafone Airtouch plc's 50% partnership interest in CMT Partners (the Bay Area Properties) for cash, which holds a controlling interest in five Bay Area markets including San Francisco and San Jose, thereby giving AT&T Wireless Services a 100% ownership interest in this partnership. Prior to consummation of this transaction, AT&T Wireless Services' 50% ownership interest in CMT Partners was accounted for as an equity investment. As a result of the transaction, $190 was reclassified from investments to goodwill on the accompanying consolidated balance sheets. AT&T Wireless Services may make refinements to the allocation of the purchase price in future periods as the related fair value appraisals of certain assets and liabilities are finalized.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

(5) On June 1, 2000, AT&T Wireless Services completed its acquisition of the assets of Wireless One Network, L.P. for cash, acquiring wireless systems in Northwest and Southwest Florida.

(6) Other 2000 acquisitions include wireless systems acquired in San Diego, Indianapolis, and several New England markets. See Note 6 for further discussion of the transaction related to the purchase of the wireless systems in the New England markets.

     For the year ended December 31, 1999:

                                                                              DEFERRED
                                                                                 TAX
                                                    OTHER                    LIABILITIES
                                                 IDENTIFIABLE      NET       RELATED TO
                        PURCHASE    LICENSING     INTANGIBLE     TANGIBLE    INTANGIBLE
                        PRICE(1)      COSTS         ASSETS        ASSETS       ASSETS       GOODWILL
                        --------    ---------    ------------    --------    -----------    --------
Vanguard
  Cellular(2).........   $1,528       $530           $100          $333         $(241)        $806
Others(3).............      601        385             --            61            --          155

---------------
(1) Purchase price includes cash, fair value of AT&T common stock issued, assumption of debt, and fair value of assets exchanged, as applicable.

(2) On May 3, 1999, AT&T acquired Vanguard Cellular Systems, Inc. and has contributed its interest in Vanguard to AT&T Wireless Services as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which was repaid by AT&T.

(3) Other 1999 acquisitions include Honolulu Cellular Telephone Company, Bakersfield Cellular Telephone Company as well as wireless systems in Utah, Oregon, California, Idaho, Ohio and Louisiana.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1998, 1999 and 2000, assume the Vanguard acquisition had been completed on January 1, 1998, and the Los Angeles, Houston, Bay Area Properties, Wireless One, San Diego and Indianapolis acquisitions had been completed on January 1, 1999:

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          ------    ------    -------
Revenue.................................................  $5,868    $9,845    $12,239
Net income (loss).......................................     254      (398)       410

     Unaudited pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

DISPOSITIONS OF BUSINESSES AND INVESTMENTS:

     In June 2000, AT&T Wireless Services sold its interest in two equity investments for cash resulting in pretax gains of approximately $141.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     In June 1999, AT&T Wireless Services sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.

     In May 1999, AT&T Wireless Services sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp PCS, Inc. for cash and preferred stock of TeleCorp resulting in a pretax gain of $11.

     In the fourth quarter of 1998, AT&T Wireless Services sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton PCS Holdings, Inc. for cash and preferred stock of Triton resulting in a pretax gain of $29.

     Also in the fourth quarter of 1998, AT&T Wireless Services sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. A pretax gain of $24 was recognized on this transaction.

     On October 2, 1998, AT&T Wireless Services sold its one-way messaging services business and a narrowband PCS license to Metrocall, Inc. in exchange for cash and preferred stock of Metrocall. A pretax loss of $5 was recognized on this transaction. AT&T Wireless Services subsequently distributed its investment in the preferred stock of Metrocall to AT&T.

     In the second quarter of 1998, AT&T Wireless Services sold for cash its interest in two equity investments and recognized pretax gains totaling $195.

     In the first quarter of 1998, AT&T Wireless Services sold for cash its equity interest in LIN Television Corp. and recognized a pretax gain of $342.

6. INVESTMENTS

     AT&T Wireless Services holds investments in ventures and partnerships that provide AT&T Wireless Services access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.

     At December 31, 1999 and 2000, AT&T Wireless Services had equity method investments of $4,409 and $3,080, respectively. Amortization of excess carrying value of $52, $19 and $25 in 1998, 1999 and 2000, respectively, is reflected as a component of net equity earnings in the accompanying consolidated statements of operations. At December 31, 1999 and 2000, the carrying value of investments accounted for under the equity method exceeded our share of the underlying reported net assets by approximately $551 and $446, respectively. AT&T Wireless Services received cash distributions based on its equity interest in these investments of $233, $232 and $201 for the years ended December 31, 1998, 1999 and 2000, respectively.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     Ownership of significant equity investments is as follows:

                                                                   AT DECEMBER 31,
                                                                ---------------------
                                                                 1999           2000
                                                                ------         ------
AB Cellular.................................................    55.62%(1)         N/A(1)
CMT Partners................................................    50.00%(2)         N/A(2)
ACC Acquisitions, LLC.......................................       N/A(3)      50.00%(3)
Triton PCS Holdings, Inc. ..................................    16.80%(4)      16.71%(4)
TeleCorp PCS, Inc. .........................................    15.67%(5)      22.99%(5)
Tritel, Inc. ...............................................    21.64%(6)         N/A(6)
Cincinnati Bell Wireless, LLC...............................    19.90%(7)      19.90%(7)
Alaska Native Wireless, LLC.................................       N/A(8)      39.90%(8)
Far EasTone Telecommunications, Ltd. .......................    13.87%(9)      22.70%(9)
Birla AT&T Communications Ltd. .............................    49.00%(10)     49.00%(10)
Rogers Wireless Communications, Inc. .......................    16.65%(11)     16.65%(11)
Japan Telecom...............................................       N/A(12)      5.00%(12)
EuroTel Praha, spol. s.r.o. ................................       N/A(13)     24.50%(13)
EuroTel Bratislava a.s. ....................................       N/A(13)     24.50%(13)
PT AriaWest International...................................       N/A(13)     35.00%(13)

---------------
 (1) See Note 5 for further discussion related to the redemption of AT&T Wireless Services' equity interest in AB Cellular in December 2000.

 (2) See Note 5 related to AT&T Wireless Services' acquisition of the remaining 50% interest in CMT Partners in June 2000.

 (3) On February 28, 2000, AT&T and Dobson Communications Corporation (Dobson) acquired American Cellular Corporation, through a joint venture, ACC Acquisitions, LLC, for approximately $2.4 billion. AT&T contributed cash equal to its interest in the joint venture to AT&T Wireless Services as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 from each of the two partners. Dobson is responsible for day-to-day management of the joint venture, which is equally owned and jointly controlled by Dobson and AT&T Wireless Services. Accordingly, this investment is accounted for as an equity method investment in the accompanying consolidated financial statements.

 (4) During 1998, AT&T Wireless Services entered into a venture with Triton PCS Holdings, Inc. to build and operate digital wireless networks in the Southeast and MidAtlantic areas of the United States. AT&T Wireless Services contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $101 to investments. Additionally during the fourth quarter of 1998, AT&T Wireless Services sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton for cash and preferred stock. Ownership percentages reflect AT&T Wireless Services' ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Services holds redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights. This investment is accounted for under the equity method because of our ability to provide significant influence.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

 (5) During 1998, AT&T Wireless Services entered into a venture with TeleCorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern United States. AT&T Wireless Services contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $40 to investments. Additionally in May 1999, AT&T Wireless Services sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp for cash and preferred stock. On November 13, 2000, TeleCorp PCS, Inc. completed its merger agreement with Tritel, Inc., as part of a stock transaction. Pursuant to the terms of the agreement, each company merged with a separate newly formed subsidiary of a new holding company named TeleCorp PCS, Inc., upon consummation of the transaction. In connection with the merger, AT&T Wireless Services contributed to TeleCorp PCS, Inc., rights to acquire wireless licenses in Wisconsin and Iowa, paid approximately $20 in cash and extended the term of its brand license agreement through July 2005, in exchange for approximately 9.3 million additional common shares in the newly combined company. In a separate transaction with TeleCorp, AT&T Wireless Services completed an exchange of certain wireless licenses and rights to acquire additional licenses in the Wisconsin and Iowa markets, as well as made a cash payment of approximately $80. In return, AT&T Wireless Services received TeleCorp's PCS licenses and wireless systems in several New England markets. AT&T Wireless Services recognized a pretax gain of $379 associated with these transactions. Ownership percentages reflect AT&T Wireless Services' ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Services holds redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.

 (6) In January 1999, AT&T Wireless Services entered into a venture with Tritel, Inc. to build and operate a digital wireless network across parts of the Southwestern United States. AT&T Wireless Services contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $94 to investments. In November 2000, Telecorp completed a merger with Tritel. See (5) above regarding the discussion of the merger. The December 31, 1999 ownership percentage reflected AT&T Wireless Services' ownership of common stock, assuming conversion of all convertible preferred shares, as of December 31, 1999, to common stock. In addition, as of December 31, 1999, AT&T Wireless Services held redeemable preferred shares in this investment which were not convertible to common stock. These preferred shares had certain liquidation preference rights.

 (7) During the fourth quarter of 1998, AT&T Wireless Services sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. The effect of this transaction resulted in a non-cash reclassification of license balances of approximately $20 to investments in 1998.

 (8) During November 2000, AT&T Wireless Services joined with others in the formation of a venture, Alaska Native Wireless, LLC, which participated in the Federal Communication Commissions' recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. AT&T Wireless Services provided funding to the joint venture through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless totaling approximately $229 as of December 31, 2000. AT&T Wireless Services has made certain commitments related to this joint venture. See Note 13 for further discussion of outstanding commitments.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

 (9) On December 8, 2000, AT&T Wireless Services exercised its options to purchase additional shares of stock in its equity investment in Far EasTone Telecommunications, Ltd. AT&T Wireless Services paid approximately $205 for the additional shares and increased its ownership percentage to 22.7%.

(10) During the fourth quarter of 2000, Birla AT&T Communications Ltd. executed definitive documents for two transactions that will expand its coverage area in India. First, Birla AT&T Communications Ltd. entered into an agreement to merge with the wireless operations of Tata Cellular, Ltd. Tata Cellular, Ltd. owns and operates a cellular business in the Indian state of Andhra Pradesh. The completion of the transaction is awaiting governmental approval, which Birla AT&T Communications Ltd. expects to receive in the first half of 2001. When completed, AT&T Wireless Services will own an approximate 33% interest in the newly merged entity. During the first quarter of 2001, AT&T Wireless Services, Birla AT&T Communications Ltd. and Tata Cellular, Ltd. completed a cash acquisition of cellular operations in the Indian state of Madhya Pradesh. Each acquiror will contribute their interest to the newly merged Birla AT&T/Tata Cellular, Ltd. entity concurrent with the completion of the merger.

(11) In August 1999, AT&T and British Telecommunications plc through a newly created joint venture acquired a 33.3% ownership interest in Rogers Wireless Communications, Inc., formerly Rogers Cantel Mobile Communications, Inc., for approximately $934 in cash. AT&T contributed its interest in the joint venture to AT&T Wireless Services as of the date of acquisition. The investment is owned equally by AT&T Wireless Services and British Telecommunications. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence. See Note 18 for subsequent events related to Rogers Wireless.

(12) In the first quarter of 2000, AT&T Wireless Services was allocated one-half of AT&T's interest in Japan Telecom, which is held through a joint venture with British Telecommunications. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence. See Note 18 for discussion of subsequent events associated with Japan Telecom.

(13) These investments were acquired on October 2, 2000, and represented the significant interests acquired by AT&T Wireless Services when it completed its acquisition of several interests in international ventures acquired by AT&T as a result of its acquisition of MediaOne in June 2000. AT&T Wireless Services acquired these interests from AT&T for approximately $1 billion in cash, which was determined based upon a third party valuation. Additionally, AT&T Wireless Services assumed deferred tax liabilities totaling approximately $200 which were transferred from AT&T.

     The unaudited consolidated results of operations and the financial position of the significant equity method investments are summarized below.

CONDENSED INCOME STATEMENT INFORMATION (UNAUDITED)

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          ------    ------    -------
Revenue.................................................  $2,087    $3,494    $15,331
Operating income (loss).................................     379      (149)       303
Net income (loss).......................................     347      (226)       945

     Condensed income statement information includes the results of AB Cellular and CMT Partners prior to their consolidation by AT&T Wireless Services. The net income in 2000 includes the gain recognized by AB Cellular associated with the redemption of AT&T Wireless Services' equity interest in December 2000 (See Note
5).

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

CONDENSED BALANCE SHEET INFORMATION (UNAUDITED)

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
Current assets..............................................  $2,911     $ 4,209
Noncurrent assets...........................................   9,102      22,415
Current liabilities.........................................   1,336       2,654
Noncurrent liabilities......................................   3,272      10,623
Redeemable preferred stock..................................     457         543

     Current assets are comprised primarily of cash, accounts receivable and other current assets. Noncurrent assets are comprised primarily of net goodwill and other assets, net property, plant and equipment and net licenses. Current liabilities are comprised primarily of operating accruals, accounts payable and short-term debt. Noncurrent liabilities are comprised primarily of long-term debt and deferred income taxes.

     AT&T Wireless Services also has investments accounted for under the cost method. Under this method, investments are stated at cost, and earnings are recognized to the extent distributions are received up to accumulated earnings of the investee. Distributions received in excess of accumulated earnings are recognized as a reduction of the investment balance.

7. ASSET IMPAIRMENT AND RESTRUCTURING CHARGES

     During the fourth quarter of 1999, AT&T Wireless Services recorded a $531 asset impairment charge primarily associated with the planned disposal of certain wireless communications equipment resulting from a program to increase capacity and operating efficiency of its wireless network. As part of a multi-vendor program, contracts have been executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and the metropolitan New York markets. The program is intended to provide AT&T Wireless Services with the newest technology available and allow it to evolve to new next-generation digital technology, which will provide high-speed data capabilities.

     The planned disposal of the existing wireless infrastructure equipment required an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to write-down these assets to their fair value, which was estimated by discounting the expected future cash flows to be generated by these assets from their use and eventual disposition through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the impairment has been recorded as accumulated depreciation and the remaining net book value of the assets will be depreciated over this shortened period. As of December 31, 2000, approximately $320 of the asset impairment reserve has been utilized for assets that have been disposed of and written off. The remaining net book value of these assets was approximately $23 at December 31, 2000, which will be depreciated over an estimated remaining useful life of 3 months.

     During 1998, AT&T Wireless Services recorded a pretax asset impairment charge of $120, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.

8. INCOME TAXES

     AT&T Wireless Services has not been a separate taxable entity for federal and state income tax purposes prior to the split-off and its results of operations have been included in the consolidated federal and state income tax returns of AT&T and its affiliates, as described in Note 1. The following table shows

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                             1998     1999     2000
                                                             -----    -----    -----
U.S. federal statutory income tax rate.....................   35.0%    35.0%    35.0%
                                                             =====    =====    =====
Federal income tax at statutory rate.......................  $  65    $(238)   $ 144
State and local income taxes, net of federal income tax
  effect...................................................      5      (20)      --
Dividends received deduction...............................     (2)      --       --
Amortization of intangibles................................     12       17       19
Sale of foreign investment.................................     --       --      (31)
Change in valuation allowance and other estimates..........    (17)     (50)      --
Other differences, net.....................................     (4)      (3)       9
                                                             -----    -----    -----
Provision (benefit) for income taxes.......................  $  59    $(294)   $ 141
                                                             =====    =====    =====
Effective income tax rate..................................   31.6%    43.2%    34.1%
                                                             =====    =====    =====
PROVISION (BENEFIT) FOR INCOME TAXES
CURRENT
  Federal..................................................  $  83    $(207)   $(370)
  State and local..........................................     15       (2)     (74)
                                                             -----    -----    -----
                                                             $  98    $(209)   $(444)
                                                             -----    -----    -----
DEFERRED
  Federal..................................................  $ (38)   $ (41)   $ 499
  State and local..........................................     (1)     (44)      86
                                                             -----    -----    -----
                                                             $ (39)   $ (85)   $ 585
                                                             -----    -----    -----
Provision (benefit) for income taxes.......................  $  59    $(294)   $ 141
                                                             =====    =====    =====

     Deferred income tax liabilities are taxes AT&T Wireless Services expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     Deferred income tax liabilities and assets consist of the following:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
LONG-TERM DEFERRED INCOME TAX LIABILITIES
  Property, plant and equipment and licenses................  $(3,246)   $(3,618)
  Investments...............................................     (508)      (989)
  Other.....................................................      (49)       (74)
                                                              -------    -------
Total long-term deferred income tax liabilities.............  $(3,803)   $(4,681)
                                                              -------    -------
LONG-TERM DEFERRED INCOME TAX ASSETS
  Net operating loss/credit carryforwards...................  $    65    $    37
  Valuation allowance.......................................      (12)       (15)
                                                              -------    -------
Total net long-term deferred income tax assets..............  $    53    $    22
                                                              -------    -------
Net long-term deferred income tax liabilities...............  $(3,750)   $(4,659)
                                                              =======    =======
CURRENT DEFERRED INCOME TAX LIABILITIES
Total current deferred income tax liabilities...............  $    --    $    --
CURRENT DEFERRED INCOME TAX ASSETS
  Employee benefits.........................................  $    11    $    11
  Reserves and allowances...................................      101         65
  Other.....................................................       15         17
                                                              -------    -------
Total current deferred income tax assets....................  $   127    $    93
                                                              -------    -------
Current deferred income tax assets..........................  $   127    $    93
                                                              =======    =======

     At December 31, 2000, AT&T Wireless Services had net operating loss carryforwards for federal and state income tax purposes of $21 and $619, respectively, expiring through 2019. AT&T Wireless Services also has federal tax credit carryforwards of $29 which are not subject to expiration. AT&T Wireless Services recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized by AT&T Wireless Services.

     The realization of AT&T Wireless Services' deferred tax assets is not dependent upon the consolidated tax group of AT&T. On a stand alone, separate company basis, AT&T Wireless Services has sufficient reversing taxable temporary differences to warrant recognition of its deferred tax assets without the need for any additional valuation allowance. AT&T Wireless Services received payments under its tax sharing arrangement with AT&T for the net domestic tax losses and credits it had generated. These payments were recorded as a reduction to the related deferred tax assets.

     AT&T previously announced that it intends to split-off AT&T Wireless Services (see Note 1). If it were determined that the split-off failed to qualify as a tax-free transaction, a tax liability would be created which would have a material effect on AT&T Wireless Services. In addition, there may be tax costs associated with the split-off that result from AT&T Wireless Services ceasing to be a member of the AT&T consolidated tax return group, as well as from pre-split transactions. If incurred, these costs could be material to AT&T Wireless Services' results.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

9. EMPLOYEE BENEFIT PLAN

     AT&T Wireless Services sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of employee contributions up to certain limits. In addition, AT&T Wireless Services may make discretionary or profit sharing contributions. Contributions amounted to $31, $37 and $60 in 1998, 1999 and 2000, respectively. See Note 12 for further discussion related to employee benefit agreements subsequent to the split-off.

10. STOCK-BASED COMPENSATION PLANS

STOCK-BASED COMPENSATION PLANS:

     Employees of AT&T Wireless Services have historically participated in the stock-based compensation plans of AT&T. Prior to the date of the offering of AT&T Wireless Group tracking shares, AT&T granted approximately 10,503 thousand, 9,438 thousand and 1,082 thousand AT&T common stock options to AT&T Wireless Services employees during 1998, 1999 and 2000, respectively. The weighted-average exercise price at the grant date for AT&T options granted to AT&T Wireless Services employees during 1998, 1999 and 2000 were $41.86, $59.35 and $48.05, respectively.

     At December 31, 1998, 1999 and 2000, there were approximately 24,675 thousand, 30,068 thousand and 27,506 thousand options outstanding, respectively, held by AT&T Wireless Services employees at weighted average exercise prices of $32.62, $41.14 and $41.58, respectively. At December 31, 1998, 1999 and 2000, there were approximately 8,857 thousand, 15,546 thousand and 17,492 thousand options exercisable, respectively, at weighted average exercise prices of $25.43, $30.15 and $35.37, respectively.

     Under the AT&T 1996 Employee Stock Purchase Plan (Plan), employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. AT&T sold approximately 535 thousand shares to AT&T Wireless Services employees in 1998, approximately 424 thousand shares in 1999 and approximately 1,127 thousand shares in 2000, under the Plan.

     On completion of the offering of AT&T Wireless Group tracking stock, a total of 5% of the outstanding AT&T Wireless Group tracking shares became available for grant under the stock based compensation plans of AT&T with a maximum of 1.25% of the outstanding shares that may be used for awards other than options. Beginning with January 1, 2001 the remaining AT&T Wireless Group tracking shares available for grant at December 31 of the prior year plus 2.0% of outstanding AT&T Wireless Group tracking shares on January 1 of each year become available for grant. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over two to three and one half years and are exercisable up to 10 years from the date of grant. In 2000 there were no grants of awards other than stock options. On April 27, 2000, AT&T granted AT&T Wireless Group tracking stock options to substantially all AT&T and AT&T Wireless Services employees.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     A summary of AT&T Wireless Group tracking stock option transactions for the year ended December 31, 2000, including options issued to both AT&T Wireless Services and AT&T employees, is shown below. The table below does not include additional AT&T Wireless Services options to be created as a result of the split-off.

                                                                        WEIGHTED-
                                                                         AVERAGE
                                                                        EXERCISE
SHARES IN THOUSANDS                                            2000       PRICE
-------------------                                           ------    ---------
Outstanding at January 1....................................      --     $   --
Options granted.............................................  76,983     $29.29
Options exercised...........................................      --     $   --
Options canceled or forfeited...............................  (3,357)    $29.43
At December 31:
  Options outstanding.......................................  73,626     $29.29
  Options exercisable.......................................  12,391     $29.48
  Shares available for grant................................  41,874

     The following table summarizes information about AT&T Wireless Group tracking stock options outstanding at December 31, 2000:

                                        OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                         -------------------------------------------------    ----------------------------------
                                              WEIGHTED-
                              NUMBER           AVERAGE                             NUMBER
                           OUTSTANDING        REMAINING       WEIGHTED-         EXERCISABLE         WEIGHTED-
RANGE OF                 AT DEC. 31, 2000    CONTRACTUAL       AVERAGE        AT DEC. 31, 2000       AVERAGE
EXERCISE PRICES           (IN THOUSANDS)        LIFE        EXERCISE PRICE     (IN THOUSANDS)     EXERCISE PRICE
---------------          ----------------    -----------    --------------    ----------------    --------------
$17.06 - $21.00                  305             9.9            $17.91                 --             $   --
$24.47                         1,741             9.8            $24.47                 --             $   --
$26.00 - $28.53                1,865             9.5            $27.62                122             $27.21
$29.50                        69,715             9.3            $29.50             12,269             $29.50
                              73,626             9.3            $29.29             12,391             $29.48

     Of the total 73,626 thousand AT&T Wireless Group tracking stock options outstanding at December 31, 2000, approximately 20,318 thousand AT&T Wireless Group tracking stock options were held by AT&T employees.

FAIR VALUE DISCLOSURES:

     If AT&T Wireless Services had elected to recognize compensation costs based on the fair value at the date of grant for AT&T awards granted to AT&T Wireless Services employees in 1998, 1999 and 2000, and for AT&T Wireless Group tracking stock awards granted to AT&T Wireless Services' employees in 2000, consistent with the provisions of SFAS No. 123, AT&T Wireless Services net income (loss) would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts:

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1998    1999     2000
                                                              ----    -----    ----
Net income (loss)...........................................  $127    $(464)   $481

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     The pro forma effect on net income for 1998 may not be representative of the pro forma effect on net income (loss) of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995 as all such options were fully vested by the end of 1998.

     The weighted-average exercise price at the date of grant of AT&T Wireless Group tracking stock options granted to AT&T Wireless Services employees was $29.23. The weighted-average fair value at date of grant was $14.43 and was estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied: (i) expected volatility rate of 55.0%, (ii) expected life of 4 years and (iii) risk-free interest rate of 6.52%.

     The weighted-average fair values at date of grant for AT&T options granted to AT&T Wireless Services employees during 1998, 1999 and 2000 were $9.80, $15.36 and $14.26, respectively, and were estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied for 1998, 1999 and 2000, respectively: (i) expected dividend yields of 2.1%, 1.7% and 1.7% (ii) expected volatility rates of 23.8%, 27.2% and 31.2%, and
(iii) risk-free interest rates of 5.27%, 4.71% and 6.69% and (iv) expected lives of 4.5 years, 4.9 years and 3.9 years.

STOCK-BASED COMPENSATION SPLIT-OFF IMPLICATIONS:

     AT&T Wireless Services has adopted an AT&T Wireless Services Long Term Incentive Plan which has terms and conditions that are substantially similar to the AT&T Long Term Incentive Plan. This Plan was approved by AT&T as AT&T Wireless Services' sole shareholder.

     Additionally, AT&T and AT&T Wireless Services entered into an employee benefits agreement. This agreement covers the treatment of AT&T common stock options and AT&T Wireless Group tracking stock options held by both AT&T and AT&T Wireless Services employees. Per the agreement, each AT&T option granted to AT&T and AT&T Wireless Group employees prior to January 1, 2001, that is outstanding under the AT&T Long Term Incentive Plan as of the split-off date, shall be adjusted. This adjustment shall result in each individual who is the holder of an AT&T option receiving, immediately after the split-off date, an adjusted AT&T option and an AT&T Wireless Services option. The combined intrinsic value of the adjusted AT&T option and the AT&T Wireless Services option immediately after the split-off will equal the intrinsic value of the AT&T option immediately before the split-off. Each AT&T Wireless Group tracking stock option held by an AT&T or AT&T Wireless Group employee outstanding under the AT&T Long Term Incentive Plan as of the split-off date shall be converted as of the split-off date into an AT&T Wireless Services option. The number of options and the exercise price per share of each AT&T Wireless Services option will be adjusted, if necessary, to maintain the intrinsic value of the AT&T Wireless Services option immediately after the split-off.

     Each AT&T option held by an AT&T Wireless Services employee subsequent to the split-off, shall be fully vested and shall continue to be exercisable for the remaining scheduled term of such AT&T option. Each AT&T Wireless Services option held by an AT&T employee subsequent to the split-off, shall be fully vested and shall continue to be exercisable for the remaining scheduled term of the original AT&T Wireless Group tracking stock option. Each AT&T Wireless Services option converted from an AT&T Wireless Group tracking stock option held by an AT&T Wireless Services employee shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original AT&T Wireless Group tracking stock option from which the option was converted.

     Upon the split-off, AT&T Wireless Services will assume liabilities and obligations relating to employee benefits, including the obligation to assume a portion of AT&T's outstanding employee stock

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

options. In connection with this assumption, AT&T will, effective immediately before the split-off, reduce the AT&T Common Stock Group's retained portion of the value of the AT&T Wireless Group by the equivalent of 12,577 thousand shares of AT&T Wireless Group tracking stock. This will have the effect of reducing the total number of shares of AT&T Wireless Services common stock distributed to holders of AT&T common stock in the split-off.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, short-term debt due to AT&T and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments. The fair value of the long-term debt due to AT&T approximates its carrying value.

12. RELATIONSHIP WITH AT&T

     The financial statements of AT&T Wireless Services reflect an assumed capital structure allocated from AT&T, as well as allocated costs associated with AT&T's common support divisions as discussed in Note 1. Additionally, AT&T Wireless Services purchases various network and selling, general and administrative services from AT&T, primarily at market-based prices.

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
COSTS OF SERVICES:
Long-distance and other network related services............  $ 65    $170    $241
Provision for uncollectibles related to bundled customers...    14      29      38
                                                              ----    ----    ----
Total costs of services.....................................  $ 79    $199    $279
                                                              ----    ----    ----
SELLING, GENERAL AND ADMINISTRATIVE:
General corporate overhead allocations......................    42      40      56
Sales employee, commissions and marketing support related
  costs(1)..................................................    65     223      67
Administrative telephone services...........................    50      69     104
Remittance processing services..............................    12      22      23
Billing and collection services related to bundled
  customers.................................................    22      36      38
                                                              ----    ----    ----
Total selling, general and administrative...................   191     390     288
                                                              ----    ----    ----
INTEREST INCOME ON NOTE RECEIVABLE FROM AT&T(2).............    --      --     143
INTEREST EXPENSE............................................   190     214     196
PREFERRED STOCK DIVIDENDS(3)................................    56      56     130
                                                              ----    ----    ----
                                                              $516    $859    $750
                                                              ====    ====    ====
CAPITALIZED INTEREST DEDUCTED FROM INTEREST EXPENSE.........  $ 75    $ 88    $123
                                                              ====    ====    ====

---------------
(1) Effective April 1, 2000, the direct sales employees previously employed by AT&T became employees of AT&T Wireless Services.

(2) Included within "Other income" on the consolidated statements of operations.

(3) Recorded net of tax, in accordance with the tax sharing agreement discussed in Note 1.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATIONSHIP WITH AT&T AFTER THE SPLIT-OFF (UNAUDITED):

     For purposes of governing certain of the ongoing relationships between AT&T Wireless Services and AT&T at and after the separation and to provide for an orderly transition, AT&T Wireless Services and AT&T entered into various agreements. A brief description of each of the agreements follows.

  Separation and Distribution Agreement

     The separation and distribution agreement sets forth the agreements among AT&T and AT&T Wireless Services with respect to the principal corporate transactions required to effect the split-off, and a number of other agreements governing the relationship between AT&T Wireless Services and AT&T following the split-off. The asset transfer agreement with AT&T, which is incorporated into, and superseded by, the separation and distribution agreement, relates to the assets to be transferred in connection with the separation. AT&T Wireless Services expects to finalize the transfers called for under the asset transfer agreement immediately prior to the split-off.

  Brand License Agreement

     The brand license agreement gives AT&T Wireless Services rights to continue to use specified AT&T brands, including the AT&T globe design and the AT&T trade dress. The rights are granted royalty free, although AT&T Wireless Services will be required to pay a maintenance fee.

     AT&T Wireless Services has these rights for five years following the completion of the split-off. After the initial five-year period, AT&T Wireless Services may renew its right to these AT&T brands for an additional five-year period. During the initial or renewal period, AT&T Wireless Services may terminate the brand license agreement on 12 months prior notice. In addition, AT&T Wireless Services may continue to use these AT&T brands during a transition period after the brand license agreement is terminated.

     In order for AT&T Wireless Services to maintain its rights, it must comply with specified quality, customer care, graphics and marketing standards in connection with its use of these AT&T brands. AT&T may terminate the brand license agreement in the event of a significant breach or change in control of AT&T Wireless Services.

  Master Carrier Agreement

     The master carrier agreement requires AT&T to provide voice and data telecommunications services to AT&T Wireless Services for five years. AT&T will provide both wholesale services, which AT&T Wireless Services will use as a component of wireless services it provides to its customers, and administrative services, for example corporate usage which AT&T Wireless Services will use itself.

     AT&T Wireless Services is required to purchase in each year an amount of wholesale domestic voice services equal to AT&T Wireless Services actual usage in 2001. The pricing at which AT&T provides these services will be subject to internal and external benchmarking. AT&T Wireless Services is not required to purchase from AT&T, wholesale domestic voice services in excess of this commitment, although AT&T has a right to match any third party offers until 2003 for 80% of any excess. From 2003 until the agreement ends, AT&T Wireless Services may purchase such service in excess of the commitment from any carrier.

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                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     AT&T Wireless Services is also required to purchase all international voice services from AT&T. AT&T will provide these services at the price AT&T receives from Concert, its joint venture with British Telecommunications.

     AT&T Wireless Services is required each year to purchase domestic administrative services, data and voice, at a level equal to 80% of its purchases in 2000. AT&T Wireless Services will purchase its local connectivity business needs from AT&T if AT&T meets committed levels of performance and offers price and performance terms at least as favorable as those offered by other providers.

  Agency and Referral Agreement

     The agency and referral agreement covers AT&T's acting as an agent on behalf of AT&T Wireless Services to assist in obtaining business with AT&T's business customers. Upon either party being acquired by a significant competitor of the other, the party not being acquired will have the right to terminate this agreement.

  Employee Benefits Agreement

     The employee benefits agreement covers a wide range of compensation and benefit issues. In general, AT&T Wireless Services is responsible for all obligations and liabilities relating to employees and former employees of AT&T Wireless Services and their dependents and beneficiaries after the split-off date, and AT&T is responsible for the obligations and liabilities before the split-off date. See Note 10 for further discussion of treatment of employee stock options related to the split-off.

  Intellectual Property Agreement

     The intellectual property agreement specifies the ownership and license rights in patents, software, copyrights, and trade secrets, but not the AT&T brands. Under the terms of the agreement, AT&T and AT&T Wireless Services will grant each other a non-exclusive, fully paid, worldwide, perpetual and irrevocable license under its patents to make, have made, use and sell any and all products and services in the conduct of its present and future business. The parties also grant special rights under certain of each other's patents for defensive protection, special affiliate licensing, and supplier licensing. In addition, AT&T will refrain from licensing some of its patents to AT&T Wireless Services' ten largest domestic mobile service competitors for a period of five years and will grant us a nonexclusive right to direct the licensing of certain AT&T patents to certain third parties and receive half of the net royalties.

  Tax Sharing Agreement

     AT&T and AT&T Wireless Services amended their existing tax sharing agreement. The amended tax sharing agreement provides that:

     - AT&T will be responsible for any tax item resulting from asset transfers from AT&T Wireless Services to AT&T Common Stock Group before the split-off;

     - The accounts between AT&T and AT&T Wireless Services will be adjusted for unpaid amounts under the tax sharing agreement as of the time of the split-off; and

     - No tax sharing payments will be made with respect to taxable periods (or portions thereof) beginning after the split-off date.

     The tax sharing agreement also contains provisions that govern tax contests and other related matters with respect to tax periods before the split-off date.

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                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

  Services Agreement

     The services agreement governs the following corporate support services: common support services, inter-unit services, and systems replication and systems services. The agreement will generally run for 18 months and the individual services are generally terminable on 90 days' notice.

     Common support services include services historically provided at a corporate headquarters level, such as financial management, tax, media relations, human resources administration, procurement, real estate management and other administrative functions. Charges for these services will allow the provider to recover the costs of such service, plus all out-of-pocket costs and expenses, but without any profit.

     Inter-unit services include services historically provided by one business unit to another such as billing, remittance processing, systems development and customer care. Charges for these services will allow the provider to recover the costs of such service, plus all out-of-pocket costs and expenses. In some instances the company providing the service will recover a profit.

     AT&T will also supply to AT&T Wireless Services technology, systems and support services. The formula for these charges is intended to allow AT&T to recover its fully-allocated cost plus a profit.

13. COMMITMENTS

     AT&T Wireless Services has entered into various purchase commitments for network equipment as well as handsets, related to the development of its next-generation strategy. Those commitments totaled $432 as of December 31, 2000 and expire between 2001 and 2004.

     During January 2001, AT&T closed its previously announced agreement with DoCoMo. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if, under certain circumstances, AT&T Wireless Services fails to meet specified technological milestones. See Note 18 for further discussion related to the DoCoMo investment.

     During November 2000, AT&T Wireless Services joined with others in the formation of a venture, Alaska Native Wireless, which participated in the Federal Communication Commission's recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Services has committed to fund $2.6 billion to Alaska Native Wireless to fund Alaska Native Wireless' purchase of licenses. As of December 31, 2000, AT&T Wireless Services funded approximately $229 of the commitment through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless. Additionally, in February 2001, AT&T Wireless Services funded an additional $80. The remaining approximate $2.3 billion of additional funding will be made when such licenses are granted, and will take the form of non-convertible notes of Alaska Native Wireless. At the fifth anniversary of the first date on which licenses won in the auction are granted to Alaska Native Wireless, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require AT&T Wireless Services to purchase their equity interests. If this right were exercised five years after license grant, the purchase price could be as much as approximately $950 and would be payable, at AT&T Wireless Services' option, in cash or marketable securities. The right to require AT&T Wireless Services to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of Alaska Native

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                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

Wireless is rejected or if any license granted to it is revoked, AT&T Wireless Services would be obligated to compensate other owners for making capital available to the venture. In certain circumstances, if the grant of the licenses is challenged, AT&T Wireless Services may be obligated to purchase the interests of other owners. Depending on when such revocation or challenge takes place, the amount may be material but would be less than the $950 purchase price described above.

     AT&T Wireless Services leases land, buildings and equipment through contracts that expire in various years through 2037. Rental expense under operating leases was $181 in 1998, $205 in 1999, and $271 in 2000. The following table shows the future minimum rental payments due under noncancelable operating leases at December 31, 2000.

FOR THE YEARS ENDED DECEMBER 31,
--------------------------------
2001........................................................  $328
2002........................................................   291
2003........................................................   243
2004........................................................   200
2005........................................................   133
Later Years.................................................   214

     During 1999 and 2000, AT&T Wireless Services expensed $82 and $28, respectively, for losses associated with commitments related to certain equity investments. Included in the 1999 loss of $82 was AT&T Wireless Services' commitment of $63 to fund the long-term debt obligations of one of its equity investments, which fully satisfied AT&T Wireless Services' commitment for this equity investment.

     AT&T Wireless Services also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

14. CONTINGENCIES

     Several lawsuits have been filed asserting claims that AT&T Wireless Services collected charges for local government taxes from customers that were not properly subject to those charges. AT&T Wireless Services has entered into a settlement of one of these cases, although the settlement has been challenged on appeal. AT&T Wireless Services has asserted in those cases that any recovery should come from the municipalities to which the taxes were paid.

     Several class action lawsuits have been filed in which claims have been asserted that AT&T Wireless Services did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100.

     Several other class action or representative lawsuits have been filed against AT&T Wireless Services that allege, depending on the case, breach of contract, misrepresentation or unfair practice claims relating to AT&T Wireless Services billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing and/or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100. One of these two cases was dismissed and the dismissal was affirmed in part on appeal. Settlement negotiations are ongoing in both cases.

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                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     AT&T Wireless Services is involved in litigation in which the Cellular One Group claims that use of the name "AT&T Digital One Rate" infringes a trademarked name, "DIGITALONE" for which the Cellular One Group has obtained trademark registration. The Cellular One Group has not specified amounts of claimed damages.

     AT&T Wireless Services is involved in a patent infringement action against GTE in the U.S. District Court in Seattle, Washington. GTE claims that the Nokia phones manufactured for AT&T Wireless Services infringe a GTE patent for over-the-air activation and over-the-air programming. AT&T Wireless Services is seeking a declaratory judgment that its use of over-the-air activation does not infringe GTE's patent. GTE has not specified amounts of claimed damages.

     AT&T Wireless Services is involved in an international arbitration proceeding concerning interests in a Malaysian telecommunications joint venture, Maxis Communications Bhd, a former MediaOne business acquired by AT&T and sold to AT&T Wireless Services in the fourth quarter of 2000. In the arbitration, a group of Malaysian shareholders claim that MediaOne breached fiduciary duties and contractual obligations owed to the joint venture. The arbitration claim asserts damages of $400. AT&T Wireless Services will assume a portion of the liabilities, if any, relating to this action, subject to certain adjustments. In March 2001, AT&T Wireless Services entered into an agreement with other shareholders of Maxis Communications Bhd who are the claimants in this arbitration, for the sale of AT&T Wireless Services' entire interest in that entity and the resolution of the claims asserted in the arbitration proceeding. The parties agreed to suspend the arbitration proceeding pending closing of this transaction, and expect to terminate the arbitration proceeding when the sale has been completed.

     Stockholders of a former competitor of AT&T Wireless Services air-to-ground business are plaintiffs in a lawsuit filed in 1993, alleging that AT&T Wireless Services breached a confidentiality agreement, used trade secrets to unfairly compete, and tortiously interfered with the business and potential business of the competitor. Plaintiffs sought damages in an unspecified amount in excess of $3.5 billion. AT&T Wireless Services obtained partial summary judgment and then prevailed on the remainder of the claims at a trial on the validity of a release of plaintiffs' claims. Final judgment was entered against plaintiffs on their claims, and plaintiffs appealed. On appeal, the Appellate Court of Illinois, Second District, reversed and remanded the case for trial indicating that certain issues decided by the judge needed to be resolved by a jury.

     Several lawsuits have been filed against AT&T, certain executives of AT&T and AT&T Wireless Services and a group of investment banking firms, seeking class certification and asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning the company's earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the public offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The complaints do not specify amounts of damages claimed, although the plaintiffs are seeking to recover for declines in stock prices of AT&T securities, including the AT&T Wireless Group tracking stock. In connection with the split-off, AT&T Wireless Services will be allocated a portion of the liabilities, if any, arising out of these actions to the extent relating to AT&T Wireless Group tracking stock.

     While these matters could affect the operating results of any one quarter when resolved in future periods, AT&T Wireless Services is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters.

     AT&T Wireless Services also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. Such matters are subject to many uncertainties and

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

outcomes are not predictable with assurance. Additionally, AT&T Wireless Services also makes routine filings with the Federal Communications Commission and state regulatory authorities. However, AT&T Wireless Services believes that the amounts that may be paid in these actions will not be material to its financial position, or its results of operations or cash flow.

15. SEGMENT REPORTING

     AT&T Wireless Services' results are segmented according to the way AT&T Wireless Services manages its business: Mobility, Fixed Wireless and Corporate and other. The Mobility segment is comprised of AT&T Wireless Services' domestic wireless voice and data services and products in the 850 megahertz (cellular) and 1900 megahertz (PCS) markets, the aviation division, and the earnings and losses associated with equity investments in domestic wireless communications ventures and partnerships. Additionally, the results of the messaging business are included through October 2, 1998, the date of its sale. The Fixed Wireless segment includes the results associated with AT&T Wireless Services' offering of wireless local telephone and internet services to residential customers. The Corporate and other segment includes primarily the results of AT&T Wireless Services' international equity investments. Capital additions for each segment include capital expenditures for property, plant and equipment, acquisitions of licenses, additions to non-consolidated investments and additions to internal-use software.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). There are no material intercompany transactions between the segments. AT&T Wireless Services' primary measure of evaluating operating performance is based upon operating income, plus depreciation and amortization, referred to as EBITDA.

     Geographic information is not presented due to the immateriality of international revenues. Additionally, AT&T Wireless Services is not dependent upon a single customer.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     Segment information is as follows:

                                                                     AT AND FOR THE
                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
Revenue:
Mobility -- Services........................................  $ 4,779    $ 6,823    $ 9,374
Mobility -- Equipment.......................................      627        804      1,072
                                                              -------    -------    -------
Total Mobility..............................................    5,406      7,627     10,446
Fixed Wireless..............................................       --         --          2
Corporate and other.........................................       --         --         --
                                                              -------    -------    -------
Total revenue...............................................  $ 5,406    $ 7,627    $10,448
                                                              =======    =======    =======
Depreciation and Amortization:
Mobility....................................................  $ 1,064    $ 1,231    $ 1,639
Fixed Wireless..............................................       15         22         47
Corporate and other.........................................       --         --         --
                                                              -------    -------    -------
Total depreciation and amortization.........................  $ 1,079    $ 1,253    $ 1,686
                                                              =======    =======    =======
Net equity earnings from investments:
Mobility....................................................  $   127    $    81    $   408
Fixed Wireless..............................................       --         --         --
Corporate and other.........................................      (91)      (100)       (20)
                                                              -------    -------    -------
Total net equity earnings from investments..................  $    36    $   (19)   $   388
                                                              =======    =======    =======
Reconciliation of operating income plus depreciation and
  amortization (EBITDA) to income (loss) before income taxes and net equity earnings (loss) from investments:
Mobility....................................................  $   794    $   670    $ 1,884
Fixed Wireless..............................................      (49)       (75)      (228)
Corporate and other.........................................       (9)        (8)        (8)
                                                              -------    -------    -------
Total EBITDA................................................      736        587      1,648

Depreciation and amortization...............................    1,079      1,253      1,686
Other income................................................      650        122        534
Interest expense............................................      120        136         85
                                                              -------    -------    -------
Total income (loss) before income taxes.....................  $   187    $  (680)   $   411
                                                              =======    =======    =======
Total Assets:
Mobility....................................................  $19,135    $22,608    $32,428
Fixed Wireless..............................................      267        401        937
Corporate and other.........................................       58        503      1,937
                                                              -------    -------    -------
Total Assets................................................  $19,460    $23,512    $35,302
                                                              =======    =======    =======

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

                                                                     AT AND FOR THE
                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
Equity Investments:
Mobility....................................................  $ 3,726    $ 3,911    $ 1,400
Fixed Wireless..............................................       --         --         --
Corporate and other.........................................       40        498      1,680
                                                              -------    -------    -------
Total equity investments....................................  $ 3,766    $ 4,409    $ 3,080
                                                              =======    =======    =======
Capital Additions:
Mobility....................................................  $ 1,298    $ 2,607    $ 4,336
Fixed Wireless..............................................       51        137        598
Corporate and other.........................................       30         83      1,246
                                                              -------    -------    -------
Total capital additions.....................................  $ 1,379    $ 2,827    $ 6,180
                                                              =======    =======    =======

     Reflecting the dynamics of AT&T Wireless Services' business, AT&T Wireless Services continually reviews its management model and structure, which may result in adjustments to our operating segments in the future.

16. QUARTERLY INFORMATION (UNAUDITED)

2000                                                      FIRST     SECOND    THIRD     FOURTH
----                                                      ------    ------    ------    ------
Revenue.................................................  $2,198    $2,477    $2,799    $2,974
Operating income (loss).................................  $   26    $  107    $   27    $ (198)
Net income (loss) available to common shareowners.......  $   13    $  167    $  (21)   $  369
Dividends paid on preferred stock held by AT&T..........  $   13    $   33    $   42    $   42

1999                                                      FIRST     SECOND    THIRD     FOURTH
----                                                      ------    ------    ------    ------
Revenue.................................................  $1,563    $1,878    $2,049    $2,137
Operating (loss) income.................................  $  (87)   $   16    $   68    $ (663)
Net income (loss) available to common shareowners.......  $  (63)   $   62    $    4    $ (464)
Dividends paid on preferred stock held by AT&T..........  $   14    $   13    $   14    $   15

17. RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB No. 125". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. AT&T Wireless Services does not expect that the adoption of SFAS No. 140 will have a material impact on its results of operations, financial position or cash flows.

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                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T Wireless Services, this means that the standard must be adopted no later than January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 in January 2001, did not have a material impact to AT&T Wireless Services' results of operations, financial position or cash flows.

18. SUBSEQUENT EVENTS

     In January 2001, NTT DoCoMo, a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, is intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Services was allocated $6.2 billion of the proceeds from DoCoMo's $9.8 billion investment in AT&T. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of AT&T Wireless Services' value. Following the split-off, this investment will be converted into approximately 16% of AT&T Wireless Services' common shares. DoCoMo also received warrants at an exercise price of $35 per AT&T Wireless Group tracking share equivalent that would represent an approximate additional 1.6% of AT&T Wireless Services' common shares after the split-off. As part of this investment, AT&T Wireless Services has entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if, under certain circumstances, AT&T Wireless Services fails to meet specified technological milestones.

     In January 2001, AT&T Wireless Services executed agreements with certain network equipment vendors, related to the development of its next-generation network strategy. These agreements require AT&T Wireless Services to buy equipment from these vendors totaling approximately $1.8 billion through 2004.

     Effective January 1, 2001, AT&T Wireless Services implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001, will have useful lives no longer than seven years.

     On November 17, 2000, AT&T Wireless Services announced that AT&T's board of directors had approved an agreement under which AT&T Wireless Services would purchase $200 in Series AA preferred stock from Dobson Communications Corporation. AT&T Wireless Services completed this transaction on February 8, 2001. The Series AA preferred stock acquired has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, AT&T Wireless Services will increase its ownership

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

interest in Dobson, on an as converted to common stock basis, from its current ownership of 4.6% to approximately 11.6%.

     On March 6, 2001, AT&T Wireless Services completed a private placement of $6.5 billion in unsecured and unsubordinated Senior Notes with maturity dates from 2006 to 2031. The notes pay interest at rates ranging from 7.350% to 8.750% per annum, and include customary covenants. The notes include registration rights, such that AT&T Wireless Services is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effective no later than 240 days after the issue date.

     On March 23, 2001, AT&T Wireless Services entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The Facilities are subject to a facility fee and utilization fee and bear interest at variable rates based upon, in various cases, LIBOR, the prime rate or the rates on overnight Federal funds transactions. The Facilities are to be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants requiring AT&T Wireless Services to maintain certain financial ratios. The Facilities also specify limitations on AT&T's and AT&T Wireless Services' ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by AT&T Wireless Services to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default.

SUBSEQUENT EVENTS (UNAUDITED)

     On February 26, 2001, AT&T agreed to sell its entire interest in Japan Telecom. On April 27, 2001, AT&T completed the sale of its entire interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to AT&T Wireless Services. AT&T Wireless Services recognized an after-tax gain of $298 associated with the transaction, which was recorded in net equity earnings from investments in the second quarter of 2001.

     During the first quarter of 2001, AT&T Wireless Services made unsecured term loans to Rogers Wireless to pay for spectrum it successfully bid upon in recently completed Canadian spectrum auctions. In April 2001, Rogers Wireless effected a rights offering of its equity securities in which AT&T Wireless Services' joint venture with British Telecommunications, JVII, participated. The participation increased JVII's ownership interest in Rogers Wireless to 34.36%. AT&T Wireless Services funded the purchase on behalf of JVII by offsetting it against the unsecured, interest bearing note made by AT&T Wireless Services. This transaction resulted in AT&T Wireless Services obtaining a controlling interest of JVII, as well as increasing the indirect ownership percentage in Rogers Wireless. As a result of the consolidation of JVII, which holds the equity interest in Rogers Wireless, AT&T Wireless Services' investments in unconsolidated subsidiaries, as well as minority interest liability, increased approximately $420 in April 2001. This transaction did not result in a transfer of control of Rogers Wireless to JVII. On July 3, 2001, AT&T Wireless Services acquired British Telecommunications' interest in JVII for approximately $380 in cash. As a result of this acquisition, AT&T Wireless Services now owns 100% of JVII, and, through JVII, holds a 34.36% ownership interest in Rogers Wireless Communications, Inc.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

     Several class action lawsuits have been filed against AT&T, several other wireless service operators and several wireless phone manufacturers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for the costs of headsets for wireless phone users as well as injunctive relief. In connection with the split-off, AT&T Wireless Services will be allocated all of the liability, if any, arising from such lawsuits. AT&T Wireless Services believes these actions will not have a material impact on its financial position, results of operations or cash flows.

     AT&T Wireless Services has commitments to fund spectrum acquisitions and operational funding requirements of an equity method investment which totaled approximately $400 as of May 31, 2001.

     During June 2001, AT&T Wireless Services finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu with AT&T Wireless Services' other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. As of June 19, 2001, AT&T Wireless Services had not issued any notes under this program.

     In accordance with the Separation and Distribution Agreement between AT&T Wireless Services and AT&T, in June 2001, AT&T Wireless Services repaid to AT&T the $1.8 billion of long-term debt and related accrued interest, and redeemed the $3.0 billion of preferred equity and related unpaid dividends held by AT&T.

     In June 2001, AT&T announced that the split-off of AT&T Wireless Services from AT&T will occur on July 9, 2001. The S-1 registration statement filed with the Securities and Exchange Commission, which will enable the split-off, became effective June 21, 2001.

     On June 27, 2001, AT&T Wireless Services entered into a preliminary agreement to consolidate the soon to be merged Birla AT&T/Tata Cellular, Ltd. entity with BPL Mobile Communications Ltd. and some portions of BPL Cellular Ltd. The preliminary agreement is subject to a number of conditions, including obtaining approvals of the boards of all of the participants to the consolidation. If all conditions are satisfied and a consolidation occurs as contemplated in the preliminary agreement, AT&T Wireless Services estimates that its ownership will be approximately 25% of the consolidated entity.

                            AB CELLULAR HOLDING, LLC

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                          (UNAUDITED -- IN THOUSANDS)

                                                                     FOR THE
                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                 2000         1999
                                                              ----------    --------
Revenues
  Cellular service revenue..................................  $1,005,023    $868,652
  Equipment revenue.........................................     105,370      93,819
  Other revenue.............................................       6,083      11,904
                                                              ----------    --------
          Total revenue.....................................   1,116,476     974,375
                                                              ----------    --------
Costs and expenses
  Cost of cellular service..................................     224,479     172,576
  Cost of equipment.........................................     171,109     133,716
  Operating, administrative and selling.....................     350,686     352,332
  Depreciation and amortization.............................     239,552     192,293
                                                              ----------    --------
          Total costs and expenses..........................     985,826     850,917
                                                              ----------    --------
          Operating income..................................     130,650     123,458
  Interest income...........................................      61,555      47,998
  Loss on sale of assets....................................          (2)     (7,436)
  Minority interest expenses................................        (357)       (355)
                                                              ----------    --------
Net income before taxes.....................................     191,846     163,665
Income tax provision........................................       1,784       1,602
                                                              ----------    --------
          Net income........................................  $  190,062    $162,063
                                                              ==========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (UNAUDITED -- IN THOUSANDS)

                                                                   AT               AT
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
ASSETS
Current assets
  Cash and cash equivalents.................................   $1,210,815       $1,239,293
  Due from affiliates.......................................       56,424           53,397
  Accounts receivable, less allowance of doubtful accounts
     of $15,363 and $15,826, respectively...................      214,216          161,575
  Inventories...............................................       15,793           25,631
  Prepaid expenses and other current assets.................        3,453            7,477
                                                               ----------       ----------
          Total current assets..............................   $1,500,701       $1,487,373
                                                               ----------       ----------
Property and equipment, less accumulated depreciation of
  $866,762 and $710,743, respectively.......................      934,199          812,371
Other assets................................................       10,897            3,112
Intangibles, less accumulated amortization of $171,897 and
  $104,972, respectively....................................    2,415,596        2,482,762
                                                               ----------       ----------
          Total assets......................................   $4,861,393       $4,785,618
                                                               ==========       ==========
LIABILITIES AND MEMBERS' CAPITAL
Current liabilities
  Accounts payable..........................................   $  112,744       $  123,455
  Due to affiliates.........................................      164,978           41,789
  Other current liabilities.................................       56,038          101,673
                                                               ----------       ----------
          Total current liabilities.........................      333,760          266,917
                                                               ----------       ----------
Other liabilities...........................................        1,976            1,534
Minority interest...........................................        3,148            3,068
                                                               ----------       ----------
          Total other liabilities...........................        5,124            4,602
                                                               ----------       ----------
Contingencies (Note 3)
Members' capital
  AT&T Wireless Services....................................    2,515,192        2,510,515
  BellSouth Cellular Corp...................................    2,007,317        2,003,584
                                                               ----------       ----------
          Total members' capital............................    4,522,509        4,514,099
                                                               ----------       ----------
          Total liabilities and members' capital............   $4,861,393       $4,785,618
                                                               ==========       ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

        CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
                          (UNAUDITED -- IN THOUSANDS)

                                                                       BELLSOUTH        AT&T
                                                                        CELLULAR      WIRELESS
                                                           TOTAL         CORP.        SERVICES
                                                         ----------    ----------    ----------
Balance at December 31, 1998...........................  $4,443,680    $1,972,328    $2,471,352
  Net income...........................................     162,063        71,932        90,131
  Members' distributions...............................     (90,149)      (40,013)      (50,136)
  Members' contributions...............................      30,438           755        29,683
  Current period contributions receivable..............     (28,737)           --       (28,737)
                                                         ----------    ----------    ----------
Balance at September 30, 1999..........................  $4,517,295    $2,005,002    $2,512,293
                                                         ==========    ==========    ==========

Balance at December 31, 1999...........................  $4,514,099    $2,003,584    $2,510,515
  Net income...........................................     190,062        84,359       105,703
  Members' distributions...............................    (184,941)      (83,915)     (101,026)
  Members' contributions...............................      42,051            --        42,051
  Current period distribution payable..................       3,289         3,289            --
  Current period contributions receivable..............     (42,051)           --       (42,051)
                                                         ----------    ----------    ----------
Balance at September 30, 2000..........................  $4,522,509    $2,007,317    $2,515,192
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED -- IN THOUSANDS)

                                                                      FOR THE
                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
CASH PROVIDED BY OPERATIONS
Net income..................................................  $  190,062    $  162,063
Adjustments to reconcile net income to net cash provided by
  operating activities
  Loss on sale of assets....................................           2         7,436
  Depreciation and amortization.............................     239,552       192,293
  Inventory obsolescence....................................         466         3,147
  Minority interest.........................................         357           355
  Provision for doubtful accounts...........................      27,482        26,929
  Changes in operating assets and liabilities
     Accounts receivable....................................     (80,123)      (35,862)
     Due from affiliates....................................      (3,027)      (43,842)
     Inventories............................................       9,372        11,120
     Prepaid expenses and other current assets..............      (3,769)        8,513
     Accounts payable.......................................      18,017        40,874
     Other current liabilities..............................     (47,607)      (37,121)
     Due to affiliates......................................     123,165        26,286
                                                              ----------    ----------
          Total cash provided by operations.................     473,949       362,191
                                                              ----------    ----------
CASH USED BY INVESTING ACTIVITIES
Capital expenditures and leasehold improvements.............    (320,818)     (178,740)
Proceeds from sale of property and equipment................         296           213
                                                              ----------    ----------
          Total cash used by investing activities...........    (320,522)     (178,527)
                                                              ----------    ----------
CASH USED BY FINANCING ACTIVITIES
Members' contributions......................................          --         1,701
Members' distributions......................................    (181,652)      (90,149)
Minority partner distribution...............................        (253)         (253)
                                                              ----------    ----------
          Total cash used by financing activities...........    (181,905)      (88,701)
                                                              ----------    ----------
Net (decrease)/increase in cash and cash equivalents........     (28,478)       94,963
Cash and cash equivalents at beginning of period............   1,239,293     1,178,937
                                                              ----------    ----------
Cash and cash equivalents at end of period..................  $1,210,815    $1,273,900
                                                              ==========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     AB Cellular Holding, LLC, a Delaware limited liability company (the "Company"), was formed on November 13, 1998 as a joint venture of BellSouth Cellular Corp. ("BLS") and AT&T Wireless Services, Inc. ("AWS"). Effective November 13, 1998, AWS and BLS contributed their respective equity interests in Los Angeles Cellular Telephone Company ("LACTC") and Houston Cellular Telephone Company, LP ("HCTC") into the Company. In addition, AWS contributed cash of approximately $1.1 billion to form the Company. This was not a merger, sale, or assignment. Control over the Company resides with a Member Committee which consists of four members, two of which are representatives of BLS and two of which are representatives of AWS. The interest in the limited liability company is effectively 44.385% for BLS and 55.615% for AWS.

     The Company was formed by the conversion of LACTC into a limited liability company under Delaware law, at which time the operation of LACTC became a division (the "L.A. Division") of the Company. Under Delaware law, the form of any entity may change (from a general partnership to a limited liability company) but the entity remains the same and all rights of creditors and others against LACTC continue to exist against the Company. New creditors will be affected by the limitation of liability. Prior to November 13, 1998, BLS equity ownership interest was effectively 60.1% and AWS equity ownership interest was effectively 39.9%.

     The L.A. Division is engaged principally in the construction and operation of Domestic Public Cellular Radio Telecommunications Service in the Los Angeles, California area. Cellular services provided by the L.A. Division are regulated by the California Public Utilities Commission.

     The Company has a wholly owned consolidated subsidiary, L.A. Cellular Long Distance LLC, a limited liability company organized under the laws of Nevada. In addition, the Company has newly formed wholly owned subsidiaries of Houston Cellular Telephone Company, LP, Houston Cellular Holding Co., LLC and Wireless Telecommunications Investment Co., LLC.

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information. In the Company's opinion, these condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary to fairly state the Company's financial position and the results of its operations and its cash flows. The balance sheet at December 31, 1999 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's financial statements for the year ended December 31, 1999 and the period November 13, 1998 (inception) through December 31, 1998. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for any other interim period or for a full fiscal year.

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

2. FORMATION OF SUBSIDIARIES

FORMATION OF HOUSTON CELLULAR TELEPHONE CO., LP

     The Company's wholly owned subsidiary, HCTC, was organized as a limited partnership under the laws of the State of Texas on October 5, 1998 for the purpose of building and operating the Domestic Public Cellular Radio Telecommunications Service in Houston, Texas. The assets and liabilities of HCTC at the date of formation were comprised of the assets and liabilities of Houston Cellular Telephone Company which was owned 43.75% by BLS and 56.25% by AWS. On November 13, 1998, Galveston Mobile Partnership merged into HCTC, and HCTC became the 87.3462% owner of Galveston Cellular Partnership ("GCP").

     On November 13, 1998, the ownership interest in HCTC was revised, resulting in HCTC being 99% owned by the Company and 1% owned by Houston Cellular Holding Company, LLC ("HCHC").

FORMATION OF HOUSTON CELLULAR HOLDING CO., LLC

     The Company's wholly owned subsidiary, HCHC was organized as a limited liability company under the laws of the State of Texas on October 2, 1998. On November 13, 1998, the Company contributed a 1% ownership interest in HCTC.

FORMATION OF WIRELESS TELECOMMUNICATIONS INVESTMENT CO., LLC

     The Company's wholly owned subsidiary, Wireless Telecommunications Investment Co., LLC ("WTIC"), was organized as a limited liability company under the laws of the State of Delaware on October 2, 1998.

3. CONTINGENCIES

     The Company is currently named as a defendant in the class actions of Garabedian, et al. vs. LASMSA Limited Partnership, et al., Richard W. Thomas v. Los Angeles Cellular Telephone Company, et al. and Eurus Cady v. Los Angeles Cellular Corp., all which seek damages for alleged conspiracy to fix prices of retail and wholesale service. The Orange County Superior Court approved a settlement and entered a final judgment on May 20, 1998. The L.A. Division has recorded a liability of $8,300 as of September 30, 2000 based upon the final judgment referenced above. Three objectors to the settlement have appealed the judgment.

     The Company and its subsidiaries are a part to various legal proceedings of a nature considered normal to its business. The Company believes it has adequate legal defenses with respect to each of the suits and intends to vigorously defend against the actions. However, it is reasonably possible that these cases could result in outcomes unfavorable to the Company. The Company currently believes that the amount of the ultimate probable loss would not have a material adverse effect on the Company's financial position, results of operations or cash flows.

4. RELATED PARTY TRANSACTIONS

     The Company purchases equipment and services from organizations that are affiliated with the Company. Such equipment purchases amounted to $122,152 and $75,453, and the purchases of such services amounted to $139,162 and $59,010, during the nine months ended September 30, 2000 and 1999, respectively. Accounts payable to these related parties were $164,978 and $41,789 at September 30, 2000 and December 31, 1999, respectively.

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     In addition, the Company provides cellular service to these related parties. Revenues from these services amounted to $86,492 and $83,405 for the nine months ended September 30, 2000 and 1999, respectively. Accounts receivable from these related parties were $56,424 and $53,397 at September 30, 2000 and December 31, 1999, respectively.

     The Company has also entered into an agreement with its members whereby the member responsible for the management of a division of the Company is committed to make contributions to or receive distributions from the Company for the deficiency or excess of certain quarterly financial targets. Total contributions from the members related to these agreements were $42,051 and $30,438 for the nine months ended September 30, 2000 and 1999, respectively, of which $87,666 and $28,737 were receivable at September 30, 2000 and 1999, respectively. Total distributions recorded to members related to these agreements were $3,289 and $0 for the nine months ended September 30, 2000 and 1999, respectively, which were payable at September 30, 2000 and 1999, respectively.

5. SUBSEQUENT EVENTS

     During 1999, the Los Angeles operating division was audited by the City of Los Angeles, relating to claims that the Los Angeles operating division failed to collect utility user taxes from residents in various Los Angeles communities between September 1995 and the present. On April 24, 2000, an official assessment, including interest and penalties, was made in the amount of $7,450. In February 2001, the city administrative panel of the City of Los Angeles affirmed the city auditor's assessment relating to the alleged underpayment of taxes by the Los Angeles operating division. As a result, the Company must pay $8,141 to the City of Los Angeles. The Company has paid the entire assessment in March 2001, and it will seek a hearing for reversal or a refund of a portion of the assessment.

     In December 2000, BLS exercised its option to redeem AWS's 55.615% interest in the Company as part of the joint venture agreement described in Note 1, by distributing to AWS the L.A. Division cellular business. As of December 31, 2000, BLS held the remaining assets of the Company.

     In early 2001, BLS contributed its interest in the Company to Cingular Wireless LLC, a joint venture of BellSouth and SBC Communications.

                            AB CELLULAR HOLDING, LLC

                       CONSOLIDATED STATEMENTS OF INCOME
                          (UNAUDITED -- IN THOUSANDS)

                                                                                  FOR THE
                                                                                PERIOD FROM
                                                                                NOVEMBER 13,
                                                                FOR THE       1998 (INCEPTION)
                                                               YEAR ENDED         THROUGH
                                                              DECEMBER 31,      DECEMBER 31,
                                                                  1999              1998
                                                              ------------    ----------------
Revenues
  Cellular service revenue..................................   $1,279,438         $127,821
  Equipment revenue.........................................      138,721           12,311
  Other revenue.............................................       16,675            7,628
                                                               ----------         --------
          Total revenue.....................................    1,434,834          147,760
                                                               ----------         --------
Costs and expenses
  Cost of cellular service..................................      311,127           10,601
  Cost of equipment.........................................      203,648           17,161
  Operating, administrative and selling.....................      504,843           78,383
  Depreciation and amortization.............................      266,666           20,000
                                                               ----------         --------
          Total costs and expenses..........................    1,286,284          126,145
                                                               ----------         --------
          Operating income..................................      148,550           21,615
  Interest income...........................................       66,493            8,021
  Loss on sale of assets....................................      (14,560)          (3,930)
  Minority interest expenses................................         (438)             (68)
                                                               ----------         --------
Net income before taxes.....................................      200,045           25,638
                                                               ----------         --------
Income tax provision........................................        2,016              137
                                                               ----------         --------
          Net income........................................   $  198,029         $ 25,501
                                                               ==========         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

                          CONSOLIDATED BALANCE SHEETS
                          (UNAUDITED -- IN THOUSANDS)

                                                                  AT DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
ASSETS
Current assets
  Cash and cash equivalents.................................  $1,239,293    $1,178,937
  Restricted cash...........................................          --        38,819
  Due from affiliates.......................................      53,397         8,203
  Accounts receivable, less allowance of doubtful accounts
     of $15,826 and $8,055, respectively....................     161,575       133,303
  Inventories...............................................      25,631        28,226
  Prepaid expenses and other current assets.................       7,477        10,123
                                                              ----------    ----------
          Total current assets..............................   1,487,373     1,397,611
Property and equipment, net.................................     812,371       724,658
Other assets................................................       3,112         2,598
Intangibles, net............................................   2,482,762     2,573,827
                                                              ----------    ----------
          Total assets......................................  $4,785,618    $4,698,694
                                                              ==========    ==========
LIABILITIES AND MEMBERS' CAPITAL
Current liabilities
  Accounts payable..........................................  $  123,455    $  145,532
  Due to affiliates.........................................      41,789         3,941
  Other current liabilities.................................     101,673       101,279
                                                              ----------    ----------
          Total current liabilities.........................     266,917       250,752
                                                              ----------    ----------
Other liabilities...........................................       1,534         1,379
Minority interest...........................................       3,068         2,883
                                                              ----------    ----------
          Total other liabilities...........................       4,602         4,262
                                                              ----------    ----------
Commitments and contingencies (Note 7)
Members' capital
  AT&T Wireless Services....................................   2,510,515     2,471,352
  BellSouth Cellular Corp...................................   2,003,584     1,972,328
                                                              ----------    ----------
          Total members' capital............................   4,514,099     4,443,680
                                                              ----------    ----------
          Total liabilities and members' capital............  $4,785,618    $4,698,694
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
                          (UNAUDITED -- IN THOUSANDS)

                                                                       BELLSOUTH        AT&T
                                                                        CELLULAR      WIRELESS
                                                           TOTAL         CORP.        SERVICES
                                                         ----------    ----------    ----------
Balance at November 13, 1998 (inception)...............  $4,418,179    $1,961,009    $2,457,170
  Net income...........................................      25,501        11,319        14,182
                                                         ----------    ----------    ----------
Balance at December 31, 1998...........................   4,443,680     1,972,328     2,471,352
  Net income...........................................     198,029        87,895       110,134
  Members' distributions...............................    (133,253)      (59,946)      (73,307)
  Members' contributions...............................      49,816         4,545        45,271
  Current period distribution payable..................       1,442         1,442            --
  Current period contribution receivable...............     (45,615)       (2,680)      (42,935)
                                                         ----------    ----------    ----------
Balance at December 31, 1999...........................  $4,514,099    $2,003,584    $2,510,515
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED -- IN THOUSANDS)

                                                                                  FOR THE
                                                                                PERIOD FROM
                                                                                NOVEMBER 13,
                                                                FOR THE       1998 (INCEPTION)
                                                               YEAR ENDED         THROUGH
                                                              DECEMBER 31,      DECEMBER 31,
                                                                  1999              1998
                                                              ------------    ----------------
CASH PROVIDED BY OPERATIONS
Net income..................................................   $  198,029        $   25,501
Adjustments to reconcile net income to net cash provided by
  operating activities
  Loss on sale of assets....................................       14,560             3,930
  Depreciation and amortization.............................      266,666            20,000
  Inventory obsolescence....................................        3,743               (12)
  Minority interest.........................................          438                68
  Provision for doubtful accounts...........................       35,551               211
  Changes in operating assets and liabilities
     Restricted cash........................................       38,819           (38,819)
     Accounts receivable....................................      (65,358)            3,478
     Due from affiliates....................................      (49,860)             (957)
     Inventories............................................       (1,148)           (4,500)
     Prepaid expenses and other current assets..............        6,211             6,793
     Accounts payable and other current liabilities.........      (40,083)           34,613
     Due to affiliates......................................       40,850               554
                                                               ----------        ----------
          Total cash provided by operations.................      448,418            50,860
                                                               ----------        ----------
CASH USED BY INVESTING ACTIVITIES
  Capital expenditures and leasehold improvements...........     (260,846)          (48,372)
  Proceeds from sale of property and equipment..............          394               540
                                                               ----------        ----------
          Total cash used by investing activities...........     (260,452)          (47,832)
                                                               ----------        ----------
CASH USED BY FINANCING ACTIVITIES
Members' contributions......................................        4,201                --
Members' distributions......................................     (131,811)               --
                                                               ----------        ----------
          Total cash used by financing activities...........     (127,610)               --
                                                               ----------        ----------
Net increase in cash and cash equivalents...................       60,356             3,028
Cash and cash equivalents at beginning of period............    1,178,937         1,175,909
                                                               ----------        ----------
Cash and cash equivalents at end of period..................   $1,239,293        $1,178,937
                                                               ==========        ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                            AB CELLULAR HOLDING, LLC

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     AB Cellular Holding, LLC, a Delaware limited liability company (the "Company"), was formed on November 13, 1998 as a joint venture of BellSouth Cellular Corp. ("BLS") and AT&T Wireless Services ("AWS"). Effective November 13, 1998, AWS and BLS contributed their respective equity interests in Los Angeles Cellular Telephone Company ("LACTC") and Houston Cellular Telephone Company, LP ("HCTC") into the Company. In addition, AWS contributed cash of approximately $1.1 billion to form the Company. This was not a merger, sale, or assignment. Control over the Company resides with a Member Committee which consists of four members, two of which are representatives of BLS and two of which are representatives of AWS. The interest in the limited liability company is effectively 44.385% for BLS and 55.615% for AWS.

     The Company was formed by the conversion of LACTC into a limited liability company under Delaware law, at which time the operation of LACTC became a division (the "L.A. Division") of the Company. Under Delaware law, the form of any entity may change (from a general partnership to a limited liability company) but the entity remains the same and all rights of creditors and others against LACTC continue to exist against the Company. New creditors will be affected by the limitation of liability. Prior to November 13, 1998, BLS equity ownership interest was effectively 60.1% and AWS equity ownership interest was effectively 39.9%.

     The L.A. Division is engaged principally in the construction and operation of Domestic Public Cellular Radio Telecommunications Service in the Los Angeles, California area. Cellular services provided by the L.A. Division are regulated by the California Public Utilities Commission.

     The Company has a wholly owned consolidated subsidiary, L.A. Cellular Long Distance LLC, a limited liability company organized under the laws of Nevada. In addition, the Company has newly formed wholly owned subsidiaries of Houston Cellular Telephone Company, LP, Houston Cellular Holding Co., LLC and Wireless Telecommunications Investment Co., LLC.

BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and present the operating results and financial position of the Company and its subsidiaries. Significant intercompany balances and transactions have been eliminated.

2. FORMATION OF SUBSIDIARIES

FORMATION OF HOUSTON CELLULAR TELEPHONE CO., LP

     The Company's wholly owned subsidiary, HCTC, was organized as a limited partnership under the laws of the State of Texas on October 5, 1998 for the purpose of building and operating the Domestic Public Cellular Radio Telecommunications Service in Houston, Texas. The assets and liabilities of HCTC at the date of formation were comprised of the assets and liabilities of Houston Cellular Telephone Company which was owned 43.75% by BLS and 56.25% by AWS. On November 13, 1998, Galveston Mobile Partnership merged into HCTC, and HCTC became the 87.3462% owner of Galveston Cellular Partnership ("GCP").

     On November 13, 1998, the ownership interest in HCTC was revised, resulting in HCTC being 99% owned by the Company and 1% owned by Houston Cellular Holding Company, LLC ("HCHC").

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

FORMATION OF HOUSTON CELLULAR HOLDING CO., LLC

     The Company's wholly owned subsidiary, HCHC, was organized as a limited liability company under the laws of the State of Texas on October 2, 1998. On November 13, 1998, the Company contributed a 1% ownership interest in HCTC.

FORMATION OF WIRELESS TELECOMMUNICATIONS INVESTMENT CO., LLC

     The Company's wholly owned subsidiary, Wireless Telecommunications Investment Co., LLC ("WTIC"), was organized as a limited liability company under the laws of the State of Delaware on October 2, 1998.

3. SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost, which approximates market value.

RESTRICTED CASH

     The California Public Utilities Commission ("CPUC") created California High Cost Fund A & B ("CHCF"), a tax to subsidize the cost of phone services in higher cost areas, and California Teleconnect Fund ("TCF"), a tax to provide discounts in schools, libraries and hospitals on telecommunications usage. These surcharge taxes are collected from wireless subscribers and were held, including interest, by the Company until such time as the CPUC established a fund from which these assessments could be transferred. In November 1999, the CPUC established a fund and an assessment of $60,544, which was transferred, including interest accrued at the seven-day compound yield on taxable money market funds from February 1997.

INVENTORY

     Inventory consists primarily of cellular phones and accessories held for resale stated at the lower of cost (first-in, first-out) or market. Losses on sales of cellular phones are recognized in the period in which sales are made as a cost of acquiring subscribers.

PROPERTY AND EQUIPMENT

     Property and equipment is stated on the cost basis. Renewals and betterments that materially extend the life of an asset are capitalized, while maintenance and repair costs are charged to operations when incurred. Upon sale or disposal of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are included in the results of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     Computer software costs are capitalized or expensed in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

INTANGIBLE ASSETS

     Intangible assets include customer lists, FCC licenses, and goodwill. Customer lists are amortized using the sum-of-the-years digit method. FCC licenses and goodwill are amortized using the straight-line method. The carrying value of intangible assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business units. The amortization periods being used for the intangibles represent the remaining years of their original estimated 40-year life at the formation of the Company.

VALUATION OF LONG-LIVED ASSETS

     The Company reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset as determined by quoted market prices when available, or the present value of the expected future cash flows.

REVENUE RECOGNITION

     Revenues are recognized when earned. Access service and bundled service packages are billed monthly in advance and are recognized the following month when services are provided. Revenues for airtime usage are recognized monthly as services are provided.

     The revenue and related expenses associated with the sales of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer.

ADVERTISING

     Advertising costs are expensed as incurred. The advertising expense for the periods ended December 31, 1999 and 1998 was $44,592 and $8,502, respectively.

INCOME TAXES

     The Company itself does not provide for federal income tax, as the Company is a limited liability company. The income and expenses are accordingly passed on to its members. Due to the consolidation of its subsidiaries which are required to file and pay federal and state income taxes, the financial statements reflect the application of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" for the applicable subsidiaries. In accordance with SFAS No. 109, the consolidated balance sheet reflects deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheet in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

RISKS AND UNCERTAINTIES

     The Company participates in a volatile industry with a concentration of customers in two geographic areas that are characterized by industry-wide competition for market share resulting in aggressive pricing practices, continually changing customer demand patterns, growing competition and rapid technological

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

development. The Company's operating results could be adversely affected should the Company be unable to anticipate customer demand accurately, to maintain short design cycles while meeting evolving industry performance standards, to manage its product transitions and inventory levels, to distribute its products quickly in response to customer demand, to differentiate its products from those of its competitors, or to compete successfully in the market for its new products. Significant numbers of components are purchased from single sources due to technology, availability, price, quality, or other considerations.

     The Company provides cellular service and sells cellular telephones to a diversified group of customers within concentrated geographical areas. Credit evaluations of customers are performed by the Company, and collateral is generally not required. Credit related losses are provided for as estimated by the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101, which requires adoption by the end of fiscal year 2000, provides guidance on the recognition, presentation, and disclosure of revenue in the financial statements. The Company does not believe that the adoption of SAB 101 will have a significant effect on its financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not believe that adoption of SFAS No. 133, which requires adoption for fiscal years beginning after June 15, 2000, will have a significant effect on its financial condition or results in operations.

4. PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows at December 31:

                                                   ESTIMATED
                                                  DEPRECIABLE
                                                     LIVES
                                                  (IN YEARS)        1999          1998
                                                  -----------    ----------    ----------
Land and improvements...........................   3-10          $   41,762    $   42,861
Cellular equipment..............................   7-10           1,217,738     1,105,795
Noncellular equipment...........................    3-5             121,411       138,894
Other property, plant and equipment.............    3-5              70,542        24,013
Construction in progress........................                     71,661        49,432
                                                                 ----------    ----------
                                                                  1,523,114     1,360,995
Less: Accumulated depreciation..................                   (710,743)     (636,337)
                                                                 ----------    ----------
Property and equipment, net.....................                 $  812,371    $  724,658
                                                                 ==========    ==========

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

5. INTANGIBLE ASSETS

     Intangible assets are summarized as follows at December 31:

                                                  ESTIMATED
                                                 AMORTIZABLE
                                                    LIVES
                                                 (IN YEARS)        1999          1998
                                                 -----------    ----------    ----------
Goodwill.......................................   25-30         $  316,534    $  316,534
Licenses.......................................   30-35          2,245,094     2,245,094
Customer lists.................................     5               26,106        26,106
                                                                ----------    ----------
                                                                 2,587,734     2,587,734
Less: Accumulated amortization.................                   (104,972)      (13,907)
                                                                ----------    ----------
Intangibles, net...............................                 $2,482,762    $2,573,827
                                                                ==========    ==========

6. OTHER CURRENT LIABILITIES

     Other current liabilities are summarized as follows at December 31:

                                                                1999        1998
                                                              --------    --------
Accrued benefits............................................  $ 48,678    $ 30,030
Accrued taxes...............................................     5,470       3,712
Commissions payable.........................................     5,110      11,263
Deferred income.............................................    12,081      24,778
Other.......................................................    30,334      31,496
                                                              --------    --------
                                                              $101,673    $101,279
                                                              ========    ========

7. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     During the periods ended December 31, 1999 and 1998, the Company leased office space, retail store locations, cell sites, and certain equipment. Several of these leases contained fixed escalation clauses. Rent expense for these leases has been calculated on a straight-line basis over the term of the leases. Total rent expense under these leases was $32,960 and $4,550 during the periods ended December 31, 1999 and 1998, respectively.

     Future minimum rental payments required under operating leases for primarily real estate having initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999 are as follows:

2000........................................................  $ 30,950
2001........................................................    23,644
2002........................................................    17,973
2003........................................................    13,146
2004........................................................    10,206
Thereafter..................................................    56,136
                                                              --------
                                                              $152,055
                                                              ========

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     The real estate leases permit renewals at various intervals with provisions for increased rentals of each renewal.

CONTINGENCIES

     The Company is currently named as a defendant in the class actions of Garabedian, et al. vs. LASMSA Limited Partnership, et al., Richard W. Thomas v. Los Angeles Cellular Telephone Company, et al. and Eurus Cady v. Los Angeles Cellular Corp., all which seek damages for alleged conspiracy to fix prices of retail and wholesale service. The Orange County Superior Court approved a settlement and entered a final judgment on May 20, 1998. The L.A. Division has recorded a liability of $8,300 as of December 31, 1999 based upon the final judgment referenced above. Three objectors to the settlement have appealed the judgment.

     The Company and its subsidiaries are a party to various legal proceedings of a nature considered normal to its business. The Company believes it has adequate legal defenses with respect to each of the suits and intends to vigorously defend against the actions. However, it is reasonably possible that these cases could result in outcomes unfavorable to the Company. The Company currently believes that the amount of the ultimate probable loss would not have a material adverse effect on the Company's financial position, results of operations or cash flows.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     - Accounts receivable and accounts payable -- The carrying amount is a reasonable estimate of fair value because of the short maturity of these instruments.

9. BENEFITS PLANS

     The Company sponsors defined contribution 401(k) and profit sharing plans in which substantially all employees are eligible to participate upon completion of six months of service. The 401(k) plan permits eligible employees to contribute a portion of their basic compensation to the plan on a before tax basis. The Company makes matching contributions equal to 100% of employee before-tax contributions up to 2% of their basic compensation, and 50% of employee before-tax contributions up to 6%. The Company's matching contributions charged to expense amounted to $3,685 and $460 for the periods ended December 31, 1999 and 1998, respectively.

     The profit-sharing plan allows the Company to make an annual discretionary profit-sharing contribution based on the Company's overall performance and profitability. Qualified employees receive a percentage of their eligible annual earnings paid in one single contribution after the fiscal year end. The Company elected to make a discretionary profit sharing contribution of $4,371 and $591 for the periods ended December 31, 1999 and 1998, respectively.

     In January 1997, HCTC provided a phantom stock option plan (the "Plan") for officers, directors and certain employees. The Plan required that 50% of the value of the option award be provided in AT&T Corporation ("AT&T") stock units and 50% of the value be issued in BellSouth Corporation ("BLS") stock units. In January 1997, the Plan, which vests over a period of three years, provided 29,000 and 58,000 of AT&T and BLS stock units, respectively.

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     In January 1998, the Plan provided 42,750 and 85,500 of AT&T and BLS stock units, respectively, which also vest over a period of three years. The shares have been adjusted for stock splits.

     In 1998, LACTC issued a total of 485 AT&T and BLS phantom stock ("PS") options of which 259 were effective January 1, 1998 and 226 were effective January 1, 1997 (as adjusted for stock splits). In 1999, no PS options were issued. The PS options vest over a period of three years. Employees may exercise their options upon vesting for up to five years after the date of grant. Upon exercise, participants are paid based on the excess of the New York Stock Exchange's previous day closing price over the grant option price.

     Total employee benefit costs related to the HCTC and L.A. Division's phantom stock options were $4,205 and $351, all of which were incurred and expensed during the periods ended December 31, 1999 and 1998, respectively.

     HCTC established an employee bonus plan based on the Company achieving its objectives for business drivers such as revenues, net income, customer satisfaction, and churn, as well as employees achieving at least a 2.00 rating on their individual annual performance review. Each employee's bonus opportunity is equal to a fixed percentage of his/her annual base salary, for which the percentage is determined, based on the employee's position grade. The plan is available to all regular full-time employees and those part-time employees regularly scheduled to work at least 20 hours per week. Payment of bonuses are made after the fiscal year end and after the performance review process, with the exception of directors and officers for which payments are made on a quarterly basis. The Company's bonus expenses were approximately $2,819 and $243 for the periods ended December 31, 1999 and 1998, respectively.

     HCTC has a deferred compensation plan which provides certain eligible employees a deferred cash payment which is earned after a specified period of continuous service since the award date. The deferred compensation is accrued but unfunded, and amounted to approximately $752 and $41 as of December 31, 1999 and 1998, respectively.

10. RELATED PARTY TRANSACTIONS

     The Company purchases equipment and services from organizations that are affiliated with the Company. Such equipment purchases amounted to $130,294 and $0, and the purchases of such services amounted to $81,683 and $4,944, during the periods ended December 31, 1999 and 1998, respectively. Accounts payable to these related parties were $41,789 and $3,941 at December 31, 1999 and 1998, respectively.

     In addition, the Company provides cellular service to these related parties. Revenues from these services amounted to $107,677 and $7,959 for the periods ended December 31, 1999 and 1998, respectively. Accounts receivable from these related parties were $53,397 and $8,203 at December 31, 1999 and 1998, respectively.

     The Company has also entered into an agreement with its members whereby the member responsible for the management of a division of the Company is committed to make contributions to or receive distributions from the Company for the deficiency or excess of certain quarterly financial targets. Total contributions from the members related to these agreements for the year ended December 31, 1999 were $47,315, of which $45,615 was unpaid at December 31, 1999. Total distributions recorded to members related to these agreements for the year ended December 31, 1999 were $1,442, which were payable at December 31, 1999.

                            AB CELLULAR HOLDING, LLC

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

11. DEFERRED INCOME TAXES

     Significant components of the deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

                                                               1999       1998
                                                              -------    -------
Deferred tax liability
  Property, plant and equipment.............................  $(1,532)   $(1,379)
                                                              -------    -------
          Total deferred tax liability......................   (1,532)    (1,379)
                                                              -------    -------
Deferred tax assets
  Allowance for doubtful accounts...........................       40         33
                                                              -------    -------
          Total deferred tax assets.........................       40         33
                                                              -------    -------
          Net deferred tax liability........................  $(1,492)   $(1,346)
                                                              =======    =======

     For the periods ended 1999 and 1998, $1,750 and $600, respectively, in federal income tax were paid for GCP.

12. SUBSEQUENT EVENTS

     During 1999, the Los Angeles operating division was audited by the City of Los Angeles, relating to claims that the Los Angeles operating division failed to collect utility user taxes from residents in various Los Angeles communities between September 1995 and the present. On April 24, 2000, an official assessment, including interest and penalties, was made in the amount of $7,450. In February 2001, the city administrative panel of the City of Los Angeles affirmed the city auditor's assessment relating to the alleged underpayment of taxes by the Los Angeles operating division. As a result, the Company must pay $8,141 to the City of Los Angeles. The Company has paid the entire assessment in March 2001, and it will seek a hearing for reversal or a refund of a portion of the assessment.

     In December 2000, BLS exercised its option to redeem AWS's 55.615% interest in the Company as part of the joint venture agreement described in Note 1, by distributing to AWS the L.A. Division. As of December 31, 2000, BLS held the remaining assets of the Company.

     In early 2001, BLS contributed its interest in the Company to Cingular Wireless LLC, a joint venture of BellSouth and SBC Communications.

                                  CMT PARTNERS

         CONSOLIDATED INCOME STATEMENTS AND CHANGES IN PARTNERS' EQUITY
                          (UNAUDITED -- IN THOUSANDS)

                                                              FOR THE THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2000            1999
                                                              -------------    ----------
REVENUE
  Services..................................................     $173,615       $173,802
  Equipment.................................................       10,378         10,699
                                                                 --------       --------
                                                                  183,993        184,501
EXPENSES
  Cost of services..........................................       17,185         22,172
  Cost of equipment.........................................       12,683         12,714
  Selling, general and administrative.......................       49,180         59,656
  Depreciation and amortization.............................       18,958         20,428
                                                                 --------       --------
                                                                   98,006        114,970
                                                                 --------       --------
OPERATING INCOME............................................       85,987         69,531
Equity in earnings of unconsolidated investment.............           --         10,429
Minority interest...........................................       (5,344)        (3,757)
                                                                 --------       --------
NET INCOME..................................................       80,643         76,203
Partners' equity, beginning of period.......................      336,556        568,005
Distributions to partners...................................      (28,200)       (38,182)
                                                                 --------       --------
Partners' equity, end of period.............................     $388,999       $606,026
                                                                 ========       ========

   The accompanying notes are an integral part of these financial statements.

                                  CMT PARTNERS

                          CONSOLIDATED BALANCE SHEETS
                          (UNAUDITED -- IN THOUSANDS)

                                                              AT MARCH 31,    AT DECEMBER 31,
                                                                  2000             1999
                                                              ------------    ---------------
ASSETS
Current assets
  Cash and cash equivalents.................................    $ 24,524         $  3,076
  Accounts receivable:
     Trade accounts receivable, net of allowance for
       doubtful accounts of $4,413 and $4,007 in 2000 and
       1999, respectively...................................      73,735           72,326
     Equipment accounts receivable, net of allowance for
       doubtful accounts of $1,565 and $1,293 in 2000 and
       1999, respectively...................................       3,016            5,439
     Other..................................................       4,103            3,538
  Inventory.................................................      14,201           14,158
  Other current assets......................................       4,681            4,282
                                                                --------         --------
          Total current assets..............................     124,260          102,819
Property and equipment, net of accumulated depreciation of
  $243,824 and $225,440 in 2000 and 1999, respectively......     331,744          306,756
Intangible assets, net of accumulated amortization of
  $42,900 and $42,329 in 2000 and 1999, respectively........      57,721           58,291
                                                                --------         --------
          Total assets......................................    $513,725         $467,866
                                                                ========         ========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities
  Accounts payable..........................................    $ 19,213         $ 10,636
  Accrued expenses..........................................      39,281           48,321
  Other current liabilities.................................      53,399           61,071
                                                                --------         --------
          Total current liabilities.........................     111,893          120,028
Other noncurrent liabilities................................       2,890            3,189
                                                                --------         --------
          Total liabilities.................................     114,783          123,217
Commitments and contingencies
Minority interest...........................................       9,943            8,093
Partners' equity............................................     388,999          336,556
                                                                --------         --------
          Total liabilities and partners' equity............    $513,725         $467,866
                                                                ========         ========

   The accompanying notes are an integral part of these financial statements.

                                  CMT PARTNERS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED -- IN THOUSANDS)

                                                              FOR THE THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                 2000            1999
                                                              -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................   $ 80,643        $ 76,203
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     18,958          20,428
     Minority interest......................................      5,344           3,757
     Earnings of unconsolidated investment..................         --         (10,429)
     Changes in assets and liabilities:
       Decrease (increase) in accounts receivable, net......        450          (4,574)
       Increase in inventory................................       (401)         (2,663)
       Increase in other current assets.....................        (46)           (343)
       Increase (decrease) in accounts payable..............      8,577          (5,461)
       Decrease in accrued expenses.........................     (9,040)         (9,628)
       (Increase) decrease in other current liabilities.....     (7,672)            868
                                                               --------        --------
                                                                 16,170          (8,045)
                                                               --------        --------
          Net cash provided by operating activities.........     96,813          68,158
                                                               --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (43,373)        (27,467)
  Proceeds from sale of property and equipment..............          3              31
  Distributions from unconsolidated investment..............         --           3,399
  Decrease in intangibles, net..............................         (3)            118
                                                               --------        --------
          Net cash used for investing activities............    (43,373)        (23,919)
                                                               --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to partners of CMT..........................    (28,200)        (38,182)
  Distributions to minority interest holders................     (3,493)         (2,200)
  Decrease in long-term liability...........................       (299)           (271)
                                                               --------        --------
          Net cash used for financing activities............    (31,992)        (40,653)
                                                               --------        --------
          Net increase in cash and cash equivalents.........     21,448           3,586
Cash and cash equivalents, beginning of period..............      3,076          41,482
                                                               --------        --------
Cash and cash equivalents, end of period....................   $ 24,524        $ 45,068
                                                               ========        ========

   The accompanying notes are an integral part of these financial statements.

                                  CMT PARTNERS

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

1. ORGANIZATION AND NATURE OF OPERATIONS

     CMT Partners (the Partnership) was formed on September 1, 1993 (inception) pursuant to the Amended and Restated Partnership Agreement dated as of September 1, 1993 between subsidiaries of AirTouch Communications, Inc. (ATI), formerly PacTel Corporation, and subsidiaries of AT&T Wireless Services, Inc. (AT&TWS), formerly McCaw Cellular Communications, Inc. (MCCI). The Partnership is a Delaware general partnership equally owned by ATI and AT&TWS through the following contributions:

                                                                RELATIVE
                                                              CONTRIBUTIONS
                                                                 TO CMT
                                                                PARTNERS
                                                                  UPON
                                                                FORMATION
                                                              -------------
GENERAL PARTNERS
AIR TOUCH COMMUNICATIONS, INC.:
Bay Area Cellular Telephone Company (BACTC).................      61.099%
Interest in A Block licensee in Dallas-Fort Worth, TX
  (DFW)*....................................................      33.915%
AT&T WIRELESS SERVICES, INC.:
Cagal Cellular Communications Corporation (Cagal)...........      80.370%
Salinas Cellular Telephone Company (Salinas)................      85.930%
Napa Cellular Telephone Company (Napa)......................      99.999%
Net operating assets of A Block licensee in Kansas City, MO
  (Kansas City)*............................................     100.000%
St. Joseph CellTelCo (St. Joseph)*..........................      87.000%
Net operating assets of A Block licensee in Lawrence, KS
  (Lawrence)*...............................................     100.000%
BACTC.......................................................      32.900%

The initial contributions were accounted for at the net book value of the assets and liabilities of the entities. Each of the entities holds a license or licenses from the Federal Communication Commission (FCC) and state authorities to operate cellular telephone systems in Metropolitan Statistical Areas (MSAs) as listed below:

Bay Area Cellular Telephone Company......................  San Francisco/San Jose, CA
Metroplex Telephone Company*.............................  Dallas-Fort Worth, TX
Cagal Cellular Communications Corporation................  Santa Rosa, CA
Salinas Cellular Telephone Company.......................  Salinas, CA
Napa Cellular Telephone Company..........................  Napa/Vallejo, CA
Net operating assets of A Block licensee*................  Kansas City, MO
St. Joseph CellTelCo*....................................  St. Joseph, MO
Net operating assets of A Block licensee*................  Lawrence, KS

     These licenses are recorded as intangible assets.

---------------

* On October 1, 1999 all Kansas City and St. Joseph assets were distributed to ATI and all interest in DFW was distributed to AT&TWS pursuant to a Distribution Agreement dated September 1999.

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in CMT Partners Annual Financial Statements for the year ended December 31, 1999.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101, which requires adoption by the end of the fiscal year 2000, provides guidance on the recognition, presentation, and disclosure of revenue in the financial statements. The Partnership does not believe that the adoption of SAB 101 will have a significant effect on the financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Partnership does not believe that adoption of SFAS No. 133, which requires adoption for fiscal years beginning after June 15, 2000, will have a significant effect on its financial condition or results of operations.

3. LINE OF CREDIT

     The Partnership has a revolving line of credit with a bank that allows for borrowings of up to $3.0 million. There were no borrowings against this line or interest expense incurred in either 1999 and 1998. Interest on all advances on the line of credit accrue at the lesser of a variable rate equal to .50% below the Prime rate or the LIBOR rate plus .90%. The line of credit agreement expires on September 15, 2000.

4. RELATED PARTY TRANSACTIONS

     The Partnership provides network support and associated services to AT&TWS and ATI. During the first quarter of 2000 and 1999, revenue related to cellular airtime and access charges from AT&TWS amounted to $32,138 and $24,248, respectively. As a component of trade accounts receivable at March 31, 2000 and 1999, amounts due from AT&TWS totaled $14,093 and $8,185, respectively. During the first quarter of 2000 and 1999, network support and associated services from AT&TWS amounted to $7,577 and $5,467, respectively. As a component of accrued expenses at March 31, 1999 and 1998, amounts due to AT&TWS totaled $2,360 and $1,663, respectively.

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

     During the first quarter of 2000 and 1999, revenue related to cellular airtime and access charges from ATI amounted to $7 and $625, respectively. As a component of trade accounts receivable at March 31, 2000 and 1999, amounts due from ATI totaled $248 and $335, respectively. During the first quarter of 2000 and 1999, network support and associated services from ATI amounted to $218 and $277, respectively. As a component of accrued expenses at March 31, 2000 and 1999, amounts due to ATI totaled $700 and $731, respectively.

5. SUBSEQUENT EVENT

     On June 29, 2000, AT&T Wireless Group, through AT&TWS, completed the acquisition of ATI's 50% interest in CMT Partners, thereby giving AT&T Wireless Group a 100% ownership interest in the Partnership.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of CMT Partners:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated income statement and changes in partners' equity, and of cash flows present fairly, in all material respects, the consolidated financial position of CMT Partners (the Partnership) at December 31, 1998, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
March 31, 1999

                                  CMT PARTNERS

         CONSOLIDATED INCOME STATEMENTS AND CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------    ---------
                                                              (UNAUDITED)
REVENUE
  Services..................................................   $ 721,174     $ 648,807
  Equipment.................................................      44,507        42,356
                                                               ---------     ---------
                                                                 765,681       691,163
EXPENSES
  Cost of services..........................................      88,345        89,111
  Cost of equipment.........................................      58,114        54,436
  Selling, general and administrative.......................     274,777       229,542
  Depreciation and amortization.............................      89,107        76,792
                                                               ---------     ---------
                                                                 510,343       449,881
                                                               ---------     ---------
OPERATING INCOME............................................     255,338       241,282
Equity in earnings of unconsolidated investment.............      37,233        35,442
Minority interest...........................................     (11,252)      (14,159)
                                                               ---------     ---------
NET INCOME..................................................     281,319       262,565
Partners' equity, beginning of period.......................     568,005       536,871
Distributions to partners...................................    (512,768)     (231,431)
                                                               ---------     ---------
Partners' equity, end of period.............................   $ 336,556     $ 568,005
                                                               =========     =========

   The accompanying notes are an integral part of these financial statements.

                                  CMT PARTNERS

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 1999          1998
                                                              -----------    --------
                                                              (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................   $  3,076      $ 41,482
  Accounts receivable
     Trade accounts receivable, net of allowance for
      doubtful accounts of $4,007 and $7,002 in 1999 and
      1998, respectively....................................     72,326        74,648
     Equipment accounts receivable, net of allowance for
      doubtful accounts of $1,293 and $539 in 1999 and 1998,
      respectively..........................................      5,439        10,117
     Other..................................................      3,538         3,271
  Inventory.................................................     14,158        11,870
  Other current assets......................................      4,282         5,496
                                                               --------      --------
          Total current assets..............................    102,819       146,884
Property and equipment, net of accumulated depreciation of
  $225,440 and $235,789 in 1999 and 1998, respectively......    306,756       363,238
Unconsolidated investment, net of accumulated amortization
  of $9,533.................................................         --       140,791
Intangible assets, net of accumulated amortization of
  $42,329 and $41,809 in 1999 and 1998, respectively........     58,291        66,253
                                                               --------      --------
          Total assets......................................   $467,866      $717,166
                                                               ========      ========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities
  Account payable...........................................   $ 10,636      $  9,953
  Accrued expenses..........................................     48,321        64,051
  Other current liabilities.................................     61,071        59,923
                                                               --------      --------
          Total current liabilities.........................    120,028       133,927
Other noncurrent liabilities................................      3,189         4,408
                                                               --------      --------
          Total liabilities.................................    123,217       138,335
Commitments and contingencies (Note 10)
Minority interest...........................................      8,093        10,826
Partners' equity............................................    336,556       568,005
                                                               --------      --------
          Total liabilities and partners' equity............   $467,866      $717,166
                                                               ========      ========

   The accompanying notes are an integral part of these financial statements.

                                  CMT PARTNERS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999          1998
                                                              -----------    --------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................   $281,319      $262,565
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     89,107        76,792
  Minority interest.........................................     16,136        12,290
  Earnings of unconsolidated investment.....................    (37,233)      (35,442)
  (Loss) gain on disposition of property and equipment......     (3,562)          671
  Changes in assets and liabilities:
     (Increase) decrease in accounts receivable, net........    (13,214)        4,170
     (Increase) decrease in inventory.......................       (147)          119
     Decrease (increase) in other current assets............        119        (1,799)
     Increase in accounts payable...........................      7,228         8,181
     Decrease in accrued expenses...........................    (17,217)      (11,230)
     Increase in other current liabilities..................      8,756        24,546
     (Decrease) increase in other noncurrent liabilities....     (1,084)        4,408
                                                               --------      --------
                                                                 48,889        82,706
                                                               --------      --------
       Net cash provided by operating activities............    330,208       345,271
                                                               --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................   (123,958)      (86,358)
  Proceeds from sale of property and equipment..............        163           134
  Distributions from unconsolidated investment..............     26,690        26,513
  Decrease in intangibles, net..............................        223           679
                                                               --------      --------
       Net cash used for investing activities...............    (96,882)      (59,032)
                                                               --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to partners of CMT..........................   (253,232)     (231,431)
  Distributions to minority interest holders................    (18,500)      (15,023)
                                                               --------      --------
       Net cash used for financing activities...............   (271,732)     (246,454)
                                                               --------      --------
       Net (decrease) increase in cash and cash
        equivalents.........................................    (38,406)       39,785
Cash and cash equivalents, beginning of year................     41,482         1,697
                                                               --------      --------
Cash and cash equivalents, end of year......................   $  3,076      $ 41,482
                                                               ========      ========

   The accompanying notes are an integral part of these financial statements.

                                  CMT PARTNERS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

1. ORGANIZATION AND NATURE OF OPERATIONS

     CMT Partners (the Partnership) was formed on September 1, 1993 (inception) pursuant to the Amended and Restated Partnership Agreement dated as of September 1, 1993 between subsidiaries of AirTouch Communications, Inc. (ATI), formerly PacTel Corporation, and subsidiaries of AT&T Wireless Services, Inc. (AT&TWS), formerly McCaw Cellular Communications, Inc. (MCCI). The Partnership is a Delaware general partnership equally owned by ATI and AT&TWS through the following contributions:

                                                                RELATIVE
                                                              CONTRIBUTIONS
                                                                 TO CMT
                                                                PARTNERS
                                                                  UPON
                                                                FORMATION
                                                              -------------
GENERAL PARTNERS
AIR TOUCH COMMUNICATIONS, INC.:
Bay Area Cellular Telephone Company (BACTC).................      61.099%
Interest in A Block licensee in Dallas-Fort Worth, TX
  (DFW)*....................................................      33.915%
AT&T WIRELESS SERVICES, INC.:
Cagal Cellular Communications Corporation (Cagal)...........      80.370%
Salinas Cellular Telephone Company (Salinas)................      85.930%
Napa Cellular Telephone Company (Napa)......................      99.999%
Net operating assets of A Block licensee in Kansas City, MO
  (Kansas City)*............................................     100.000%
St. Joseph CellTelCo (St. Joseph)*..........................      87.000%
Net operating assets of A Block licensee in Lawrence, KS
  (Lawrence)*...............................................     100.000%
BACTC.......................................................      32.900%

     The initial contributions were accounted for at the net book value of the assets and liabilities of the entities. Each of the entities holds a license or licenses from the Federal Communication Commission (FCC) and state authorities to operate cellular telephone systems in Metropolitan Statistical Areas (MSAs) as listed below:

Bay Area Cellular Telephone Company......................  San Francisco/San Jose, CA
Metroplex Telephone Company*.............................  Dallas-Fort Worth, TX
Cagal Cellular Communications Corporation................  Santa Rosa, CA
Salinas Cellular Telephone Company.......................  Salinas, CA
Napa Cellular Telephone Company..........................  Napa/Vallejo, CA
Net operating assets of A Block licensee*................  Kansas City, MO
St. Joseph CellTelCo*....................................  St. Joseph, MO
Net operating assets of A Block licensee*................  Lawrence, KS

These licenses are recorded as intangible assets.

---------------

* On October 1, 1999 all Kansas City and St. Joseph assets were distributed to ATI and all interest in DFW was distributed to AT&TWS pursuant to a Distribution Agreement dated September 1999.

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of CMT Partners and the entities in which it owns a majority interest: BACTC, Cagal, Salinas, Napa, Kansas City, St. Joseph, and Lawrence. Kansas City, St. Joseph and Lawrence are only consolidated through September 30, 1999.

     All significant inter-company balances and transactions have been eliminated.

     Prior to the distribution of DFW to AT&TWS on October 1, 1999, DFW, in which CMT Partners exercised significant influence but which CMT Partners did not control, was accounted for under the equity method of accounting. Under the equity method, investments are stated at initial cost and are adjusted for CMT Partners subsequent contributions and its share of earnings or losses, and distributions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES

     Cellular airtime and access charges are recorded as revenue when earned. Sales of equipment and related services are recorded when the goods and services are delivered.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of investments with original maturities of less than three months. The carrying amount approximates fair value because of the short maturity of those instruments.

ALLOCATION OF PROFITS AND LOSSES

     In general, profits and losses incurred by the Partnership are allocated to the partners pro rata in accordance with their partnership ownership percentages.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                                                              DEPRECIABLE LIFE
                                                              ----------------
Cellular equipment..........................................    3 to 7 years
Cellular towers/shelters....................................   5 to 15 years
Other.......................................................    3 to 7 years

     Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

     When property and equipment are retired or sold, the cost and accumulated depreciation of dispositions are removed from the accounts, and any gain or loss is reflected in income.

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

     Repairs and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized and depreciated over the remaining useful lives of the assets.

INVENTORY

     Inventory consists of cellular phones and related equipment. Inventory is stated at the lower of cost or market. Inventory cost is determined based upon actual cost for inventory held at the warehouse and the average cost method for inventory held at the retail stores.

INTANGIBLES

     Intangible assets represent the contributed licenses from AT&TWS and ATI, which are carried at the historic basis of the partners. The contributed licenses are being amortized over forty years using the straight-line method.

IMPAIRMENT OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. The Partnership considers the requirements of SFAS No. 121 on an ongoing basis. No impairment losses have been recognized to date.

INCOME TAXES

     The income or loss of CMT Partners and its consolidated subsidiaries are included in the tax returns of the individual partners. Accordingly, no provision has been made for income taxes for these entities in the financial statements.

MINORITY INTEREST

     Minority interest represent these equity interest held by entities other than CMT Partners in the St. Joseph, BACTC and Salinas markets and the corporation serving the Cagal market.

ADVERTISING COSTS

     The Partnership recognizes advertising and promotional expenses as incurred. Total advertising expense for the years ended 1999 (unaudited) and 1998 was approximately $11,804 and $11,041 respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101, which requires adoption by the end of fiscal year 2000, provides guidance on the recognition, presentation, and disclosure of revenue in the financial statements. The Partnership does not believe that the adoption of SAB 101 will have a significant effect on its financial condition or results of operations.

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Partnership does not believe that adoption of SFAS No. 133, which requires adoption for fiscal years beginning after June 15, 2000, will have a significant effect on its financial condition or results of operations.

3. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1999 and 1998 consists of the following:

                                                                 1999          1998
                                                              -----------    ---------
                                                              (UNAUDITED)
Land........................................................   $   1,724     $   1,752
Cellular property and equipment.............................     436,001       497,928
Administrative assets.......................................      56,974        62,443
                                                               ---------     ---------
                                                                 494,699       562,123
Less accumulated depreciation and amortization..............    (225,440)     (235,789)
                                                               ---------     ---------
                                                                 269,259       326,334
Cellular property under construction........................      37,497        36,904
                                                               ---------     ---------
                                                               $ 306,756     $ 363,238
                                                               =========     =========

     Administrative assets primarily consist of office furniture and fixtures, including leasehold improvements and computer equipment. Included in cellular system under construction are engineering salaries, system design costs, equipment and other costs directly associated with the construction of the system. Fully depreciated assets in use at December 31, 1999 (unaudited) and 1998 amounted to $37,854 and $41,931, respectively.

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                 1999         1998
                                                              -----------    -------
                                                              (UNAUDITED)
Accrued commissions.........................................    $11,088      $ 8,120
Accrued network and inventory purchases.....................      9,577       23,935
Accrued operating expenses..................................     24,216       17,157
Other accrued expenses......................................      3,440       14,839
                                                                -------      -------
Total accrued expenses......................................    $48,321      $64,051
                                                                =======      =======

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

5. OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:

                                                                 1999         1998
                                                              -----------    -------
                                                              (UNAUDITED)
Taxes.......................................................    $10,099      $32,441
Unearned revenue............................................     14,342        2,045
Accrued wages and benefits..................................      7,626        6,691
Employee bonuses............................................     22,282       12,087
All other current liabilities...............................      6,722        6,659
                                                                -------      -------
Total other current liabilities.............................    $61,071      $59,923
                                                                =======      =======

     Certain tax payments have been withheld by the Partnership until an appropriate trustee has been appointed. All collections relating to these taxes have been placed in an interest bearing account subject to notification of payment with the related liability in other current liabilities.

6. LINE OF CREDIT

     The Partnership has a revolving line of credit with a bank that allows for borrowings up to $3.0 million. There were no borrowings against the line of credit or interest expense incurred in either 1999 (unaudited) and 1998. Interest on all advances on the line of credit accrue at the lesser of a variable rate equal to .50% below the prime rate or the LIBOR rate plus .90%. The line of credit agreement expires September 15, 2000.

7. UNCONSOLIDATED INVESTMENT

     The unconsolidated investment represents an investment in DFW. The purchase price in excess of the DFW's share of net assets was $61.8 million and was being amortized over approximately 35 years. On September 30, 1999, the Partnership distributed the investment in DFW to AT&TWS pursuant to the Distribution Agreement dated September 1999. The financial information of Metroplex Telephone Company at September 30, 1999, December 31, 1998 and for the nine months ended September 30, 1999 and for the year ended December 31, 1998 are shown below:

                                                                AT AND           AT AND
                                                             FOR THE NINE       FOR THE
                                                             MONTHS ENDED      YEAR ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1999             1998
                                                             -------------    ------------
                                                              (UNAUDITED)
Current assets.............................................    $ 49,617         $ 67,440
Noncurrent assets..........................................     252,051          205,722
                                                               --------         --------
Total assets...............................................    $301,668         $273,162
                                                               ========         ========
Current liabilities........................................    $ 11,806         $  9,902
Partners' equity...........................................     289,862          263,260
                                                               --------         --------
Total liabilities and partners' equity.....................    $301,668         $273,162
                                                               ========         ========
Revenue....................................................    $359,870         $353,665
Expenses...................................................     254,747          248,348
                                                               --------         --------
Net income.................................................    $105,123         $105,317
                                                               ========         ========

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

8. RELATED PARTY TRANSACTIONS

     The Partnership provides network support and associated services to AT&TWS and ATI. During 1999 (unaudited) and 1998, revenue related to cellular airtime and access charges from AT&TWS amounted to $112,167 and $54,213, respectively. As a component of trade accounts receivable at December 31, 1999 (unaudited) and 1998, amounts due from AT&TWS totaled $12,232 and $7,053, respectively. During 1999 (unaudited) and 1998, network support and associated services from AT&TWS amounted to $29,022 and $18,004, respectively. As a component of accrued expenses at December 31, 1999 (unaudited) and 1998, amounts due to AT&TWS totaled $2,294 and $1,136, respectively.

     During 1999 (unaudited) and 1998, revenue related to cellular airtime and access charges from ATI amounted to $6,157 and $1,628, respectively. As a component of trade accounts receivable at December 31, 1999 (unaudited) and 1998, amounts due from ATI totaled $290 and $329, respectively. During 1999 (unaudited) and 1998, network support and associated services from ATI amounted to $1,138 and $999, respectively. As a component of accrued expenses at December 31, 1999 (unaudited) and 1998, amounts due to ATI totaled $801 and $827, respectively.

9. EMPLOYEE CONTRIBUTION AND PROFIT SHARING PLAN

     Employees of CMT Partners and its subsidiaries participate in a contributory profit-sharing plan referred to as the Cellular One Section 401(k) and Profit Sharing Plan (the Plan), formerly known as the Bay Area Cellular Telephone Company 401(k) and Profit Sharing Plan, which qualifies as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Upon formation of CMT Partners, employees of the markets contributed by AT&TWS may elect to participate in the Plan at any time. Otherwise, these employees may maintain their contributions in AT&TWS's 401(k) plan.

     The Plan allows participating employees to elect to contribute up to 15% of their monthly salaries, to a maximum as prescribed by the Internal Revenue Service. The Plan sponsor, CMT Partners, contributes to the Plan, on behalf of each participating employee, an amount equal to 50% of the employee's contribution, not to exceed 5% of the participant's salary. Contributions are invested in eleven different funds. Under the 401(k) Plan, participants are at all times fully vested. Under the profit sharing plan, CMT Partners contributes a discretionary percentage of each eligible employee's salary. Employees vest in the profit sharing plan over five years. CMT Partners contributed $6,062, and $5,112, to the 401(k) and profit sharing plan for 1999 (unaudited) and 1998.

10. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     Future minimum payments required under operating leases and agreements that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1999 are summarized below:

YEAR ENDING DECEMBER 31,
------------------------                                      (UNAUDITED)
2000........................................................    $35,438
2001........................................................      9,209
2002........................................................      6,814
2003........................................................      4,186
2004........................................................      2,022
Thereafter..................................................      4,003
                                                                -------
                                                                $61,672
                                                                =======

                                  CMT PARTNERS

                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

     Rental expense for operating leases was $18,296 and $15,802, for the years ended December 31, 1999 (unaudited) and 1998, respectively.

LITIGATION

     On July 18, 1997, the federal District Court approved a stipulation of settlement (the Settlement Agreement), resolving several class actions brought against the Partnership, certain of its affiliates, and AT&TWS, among others in 1997 and 1996, alleging, among other things, that its affiliates and AT&TWS inappropriately allocated expenses to the Partnership or removed Partnership revenues for its own benefit. The plaintiff class includes all persons who owned minority equity interests in the Partnership during the period defined in the Settlement Agreement. The Settlement Agreement, which became effective on March 18, 1999, retroactively caps, reduces, and/or eliminates, from January 1, 1996, until the year 2004, certain fees and charges the Partnership pays to its affiliates and AT&TWS. In addition, the Settlement Agreement provides for a common fund to be distributed to all class members and from which the fees of class counsel will be paid. The impact of the Settlement Agreement has been reflected in the accompanying financial statements.

     In late 1998, the San Francisco County Superior Court preliminarily approved a settlement resolving two class action suits alleging price fixing between the Partnership and GTE Wireless in the Bay Area. In the aggregate, the effects of this settlement are reflected in the Partnership's financial position and results of operations.

     The Partnership is a party to certain litigation in the ordinary course of business and is also a party to routine filings with the FCC, state regulatory authorities and other proceedings which management believes are immaterial to the Partnership.

11. SUBSEQUENT EVENT (UNAUDITED)

     On June 29, 2000, AT&T Wireless Group, through AT&TWS, completed the acquisition of ATI's 50% interest in CMT Partners, thereby giving AT&T Wireless Group a 100% ownership interest in the Partnership.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                1999        1998
                                                              --------    ---------
Revenues:
  Service revenue...........................................  $91,924     $ 89,980
  Cellular telephone equipment revenue......................    5,604        7,641
  Other.....................................................      178          338
                                                              -------     --------
                                                               97,706       97,959
                                                              -------     --------
Costs and Expenses:
  Cost of service...........................................    7,185        7,413
  Cost of cellular telephone equipment......................   13,877       10,664
  General and administrative................................   23,127       27,386
  Marketing and selling.....................................   16,777       18,656
  Depreciation and amortization.............................   16,335       22,098
  Merger and other costs....................................    3,056           --
                                                              -------     --------
                                                               80,357       86,217
                                                              -------     --------
Income From Operations......................................   17,349       11,742
Interest Expense............................................   (8,686)     (15,683)
Other, net..................................................      903          288
                                                              -------     --------
Net Income (Loss) Before Income Taxes, Losses on
  Unconsolidated Investments and Extraordinary Item.........    9,566       (3,653)
Income Tax Expense..........................................   (3,195)       1,461
                                                              -------     --------
Net Income (Loss) Before Losses on Unconsolidated
  Investments and Extraordinary Item........................    6,371       (2,192)
Losses on Unconsolidated Investments........................   (2,232)     (14,566)
                                                              -------     --------
Net Income (Loss) before Extraordinary Item.................    4,139      (16,758)
Extraordinary Loss on Extinguishment of Debt, net of income
  tax benefit of $2,645.....................................       --       (3,971)
                                                              -------     --------
Net Income (Loss)...........................................  $ 4,139     $(20,729)
                                                              =======     ========
Net Income (Loss) Per Common Share:
  Basic.....................................................
     Net income (loss) before extraordinary item............  $  0.10     $  (0.44)
     Extraordinary item.....................................       --        (0.11)
                                                              -------     --------
     Net income (loss)......................................  $  0.10     $  (0.55)
                                                              =======     ========
  Diluted...................................................
     Net income (loss) before extraordinary item............  $  0.10     $  (0.44)
     Extraordinary item.....................................       --        (0.11)
                                                              -------     --------
     Net income (loss)......................................  $  0.10     $  (0.55)
                                                              =======     ========
Common Shares Used in Computing Per Share Amounts:
  Basic.....................................................   39,665       37,844
  Diluted...................................................   40,991       37,844
                                                              =======     ========

  The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                 AT             AT
                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents, including $16,625 held in
     escrow.................................................  $  31,888     $  34,038
  Accounts receivable, net of allowances for doubtful
     accounts of $8,649 and $9,798..........................     49,569        54,917
  Cellular telephone inventories............................     11,282        13,696
  Deferred income taxes, current............................     10,886        10,374
  Prepaid expenses..........................................      3,373         2,554
                                                              ---------     ---------
          Total current assets..............................    106,998       115,579
Investments.................................................    275,705       278,438
Property and Equipment, net of accumulated depreciation of
  $189,710 and $175,686.....................................    336,110       345,108
Notes Receivable from Employees and Directors...............      8,672         8,270
Other Assets, net of accumulated amortization of $9,316 and
  $8,957....................................................      5,984         6,331
                                                              ---------     ---------
          Total assets......................................  $ 733,469     $ 753,726
                                                              =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Deferred Income Tax Liability.......................  $     338     $      --
Accounts payable and accrued expenses.......................     56,815        80,876
                                                              ---------     ---------
Total current liabilities...................................     57,153        80,876
                                                              ---------     ---------
Noncurrent Deferred Income Tax Liability....................      2,223         3,817
Long-Term Debt..............................................    548,276       568,276
                                                              ---------     ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock -- $.01 par value, 1,000 shares
     authorized,
     no shares issued.......................................         --            --
  Common stock, Class A -- $.01 par value, 250,000 shares
     authorized, and 40,191 and 39,138 shares outstanding...        402           391
  Common stock, Class B -- $.01 par value, 30,000 shares
     authorized, no shares issued...........................         --            --
  Additional capital in excess of par value.................    306,528       285,618
  Notes receivable from employees and directors.............    (19,218)      (19,218)
  Accumulated deficit.......................................   (161,895)     (166,034)
                                                              ---------     ---------
          Total shareholders' equity........................    125,817       100,757
                                                              ---------     ---------
          Total liabilities and shareholders' equity........  $ 733,469     $ 753,726
                                                              =========     =========

  The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                1999        1998
                                                              --------    ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  4,139    $ (20,729)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    16,335       22,098
     Amortization of deferred debt issuance costs...........       200          334
     Net losses from unconsolidated investments.............     2,232       14,566
     Net loss on dispositions...............................        69            7
     Deferred income tax provision (benefit)................     3,195       (4,106)
     Extraordinary loss on extinguishment of debt...........        --        6,616
     Changes in current items:
       Accounts receivable, net.............................     5,348        1,798
       Cellular telephone inventories.......................     2,414        2,228
       Accounts payable and accrued expenses................   (12,142)      (7,315)
       Other, net...........................................    (1,356)         (60)
                                                              --------    ---------
          Net cash provided by operating activities.........    20,434       15,437
                                                              --------    ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (16,839)     (29,046)
  Proceeds from dispositions of property and equipment......       201          501
  Payments for acquisition of investments...................      (354)     (16,232)
  Capital contributions to unconsolidated entities..........    (1,146)      (2,312)
                                                              --------    ---------
          Net cash used in investing activities.............   (18,138)     (47,089)
                                                              --------    ---------
Cash flows from financing activities:
  Principal payments of long-term debt......................   (20,000)    (594,130)
  Repurchase of common stock................................        --      (18,565)
  Net proceeds from issuance of common stock................    15,955           42
  Proceeds of long-term debt................................        --      653,000
  Debt issuance cost........................................        --       (4,106)
  Loans to shareholders and directors.......................      (401)          --
  Decrease in other assets..................................        --            3
                                                              --------    ---------
          Net cash (used in) provided by financing
            activities......................................    (4,446)      36,244
                                                              --------    ---------
Net (decrease) increase in cash.............................    (2,150)       4,592
Cash, beginning of period...................................    34,038        2,487
                                                              --------    ---------
Cash, end of period.........................................  $ 31,888    $   7,079
                                                              ========    =========
Supplemental disclosure of interest paid....................  $ 11,420    $  11,515
Supplemental disclosure of income taxes paid................        --           --
                                                              --------    ---------

  The accompanying notes to condensed consolidated financial statements are an integral part of those statements.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements of Vanguard Cellular Systems, Inc. and Subsidiaries (the Company) have been prepared without audit pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's 1998 annual report on Form 10-K.

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and entities in which the Company holds a majority ownership interest. Investments in entities in which the Company exercises significant influence but does not exercise control through majority ownership have been accounted for using the equity method of accounting. Ownership interests in entities in which the Company does not exercise significant influence and does not control through majority ownership and for which there is no readily determinable fair value have been accounted for using the cost method of accounting. Ownership interests in entities in which the Company does not control through majority ownership and does not exercise significant influence and for which there is a readily determinable fair value have been accounted for as available for sale pursuant to the requirements of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All significant intercompany accounts and transactions have been eliminated.

NOTE 2 -- AT&T MERGER

     On October 2, 1998, the Company entered into a definitive merger agreement with AT&T Corp. (AT&T), the "Merger Agreement." Under the terms of the agreement, the Company will be merged into a wholly owned subsidiary of AT&T and each of the Company's outstanding shares of Class A Common Stock, par value $.01 per share (other than dissenting shares), will, at each shareholder's option, be converted into the right to receive 0.59805 (as adjusted to reflect a three-for-two stock split declared by AT&T on March 17, 1999) of a share of AT&T common stock or $23.00 in cash and the Company will be merged into a wholly owned subsidiary of AT&T. Such share exchange options are subject to the overall limitation that the overall consideration for the Company's shares will consist of 50% cash and 50% AT&T common stock. This proposed transaction has been approved by the Company's board of directors and the board of directors of AT&T. Ultimate consummation is subject to the approval of the Company's shareholders who are expected to vote on the transaction in April 1999 and certain other conditions.

     In connection with the Merger Agreement with AT&T, certain officers and affiliated entities of the Company entered into voting agreements with AT&T. Under the voting agreements, each shareholder has agreed (i) to vote such shareholder's shares in favor of approval of the merger proposal and against any acquisition proposal from any other person other than AT&T, and (ii) if so requested, to deliver to AT&T an irrevocable proxy with respect to such shares. Vanguard has agreed to indemnify the shareholders from and against all expenses (including reasonable attorneys' fees) incurred in connection with the defense of any action (actual or threatened) arising out of the voting agreements up to an aggregate of $1 million. Vanguard is not liable for any settlement, judgment or award resulting from any such proceeding. Also under the voting agreements, each shareholder has agreed not to dispose of such shareholder's shares, except in certain limited cases for specified purposes. Generally, in the event of any permitted disposal, AT&T has a right of first refusal to purchase any Vanguard shares to be sold.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Under pre-existing employment agreements with the Company, certain members of management are eligible to receive lump sum payments upon a post-merger termination of employment (as defined in the employment agreements). Such payments will be computed as 2.99 times each employee's average annual total cash compensation for the immediately preceding five years. Should each of the eligible employees be terminated following the merger, the total payments to the employees would be approximately $10.0 million.

     In October 1998, the board of directors of the Company revised an existing long term incentive plan that provides for the payment, upon consummation of the AT&T merger, of approximately $1.6 million to certain members of management and the board of directors. Further, the board of directors approved a resolution to accelerate the vesting of all outstanding stock options upon consummation of the AT&T merger.

     In accordance with agreements entered into in July 1998 (which agreements replaced prior agreements that were scheduled to expire in September 1998), certain members of management and the board of directors are entitled to receive, upon the consummation of the AT&T merger, payment equal to the amount of income tax paid in 1991 and 1992 related to certain restricted stock awards. Such payments, if made, are expected to total approximately $17.0 million.

     Under the AT&T merger agreement, certain members of management and the board of directors are eligible to receive loans from the Company in amounts necessary to exercise vested stock options and to satisfy the tax withholding associated therewith. Such loans would be part recourse and part nonrecourse and would be secured by the shares of stock issued upon the exercise of such options and amounts due to the individuals under certain employment arrangements with the Company. Such loans would become due and payable upon the consummation of the merger, to the extent of cash received by the individual in the merger and 90 days following the merger for any remaining balance. Should the merger fail to occur, such loans will be due within five years from the date of the loan. As of March 31, 1999, loans were outstanding to certain members of management and the board of directors totaling $27.9 million.

     The Company has incurred approximately $3.1 million of merger related costs consisting primarily of investment advisor and other professional fees for the three months ended March 31, 1999 and approximately $3.2 million for the year ended December 31, 1998. These costs are included in merger and other costs on the accompanying statement of operations.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 3 -- INVESTMENTS

     Investments consist of the following (in thousands):

                                                                 AT             AT
                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
INVESTMENTS IN DOMESTIC CELLULAR ENTITIES:
  Consolidated entities:
     License cost...........................................  $305,367       $305,360
     Accumulated amortization...............................   (48,454)       (46,454)
                                                              --------       --------
                                                               256,913        258,906
Entities carried on the cost method.........................     4,146          4,179
                                                              --------       --------
                                                               261,059        263,085
                                                              --------       --------
INVESTMENTS IN OTHER ENTITIES:
  Entities carried on the equity method:
     Investment in equity securities........................    70,401         68,875
     Debentures, net of discount of $5,901 and $4,119.......    14,539         13,881
     Loans..................................................    31,692         31,297
     Accumulated share of losses............................   (70,694)       (67,408)
     Valuation allowances on investments in SDL.............   (31,292)       (31,292)
                                                              --------       --------
                                                                14,646         15,353
                                                              --------       --------
                                                              $275,705       $278,438
                                                              ========       ========

INVESTMENTS IN DOMESTIC CELLULAR ENTITIES

     The Company's significant activity relating to its investments in domestic wireless entities is discussed below:

  Consolidated Entities and Entities on the Equity Method:

     In September 1998, the Company sold for approximately $177 million in cash its Pensacola, FL MSA and its Fort Walton Beach, FL RSA markets (the "Florida Markets") as well as various minority interests in regional cellular licenses. The purchaser required the Company to place $8.6 million of the purchase price into an escrow fund for one year. These escrowed funds were to be held for certain purchase price adjustments. The funds were distributed in October 1999.

     In August 1998, the Company sold its 50% investment in a joint venture known as Eastern North Carolina Cellular Joint Venture ("ENCCJV"), for $30 million in cash. The underlying net assets of the joint venture consisted principally of its investment in the FCC licenses in the Wilmington, NC and Jacksonville, NC MSA cellular markets. The Company recognized a third quarter pretax gain of $147.9 million on the above two transactions.

     In June 1998, the Company sold for approximately $162 million in cash its Myrtle Beach, SC RSA market and related operations, and recognized a $117 million pretax gain on this sale in the second quarter of 1998. The purchaser required the Company to place $8.0 million of the purchase price into an escrow fund for one year. These escrowed funds are to be held for certain purchase price adjustments. The funds were distributed in June 1999.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     In July 1998, the Company purchased NationPage, a leading regional paging provider in Pennsylvania and New York, for approximately $28.5 million in cash.

     In the first quarter of 1998, the Company participated in the Federal Communications Commission's ("FCC") Local Multipoint Distribution Service ("LMDS") auction, which concluded on March 25, 1998. The Company was the high bidder for 22 LMDS Basic Trading Area ("BTA") licenses, with an aggregate bid of $8.9 million. The majority of these licenses are in the same markets as the Company's existing cellular operations. In June 1998, the licenses were issued and full payment was made to the FCC. LMDS frequencies may be used for a variety of technologies, including traditional wireless telephony, competitive local exchange service, and broadband data transmissions including Internet, video and others.

NONCELLULAR INVESTMENTS

 International Wireless Communications Holdings, Inc. and Foreign Investments

     At March 31, 1999, the Company owned approximately 29% of the outstanding stock of International Wireless Communications Holdings, Inc. ("IWC") and has invested an aggregate of $25.1 million. IWC is a development stage company specializing in securing, building and operating wireless businesses, primarily in Asia and Latin America. International Wireless Communications Holdings, Inc., International Wireless Communications, Inc. Radio Movil Digital Americas, Inc., International Wireless Communications Latin America Holdings, Ltd. and Pakistan Wireless Holdings Limited (collectively, "IWC") filed separate petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 3, 1998. Pursuant to Bankruptcy Court approval on October 28, 1998, the Company provided IWC with post-petition debtor in possession financing in the amount of $4.6 million on a senior secured and administrative priority basis (the "Financing"). The Financing will mature upon the earlier of (i) October 20, 1999, (ii) the date of declaration of events of default by the Company (as described in the Financing documents) and (iii) the effective date of an order of the Bankruptcy Court confirming a plan or reorganization for any of the above-referenced debtors. At IWC's option, the Financing, along with interest and fees earned under the Financing, may be converted into equity of the reorganized debtors under a plan of reorganization. The Financing was fully funded by the Company in November 1998. The Company has also entered into an Interim Operating Agreement with IWC ("Interim Operating Agreement") which provides, among other things, that IWC is granted authority to exercise day-to-day control over the Company's investment in Pakistan Mobile Communications (Pvt) Ltd. ("PMCL") during the course of the Chapter 11 cases and the Company is granted authority to exercise day-to-day control over IWC's interest in Star Digitel Limited ("SDL") during the course of the Chapter 11 cases. The Bankruptcy Court approved the Interim Operating Agreement at a hearing on October 28, 1998. By order entered on March 26, 1999, the Bankruptcy Court approved the IWC reorganization plan.

     During the first quarter of 1997, the Company entered into a stock purchase agreement to purchase from an unrelated third party 7% of the outstanding shares of Star Digitel Limited ("SDL"), a Hong Kong company whose principal business activities relate to the provision and development of cellular telecommunications services in the People's Republic of China. SDL is a development stage company, and as such, is expected to incur operating losses for the foreseeable future. The Company accounts for its investment using the equity method of accounting. Through March 31, 1999, the Company has invested $13.8 million in SDL and has provided $5.0 million in shareholder loans. In addition, the Company has guaranteed obligations of SDL totaling $16.9 million, which were called during the first quarter of 1999 and paid on April 13, 1999.

     During 1997, the Company acquired a 12% equity interest in International Wireless Communications Pakistan LTD ("IWCPL") for $7.0 million. IWCPL owns approximately 59% of the equity in Pakistan Mobile Communications (Pvt) Ltd. ("PMCL"), a Pakistan company that owns and operates the cellular

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

license in Pakistan. Through March 31, 1999, the Company has invested $10.2 million in IWCPL, and has provided $3.6 million in debt financing. The Company records its proportionate share of the losses of IWCPL under the equity method of accounting. Through March 31, 1999, the Company has recognized losses totaling $.9 million.

     In connection with the IWC bankruptcy filing, the Company reevaluated the net realizable value of the investment in Pakistan and in April 1999, the Company recognized an additional loss of $13.3 million.

  Inter-Act Systems, Incorporated.

     As of March 31, 1999, the Company had invested $10.2 million in Inter-Act Systems, Inc. ("Inter-Act") common stock and $8.0 million in Inter-Act preferred stock for an ownership interest of approximately 24%. Inter-Act is a development stage company that provides consumer product manufacturers and retailers (currently supermarkets) the ability to offer targeted promotions to retail customers at the point of entry of a retail outlet through an interactive multi-media system utilizing ATM-like terminals.

     During 1996, Inter-Act completed the sale of 142,000 units ("Units") of 14% Senior Discount Notes due 2003, which have been exchanged for identical notes registered with the SEC and warrants to purchase shares of common stock at $.01 per share. The Company purchased for $12.0 million a total of 18,000 Units consisting of $18.0 million principal amount at maturity of these 14% Senior Discount Notes and warrants to purchase 132,012 shares of common stock. At issuance, the Company allocated, based upon the estimated fair values, $8.9 million and $3.1 million to the debentures and warrants purchased by the Company, respectively. Effective September 30, 1997 and in accordance with the warrant agreement, the shares of common stock eligible to be purchased with the warrants held by the Company increased from 132,012 to 169,722. The shares issuable upon the exercise of these warrants currently represent approximately 2% of Inter-Act's outstanding common stock. In addition, an existing warrant held by the Company was restructured whereby the Company has the right to acquire at any time prior to May 5, 2005 an aggregate of 900,113 shares of common stock for $23.50 per share, which shares presently represent approximately 10% of the outstanding common stock of Inter-Act.

     Inter-Act has incurred net losses since its inception. Inter-Act received approximately $91 million in net proceeds from the above financing which are being used to accelerate the roll-out of its systems in retail supermarkets and, as a result, the net losses incurred by Inter-Act are expected to grow significantly in future years. The Company records its proportionate share of these losses under the equity method of accounting. The Company's equity and warrant investment was reduced to zero through the recognition of equity method losses during 1997. In the third quarter of 1998, the Company invested an additional $8.0 million in Inter-Act preferred stock and resumed recognition of equity method losses at that time. As of March 31, 1999, the Company's remaining investment in Inter-Act was again reduced to zero. However, the Company will continue to recognize equity method losses related to its investment in bonds until such investment is reduced to zero.

     In addition to the current ownership held by the Company, certain officers, directors and entities affiliated with certain directors of the Company maintain an additional 27% ownership interest in Inter-Act.

  Geotek Communications, Inc.

     In 1994, the Company purchased from Geotek Communications, Inc. ("Geotek")
2.5 million shares of Geotek common stock for $30 million. In September 1995, the Company purchased, for $5.0 million in cash, 531,463 shares of convertible preferred stock of Geotek with a stated value of $9.408 per share.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

Geotek is a telecommunications company that is developing a wireless communications network using its FHMA(R) digital technology. Under a management agreement, the Company earned and recorded as revenue approximately 201,370 shares with an aggregate value of $2.1 million in 1996, and approximately 300,000 shares with an aggregate value of $2.4 million in 1995. The Company currently owns less than 5% of Geotek's outstanding common stock.

     During 1997, the Geotek common stock price, as quoted on the NASDAQ National Market System, declined from $7.13 per share at December 31, 1996 to $1.53 per share at December 31, 1997. Based on Geotek's historical performance, including the significant decline in the market value of Geotek's common stock, the Company's management made the determination that the decline in Geotek's common stock price during 1997 was other than temporary and, accordingly, recognized an impairment loss of $32.7 million in the fourth quarter of 1997 to adjust the Company's investment in Geotek common stock to its market value at December 31, 1997. On June 29, 1998, Geotek announced the filing of voluntary petitions seeking protection under Chapter 11 of the Bankruptcy Code. Accordingly, the Company recognized an impairment of approximately $10.0 million in the second quarter to reduce its entire investment in Geotek to zero. Geotek's common stock price as of June 30, 1998 was $0.16 per share, and Geotek was delisted from NASDAQ with the close of business on that date.

NOTE 4 -- LONG-TERM FINANCING ARRANGEMENTS

     At March 31, 1999, the Company's long-term financing arrangements consists primarily of a $1.0 billion Credit Facility (as permanently reduced in 1998 through loan repayments) with various lenders and $3.3 million of Senior Debentures due 2006. The Credit facility is senior to the Senior Debentures through the use of structured subordination whereby Vanguard Cellular Systems, Inc. ("Vanguard") is the borrower on the Senior Debentures and Vanguard Cellular Financial Corp. ("VCFC"), Vanguard's only direct subsidiary, is the primary obligor on the credit facility. As discussed below, the Company's Credit Facility was refinanced in February 1998 and the majority of the Debentures were tendered and retired in December 1998.

     Long-term debt consists of the following as of March 31, 1999 and December 31, 1998 (in thousands):

                                                                 AT             AT
                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
Debt of VCFC:
  Borrowings under the 1998 Loan Agreement:
     Facility A Loan........................................  $295,000       $565,000
     Facility B Loan........................................   250,000             --
                                                              --------       --------
                                                              $545,000       $565,000
Debt of Vanguard:
  Senior Debentures due 2006................................     3,276          3,276
                                                              --------       --------
                                                              $548,276       $568,276
                                                              ========       ========

     These borrowings were repaid by AT&T, subsequent to the AT&T merger.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

CREDIT FACILITY OF VCFC

     The Facility A and Facility B Loans are available to provide the Company with additional financial and operating flexibility and enable it to pursue business opportunities that may arise in the future. The Facility A Loan consists of a $750 million senior secured reducing revolving credit facility which allows for the issuance of up to $25 million of standby letters of credit. The Facility B Loan consists of a $250 million 364-day revolving credit facility which may be extended for an additional 364-day period upon the approval of the lenders or converted to a term loan according to the terms and subject to certain conditions of the Facility B Loan Agreement. On June 30, 1998, the Company permanently reduced funds available for borrowing under its Facility A Loan by paying down debt with $150 million of the proceeds from the sale of its Myrtle Beach, SC RSA market. The Company further reduced debt, although not permanently, with $165 million of the proceeds from the sale of its Florida Markets. During the first quarter of 1999, the Company borrowed $250 million against the Facility B, which was converted to a term loan, according to the terms of the agreement. The proceeds were used to pay down a portion of the Facility A loan.

     Borrowings under the 1998 Loan Agreements bear interest at a rate equal to the Company's choice of the Prime Rate or Eurodollar Rate plus an applicable margin based upon a leverage ratio for the most recent fiscal quarter. The ranges for this applicable margin are 0.0% to 0.25% for the Prime Rate and 0.5% to 1.5% for the Eurodollar Rate. Based on the leverage ratio, computed as the ratio of Total Debt (as defined) to Adjusted Cash Flow (as defined), as of March 31, 1999, the Company's applicable margins on borrowings under the 1998 Loan Agreements are 0.00% and 0.75% per annum for the first quarter of 1999 for the Prime Rate and Eurodollar Rate, respectively. Upon the occurrence of an event of default as defined in the 1998 Loan Agreements, the applicable margin added to both the Eurodollar Rate and the Prime Rate becomes 2.0%.

     Upon the closing of the 1998 Loan Agreements, the Company paid fees of approximately $4 million to the lenders. These fees and other costs incurred in the refinancing have been recorded as a long-term asset in the first quarter of 1998 and will be amortized over the life of the agreements. Remaining unamortized deferred financing costs of $6.6 million related to the 1994 Credit Facility were expensed in the first quarter of 1998 and are reported on the income statement as an extraordinary item. The extraordinary item recorded in the first quarter of 1998, net of a related income tax benefit of $2.6 million, totaled $4.0 million or $0.11 per share on a basic and diluted basis.

SENIOR DEBENTURES

     In November 1998, the Company commenced a cash tender offer and consent solicitation (the "Offer") relating to its $200 million outstanding principal amount of 9 3/8% Senior Debentures (the "Debentures") due April 15, 2006. The Company offered to purchase for cash any and all of the outstanding Debentures and solicited consents (the "Solicitation") from registered holders of the Debentures to proposed amendments which eliminated substantially all of the covenants in the Debenture other than the covenants to pay principal and interest on the Debentures. The Company offered a price of $1,107.54 per $1,000 principal amount of Debentures plus accrued and unpaid interest of $12.76 and a consent payment of $30 per $1,000 of Debentures. As of the expiration date of the offer, $196.7 million in principal amount of the total $200 million had been tendered (and not withdrawn) and the requisite consents to the proposed amendments were received. The remaining Debentures ($3.3 million in principal) mature in 2006 with interest payable semi-annually and are redeemable at the Company's option, in whole or in part, at any time on or after April 15, 2001. The amendments eliminated virtually all of the

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

covenants of the Debentures. Amounts paid to retire the Debentures were paid with borrowings under the 1998 Loan Agreements.

INTEREST RATE PROTECTION AGREEMENTS

     The Company maintains interest rate swaps and interest rate caps which provide protection against interest rate risk. At March 31, 1999, the Company had interest rate cap agreements in place covering a notional amount of $300 million. The interest rate cap agreements provide protection to the extent that LIBOR exceeds the strike level through the expiration date as follows (in thousands):

STRIKE LEVEL   NOTIONAL AMOUNT   EXPIRATION DATE
------------   ---------------   ---------------
    7.5%          $ 50,000       February, 1999

7.5                 50,000       February, 1999

8.0                 25,000       August, 1999

8.5                100,000       November, 2002

7.5                 75,000       November, 2002

                  --------

                  $300,000

                  ========

     The total cost of the interest rate cap agreements in place at March 31, 1999 of $1.2 million has been recorded in other assets in the accompanying consolidated balance sheet and is being amortized over the lives of the agreements as a component of interest expense.

     Additionally, at March 31, 1999, the Company maintains interest rate swap agreements that fix the LIBOR interest rate at 6.10% on a notional amount of $50 million through October 2002 and at 5.62% on a notional amount of $100 million through January 2003. Under these swap agreements, the Company benefits if LIBOR interest rates increase above the fixed rates and incurs additional interest expense if rates remain below the fixed rates. Any amounts received or paid under these agreements are reflected as interest expense over the period covered.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Application of this statement is required for fiscal years beginning after June 15, 1999, and may be implemented as early as fiscal quarters beginning June 16, 1998, but cannot be applied retroactively. The Company has not applied this statement in the financial statements contained herein.

NOTE 5 -- CAPITAL STOCK AND COMPREHENSIVE INCOME

     Through February 1998, the Company's board of directors authorized the repurchase of up to 7,500,000 shares of its Class A Common Stock from time to time in open market or other transactions. As of March 31, 1999, the Company had repurchased 4,677,100 shares of its Class A Common Stock at an average price of approximately $15 per share.

     During the second quarter of 1998, the Company entered into a total return equity swap (the "Equity Swap") with a financial institution counterparty (the "Counterparty"). Pursuant to the swap, the Company has the right to purchase from the Counterparty on or prior to June 30, 2000, shares of Vanguard Cellular Systems, Inc.'s Class A common stock ("Equity Swap Shares") at a price based upon the Counterparty purchase price for said shares at initiation of the Equity Swap. At each quarter end

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

during the term of the Equity Swap, the Company is required to settle any decrease in the market value of the Equity Swap Shares below the Counterparty's cost with shares of Vanguard Cellular Systems, Inc.'s Class A stock, or with cash or a letter of credit in the amount of the decrease. In addition, the Company is required to pay the Counterparty a quarterly fee equal to a LIBOR-based rate on the Counterparty's adjusted cost to acquire the Equity Swap Shares. Due to the Company's ability to issue shares to settle periodic price fluctuations under the Equity Swap, the Company records all amounts received
(paid) under this arrangement as increases (decreases) to equity.

     The purpose of the total return equity swap is to allow the Company to lock in the current price of Vanguard stock in anticipation of, or in lieu of, a future buyback, without the necessity of a present cash outlay. As of March 31, 1999, the Counterparty had acquired 112,800 shares of Vanguard Class A Common Stock at an approximate cost of $2.1 million. Based on the closing stock price of $27.31 at March 31, 1999, the market value of the Equity Swap Shares was greater than the Counterparty's cost of such shares by $935,074.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 on January 1, 1998. For the three months ended March 31, 1999 and 1998, total comprehensive income (loss) of the Company was $4.1 million and ($22.3) million, respectively.

NOTE 6 -- SUBSEQUENT EVENTS

CONSUMMATION OF AT&T MERGER

     In April 1999, the shareholders of the Company approved the terms of the Merger Agreement (Note 2). In May 1999, following the satisfaction of all other conditions of closing, the AT&T Merger was consummated and the Company was merged into Winston, Inc. ("Winston"), a Delaware corporation and a wholly owned subsidiary of AT&T. At that time, the separate corporate existence of the Company ceased and Winston continued as the surviving corporation.

INVESTMENT ACTIVITY AND LEGAL PROCEEDINGS

     Inter-Act: During the first quarter of 1999, the Company recorded equity method losses related to Inter-Act which equaled the remaining investment in Inter-Act as of December 31, 1998. As a result, the Company suspended during the first quarter of 1999, the recognition of further losses attributable to Inter-Act. Inter-Act has continued to incur operating losses since the consummation of the Company's merger with AT&T.

     SDL: IWCH's initial plan for reorganization contemplated the exchange of the Company's interests in IWCPL for IWCH's interests in SDL. The confirmation of this plan occurred on March 26, 1999. As a result, the Company's remaining investment in IWCPL, $13.1 million as of December 31, 1998, was transferred to its investment in SDL. In March 1999, the Company assessed the realizability of its investment in SDL through consideration of SDL's ability to continue as a going concern. Because of SDL's financial difficulties, the Company concluded that its investment in SDL was impaired and wrote off its remaining net carrying value of $13.1 million investment in SDL. In addition, on April 13, 1999, the Company paid $16.9 million in settlement of the outstanding loan guarantees for SDL borrowings. SDL filed for bankruptcy in Hong Kong in 2000.

     SDL filed a lawsuit against the Company on March 23, 1999 in California. Such lawsuit was never served upon the Company or Winston and management considers this matter to be closed.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     IWCH Bankruptcy: On December 29, 1999, the Bankruptcy Court confirmed the Third Amended Joint Chapter 11 Plan of Reorganization of IWCH (the Revised
Plan). The Revised Plan resulted in the public bondholders of IWCH and Toronto Dominion (a commercial lender to IWCH) becoming the sole equity holders of the post-bankruptcy reorganized IWCH ("New IWCH"). All previous equity holders of IWCH, including Winston, were to receive, on a pro rata basis, New IWCH Series A warrants with the potential to acquire up to 10% of the equity value of New IWCH above a defined baseline valuation of $225 million.

     In connection with the bankruptcy settlement, a Settlement Agreement, Release and Covenant Not To Sue (Settlement Agreement) was entered into between and among Winston, IWCH and its subsidiaries (the Debtors), the creditors' committee appointed in the IWCH bankruptcy proceedings, certain present and former officers and directors of IWCH, and certain other parties, including the parties to two lawsuits filed against the Company and certain of its management and board of directors ((Warburg Dillon Read, ET AL. v. Vanguard Cellular Systems, Inc. ET AL) and (Loeb Partners Corporation, ET AL v. Griffin, ET AL.). In the Settlement Agreement, all parties agreed to cease prosecuting any and all existing IWCH claims, including the above litigation against Winston assumed in its acquisition of the Company, in return for a settlement payment of $32.4 million. Winston's portion of the settlement payment totaled $23.3 million and was deposited into an escrow account in December 1999. The escrow amount was released in February 2000. The parties also agreed that no further claims would be initiated relating to IWCH.

     In addition to the above settlement, the Revised Plan included the following settlement provisions:

     - In full satisfaction and to fully discharge all amounts due Winston under the post-petition debtor-in possession financing, previously made by the Company to IWCH in the amount of $4.6 million (Note 3), IWCH distributed 377,946 shares of IWCH common stock to Winston.

     - Winston forever waived its rights to any further distributions related to its equity or debt holdings in IWCH and irrevocably agreed to be bound by all provisions of the Revised Plan.

     - Winston transferred all of its interests in IWCPL to a PWH, a subsidiary of IWCH. In addition, Winston waived certain distributions to which it would have been entitled arising out of certain indebtedness owed by the Pakistan related entities.

     - Winston received IWCH Series B Warrants and Pakistan Series A Warrants.

     - Winston assigned and transferred all of its direct and indirect equity interests (including options or other rights to purchase interests) in SDL to a new subsidiary, New Vanguard China Inc. (NVC). Pursuant to the Revised Plan, Winston became obligated to provide no less than $3.2 million in cash for capital calls to SDL, as needed. Additionally, NVC assumed all obligations of IWCH and its affiliates related to SDL and agreed to indemnify IWCH and its affiliates from any claims related to its interests in SDL.

     - IWCH transferred to NVC its entire direct and indirect equity interests in SDL, together with all equity or profit participation interests in SDL.

     - NVC issued and distributed warrants (NVC Warrants) to IWCH. These warrants gave reorganized IWCH the right to purchase up to 17.5% of the issued and outstanding common stock of the New Vanguard China Inc. on a fully diluted basis at a nominal exercise price of one cent per share.

     - Winston provided letters of credit of approximately $10.0 million to guarantee certain credit facilities maintained by IWCH and/or certain of its subsidiaries.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Pakistan Post-Effective Date Events: Subsequent to the Effective Date of the Revised Plan, in March 2000, a Settlement and Release Agreement was entered into by and among IWCH, PWH and Winston, as successor to Vanguard, as PWH sought to sell its shares of IWCPL to an unrelated third party. In connection with the IWCPL sale, the IWCH entities delivered to Winston the NVC Warrants and were deemed to have transferred, released, waived and extinguished any entitlement thereto. In addition, the purchaser of the IWCPL interests issued replacement letters of credit for $10.0 million of letters of credit that Winston had provided under the terms of the Revised Plan and secured releases of Winston from each of the Banks upon which the original letters of credit were drawn. Further, Winston was released from its $3.2 million SDL capital call obligation and all existing or potential obligations related to SDL. In return, Winston paid to IWCH $663 in cash and delivered to IWCH, all IWCH Common Stock and the IWCH Series B Warrants that Winston received under the Revised Plan. Following this transaction, Winston had disposed of all interests in IWCH and its subsidiaries with the exception of the Pakistan Series A Warrants as part of this IWCH settlement.

     SDL Post Effective Date Events: During 2000, SDL filed for bankruptcy under Hong Kong bankruptcy regulations. In July 2000, the Hong Kong bankruptcy court appointed joint and several liquidators to wind up the operations of SDL. Management does not believe it will recover any amounts of its past investments during this liquidation process, nor does it believe it will be obligated for further liabilities related to SDL.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vanguard Cellular Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Vanguard Cellular Systems, Inc. (a North Carolina corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vanguard Cellular Systems, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                                /s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Greensboro, North Carolina,
March 22, 1999, except with respect to the matters discussed in Note 12, as to which the date is April 17, 2001.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998         1997
                                                              ---------    --------
REVENUE:
  Service revenue...........................................  $ 385,826    $349,638
  Cellular telephone equipment revenue......................     34,984      23,328
  Other.....................................................        896       1,552
                                                              ---------    --------
                                                                421,706     374,518
                                                              ---------    --------
COSTS AND EXPENSES:
  Cost of service...........................................     30,187      34,443
  Cost of cellular telephone equipment......................     56,889      40,223
  General and administrative................................    106,892     100,913
  Marketing and selling.....................................     76,244      75,794
  Depreciation and amortization.............................     82,960      73,881
  Merger and other costs....................................      4,684          --
                                                              ---------    --------
                                                                357,856     325,254
                                                              ---------    --------
Income from operations......................................     63,850      49,264
Interest expense............................................    (55,876)    (57,257)
Net gains on dispositions of businesses.....................    251,024          --
Net gains (losses) on securities............................      7,356     (32,440)
Other, net..................................................        956       1,073
                                                              ---------    --------
Income (loss) before income taxes, losses on unconsolidated
  investments and extraordinary item........................    267,310     (39,360)

Income tax (expense) benefit................................   (112,642)     38,022
                                                              ---------    --------
Net income (loss) before losses on unconsolidated
  investments and extraordinary item........................    154,668      (1,338)

Losses on unconsolidated investments, net of income tax
  benefit of $0 and $4,678..................................    (60,416)     (8,689)
                                                              ---------    --------
Income (loss) before extraordinary item.....................     94,252     (10,027)
Extraordinary loss on extinguishment of debt, net of income
  tax benefit of $13,337....................................    (20,005)         --
                                                              ---------    --------
Net income (loss)...........................................  $  74,247    $(10,027)
                                                              =========    ========
Earnings (loss) per common share -- basic:
Net income (loss) before extraordinary loss.................  $    2.54    $  (0.25)
Extraordinary loss, net of income tax benefit...............      (0.54)         --
                                                              ---------    --------
Net income (loss)...........................................  $    2.00    $  (0.25)
                                                              =========    ========
Weighted average number of common shares outstanding........     37,156      40,224
                                                              =========    ========
Earnings (loss) per common share -- assuming dilution:
Net income (loss) before extraordinary loss.................  $    2.43    $  (0.25)
Extraordinary loss, net of income tax benefit...............      (0.52)         --
                                                              ---------    --------
Net income (loss)...........................................  $    1.91    $  (0.25)
                                                              =========    ========
Weighted average number of diluted common shares
  outstanding...............................................     38,791      40,224
                                                              =========    ========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
Net income (loss)...........................................  $74,247    $(10,027)
Other comprehensive income, net of income tax provision:
  Unrealized holding gain (loss) on securities
     Unrealized holding gain (loss) arising during period...   (1,524)    (18,187)
     Less: Reclassification adjustment for losses included
      in net income (loss)..................................    1,524      32,757
                                                              -------    --------
  Other comprehensive income, before income taxes...........       --      14,570
  Income tax provision related to items of other
     comprehensive income...................................       --      (5,100)
                                                              -------    --------
  Other comprehensive income, net of income taxes...........       --       9,470
                                                              -------    --------
Comprehensive income (loss).................................  $74,247    $   (557)
                                                              =======    ========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents, including $16,625 held in
    escrow..................................................  $  34,038   $   2,487
  Accounts receivable, net of allowances for doubtful
    accounts of $9,798 and $8,184...........................     54,917      54,340
  Cellular telephone inventories............................     13,696      18,826
  Deferred income tax asset.................................     10,374      43,139
  Prepaid expenses..........................................      2,554       3,620
                                                              ---------   ---------
         Total current assets...............................    115,579     122,412
                                                              ---------   ---------
INVESTMENTS.................................................    278,438     307,718
                                                              ---------   ---------
PROPERTY AND EQUIPMENT, at cost:
  Land......................................................      1,331       2,432
  Buildings.................................................          0         557
  Cellular telephones held for rental.......................     23,189      33,505
  Cellular telephone and paging systems.....................    377,058     382,012
  Office furniture and equipment............................     75,233      81,160
                                                              ---------   ---------
                                                                476,811     499,666
  Less -- Accumulated depreciation..........................   (175,686)   (166,230)
                                                              ---------   ---------
                                                                301,125     333,436
  Construction in progress..................................     43,983      37,907
                                                              ---------   ---------
                                                                345,108     371,343
                                                              ---------   ---------
NONCURRENT DEFERRED INCOME TAX ASSET........................         --       9,447
                                                              ---------   ---------
NOTES RECEIVABLE FROM EMPLOYEES AND DIRECTORS...............      8,270          --
                                                              ---------   ---------
OTHER ASSETS, net of accumulated amortization of $8,957 and
  $10,701...................................................      6,331      17,041
                                                              ---------   ---------
         Total assets.......................................  $ 753,726   $ 827,961
                                                              =========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES -- Accounts payable and accrued
  expenses..................................................  $  80,876   $  58,084
                                                              ---------   ---------
NONCURRENT DEFERRED INCOME TAX LIABILITY....................      3,817          --
                                                              ---------   ---------
LONG-TERM DEBT..............................................    568,276     768,967
                                                              ---------   ---------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
SHAREHOLDERS' EQUITY:
  Preferred stock -- $.01 par value, 1,000,000 shares
    authorized, no shares issued............................         --          --
  Common stock, Class A -- $.01 par value, 250,000,000
    shares authorized, and 39,138,394 and 38,307,623 shares
    issued and outstanding..................................        391         383
  Common stock, Class B -- $.01 par value, 30,000,000 shares
    authorized, no shares issued............................         --          --
  Additional capital in excess of par value.................    285,618     221,624
  Notes receivable from employees and directors.............    (19,218)         --
  Accumulated deficit.......................................   (166,034)   (221,097)
                                                              ---------   ---------
         Total shareholders' equity.........................    100,757         910
                                                              ---------   ---------
         Total liabilities and shareholders' equity.........  $ 753,726   $ 827,961
                                                              =========   =========

       The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                         FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                               --------------------------------------------------------------------------------------------------
                                  COMMON STOCK       ADDITIONAL
                                     CLASS A         CAPITAL IN   NET UNREALIZED   NOTES RECEIVABLE                     TOTAL
                               -------------------   EXCESS OF       HOLDING        FROM EMPLOYEES    ACCUMULATED   SHAREHOLDERS'
                                 SHARES     AMOUNT   PAR VALUE      GAIN/LOSS       AND DIRECTORS       DEFICIT        EQUITY
                               ----------   ------   ----------   --------------   ----------------   -----------   -------------
BALANCE, January 1, 1997.....  41,084,522     411      237,640        (14,570)               --         (190,030)       33,451
Shares issued upon exercise
  of stock options...........      17,550      --           58             --                --               --            58
Shares issued for cash.......      15,551      --          178             --                --               --           178
Shares repurchased and
  retired....................  (2,810,000)    (28)     (16,252)                              --          (21,040)      (37,320)
Net unrealized holding losses
  recognized through
  operations.................          --      --           --         14,570                --               --        14,570
Net loss.....................          --      --           --             --                --          (10,027)      (10,027)
                               ----------    ----     --------       --------          --------        ---------      --------
BALANCE, December 31, 1997...  38,307,623     383      221,624             --                --         (221,097)          910
Shares issued upon exercise
  of stock options...........   2,396,614      24       30,272             --                --               --        30,296
Shares issued for cash.......      46,157      --          727             --                --               --           727
Equity swap fees.............          --      --          (76)            --                --               --           (76)
Shares repurchased and
  retired....................  (1,612,000)    (16)      (9,326)            --                --          (19,184)      (28,526)
Recognition of deferred
  income tax asset...........          --      --       42,397             --                --               --        42,397
Loans to employees and
  directors for sale of
  stock......................          --      --           --             --           (19,218)              --       (19,218)
Net income...................          --      --           --             --                --           74,247        74,247
                               ----------    ----     --------       --------          --------        ---------      --------
BALANCE, December 31, 1998...  39,138,394    $391     $285,618       $     --          $(19,218)       $(166,034)     $100,757
                               ==========    ====     ========       ========          ========        =========      ========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $    74,247    $ (10,027)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................       82,960       73,881
    Amortization of deferred financing costs................        1,563        1,983
    Net losses from unconsolidated investments..............       60,416       13,367
    Net (gains) losses on dispositions of businesses and
     securities.............................................     (258,380)      32,440
    Deferred income tax provision (benefit).................       88,664      (42,700)
    Extraordinary loss......................................       33,342           --
    Changes in current items:
      Accounts receivable, net..............................       (7,720)     (24,433)
      Cellular telephone inventories........................        4,808       (2,905)
      Accounts payable and accrued expenses.................      (10,211)       6,071
      Other, net............................................          957       (1,563)
                                                              -----------    ---------
         Net cash provided by operating activities..........       70,646       46,114
                                                              -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................      (86,568)    (136,825)
  Payments for acquisitions of investments..................      (67,856)     (17,773)
  Proceeds from dispositions of businesses and other........      376,022          448
  Capital contributions to unconsolidated affiliates........       (8,646)        (706)
                                                              -----------    ---------
         Net cash provided by (used in) investing
           activities.......................................      212,952     (154,856)
                                                              -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments of long-term debt......................   (1,184,417)          --
  Proceeds of long-term debt................................      956,000      138,993
  Debt issuance costs.......................................       (4,106)          --
  Proceeds from termination of interest rate protection
    agreements..............................................        5,385           --
  Repurchases of common stock...............................      (28,602)     (37,320)
  Net proceeds from issuance of common stock................       11,805          236
  Loans to shareholders and directors.......................       (8,270)          --
  Increase (decrease) in other assets.......................          158       (1,860)
                                                              -----------    ---------
         Net cash provided by (used in) financing
           activities.......................................     (252,047)     100,049
                                                              -----------    ---------
NET INCREASE (DECREASE) IN CASH.............................       31,551       (8,693)
CASH, beginning of year.....................................        2,487       11,180
                                                              -----------    ---------
CASH, end of year...........................................  $    34,038    $   2,487
                                                              ===========    =========
SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE YEAR FOR:
  INTEREST, net of amounts capitalized......................  $    59,350    $  52,812
  INCOME TAXES..............................................       10,300           --
                                                              ===========    =========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Vanguard Cellular Systems, Inc. ("Vanguard") (a North Carolina corporation) through its only direct subsidiary, Vanguard Cellular Financial Corp. ("VCFC"), is a provider of cellular telephone and paging services to various markets in the eastern United States. The majority of Vanguard's operations are conducted in the Mid-Atlantic SuperSystem covering areas of Pennsylvania, New York and New Jersey. The primary activities of Vanguard, VCFC, its wholly owned subsidiaries and its majority owned cellular entities (collectively referred to as the "Company") include acquiring interests in entities that have been granted nonwireline Federal Communications Commission ("FCC") permits to construct or authorizations to operate cellular telephone and paging systems, and constructing and operating cellular and paging systems.

     All of the Company's cellular entities operate under the trade name of CellularONE(R), which is the trade name many nonwireline carriers have adopted to provide uniformity throughout the industry. The trade name is owned by a partnership in which the Company holds a minority ownership interest.

     Vanguard is a holding company which is the 100% shareholder of VCFC. This organization was created to structurally subordinate Vanguard's $200 million in Senior Debentures to VCFC's Credit Facility. (See Note 5 -- Long-Term Financing Arrangements.)

NOTE 2 -- AT&T MERGER

     On October 2, 1998, the Company entered into a definitive merger agreement with AT&T Corp. (AT&T), the "Merger Agreement". Under the terms of the Merger Agreement, each of the Company's outstanding shares of Class A Common Stock (other than dissenting shares) will, at each shareholder's option, be converted into the right to receive 0.59805 (as adjusted to reflect a three-for-two stock split declared by AT&T on March 17, 1999) of a share of AT&T common stock or $23.00 in cash and the Company will be merged into a wholly owned subsidiary of AT&T. Such share exchange options are subject to the overall limitation that the overall consideration for the Company's shares will consist of 50% cash and 50% AT&T common stock. This proposed transaction has been approved by the Company's board of directors and the board of directors of AT&T. Ultimate consummation is subject to the approval of the Company's shareholders who are expected to vote on the transaction in April 1999 and certain other conditions.

     In connection with the Merger Agreement with AT&T, certain officers and affiliated entities of the Company entered into voting Agreements with AT&T. Under the voting agreements, each shareholder has agreed (i) to vote such shareholder's shares in favor of approval of the merger proposal and against any acquisition proposal from any other person other than AT&T, and (ii) if so requested, to deliver to AT&T an irrevocable proxy with respect to such shares. Vanguard has agreed to indemnify the shareholders from and against all expenses (including reasonable attorneys' fees) incurred in connection with the defense of any action (actual or threatened) arising out of the voting agreements up to an aggregate of $1 million. Vanguard is not liable for any settlement, judgement or award resulting from any such proceeding. Also under the voting agreements, each shareholder has agreed not to dispose of such shareholder's shares, except in certain limited cases for specified purposes. Generally, in the event of any permitted disposal, AT&T has a right of first refusal to purchase any Vanguard shares to be sold.

     Under pre-existing employment agreements with the Company, certain members of management are eligible to receive lump sum payments upon a post-merger termination of employment (as defined in the employment agreements). Such payments will be computed as 2.99 times each employee's average annual total cash compensation for the immediately preceding five years. Should each of the eligible employees be terminated following the merger, the total payments to the employees would be approximately $10.0 million.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     In October 1998, the board of directors of the Company revised an existing long term incentive plan that provides for the payment, upon consummation of the AT&T merger, of approximately $1.6 million to certain members of management and the board of directors. Further, the board of directors approved a resolution to accelerate the vesting of all outstanding stock options upon consummation of the AT&T merger.

     In accordance with agreements entered into in July 1998 (which agreements replaced prior agreements that were scheduled to expire in September 1998), certain members of management and the board of directors are entitled to receive, upon the consummation of the AT&T merger, payment equal to the amount of income tax paid in 1991 and 1992 related to certain restricted stock awards. Such payments, if made, are expected to total approximately $17.0 million.

     Under the AT&T merger agreement, certain members of management and the board of directors are eligible to receive loans from the Company in amounts necessary to exercise vested stock options and to satisfy the tax withholding associated therewith. Such loans would be part recourse and part nonrecourse and would be secured by the shares of stock issued upon the exercise of such options and amounts due to the individuals under certain employment arrangements with the Company. Such loans would become due and payable upon the consummation of the merger, to the extent of cash received by the individual in the merger and 90 days following the merger for any remaining balance. Should the merger fail to occur, such loans will be due within five years from the date of the loan. As of December 31, 1998, loans were outstanding to certain members of management and the board of directors totaling $27.5 million.

     Through December 31, 1998, the Company has incurred approximately $3.2 million of merger related costs consisting primarily of investment advisor and other professional fees. These costs are included in merger and other costs on the accompanying 1998 statement of operations.

NOTE 3 -- SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Vanguard, VCFC, its wholly owned subsidiaries and the entities in which it has a majority ownership interest. Investments in which the Company exercises significant influence but does not exercise control through majority ownership have been accounted for using the equity method of accounting. Investments in which the Company does not exercise significant influence or control through majority ownership have been accounted for using the cost method of accounting. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of these consolidated financial statements and footnote disclosures required the use of certain estimates by management in determining the Company's financial position and results of operations. Actual results could differ from those estimates.

CELLULAR TELEPHONE INVENTORIES

     Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

INVESTMENTS

     Investments in Domestic Wireless Entities -- Investments in domestic cellular entities consist of the costs incurred to acquire FCC licenses or interests in entities that have been awarded FCC licenses to provide cellular service, net of the Company's share of the fair value of the net assets acquired, payments

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES of other acquisition related expenses and capital contributions to unconsolidated cellular entities. The Company's investments in consolidated wireless entities are being amortized over forty years. Exchanges of minority ownership interests in cellular entities are recorded based on the fair value of the ownership interests acquired.

     Investments in Other Entities -- Investments in other entities consist of the Company's investments in International Wireless Communications Holdings, Inc. ("IWC"), Star Digitel Limited ("SDL"), International Wireless Communications Pakistan Ltd. ("IWCPL"), Inter-Act Systems, Incorporated ("Inter-Act"), Eastern North Carolina Cellular Joint Venture ("ENCCJV") and Geotek Communications, Inc. ("Geotek"). The investments in IWC, SDL, IWCPL, Inter-Act and ENCCJV are recorded using the equity method. The investment in Geotek common stock is considered to be "available for sale" under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     The Company recognizes its pro rata share of the net income or losses generated by the entities carried on the equity method of accounting in its consolidated statements of operations (see Note 4).

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following estimated useful lives:

Buildings...................................................      20 years
Cellular telephones held for rental.........................     1.5 years
Cellular telephone systems..................................    7-20 years
Office furniture and equipment..............................    3-10 years

     During 1998, the Company changed the depreciable lives of the rental phone assets from 3 years to 1.5 years, which better reflects the useful life of this equipment. This change increased depreciation expense by approximately $8.7 million or $0.23 per basic common share for the year ended December 31, 1998.

     At December 31, 1998 and 1997, construction in progress was composed primarily of the cost of uncompleted additions to the Company's cellular telephone systems. The Company capitalized interest costs of $824,000 in 1998 and $1.3 million in 1997, as part of the cost of cellular telephone systems.

     Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are reflected in the statements of operations currently and were insignificant in both years.

     Cellular telephones are rented to certain customers generally with a contract for a minimum stipulated length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment losses are calculated as the difference between the asset's carrying value and its estimated fair market value. Impairment losses have been recorded by the Company related to its investments in Geotek and SDL as discussed in Note 4.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

OTHER ASSETS

     Other assets consist of the following at December 31, 1998 and 1997 (in thousands):

                                                               1998        1997
                                                              -------    --------
Deferred financing costs....................................  $ 4,217    $ 16,016
Acquired customer bases.....................................    8,190       8,190
Interest rate cap agreements................................    1,209       1,569
Other.......................................................    1,672       1,967
                                                              -------    --------
                                                               15,288      27,742
Accumulated amortization....................................   (8,957)    (10,701)
                                                              -------    --------
                                                              $ 6,331    $ 17,041
                                                              =======    ========

     Deferred financing costs are being amortized over the periods of the related agreements. Amortization of $1.2 million and $2.0 million, has been included in interest expense in each of the accompanying 1998 and 1997 consolidated statements of operations, respectively. Upon the closing of the 1998 Loan Agreements (Note 5), the Company paid fees of approximately $4.0 million to the lenders. These fees and other costs incurred in the refinancing were recorded as a long-term asset in the first quarter of 1998 and will be amortized over the lives of the agreements. Remaining unamortized deferred financing costs of $6.6 million related to the 1994 Credit Facility were expensed in the first quarter of 1998 and are included in the statement of operations as an extraordinary item. Additionally, in connection with the Bond Tender Offer (Note 5), remaining unamortized deferred financing costs of $4.4 million and the remaining unamortized bond discount of $145,000 related to the Debentures were expensed in the fourth quarter of 1998 and are included in the 1998 statement of operations as an extraordinary item.

     The acquired customer bases relate to the acquisitions of the Logan, WV (WV-6) RSA in August 1996, the Union, PA (PA-8) RSA in January 1995, and the Binghamton, NY and Elmira, NY MSAs in December 1994. The customer bases are being amortized over a four-year period and, accordingly, amortization of $2.1 million has been included in the accompanying 1998 and 1997 consolidated statements of operations.

     The Company maintains interest rate cap agreements with certain major financial institutions. These costs are being amortized over the lives of the agreements, and accordingly, amortization of $633,000 and $243,000, has been included in interest expense in the accompanying 1998 and 1997 consolidated statements of operations, respectively.

REVENUE RECOGNITION

     Service revenue is recognized at the time cellular and paging services are provided and service fees related to prebilled services are not recognized until earned. Cellular telephone equipment revenues consist primarily of sales of cellular telephones to subscribers and are recognized at the time equipment is delivered to the subscriber. During 1998, the Company began selling equipment under a "twelve-month same as cash" program where the purchase price is billed to the customer over the twelve month period. The revenue from the sale is recognized when the equipment is delivered to the customer. Accordingly, there are approximately $8.2 million of installment receivables included in the December 31, 1998 accounts receivable balance.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for income taxes.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

Accordingly, deferred income tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted income tax rates in effect for the year in which the differences are expected to reverse (see Note 7).

DERIVATIVE FINANCIAL INSTRUMENTS

     Derivative financial instruments in the form of interest rate cap and swap agreements are used by the Company in the management of its interest rate exposures. Interest rate swap agreements modify the interest characteristics of a portion of the Company's debt. Amounts paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. The related receivable from, or amounts payable to, the counter-parties are included in accounts receivable or accounts payable and accrued expenses. Interest rate caps are used to lock in a maximum rate if rates rise, but enable the Company to otherwise pay lower market rates. The costs of interest rate cap agreements are included in interest expense ratably over the lives of the agreements. Payments to be received as a result of the cap agreements are accrued as a reduction of interest expense. The unamortized costs of the cap agreements are included in other assets (see Note 5). The Company does not hold or issue financial instruments for trading purposes.

EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per common share is computed based upon the weighted average number of common shares outstanding during the year. Diluted earnings per common share for 1998 reflect the potential dilution that could occur if the Company's outstanding options to issue common stock were exercised and converted into common shares that then shared in the earnings of the Company. Diluted earnings (loss) per common share is computed in accordance with the guidance provided by SFAS No. 128, "Earnings Per Share."

     All outstanding options at December 31, 1998 were included in the 1998 calculation. Options to purchase 4,870,802 shares at a weighted average exercise price of $13.31 were outstanding as of December 31, 1997, but were not included in the computation of diluted loss per common share because the effect would be antidilutive.

STATEMENTS OF CASH FLOWS

     Additional required disclosures of noncash investing and financing activities for the years ended December 31, 1998 and 1997 are as follows:

     The Company acquired property and equipment for cash and noncash consideration, as follows (in thousands):

                                                           1998        1997
                                                          -------    --------
Cash....................................................  $86,568    $136,825
Increase (decrease) in accounts payable.................   12,564     (15,163)
                                                          -------    --------
                                                          $99,132    $121,662
                                                          =======    ========

RECLASSIFICATION

     Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

NOTE 4 -- INVESTMENTS

     Investments consist of the following as of December 31, 1998 and 1997 (in thousands):

                                                           1998        1997
                                                         --------    --------
INVESTMENTS IN DOMESTIC WIRELESS ENTITIES:
  Consolidated entities:
     License cost......................................  $305,360    $297,142
     Accumulated amortization..........................   (46,454)    (43,696)
                                                         --------    --------
                                                          258,906     253,446
                                                         --------    --------
  Entities carried on the equity method:
     Cost..............................................        --      10,193
     Accumulated share of earnings.....................        --       1,960
                                                         --------    --------
                                                               --      12,153
                                                         --------    --------
  Entities carried on the cost method..................     4,179       9,592
                                                         --------    --------
                                                          263,085     275,191
                                                         --------    --------
INVESTMENTS IN OTHER ENTITIES:
  Entities carried on the equity method:
     Investment in equity securities...................    68,875      40,794
     Debentures, net of discount of $4,119 and
       $6,449..........................................    13,881      11,551
     Loans.............................................    31,297       4,045
     Accumulated share of losses.......................   (67,408)    (33,842)
     Valuation allowances on investments in SDL........   (31,292)         --
                                                         --------    --------
                                                           15,353      22,548
                                                         --------    --------
  Investments carried as "available for sale":
     Cost..............................................        --      37,736
     Net unrealized holding losses.....................        --     (32,757)
                                                         --------    --------
                                                               --       4,979
                                                         --------    --------
  Other investments, at cost...........................        --       5,000
                                                         --------    --------
                                                           15,353      32,527
                                                         --------    --------
                                                         $278,438    $307,718
                                                         ========    ========

INVESTMENTS IN DOMESTIC WIRELESS ENTITIES

     The Company's significant activity relating to its investments in domestic wireless entities is discussed below.

CONSOLIDATED ENTITIES AND ENTITIES ON THE EQUITY METHOD

     In June 1998, the Company sold for approximately $162.0 million in cash its Myrtle Beach, SC RSA market and related operations. The purchaser required the Company to place $8.0 million of the purchase price into an escrow fund for one year. These escrowed funds are to be held for certain purchase price adjustments, if any, that may be identified by the purchaser and agreed to by the Company. The date for post closing adjustments has passed, and management does not anticipate such further adjustments to the purchase price.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     In August 1998, the Company sold its 50% investment in a joint venture known as Eastern North Carolina Cellular Joint Venture ("ENCCJV"), for $30 million in cash. The underlying net assets of the joint venture consisted principally of its investment in the FCC licenses in the Wilmington, NC and Jacksonville, NC MSA cellular markets.

     In September 1998, the Company sold for approximately $177.0 million in cash its Pensacola, FL MSA and its Fort Walton Beach, FL RSA markets as well as various minority interests in cellular licenses (the "Florida Markets"). The purchaser required the Company to place $8.6 million of the purchase price into an escrow fund for one year. These escrowed funds are to be held for certain purchase price adjustments, if any, that may be identified by the purchaser and agreed to by the Company. Currently, management does not anticipate any material adjustments to the purchase price.

     As a result of the three dispositions, the Company recognized pre-tax gains of $267.3 million during 1998.

     In July 1998, the Company purchased NationPage, a leading regional paging provider in Pennsylvania and New York, for approximately $28.5 million in cash. Pro forma results of operations, as if the acquisition of NationPage had occurred January 1, 1997 are as follows (in thousands, except per share data):

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
Revenue................................................  $426,870    $383,719
Net income (loss) before extraordinary item............    92,742     (10,823)
Net income (loss)......................................    72,737     (10,823)
Net income (loss) per share:
  Basic................................................  $   1.96    $  (0.27)
  Diluted..............................................      1.88       (0.27)

     In the first quarter of 1998, the Company participated in the Federal Communications Commission's ("FCC") Local Multipoint Distribution Service ("LMDS") auction, which concluded on March 25, 1998. The Company was the high bidder for 22 LMDS Basic Trading Area ("BTA") licenses, with an aggregate bid of $8.9 million. The majority of these licenses are in the same markets as the Company's existing cellular operations. LMDS frequencies may be used for a variety of technologies, including traditional wireless telephony, competitive local exchange service, and broadband data transmissions including Internet, video and others. The investment in LMDS licenses is being amortized over a forty year period.

CELLULAR ENTITIES ON THE COST METHOD

     The investment balance of approximately $4.2 million at December 31, 1998 represents the Company's investment in approximately 17 cellular markets with ownership interests ranging from 0.27% to 12.44%. The Company holds these ownership interests for investment purposes. As discussed above, the Company sold various minority interests with a total cost of $4.8 million in conjunction with the sale of its Florida Markets.

NONCELLULAR INVESTMENTS

  International Wireless Communications Holdings, Inc. and Foreign Investments

     At December 31, 1998, the Company owned approximately 29% of the outstanding stock of IWC and has invested an aggregate of $24.8 million and had provided loans of $5.7 million. IWC is a development stage company specializing in securing, building and operating wireless businesses, primarily in Asia and

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                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Latin America. International Wireless Communications Holdings, Inc., International Wireless Communications, Inc., Radio Movil Digital Americas, Inc., International Wireless Communications Latin America Holdings, Ltd. and Pakistan Wireless Holdings Limited filed separate petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 3, 1998. Pursuant to Bankruptcy Court approval on October 28, 1998, the Company has provided IWC with post-petition debtor-in-possession financing in the amount of $4.6 million on a senior secured and administrative priority basis (the "Financing"). The Financing will mature upon the earlier of (i) October 20, 1999, (ii) the date of declaration of events of default by the Company (as described in the Financing documents) and (iii) the effective date of an order of the Bankruptcy Court confirming a plan or reorganization for any of the above-referenced debtors (which pursuant to the order of confirmation entered on March 26, 1999, could occur any time on or after April 9, 1999). At IWC's option, the Financing, along with interest and fees earned under the Financing, may be converted into equity of the reorganized debtors under a plan of reorganization. The Financing was fully funded by the Company in November 1998. The Company has also entered into an Interim Operating Agreement with IWC ("Interim Operating Agreement") which provides, among other things, that IWC is granted authority to exercise day-to-day control over the Company's investment in Pakistan Mobile Communications (Pvt) Ltd. ("PMCL") during the course of the Chapter 11 cases and the Company is granted authority to exercise day-to-day control over IWC's interests in SDL during the course of the Chapter 11 cases. The Bankruptcy Court approved the Interim Operating Agreement at a hearing on October 28, 1998. By order entered on March 26, 1999, the Bankruptcy Court approved the IWC reorganization plan.

     The Company accounts for its investment in IWC under the equity method of accounting and, for the years ended December 31, 1998 and 1997, recognized losses on this investment totaling $15.3 million and $1.5 million, respectively. As of December 31, 1998 and 1997, the Company had recognized an amount of losses on the equity method from IWC that was equal to the Company's equity investment in IWC. As a result, the Company has suspended the recognition of losses attributable to IWC until such time that the Company makes further investments in IWC.

     During the first quarter of 1997, the Company entered into a stock purchase agreement to purchase from an unrelated third party 7% of the outstanding shares of SDL, a Hong Kong company whose principal business activities relate to the provision and development of cellular telecommunications services in the People's Republic of China. SDL is a development stage company, and as such, is expected to incur operating losses for the foreseeable future. The Company accounts for its investment using the equity method of accounting. Through December 31, 1998, the Company had invested $12.6 million in SDL and has provided $5.0 million in shareholder loans. In addition, the Company had guaranteed obligations of SDL totaling $16.9 million, of which $16.6 million have been called during 1999; however, the funding has not yet occurred. SDL requires capital to construct, operate and expand its cellular systems. During 1998, SDL sought additional third party debt or equity financing to continue its operations. As of March 1999, SDL had been unsuccessful in obtaining additional outside financing and its shareholders have not agreed to contribute sufficient capital to maintain operations and pay its existing obligations. With the uncertainty of SDL's ability to continue as a going concern in 1999, the Company decided to write off its total investment in SDL resulting in a $14.4 million charge to net losses from unconsolidated investments. In addition, the Company accrued a liability totaling $16.9 million at December 31, 1998, representing the expected funding of the Company's loan guarantees of SDL. For the years ended December 31, 1998 and 1997, the Company recorded losses on its investment in SDL of $33.7 million and $805,000, respectively.

     During 1997, the Company acquired a 12% equity interest in IWCPL for $7.0 million. IWCPL owns approximately 59% of the equity in Pakistan Mobile Communications (Pvt) Ltd. ("PLCL"), a Pakistan company that owns and operates the cellular license in Pakistan. Through December 31, 1998, the Company had invested $10.2 million in IWCPL, and has provided $3.6 million in debt financing. The Company records its proportionate share of the losses of IWCPL under the equity method of accounting.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

For the years ended December 31, 1998 and 1997, the Company recognized losses on this investment totaling $364,000 and $425,000, respectively.

     In connection with IWC's bankruptcy filing, a Plan of Reorganization was filed and upon the effective date of an order of the Bankruptcy Court confirming a Plan of Reorganization, which could occur any time on or after April 9, 1999, the Company will exchange its interest in IWCPL for IWC's interest in SDL. At that point the Company will evaluate its $13.1 million net investment in Pakistan with respect to its net realizable value as a part of SDL due to the uncertainty of SDL's ability to continue as a going concern.

  Inter-Act Systems, Incorporated

     Inter-Act is a development stage company that provides consumer product manufacturers and retailers (currently supermarkets) the ability to offer targeted promotions to retail customers at the point of entry of a retail outlet through an interactive multi-media system utilizing ATM-like terminals. Inter-Act has incurred significant net losses since its inception. Such net losses are expected to continue in future years as Inter-Act accelerates the rollout of its systems in retail supermarkets.

     As of December 31, 1998, the Company had invested $10.2 million in Inter-Act common stock and $8.0 million in Inter-Act preferred stock for an ownership interest of approximately 24%. Further, the Company has invested $12.0 million for 18,000 units of 14% Senior Discount Notes issued by Inter-Act consisting of $18.0 million principal amount at maturity of the Notes and warrants to purchase up to 169,722 shares of Inter-Act common stock. The Company also holds additional warrants to purchase up to 900,113 shares of Inter-Act common stock. Inter-Act shares issuable under warrants held by Vanguard represent approximately 10% of the outstanding common stock of Inter-Act. In addition to the current ownership held by the Company, certain officers, directors and entities affiliated with certain directors of the Company maintain an additional 27% ownership interest in Inter-Act.

     The Company accounts for its investments in Inter-Act under the equity method of accounting. As of June 30, 1998, the Company's total investment in Inter-Act was reduced to zero through the recognition of equity method losses and further loss recognition was suspended. In the third quarter of 1998, the Company invested an additional $8.0 million in Inter-Act preferred stock and resumed recognition of equity method losses at that time. As of December 31, 1998, the Company's remaining investment in Inter-Act, subject to future equity method losses was $2.3 million. Total equity method losses related to Inter-Act were $15.5 million and $11.0 million during 1998 and 1997, respectively.

  Geotek Communications, Inc.

     Geotek Communications, Inc. (Geotek) is a telecommunications company which was formed to develop a wireless communications network using FHMA digital technology. In 1994, the Company purchased from Geotek 2.5 million shares of Geotek common stock for $30 million. In September 1995, the Company purchased, for $5.0 million in cash, 531,463 shares of convertible preferred stock of Geotek. Under a management agreement, the Company earned and recorded revenue on approximately 500,000 shares of Geotek common stock with an aggregate value of $7.7 million during 1994 through 1996.

     During the fourth quarter of 1997, as a result of declines in the common stock price of Geotek, the Company's management made the determination that its investment in Geotek was impaired and recorded a loss of $32.7 million to adjust the Company's investment in Geotek common stock to its market value at December 31, 1997. In June 1998, Geotek filed petitions seeking protection under Chapter 11 of the United States Bankruptcy Code. Geotek common stock was delisted from NASDAQ on June 30, 1998. Geotek subsequently revised its filing to a Chapter 7 liquidation filing. Based on these actions, the

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

Company's management made the determination that its remaining investment in Geotek was permanently impaired and recognized a loss of approximately $10.0 million to reduce the investment to zero.

NOTE 5 -- LONG-TERM FINANCING ARRANGEMENTS

     At December 31, 1998 the Company's long-term financing arrangements consist primarily of a $1.0 billion Credit Facility (as permanently reduced in 1998 through loan repayments) with various lenders and $3.3 million of Senior Debentures due 2006. The Credit Facility is senior to the Senior Debentures through the use of structured subordination whereby Vanguard is the borrower on the Senior Debentures and VCFC, Vanguard's only direct subsidiary, is the primary obligor on the Credit Facility. As discussed below, the Company's Credit Facility was refinanced in February 1998 and the majority of the Debentures were tendered and retired in December 1998.

     Long-term debt consists of the following as of December 31, 1998 and 1997 (in thousands):

                                                           1998        1997
                                                         --------    --------
Debt of VCFC:
  Borrowings under the 1998 Loan Agreements:
     Facility A Loan...................................  $565,000    $     --
     Facility B Loan...................................        --          --
  Borrowings under the 1994 Credit Facility:
     Term Loan.........................................        --     325,000
     Revolving Loan....................................        --     244,000
  Other Long-Term Debt.................................        --         130
                                                         --------    --------
                                                         $565,000    $569,130
Debt of Vanguard:
  9 3/8% Senior Debentures due 2006, net of unamortized
     discount of $0 and $163...........................     3,276     199,837
                                                         --------    --------
                                                         $568,276    $768,967
                                                         ========    ========

CREDIT FACILITY OF VCFC

     In February 1998, the Company completed the closing of an amendment to the 1994 Credit Facility, increasing the facility to $1.0 billion pursuant to the Third Amended and Restated Facility A Loan Agreement (Facility A Loan) and the Facility B Loan Agreement (Facility B Loan), (collectively, the 1998 Loan Agreements), with various lenders.

     The Facility A and Facility B Loans are available to provide the Company with additional financial and operating flexibility and enable it to pursue business opportunities that may arise in the future. The Facility A Loan consisted of a $750 million senior secured reducing revolving credit facility which allows for the issuance of up to $25 million of standby letters of credit. On June 30, 1998, the Company permanently reduced funds available for borrowing under its Facility A loan by paying down debt with $150 million of the proceeds from the sale of its Myrtle Beach SC, RSA market. The Facility B Loan consisted of a $250 million 364-day revolving credit facility which may be extended for an additional 364-day period upon the approval of the lenders or converted to a term loan according to the terms and subject to certain conditions of the Facility B Loan Agreement. Subsequent to December 31, 1998, the Company borrowed $250 million against the Facility B which was converted to a term loan according to the terms of the agreement. The proceeds were used to pay down part of the outstanding balance on the Facility A Loan.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     Borrowings under the Facility A and Facility B Loans bear interest at a rate equal to the Company's choice of the Prime Rate or Eurodollar Rate plus an applicable margin based upon a leverage ratio for the most recent fiscal quarter. The ranges for this applicable margin are 0.0% to 0.25% for the Prime Rate and 0.5% to 1.5% for the Eurodollar Rate. Based on the leverage ratio, computed as the ratio of Total Debt (as defined) to Adjusted Cash Flow (as defined), as of December 31, 1998, the Company's applicable margins on borrowings under the Facility A and Facility B Loans are 0.00% and .625% per annum for the first quarter of 1999 for the Prime Rate and Eurodollar Rate, respectively. Upon the occurrence of an event of default as defined in the Facility A and Facility B Loan agreements, the applicable margin added to both the Eurodollar Rate and the Prime Rate becomes 2.0%.

     The outstanding amounts of the Facility A and Facility B Loans as of September 30, 2000 are to be repaid in increasing quarterly installments commencing on September 30, 2000 and terminating at the maturity date of December 31, 2005. The quarterly installment payments begin at 2.5% of the outstanding principal amount at September 30, 2000 and gradually increase to 6.875% of the outstanding principal amount. As discussed above, the Company borrowed funds under the Facility B Loan subsequent to December 31, 1998 and has converted the borrowings to a term loan maturing on December 31, 2005. In the event of a merger with AT&T, the facilities are to be repaid in full and terminated within sixty days after the closing date of the merger.

     The outstanding commitment under the Facility A Loan is reduced and the outstanding borrowings under the Facility B term loan are due quarterly as follows:

                                                                PERCENTAGE OF
                                                              OUTSTANDING LOANS
                                                              -----------------
1999........................................................           --
2000........................................................          5.0
2001........................................................         15.0
2002........................................................         15.0
2003........................................................         17.5
2004........................................................         20.0
2005........................................................         27.5
                                                                    -----
                                                                    100.0%
                                                                    =====

     Upon closing of the 1998 Loan Agreements, the Company paid fees of approximately $4.0 million to the lenders. These fees and other costs incurred in the refinancing were recorded as a long-term asset in 1998 and are being amortized over the lives of the agreements. Remaining unamortized deferred financing costs of $6.6 million related to the 1994 Credit Facility were expensed in 1998 and are included on the Statement of Operations as an extraordinary item. The Company must pay to the lenders a commitment fee equal to either 0.375% or 0.25% of the aggregate unborrowed balance of the available Facility A commitment and 0.2% or 0.15% of the aggregate unborrowed balance of the Facility B commitment during the terms of the loans based upon the Leverage Ratio for the most recent fiscal quarter.

     Borrowings under the 1998 Loan Agreements are secured by the stock of VCFC and Vanguard Cellular Operating Corp., direct or indirect wholly owned subsidiaries of the Company. Among other restrictions, the 1998 Loan Agreements limit the payment of cash dividends, limit the use of borrowings, limit the creation of additional long-term indebtedness and require the maintenance of certain financial ratios. The requirements of the 1998 Loan Agreements were established in relation to projected capital needs and projected results of operations and cash flow. These requirements generally were designed to require continued improvement in operating performance such that the Company's cash flow would be

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES sufficient to continue servicing the debt as repayments are required. As of December 31, 1998, VCFC is in compliance with all loan covenants.

SENIOR DEBENTURES OF VANGUARD

     On April 10, 1996, Vanguard issued $200 million aggregate principal amount of 9 3/8% Senior Debentures due 2006 (the "Debentures") through an underwritten public offering. The Debentures were issued at a price to the public of 99.901 for a yield of 9.384%. The net proceeds from the sale of the Debentures of approximately $194.8 million were used to reduce borrowings under the Revolving Loan portion of the Credit Facility and pay approximately $844,000 of expenses in connection with an amendment to the Credit Facility. The Credit Facility was amended to permit issuance of the Debentures and to require the structural subordination of the Debentures by making VCFC the primary obligor of the Credit Facility and all liabilities of the Company (other than the Debentures) and the owner of all stock and partnership interests of the Company's operating subsidiaries.

     During November 1998, the Company commenced a cash tender offer and consent solicitation (the "Offer") of the Debentures. The Company offered to purchase for cash any and all of the outstanding Debentures and solicited consents (the "Solicitation") from registered holders of the Debentures to proposed amendments which eliminated substantially all of the covenants in the Debenture other than the covenants to pay principal and interest on the Debentures. The Company offered a price of $1,107.54 per $1,000 principal amount of Debentures plus accrued and unpaid interest of $12.76 and a consent payment of $30 per $1,000 of Debentures. As of the expiration date of the offer, $196.7 million in principal amount of the total $200.0 million had been tendered (and not withdrawn) and the requisite consents to the proposed amendments were received. The remaining Debentures ($3.3 million in principal) mature in 2006 with interest payable semi-annually and are redeemable at the Company's option, in whole or in part, at any time on or after April 15, 2001. The amendments eliminated virtually all of the covenants of the Debentures. Amounts paid to retire the Debentures were paid with borrowings under the 1998 Loan Agreements.

     In connection with the Offer and the closing of the 1998 Loan Agreements, an extraordinary loss was recorded consisting of the following components (in thousands):

Costs in excess of principal (Debentures)...................  $ 27,057
Manager fee and other costs (Debentures)....................       505
Unamortized bond issuance costs and discount (Debentures)...     4,549
Unamortized debt issuance costs (1994 Credit Facility)......     6,616
Proceeds from termination of reverse interest swap
  transactions..............................................    (5,385)
                                                              --------
                                                                33,342
Income tax benefit of the above transactions................   (13,337)
                                                              --------
                                                              $ 20,005
                                                              ========

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     The future maturities of the principal amount outstanding of all long-term financing arrangements at December 31, 1998 were as follows (in thousands):

1999........................................................  $      0
2000........................................................    28,250
2001........................................................    84,750
2002........................................................    84,750
2003........................................................    98,875
Thereafter..................................................   271,651
                                                              --------
                                                              $568,276
                                                              ========

INTEREST RATE PROTECTION AGREEMENTS

     The Company maintains interest rate swaps and interest rate caps which provide protection against interest rate risk. At December 31, 1998 and 1997 the Company had interest rate cap agreements in place covering a notional amount of $300 million and $500 million, respectively. The interest rate cap agreements provide protection to the extent that LIBOR exceeds the strike level through the expiration date as follows (in thousands):

                      1998
------------------------------------------------
STRIKE LEVEL   NOTIONAL AMOUNT   EXPIRATION DATE
------------   ---------------   ---------------
    7.5%          $ 50,000        February 1999

    7.5             50,000        February 1999

    8.0             25,000          August 1999

    8.5            100,000        November 2002

    7.5             75,000        November 2002

                  --------

                  $300,000

                  ========

                      1997
------------------------------------------------
STRIKE LEVEL   NOTIONAL AMOUNT   EXPIRATION DATE
------------   ---------------   ---------------

    7.5%          $ 50,000        February 1999

    7.5             50,000        February 1999

    8.0             25,000          August 1999

    9.5            100,000         October 2002

    9.5            100,000         October 2002

    8.5            100,000        November 2002

    7.5             75,000        November 2002

                  --------

                  $500,000

                  ========

     The total cost of the interest rate cap agreements in place at December 31, 1998 of $1.2 million has been recorded in other assets in the accompanying 1998 consolidated balance sheet and is being amortized over the lives of the agreements as a component of interest expense. During 1998, the Company terminated two of the cap agreements and included approximately $294,000 of unamortized costs in interest expense.

     Additionally, at December 31, 1998 the Company maintains interest rate swap agreements that fix the LIBOR interest rate at 6.10% on a notional amount of $50 million through October 2002 and at 5.62% on a notional amount of $100 million through January 2003. Under these swap agreements, the Company benefits if LIBOR interest rates increase above the fixed rates and incurs additional interest expense if rates remain below the fixed rates. Any amounts received or paid under these agreements are reflected as interest expense over the period covered.

     During December 1998, in connection with the Offer described above, the Company received $5.4 million for the termination of certain reverse interest rate swap agreements with Toronto Dominion and NationsBank. The proceeds were recorded on the Statement of Operations as a reduction of the extraordinary loss on the extinguishment of debt.

     The effect of interest rate protection agreements on the operating results of the Company was to decrease interest expense by $171,000 in 1998 and increase interest expense by $16,000 in 1997.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Application of this statement is required for fiscal years beginning after June 15, 1999, and may be implemented as early as fiscal quarters beginning June 16, 1998, but cannot be applied retroactively.

     The Company has not applied this statement in the financial statements contained herein. The estimated fair value of interest rate cap and swap agreements presented below is based on quoted market prices as if the agreements were entered into on the measurement date (in thousands):

  DECEMBER 31, 1998        DECEMBER 31, 1997
----------------------   ----------------------
CARRYING    ESTIMATED    CARRYING    ESTIMATED
AMOUNT      FAIR VALUE    AMOUNT     FAIR VALUE
--------    ----------   --------    ----------
  $831       $(4,035)     $1,464       $(868)

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     As of December 31, 1998, Vanguard owned approximately 29% of the outstanding common stock of International Wireless Communications Holdings, Inc. ("IWCH"). Vanguard's investment in IWCH has a carrying value of zero. IWCH is a development stage company specializing in securing, building and operating wireless businesses, primarily in Asia and Latin America. IWCH and its affiliates, International Wireless Communications, Inc., Radio Movil Digital Americas, Inc., International Wireless Communications Latin America Holdings, Ltd. and Pakistan Wireless Holdings Limited filed separate petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 3, 1998. A Plan of Reorganization (the "Plan") was submitted by IWCH.

     On January 22, 1999, a group of IWCH shareholders filed a complaint in the Supreme Court of the State of New York (Warburg Dillon Read, ET AL. v. Vanguard Cellular Systems, Inc. ET AL) against Vanguard and certain of Vanguard's and IWCH's directors and officers, alleging fraud and misrepresentation in connection with the merger of Radio Movil Digital Americas into a subsidiary of IWCH. The complaint seeks $81 million in compensatory damages and $325 million in punitive damages. The plaintiffs are former Radio Movil shareholders who received IWCH Series I Preferred Stock as consideration in the merger.

     In addition, on December 16, 1998, another group of IWCH shareholders, who formerly were Radio Movil Shareholders, filed a complaint in the U.S. District Court for the District of Delaware (Loeb Partners Corporation, ET AL v. Griffin, ET AL.) against present and former officers and directors of IWCH (including certain present and former officers and directors of Vanguard) seeking damages in excess of $3.5 million with respect to the Radio Movil transaction. In addition, in the course of the IWCH bankruptcy proceeding, certain other shareholders of IWCH have asserted in the filings with the court that they have claims against Vanguard or individual current or former officers and directors of Vanguard in connection with IWCH.

     On March 26, 1999, the bankruptcy court confirmed the IWCH plan of reorganization as submitted with one modification. Upon the effective date, which could occur any time on or after April 9, 1999, Vanguard and Vanguard officers and directors are released from claims by IWCH and IWCH bondholders under the release provisions of the Plan. Direct (i.e., non-derivative) claims against Vanguard or its officers and directors by shareholders of IWCH, including those stated in the above referenced suits, are not released under the Plan, as modified. The Company believes that the allegations of the shareholder suits are without merit and intends to vigorously defend such suits.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     On March 16, 1999, the Company received a letter from a California attorney purporting to represent SDL, in which he threatened that SDL would sue Vanguard, a Vanguard affiliate, and a director of Vanguard, on the grounds that Vanguard, the Vanguard affiliate and the Vanguard director failed to fulfill certain alleged promises to raise funds for SDL, to assist SDL in finding a strategic investment partner, and to assist SDL in resolving disputes with a commercial equipment supplier. The letter asserts that the damages could exceed $500 million. SDL filed suit containing causes of action for breach of contract, fraud and misrepresentation, consistent with the above description, in Federal District Court in Los Angeles on March 23, 1999. The Company believes that the allegations of the suit are without any merit and intends to vigorously defend such litigation.

     Other legal proceedings pending against the Company or any of its subsidiaries are routine filings with the FCC and state regulatory authorities and customary regulatory proceedings pending in connection with acquisitions and interconnection rates and practices, proceedings concerning the telecommunications industry generally and other proceedings arising in the ordinary course of business.

     Management believes, even if resolved unfavorably to the Company, the above legal proceedings would not have a materially adverse effect on the Company's business.

OPERATING LEASES

     The Company leases office space, furniture, equipment, vehicles and land under noncancelable operating leases expiring through 2019. As of December 31, 1998, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows (in thousands):

1999........................................................  $ 13,800
2000........................................................    13,092
2001........................................................    12,330
2002........................................................    11,451
2003........................................................    10,922
Thereafter..................................................    99,644
                                                              --------
                                                              $161,239
                                                              ========

     Rent expense under operating leases was $13.8 million and $12.9 million, for the years ended December 31, 1998 and 1997, respectively.

CONSTRUCTION AND CAPITAL COMMITMENTS

     Capital expenditures for 1999 are estimated to be approximately $70.0 million to $80.0 million, and are expected to be funded primarily with internally generated funds.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

NOTE 7 -- INCOME TAXES

     Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company's assets and liabilities. The components of net deferred income taxes as of December 31, 1998 and 1997 were as follows (in thousands):

                                                           1998        1997
                                                         --------    --------
Deferred income tax assets:
  Net operating loss carryforwards.....................  $ 52,564    $122,926
  Property and equipment...............................       228          --
  Alternative minimum tax credits......................     6,191         891
  Accumulated losses of unconsolidated investments.....    23,814          --
  Other liabilities and reserves.......................     6,545       6,280
     Less: Valuation allowance.........................   (23,814)    (31,439)
                                                         --------    --------
          Total deferred income tax assets.............    65,528      98,658
                                                         --------    --------
Deferred income tax liabilities:
  Investments and other intangibles....................   (58,971)    (45,630)
  Property and equipment...............................        --        (442)
                                                         --------    --------
          Total deferred income tax liabilities........   (58,971)    (46,072)
                                                         --------    --------
  Net deferred income taxes............................  $  6,557    $ 52,586
                                                         ========    ========

     As of December 31, 1998, the Company has cumulative net deferred income tax assets (before valuation allowance) totaling approximately $30.3 million. The net deferred income tax asset is composed of $89.3 million of gross deferred income tax assets and $59.0 million of gross deferred income tax liabilities. The gross deferred income tax assets consist primarily of the income tax effect of Federal net operating loss carryforwards ("NOL's") of approximately $104 million. These losses may be used to reduce future taxable income and expire periodically through 2017. Included in the NOL carryforward are additional income tax deductions arising from restricted stock bonuses, stock options and stock purchase warrants ("Equity NOL's"). The recognition of this component results in a direct increase to shareholders' equity. Gross deferred income tax assets also include timing differences related to reserves and accruals, basis differences in property and equipment, cumulative losses on unconsolidated investments and alternative minimum tax credit carryforwards. Deferred income tax liabilities consist primarily of basis differences in cellular licenses.

     Prior to 1996, the Company incurred significant financial reporting and tax losses primarily as a result of substantial depreciation, amortization and interest expenses associated with acquiring and developing its cellular markets and substantial marketing and other operating costs associated with building its subscriber base. Although substantial net deferred income tax assets were generated during these periods, a valuation allowance was established because in management's assessment the historical operating results made it uncertain whether the net deferred income tax assets would be realized.

     In evaluating the realizability of its net deferred income tax assets (before valuation allowance) at December 31, 1997, the Company considered the expected effects of certain planned market and asset disposition transactions. These transactions were expected to generate substantial taxable income to utilize a significant portion of the accumulated NOL's. As a result, the Company had recognized, as of December 31, 1997, a net deferred income tax asset of $52.6 million. A valuation allowance of $31.4 million was retained on certain assets due to uncertainties as to their realizability. These assets consisted of the Equity NOL's. The disposition transactions discussed previously were consummated during 1998 and generated taxable income to the Company of approximately $285.0 million. As a result, the Company

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES utilized the NOL's to offset the Federal and partially offset the state income taxes that would have been due on these gains.

     For the years ended December 31, 1998 and 1997, the Company's benefit (provision) for income taxes (including the income tax effects of losses on unconsolidated investments and extraordinary items) consisted of the following (in thousands):

                                                            1998       1997
                                                          --------    -------
Deferred................................................  $(88,664)   $42,700
Current Federal.........................................    (5,300)        --
State...................................................    (5,341)        --
                                                          --------    -------
                                                          $(99,305)   $42,700
                                                          ========    =======

     In addition to the provision recorded, the Company recognized deferred income tax assets during the fourth quarter of 1998 totaling approximately $11.0 million related to Equity NOL's generated with the exercise of certain stock options. This recognition was recorded as a direct increase to shareholders' equity.

     A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax (provision) benefit (including the income tax effects of losses on unconsolidated investments and extraordinary items) is as follows (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1997
                                                          --------    -------
Amount at statutory Federal rate........................  $(66,658)   $18,454
State income taxes net of Federal benefit...............    (3,472)        --
Change in valuation allowance...........................   (23,814)    32,805
Other...................................................    (5,361)    (8,559)
                                                          --------    -------
Income tax benefit......................................  $(99,305)   $42,700
                                                          ========    =======

     The remaining valuation allowance at December 31, 1997 of $31.4 million related to the Equity NOL's was reversed during the third quarter of 1998 with a direct increase to shareholders' equity as it was determined by management that it was more likely than not that the Equity NOL's were realizable. During 1998, management recorded a valuation allowance on capital losses incurred during the year on certain unconsolidated investments due to uncertainties as to when and whether these assets will be realized in the future. As of December 31, 1998, a valuation allowance of $23.8 million remains related to losses accumulated during 1998 on these investments.

     The primary differences between the accumulated deficit for financial reporting purposes and the income tax loss carryforwards relate to the differences in the treatment of certain deferred cellular license acquisition costs, certain gains on dispositions of cellular interests, partnership losses, depreciation methods, estimated useful lives and compensation earned under the stock compensation plan. These carryforwards may be subject to annual limitation in the future in accordance with the Tax Reform Act of 1986 and the ability to use these carryforwards could be significantly impacted by a future "change of control" of the Company. The limitations, if any, arising from the AT&T Merger are not expected to be significant.

NOTE 8 -- CAPITAL STOCK AND COMPREHENSIVE INCOME

ACQUISITION OF CELLULAR INTERESTS

     The Company has registered 4,500,000 shares of its Class A common stock and 3,000,000 shares of its Class B common stock. The shares may be offered in connection with the acquisition of entities which

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES have received or may receive an authorization or license from the FCC to provide cellular service. Through December 31, 1998, 2,707,957 of these registered shares of Class A common stock have been issued in conjunction with the acquisition of cellular markets.

STOCK COMPENSATION PLANS

     During 1994, the board adopted the 1994 Long-Term Incentive Plan (the "1994 Plan"). Under the provisions of the 1994 Plan, the Company may grant up to 6,000,000 shares of the Company's Class A common stock to officers, directors and key employees in the form of nonqualified stock options, incentive stock options, stock appreciation rights, unrestricted stock, restricted stock and performance shares. During 1996, the board adopted the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan"). Under the provisions of the 1996 Plan, the Company may grant up to 100,000 shares of the Company's Class A common stock to non-employee directors of the Company in the form of nonqualified stock options. All stock options must require exercise prices of not less than the fair market value of the Company's Class A common stock on the date of the grant, except that certain incentive stock options must require exercise prices of not less than 110% of fair market value of the Company's Class A common stock on the date of the grant. Options granted under the 1994 and 1996 Plans may not have a term greater than ten years from the date of grant and are not transferable except upon death. As of December 31, 1998, 2,203,800 shares were available for future grants under the 1994 Plan and 70,000 shares were available for future grants under the 1996 Plan.

     Upon adoption of the 1994 Plan, the Company's previously adopted stock option and stock compensation plans were terminated. Options granted and outstanding under these previous plans are still exercisable, but no further grants may be made under these plans.

STOCK OPTIONS

     Under the terms of the Company's previous and current stock compensation plans, the board has granted incentive stock options and nonqualified stock options requiring exercise prices approximating the fair market value of the Company's Class A common stock on the date of the grant.

     Stock option activity under the plans was as follows:

                                               NUMBER OF SHARES    WEIGHTED AVERAGE
                                                 UNDER OPTION       EXERCISE PRICE
                                               ----------------    ----------------
Balance, January 1, 1997.....................      5,201,387            18.82
                                                  ----------
  Granted....................................      2,012,075            10.02
  Exercised..................................        (17,470)            3.32
  Forfeited..................................        (24,940)           14.91
  Cancelled..................................     (2,300,250)           22.95
                                                  ----------
Balance, December 31, 1997...................      4,870,802            13.31
                                                  ----------
  Granted....................................      1,185,000            16.11
  Exercised..................................     (2,396,614)           12.64
  Forfeited..................................        (47,085)           15.30
                                                  ----------
Balance, December 31, 1998...................      3,612,103            14.65
                                                  ==========

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     During December, 1998, certain executive officers and directors exercised stock options totaling 1,626,186 shares at a weighted average exercise price of $11.82. Subsequent to December 31, 1998, approximately 1,020,760 additional options had been exercised at a weighted average exercise price of $15.31.

     In January 1997, the board of directors authorized the cancellation of certain options with higher exercise prices and the issuance of fewer options at a lower exercise price. Options for 2,299,750 shares with exercise prices ranging from $21.50 to $25.125 were canceled and new options for 1,980,575 shares with an exercise price of $15.69 were issued. The exercise price for all of these new options reflected the fair market value at the time of issuance. In April 1997, the board of directors authorized the amendment of certain options, nearly all of which were these newly issued options approved in January 1997, to lower the exercise price to $10.00, the fair market value at that time.

     Of the total options outstanding at December 31, 1998, 2,791,030 have an exercise price in the range of $10.00 and $15.75 with a weighted-average exercise price of $13.45 and a weighted-average remaining contractual life of
7.1 years. Of the 2,791,030 options, 1,907,876 are exercisable at December 31, 1998. Of the total outstanding options at December 31, 1998, 811,073 have an exercise price in the range of $17.17 and $19.25 with a weighted-average exercise price of $18.69 and a weighted-average contractual life of 6.4 years, and 799,498 of those options are exercisable at December 31, 1998. The remaining 10,000 options have an exercise price of $22.38 and a remaining contractual life of 7.4 years.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 encourages companies to adopt the fair value method for compensation expense recognition related to employee stock options. Existing accounting requirements of Accounting Principles Board Opinion No. 25 ("APB No. 25") use the intrinsic value method in determining compensation expense which represents the excess of the market price of the stock over the exercise price on the measurement date. The Company elected to remain under the APB No. 25 rules for stock options, and is required to provide pro forma disclosures of what net income and earnings per share would have been had the Company adopted the new fair value method for recognition purposes. The following information is presented as if the Company had adopted SFAS No. 123 and restated its results (in thousands, except per share data):

                                                           1998        1997
                                                          -------    --------
Net income (loss):
  As reported...........................................  $74,247    $(10,027)
  Pro forma.............................................  $60,105    $(19,309)
Net income (loss) per share:
  Basic:
  As reported...........................................  $  2.00    $  (0.25)
  Pro forma.............................................  $  1.82    $  (0.48)
Net income (loss) per share:
  Diluted:
  As reported...........................................  $  1.91    $  (0.25)
  Pro forma.............................................  $  1.74    $  (0.48)

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     For the above information, the fair value of each option grant was estimated on the dates of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal 1998 and 1997: risk free rates of 5.5% to 5.6%, and 6.5% to 6.8%, expected volatility of 50% and 45%, and expected lives of 7 years in each year. The weighted-average grant date fair value of options granted during 1998 and 1997 was $7.33 and $7.27, respectively.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the above pro forma amounts may not be representative of the compensation costs to be expected in future years.

SHARES RESERVED FOR ISSUANCE

     At December 31, 1998, 5,885,903 shares of the Company's Class A common stock are reserved for exercise and grant under the Company's stock compensation plans. In addition, 1,792,043 shares of Class A common stock and 3,000,000 shares of Class B common stock are reserved for issuance in conjunction with the acquisition of cellular interests discussed above.

SHARE REPURCHASE

     The Company's board of directors has authorized the repurchase of up to 7,500,000 shares of its Class A Common Stock from time to time in open market or other transactions. During 1998 and 1997, the Company repurchased 1,612,100 and 2,810,000 shares, respectively, of its Class A Common Stock at an average price of approximately $17.70 in 1998 and $13.00 in 1997.

     During the second quarter of 1998, the Company entered into a total return equity swap (the "Equity Swap") with a financial institution counterparty (the "Counterparty"). Pursuant to the swap, the Company has the right to purchase from the Counterparty on or prior to June 30, 2000, shares of Vanguard Cellular Systems, Inc.'s Class A common stock ("Equity Swap Shares") at a price based upon the Counterparty purchase price for said shares at initiation of the Equity Swap. At each quarter end during the term of the Equity Swap, the Company is required to settle any decrease in the market value of the Equity Swap Shares below the Counterparty's cost with shares of Vanguard Cellular Systems, Inc.'s Class A stock, or with cash or a letter of credit in the amount of the decrease. In addition, the Company is required to pay the Counterparty a quarterly fee equal to a LIBOR-based rate on the Counterparty's adjusted cost to acquire the Equity Swap Shares. Due to the Company's ability to issue shares to settle periodic price fluctuations under the Equity Swap, the Company records all amounts received (paid) under this arrangement as increases (decreases) to equity.

     The purpose of the total return equity swap is to allow the Company to lock in the current price of Vanguard stock in anticipation of, or in lieu of, a future buyback, without the necessity of a present cash outlay. As of December 31, 1998, the Counterparty had acquired 112,800 shares of Vanguard Class A Common Stock at an approximate cost of $2.1 million. Based on the closing stock price of $25.81 at December 31, 1998, the market value of the Equity Swap Shares was greater than the Counterparty's cost of such shares by $765,874.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

NOTE 9 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses were composed of the following at December 31, 1998 and 1997 (in thousands):

                                                            1998       1997
                                                           -------    -------
Accounts payable.........................................  $33,315    $26,594
Accrued expenses:
  Interest...............................................    4,615      8,763
  Payroll and commissions................................   14,508     13,578
  Accrued obligations of SDL.............................   16,900         --
  Taxes..................................................    5,221      3,543
  Other..................................................    6,317      5,606
                                                           -------    -------
                                                           $80,876    $58,084
                                                           =======    =======

NOTE 10 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

     Cellular Entities Carried on the Cost Method -- The fair value of these instruments is estimated based upon recent transactions from this portfolio.

     Inter-Act Debentures and Warrants -- The fair value of the combined investment in Inter-Act debentures and warrants is based upon the quoted market price.

     Interest Rate Protection Agreements -- The fair value of interest rate cap and swap agreements is based on quoted market prices as if the agreements were entered into on the measurement date.

     Borrowings Under Credit Facility -- The fair value of the borrowings under the VCFC Credit Facility approximates the carrying value.

     Vanguard Senior Debentures -- The fair value of the Vanguard Senior Debentures is based upon quoted market price.

     The estimated fair values of the Company's financial assets (liabilities) are summarized as follows (in thousands):

                                                 DECEMBER 31, 1998          DECEMBER 31, 1997
                                              -----------------------    -----------------------
                                              CARRYING     ESTIMATED     CARRYING     ESTIMATED
                                               AMOUNT      FAIR VALUE     AMOUNT      FAIR VALUE
                                              ---------    ----------    ---------    ----------
Cellular entities carried on the cost
  method....................................  $   4,179    $   9,317     $   9,592    $  27,907
Inter-Act debentures and warrants...........          0        1,440         8,300       10,800
Interest rate protection agreements.........        831       (4,035)        1,464         (868)
Borrowings under Credit Facility............   (565,000)    (565,000)     (569,000)    (569,000)
Senior Debentures of Vanguard...............     (3,276)      (3,669)     (199,837)    (208,000)
Notes receivable from employees and
  directors.................................     27,488       27,488            --           --

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

NOTE 11 -- QUARTERLY INFORMATION (UNAUDITED; IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1998 QUARTERS                          FIRST       SECOND      THIRD       FOURTH      TOTAL
-------------                         --------    --------    --------    --------    --------
Revenue.............................  $ 97,959    $112,193    $109,228    $102,326    $421,706
Income from operations..............    11,742      20,317      18,818      12,973      63,850
Net income (loss) before
  extraordinary item................   (16,758)     63,809      89,736     (42,535)     94,252
Net income (loss)...................   (20,729)     63,809      89,736     (58,569)     74,247
Net income (loss) per share before
  extraordinary item
  Basic.............................     (0.44)       1.72        2.44       (1.15)       2.54
  Diluted...........................     (0.44)       1.65        2.31       (1.15)       2.43
Net income (loss) per share
  Basic.............................     (0.55)       1.72        2.44       (1.59)       2.00
  Diluted...........................     (0.55)       1.65        2.31       (1.59)       1.91

1997 QUARTERS
------------------------------------
Revenue.............................  $ 80,315    $ 94,148    $101,317    $ 98,738    $374,518
Income from operations..............    10,882      13,047      18,780       6,555      49,264
Net income (loss)...................       228          74       1,068     (11,397)    (10,027)
Net income (loss) per share
  Basic.............................      0.01        0.00        0.03       (0.29)      (0.25)
  Diluted...........................      0.01        0.00        0.03       (0.29)      (0.25)

     Certain amounts in the quarterly financial information for the first, second and third quarters of 1997 have been reclassified to conform to the fourth quarter presentation.

NOTE 12 -- SUBSEQUENT EVENTS

CONSUMMATION OF AT&T MERGER

     In April 1999, the shareholders of the Company approved the terms of the Merger Agreement (Note 2). In May 1999, following the satisfaction of all other conditions of closing, the AT&T Merger was consummated and the Company was merged into Winston, Inc. (Winston), a Delaware corporation and a wholly owned subsidiary of AT&T. At that time, the separate corporate existence of the Company ceased and Winston continued as the surviving corporation.

INVESTMENT ACTIVITY AND LEGAL PROCEEDINGS

     Inter-Act: During the first quarter of 1999, the Company recorded equity method losses related to Inter-Act which equaled the remaining investment in Inter-Act as of December 31, 1998. As a result, the Company suspended, during the first quarter of 1999, the recognition of further losses attributable to Inter-Act. Inter-Act has continued to incur operating losses since the consummation of the Company's merger with AT&T.

     SDL: As described in Note 4, IWCH's initial plan for reorganization contemplated the exchange of the Company's interests in IWCPL for IWCH's interests in SDL. The confirmation of this plan occurred on March 26, 1999. As a result, the Company's remaining investment in IWCPL, $13.1 million as of December 31, 1998, was transferred to its investment in SDL. In March 1999, the Company assessed the realizability of its investment in SDL through consideration of SDL's ability to continue as a going concern. Because of SDL's financial difficulties, the Company concluded that its investment in SDL was

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES impaired and wrote off its remaining net carrying value of $13.1 million investment in SDL. In addition, on April 13, 1999, the Company paid $16.9 million in settlement of the outstanding loan guarantees for SDL borrowings. Such amount was included in accounts payable and accrued expenses in the accompanying December 31, 1998 consolidated balance sheet. SDL filed for bankruptcy in Hong Kong in 2000.

     As described in Note 6, SDL filed a lawsuit against the Company on March 23, 1999 in California. Such lawsuit was never served upon the Company or Winston and management considers this matter to be closed.

     IWCH Bankruptcy: On December 29, 1999, the Bankruptcy Court confirmed the Third Amended Joint Chapter 11 Plan of Reorganization of IWCH (the Revised
Plan). The Revised Plan resulted in the public bondholders of IWCH and Toronto Dominion (a commercial lender to IWCH) becoming the sole equity holders of the post-bankruptcy reorganized IWCH ("New IWCH"). All previous equity holders of IWCH, including Winston, were to receive, on a pro rata basis, New IWCH Series A warrants with the potential to acquire up to 10% of the equity value of New IWC above a defined baseline valuation of $225 million.

     In connection with the bankruptcy settlement, a Settlement Agreement, Release and Covenant Not To Sue (Settlement Agreement) was entered into, between, and among Winston, IWCH and its subsidiaries (the Debtors), the creditors' committee appointed in the IWCH bankruptcy proceedings, certain present and former officers and directors of IWCH, and certain other parties, including the parties to two lawsuits filed against the Company and certain of its management and board of directors ((Warburg Dillon Read, ET AL. v. Vanguard Cellular Systems, Inc. ET AL) and (Loeb Partners Corporation, ET AL v. Griffin, ET AL.) Note 6). In the Settlement Agreement, all parties agreed to cease prosecuting any and all existing IWCH claims, including the above litigation against Winston assumed in its acquisition of the Company, in return for a settlement payment of $32.4 million. Winston's portion of the settlement payment totaled $23.3 million and was deposited into an escrow account in December 1999. The escrow amount was released in February, 2000. The parties also agreed that no further claims would be initiated relating to IWCH.

     In addition to the above settlement, the Revised Plan included the following settlement provisions:

     - In full satisfaction and to fully discharge all amounts due Winston under the post-petition debtor-in possession financing, previously made by the Company to IWCH in the amount of $4.6 million (Note 4), IWCH distributed 377,946 shares of IWCH common stock to Winston.

     - Winston forever waived its rights to any further distributions related to its equity or debt holdings in IWCH and irrevocably agreed to be bound by all provisions of the Revised Plan.

     - Winston transferred all of its interests in IWCPL to PWH, a subsidiary of IWCH. In addition, Winston waived certain distributions to which it would have been entitled arising out of certain indebtedness owed by the Pakistan related entities.

     - Winston received IWCH Series B Warrants and Pakistan Series A Warrants.

     - Winston assigned and transferred all of its direct and indirect equity interests (including options or other rights to purchase interests) in SDL to a new subsidiary, New Vanguard China Inc. (NVC). Pursuant to the Revised Plan, Winston became obligated to provide no less than $3.2 million in cash for capital calls to SDL, as needed. Additionally, NVC assumed all obligations of IWCH and its affiliates related to SDL and agreed to indemnify IWCH and its affiliates from any claims related to its interests in SDL.

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES

     - IWCH transferred to NVC its entire direct and indirect equity interests in SDL, together with all equity or profit participation interests in SDL.

     - NVC issued and distributed warrants (NVC Warrants) to IWCH. These warrants gave reorganized IWCH the right to purchase up to 17.5% of the issued and outstanding common stock of the New Vanguard China Inc. on a fully diluted basis at a nominal exercise price of one cent per share.

     - Winston provided letters of credit of approximately $10.0 million to guarantee certain credit facilities maintained by IWCH and/or certain of its subsidiaries.

     Pakistan Post-Effective Date Events: Subsequent to the Effective Date of the Revised Plan, in March 2000, a Settlement and Release Agreement was entered into by and among IWCH, PWH and Winston, as successor to Vanguard, as PWH sought to sell its shares of IWCPL to an unrelated third party. In connection with the IWCPL sale, the IWCH entities delivered to Winston the NVC Warrants and were deemed to have transferred, released, waived and extinguished any entitlement thereto. In addition, the purchaser of the IWCPL interests issued replacement letters of credit for $10.0 million of letters of credit that Winston had provided under the terms of the Revised Plan and secured releases of Winston from each of the Banks upon which the original letters of credit were drawn. Further, Winston was released from its $3.2 million SDL capital call obligation and all existing or potential obligations related to SDL. In return, Winston paid to IWCH $663 in cash and delivered to IWCH all IWCH Common Stock and the IWCH Series B Warrants that Winston received under the Revised Plan. Following this transaction, Winston had disposed of all interests in IWCH and its subsidiaries with the exception of the Pakistan Series A Warrants as part of this IWCH settlement.

     SDL Post Effective Date Events: During 2000, SDL filed for bankruptcy under Hong Kong bankruptcy regulations. In July 2000, the Hong Kong bankruptcy court appointed joint and several liquidators to wind up the operations of SDL. Management does not believe it will recover any amounts of its past investments during this liquidation process, nor does it believe it will be obligated for further liabilities related to SDL.

RECLASSIFICATIONS

     Certain nonoperating amounts in the Consolidated Statements of Operations for 1998 and 1997 have been reclassified from their original presentation. Such reclassifications relate to modifications from the original presentation of net losses on unconsolidated investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member Committee of
AB Cellular Holding, LLC

     In our opinion, the accompanying combined balance sheet and the related combined statement of income and of cash flows present fairly, in all material respects, the financial position of L.A. Cellular Division of AB Cellular Holding, LLC (formerly Los Angeles Cellular Telephone Company) at December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on theses financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     See Note 1 of notes to financial statements, which describes the conversion, effective November 14, 1998 of Los Angeles Cellular Telephone Company, a general partnership, to a division of AB Cellular Holding, LLC.

/s/ PricewaterhouseCoopers LLP

Newport Beach, California
January 18, 1999, except for Note 10,
The date of which is April 9, 1999

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

                           COMBINED INCOME STATEMENT
                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              ------------------
REVENUE
  Services..................................................       $798,376
  Equipment sales...........................................         48,661
  Other.....................................................         11,995
                                                                   --------
                                                                    859,032
                                                                   --------
OPERATING EXPENSES
  Network and other costs of services.......................        177,423
  Cost of equipment sales...................................         89,343
  Selling, general and administrative.......................        273,067
  Depreciation and amortization.............................        106,767
  Loss on sale and disposal of assets.......................          5,164
                                                                   --------
                                                                    651,764
                                                                   --------
OPERATING INCOME............................................        207,268
Interest income, net........................................          1,776
                                                                   --------
NET INCOME..................................................       $209,044
                                                                   ========

    The accompanying notes are an integral part of these combined financial statements.

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              AT DECEMBER 31,
                                                                   1998
                                                              ---------------
ASSETS
Current assets
  Cash and cash equivalents.................................     $ 53,314
  Restricted cash...........................................       38,819
  Accounts receivable trade, net of allowance for doubtful
     accounts and
     fraud reserve of $5,641................................       82,382
  Accounts receivable affiliates............................        2,877
  Inventories...............................................       19,090
  Prepaid expenses and other current assets.................        8,967
                                                                 --------
          Total current assets..............................      205,449
Property and equipment, net.................................      485,473
Other assets................................................        2,598
                                                                 --------
          Total assets......................................     $693,520
                                                                 ========
LIABILITIES AND DIVISION EQUITY
Current liabilities
  Accounts payable -- trade.................................     $108,405
  Accrued expenses..........................................       38,625
  Commissions payable.......................................        9,085
  Deferred income...........................................       18,731
  Customer deposits.........................................        4,530
  Legal settlement..........................................        8,302
                                                                 --------
          Total current liabilities.........................      187,678
Commitments and contingencies
Division equity, net........................................      505,842
                                                                 --------
          Total liabilities and division equity.............     $693,520
                                                                 ========

    The accompanying notes are an integral part of these combined financial statements.

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1998
                                                              ------------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
  Net income................................................      $ 209,044
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        106,767
     Provision for doubtful accounts and cellular fraud.....         22,464
     Provision for inventory obsolescence...................          1,180
     Loss on sale and disposal of property and equipment....          5,164
     Changes in operating assets and liabilities:
       Increase in accounts receivable......................         (5,557)
       Decrease in accounts receivable affiliates...........             53
       Increase in inventories..............................        (12,129)
       Decrease in prepaid expenses and other assets........         10,196
       Increase in restricted cash..........................        (20,242)
       Increase in accounts payable and accrued expenses....         45,406
       Decrease in accounts payable affiliates, net.........           (614)
       Increase in commissions payable......................          2,496
       Increase in deferred income..........................          1,197
       Decrease in customer deposits........................         (3,444)
       Decrease in accrued legal settlement.................        (15,335)
                                                                  ---------
          Net cash provided by operating activities.........        346,646
                                                                  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of property and equipment, net..................        (85,675)
                                                                  ---------
          Net cash used in investing activities.............        (85,675)
                                                                  ---------
CASH FLOWS USED IN FINANCING ACTIVITIES
  Distributions paid to members.............................       (225,000)
                                                                  ---------
          Net cash used in financing activities.............       (225,000)
                                                                  ---------
          Net increase in cash and cash equivalents.........         35,971
Cash and cash equivalents at beginning of year..............         17,343
                                                                  ---------
Cash and cash equivalents at end of year....................      $  53,314
                                                                  =========
SUPPLEMENTAL DISCLOSURE:
  Interest paid during the year.............................      $     338
                                                                  =========
NON-CASH INVESTING ACTIVITIES:
  Non-cash additions to property and equipment during the
     year...................................................      $  16,546
                                                                  =========

    The accompanying notes are an integral part of these combined financial statements.

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The combined financial statements include the combined results of Los Angeles Cellular Telephone Company ("LACTC") and L.A. Cellular Long Distance, LLC ("LACLD").

     LACTC was a California general partnership (the "Partnership") through November 12, 1998. Effective November 13, 1998, LACTC was converted into a limited liability company under Delaware law and became a division (the "L.A. Division") of AB Cellular Holding, LLC, a Delaware limited liability company (the "Company"). This was not a merger, sale or assignment of any interest under Delaware law. Under Delaware law, the form of any entity may change (from a general partnership to a limited liability company) but the entity remains the same and all rights of creditors and others against the Partnership continue to exist against the Company. New creditors will be affected by the limitation of liability. Control over the Company resides with a Member Committee. The Member Committee consists of four members, two of which are representatives of BellSouth ("BLS") and two of which are representatives of AT&T Wireless Services, Inc. ("AWS"). Prior to November 13, 1998 BLS equity ownership interest in the Partnership was effectively 60.0275% and AWS equity ownership interest was effectively 39.9725%. Subsequent to November 13, 1998 interest in the L.A. Division is effectively 44.385% BLS and 55.615% AWS.

     The L.A. Division is engaged principally in the construction and operation of Domestic Public Cellular Radio Telecommunications Service ("DPCRTS") in the Los Angeles area. Cellular services provided by the L.A. Division are regulated by the California Public Utilities Commission (the "CPUC").

     LACLD is a limited liability company organized under the laws of Nevada. LACLD holds a certificate granted by the CPUC to provide long-distance service in the State of California. At December 31, 1998, approximately 65% of the L.A. Division's subscribers had elected or been assigned LACLD as their long-distance carrier.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash in banks, money market funds and petty cash. The L.A. Division considers highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying amount of these assets approximates fair value due to the short-term maturity of these instruments.

RESTRICTED CASH

     The CPUC created California High Cost Fund A & B ("CHCF"), a tax to subsidize the cost of phone service in higher cost areas, and California Teleconnect Fund ("CTF"), a tax to provide discounts to schools, libraries and hospitals on telecommunications usage. These surcharge taxes are collected from wireless subscribers and are to be forwarded to CHCF and CTF. However, as CHCF and CTF had not established an account to which the taxes could be forwarded, the funds collected were held by the L.A. Division. The funds collected for the CHCF and CTF taxes totaled $38,819 as of December 31, 1998 and were included in restricted cash.

ACCOUNTS RECEIVABLE

     The L.A. Division performs ongoing credit evaluations of its customers and in certain circumstances obtains refundable deposits. The L.A. Division maintains reserves for potential credit and fraud losses.

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

INVENTORIES

     Inventories consist primarily of cellular phones and related accessories, and are carried at the lower of average cost (which approximates actual cost) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, unless impaired. Renewals and betterments that materially extend the life of an asset are capitalized while maintenance and repair costs are charged to operations as incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization accounts are relieved, and any gain or loss is included in operations.

     Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, or for leasehold improvements, over the term of the lease, if less. For all new purchases starting January 1, 1998, the estimated useful lives are three years for vehicles and computer equipment, five years for furniture, and seven years for cellular equipment, except for switch receiver hardware which has a useful life of ten years. For purchases prior to January 1, 1998 the estimated useful lives are five years for vehicles, computer equipment and furniture, and ten years for cellular equipment.

     Computer software costs are capitalized or expensed in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

VALUATION OF LONG-LIVED ASSETS

     The L.A. Division reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the L.A. Division intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the L.A. Division intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

DEFERRED INCOME

     Deferred income at December 31, 1998 consisted principally of amounts billed to customers for access fees, which were payable one month in advance.

REVENUE RECOGNITION

     Cellular service revenues are based upon minutes of traffic processed and contracted fees. Equipment sales and other revenues are recognized when the products are delivered and accepted by customers or services are provided in accordance with contract terms. No revenue is recognized unless collection of the revenue is reasonably assured.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

INCOME TAXES

     There is no provision in the financial statements for income taxes as LACTC was a partnership during the period from January 1, 1998 through November 12, 1998 and was converted to a limited liability company for the period of November 13, 1998 through December 31, 1998. The income and expenses are accordingly passed on to its partners and members, respectively.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1998:

Cellular equipment..........................................  $ 770,924
Computer hardware/software and other equipment..............     97,206
Leasehold improvements......................................     26,837
Furniture and fixtures......................................     17,634
Vehicles....................................................      5,437
                                                              ---------
                                                                918,038
  Less accumulated depreciation.............................   (475,893)
                                                              ---------
                                                                442,145
Construction in progress....................................     43,328
                                                              ---------
  Property and equipment, net...............................  $ 485,473
                                                              =========

     As discussed in Note 1, L.A. Division changed the estimated useful lives for certain property and equipment. In accordance with Accounting Principles board Opinion No. 20, "Accounting Changes," this change has been accounted for on a prospective basis. The additional expense incurred in 1998 due to such change is approximately $2,125.

3. CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the L.A. Division to a concentration of credit risk, as defined by Statement of Financial Accounting Standards No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk," consist of cash and cash equivalents. The L.A. Division maintains its cash balances at various California and New York banking institutions. At times, cash balances may exceed the FDIC insurance limit.

     During 1998, greater than 85% of the L.A. Division's cellular phone and accessory equipment was purchased from one major vendor and 63% of property and equipment was purchased from one major vendor.

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

4. L.A. DIVISION EQUITY

     Contributions, distributions and net income of the L.A. Division for the year ending December 31, 1998 were as follows:


Balance at January 1, 1998..................................  $ 521,798
  Net income (January 1, 1998-November 12, 1998)............    202,899
  Net income (November 13, 1998-December 31, 1998)..........      6,145
  Distributions (January 1, 1998-November 12, 1998).........   (225,000)
                                                              ---------
Balance at December 31, 1998................................  $ 505,842
                                                              =========

     Refer to Note 1 of these notes to combined financial statements regarding changes in the L.A. Division's organization in 1998.

5. ADVERTISING AND PROMOTIONAL EXPENDITURES

     The L.A. Division recognizes advertising and promotional expenses as incurred. Total advertising expense for 1998 was approximately $34,332.

6. LEASES

     The L.A. Division leases office space, retail store locations and land and buildings for cell sites, all under noncancelable operating leases which expire through 2014. Total rent expense for 1998 was $23,322. The L.A. Division has certain operating leases which contain fixed escalation clauses. Rent expense for these leases has been calculated on a straight-line basis over the term of the leases. A deferred charge in the amount of $233 was incurred and included in accrued expenses during 1998 for the difference between the amount charged to expense and the amount paid. The total deferred charge was $906 at December 31, 1998.

     In 1998, the L.A. Division entered into $197 of capital leases on vehicles. Interest paid on capital leases in 1998 is $3. Amortization expense was $13 for the year ended December 31, 1998.

     Future minimum annual lease payments under noncancelable operating leases with initial or remaining terms of one year or more amounted to:

Year ended December 31,
  1999......................................................  $ 21,816
  2000......................................................    20,290
  2001......................................................    15,682
  2002......................................................    12,456
  2003......................................................    10,691
  2004 and thereafter.......................................    75,789
                                                              --------
                                                              $156,724
                                                              ========

7. BENEFIT PLANS

     The L.A. Division sponsors a defined contribution 401(k) and a profit-sharing plan in which substantially all employees are eligible to participate upon completion of six months of service. The 401(k) plan permits eligible employees to contribute up to 15% of their basic compensation. The L.A. Division

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

makes matching contributions equal to 100% of employee before-tax contributions up to 2% of their basic compensation, and 50% of employee before-tax contributions from 2% to 6%. The L.A. Division's matching contributions charged to expense amounted to $2,631 in 1998.

     The profit-sharing plan allows the L.A. Division to contribute to the employees' 401(k) accounts. The L.A. Division elected to make discretionary profit-sharing contributions of $3,242 in 1998.

     The L.A. Division established a phantom stock appreciation plan (the "Plan") for senior management employees. Two types of options were granted for 1996, base options and retention options, while only retention options were granted for 1997. The base options vest over a period of three years, with no vesting in the first year and one-half vesting in each of years two and three. The retention options vest 100% in year three. Employees may exercise their options upon vesting for up to five years after the date of grant. Upon exercise, participants are paid based on the excess of the frozen per-share value over the per-share value at the date of the grant. The frozen per-share value was decided by the L.A. Division and replaced the annually determined per-share value which was based on the plan valuation formula as described in the Plan Agreement. Total employee benefit costs (benefits) under the Plan for 1998 amounted to ($113).

     In 1998 the L.A. Division issued a total of 485 AT&T and BLS phantom stock ("PS") options of which 259 were effective January 1, 1998 and 226 were effective January 1, 1997 (as adjusted for stock splits). The PS options vest over a period of three years. Employees may exercise their options upon vesting for up to five years after the date of grant. Upon exercise, participants are paid based on the excess of the New York Stock Exchange previous day closing price over the grant option price. Total 1998 employee benefit costs related to the PS options was $5,194.

8. CONTINGENCIES

     The L.A. Division is currently named as a defendant in the class actions of Garabedian, et. al. v. LASMSA Limited Partnership, et al., Richard W. Thomas, et al. v. Los Angeles Cellular Telephone Company, et al. and Eurus Cady v. Los Angeles Cellular Corp., all which seek damages for alleged conspiracy to fix prices of retail and wholesale service. The Orange County Superior Court approved a settlement and entered a final judgment on May 20, 1998. As of December 31, 1997, the L.A. Division had recorded a contingent liability of $24.3 million that has been reduced to $8.3 million as of December 31, 1998 based upon the final judgment referenced above. Three objectors to the settlements have appealed the judgment.

     The L.A. Division is also named as defendant in Landin v. Los Angeles Cellular Telephone Company. Landin filed an action against the L.A. Division seeking injunctive relief and restitution against the L.A. Division on its procedures for handling "dropped" calls. The Court denied the motion for class certification. A trial date of July 14, 1999 has been set. The L.A. Division intends to defend this case vigorously and does not reasonably expect the ultimate results of these legal proceedings to have a material adverse effect on the financial position, results of operations or cash flows of the L.A. Division.

     The L.A. Division is also named as defendant in Spielholz v. Los Angeles Cellular Telephone Company regarding a personal injury claim from alleged false representation of service availability. The plaintiff claims that the subscriber was unable to contact 911 during an attempted carjacking in which the subscriber was shot. The claim has been tendered to the L.A. Division's insurance carrier and a trial date of September 20, 1999 has been set. Mediation proceedings are set for April 22, 1999.

     The L.A. Division is named as defendant in Spielholz, et al. v. Los Angeles Cellular Telephone Company, et al. This class action suit contends that the L.A. Division misrepresented the area in which coverage is provided and that the L.A. Division failed to install sufficient cell sites to perform pursuant to

               L.A. CELLULAR DIVISION OF AB CELLULAR HOLDING, LLC
               (FORMERLY LOS ANGELES CELLULAR TELEPHONE COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

the Cellular Service Agreements. Plaintiff seeks injunctive relief and restitution. The class has not been certified and the L.A. Division will oppose certification. The L.A. Division intends to vigorously defend this case.

     The Ball, et al. v. GTE et al. suit seeks injunctive relief and restitution for all amounts allegedly overpaid by subscribers of the L.A. Division and other wireless service providers based on alleged practices which result in billing in full minute increments. On December 14, 1998, the Sacramento Superior Court dismissed the complaint with prejudice. Plaintiff's counsel have announced their intention to appeal the trial court's ruling.

     Additionally, the L.A. Division is subject to other pending claims and litigation primarily related to contractual and employee issues. No estimates of possible loss or range of loss, if any, can be made at this time. Management, after review and consultation with the L.A. Division's counsel, considers that the liability, if any, from the disposition of such claims and litigation should not have a material adverse effect on the financial position, results of operations or cash flows of the L.A. Division.

9. RELATED PARTY TRANSACTIONS

     The L.A. Division pays certain management fees to one of the members (the "Managing Member") for the performance of its responsibilities with respect to the operations of the L.A. Division. The management fee was $88 for 1998. In addition, the Managing Member is committed to make contributions to or receive distributions from the L.A. Division for the deficiency or excess of certain quarterly financial targets.

     The L.A. Division purchases inventory and services and provides cellular and administrative services to its affiliates, including the members. In addition, the Managing Member may pay invoices or bill for services on behalf of the L.A. Division. The Managing Member is reimbursed on a monthly basis for the net amount of these invoices as well as the items detailed below. Total affiliate revenues and affiliate purchases, net of expense reimbursements, during 1998 amounted to:

                                                               1998
                                                              -------
REVENUES
  Affiliate subscribers roaming in the L.A. Division
     market.................................................  $47,930
                                                              =======
EXPENDITURES
  Cost of L.A. Division subscribers roaming in affiliate
     markets................................................  $28,845
  Other network services....................................    5,950
  Selling, general, and other expenses, net of payroll
     expenses reimbursements................................    2,537
                                                              -------
                                                              $37,332
                                                              =======

10. SUBSEQUENT EVENT

     During April of 1999, Prime Matrix, one of the L.A. Division's resellers, informed the L.A. Division that Prime Matrix has filed for bankruptcy. As of December 31, 1998, the L.A. Division had a receivable balance of $2,548.

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements set forth below for AT&T Wireless Services give effect to:

     - the settlement of all intercompany obligations between AT&T and AT&T Wireless Services in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services as if such event had been completed on January 1, 2000 for statement of operations purposes, and at March 31, 2001 for balance sheet purposes;

     - the $6.5 billion debt offering of Senior Notes of AT&T Wireless Services which occurred on March 1, 2001 as if such event had been completed on January 1, 2000 for statement of operations purposes; and

     - the reclassification of the DoCoMo investment which occurred on January 22, 2001 to a mandatorily redeemable security effective with the split-off of AT&T Wireless Services from AT&T as if such event had occurred on March 31, 2001 for balance sheet purposes.

     The pro forma adjustments included herein were based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial statements do not necessarily represent what AT&T Wireless Services' financial position or results of operations would have been had these items occurred on such dates or to project AT&T Wireless Services' financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of AT&T Wireless Services, as included in this document.

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 2001
                                 (IN MILLIONS)

                                                           AT&T                         PRO FORMA
                                                         WIRELESS       PRO FORMA     AT&T WIRELESS
                                                        SERVICES(1)    ADJUSTMENTS      SERVICES
                                                        -----------    -----------    -------------
ASSETS:
Cash and cash equivalents.............................    $    34        $ 5,788(2)      $ 5,822
Accounts receivable, net..............................      1,811                          1,811
Note receivable from AT&T.............................     10,588        (10,588)(2)
Other current assets..................................        756                            756
TOTAL CURRENT ASSETS..................................     13,189         (4,800)          8,389

Property, plant and equipment, net....................     10,725                         10,725
Licensing costs, net..................................     13,568                         13,568
Investments in and advances to unconsolidated
  subsidiaries........................................      3,904                          3,904
Goodwill, net.........................................      4,686                          4,686
Other assets, net.....................................        967                            967
TOTAL ASSETS..........................................    $47,039        $(4,800)        $42,239

LIABILITIES:
Accounts payable......................................    $   800                        $   800
Payroll and benefit-related liabilities...............        263                            263
Due on demand notes payable...........................        103                            103
Other current liabilities.............................      1,578                          1,578
TOTAL CURRENT LIABILITIES.............................      2,744                          2,744
Long-term debt due to AT&T............................      1,800         (1,800)(2)          --
Long-term debt to Others..............................      6,487                          6,487
Deferred income taxes.................................      4,739                          4,739
Other long-term liabilities...........................        290                            290
TOTAL LIABILITIES.....................................     16,060         (1,800)         14,260
MINORITY INTEREST.....................................         42                             42
PREFERRED STOCK HELD BY AT&T..........................      3,000         (3,000)(2)          --
MANDATORILY REDEEMABLE COMMON STOCK...................         --          8,308(4)        8,308

SHAREOWNERS' EQUITY:
Shareowner's net investment...........................     28,015         (8,308)(4)      19,707
Accumulated other comprehensive loss..................        (78)                           (78)
TOTAL SHAREOWNERS' EQUITY.............................     27,937         (8,308)         19,629
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY.............    $47,039        $(4,800)        $42,239

   See Notes To Unaudited Pro Forma AT&T Wireless Services Condensed Combined
                              Financial Statements

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           AT&T                         PRO FORMA
                                                         WIRELESS       PRO FORMA     AT&T WIRELESS
                                                        SERVICES(1)    ADJUSTMENTS      SERVICES
                                                        -----------    -----------    -------------
REVENUE...............................................    $3,212          $ --           $3,212
OPERATING EXPENSES
Costs of services.....................................       921            --              921
Costs of equipment sales..............................       490                            490
Selling, general and administrative...................     1,084            --            1,084
Depreciation and amortization.........................       576            --              576
                                                          ------          ----           ------
Total operating expenses..............................     3,071            --            3,071
OPERATING INCOME......................................       141            --              141
Other income..........................................        84            --               84
Interest expense......................................        47           (40)(2)          101
                                                                            94(3)
Income (loss) before income taxes and net equity
  losses from investments.............................       178           (54)             124
Provision (benefit) for income taxes..................        79           (21)(5)           58
Net equity losses from investments....................       (99)           --              (99)
NET LOSS..............................................        --           (33)             (33)
Dividend requirements on preferred stock held by AT&T,
  net.................................................        42           (42)(2)           --
                                                          ------          ----           ------
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREOWNERS.....    $  (42)         $  9           $  (33)
                                                          ======          ====           ======
Unaudited pro forma net loss per share:
  Basic...............................................    $(0.02)                        $(0.01)
  Diluted.............................................    $(0.02)                        $(0.01)
Weighted average shares used to compute unaudited pro
  forma net loss per share:
  Basic...............................................     2,530                          2,530
  Diluted.............................................     2,530                          2,530

   See Notes To Unaudited Pro Forma AT&T Wireless Services Condensed Combined
                              Financial Statements

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                         PRO FORMA
                                                           AT&T                            AT&T
                                                         WIRELESS       PRO FORMA        WIRELESS
                                                        SERVICES(1)    ADJUSTMENTS       SERVICES
                                                        -----------    -----------     -------------
REVENUE...............................................    $10,448         $  --           $10,448
OPERATING EXPENSES
Costs of services.....................................      3,169            --             3,169
Costs of equipment sales..............................      2,041            --             2,041
Selling, general and administrative...................      3,590            --             3,590
Depreciation and amortization.........................      1,686            --             1,686
                                                          -------         -----           -------
Total operating expenses..............................     10,486            --            10,486
OPERATING LOSS........................................        (38)           --               (38)
Other income..........................................        534            --               534
Interest expense......................................         85          (196)(2)           419
                                                                            530(3)
Income (loss) before income taxes and net equity
  earnings from investments...........................        411          (334)               77
Provision (benefit) for income taxes..................        141          (128)(5)            13
Net equity earnings from investments..................        388            --               388
NET INCOME (LOSS).....................................        658          (206)              452
Dividend requirements on preferred stock held by AT&T,
  net.................................................        130          (130)(2)            --
                                                          -------         -----           -------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREOWNERS.....    $   528         $ (76)          $   452
                                                          =======         =====           =======
Unaudited pro forma net income per share:
  Basic...............................................    $   .21                         $   .18
  Diluted.............................................    $   .21                         $   .18
Weighted average shares used to compute unaudited pro
  forma net income per share:
  Basic...............................................      2,530                           2,530
  Diluted.............................................      2,533                           2,533

   See Notes to Unaudited Pro Forma AT&T Wireless Services Condensed Combined
                              Financial Statements

                  AT&T WIRELESS SERVICES INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     1. This column reflects the historical consolidated results of operations and financial position of AT&T Wireless Services.

     2. Gives effect to the settlement of intercompany balances with AT&T, including the note receivable, long-term debt and preferred stock owed to AT&T as of March 31, 2001, for balance sheet purposes. For statement of operations purposes, the amounts of interest expense related to the intercompany short-term and long-term debt and dividends on preferred stock were eliminated as if the intercompany short-term and long-term debt and preferred stock had been repaid as of January 1, 2000.

     3. Gives effect to the March 1, 2001 private placement of $6.5 billion in Senior Notes as if such private placement occurred on January 1, 2000 for statement of operations purposes. The notes included $1.0 billion paying interest at 7.350% due in 2006, $3.0 billion paying interest at 7.875% due in 2011, and $2.5 billion paying interest at 8.750% due in 2031.

     4. Gives effect to the reclassification of the DoCoMo investment to a mandatorily redeemable security which will occur in conjunction with the split-off. The DoCoMo investment has been classified as a mandatorily redeemable security due to certain contractual provisions that could require AT&T Wireless Services to repay the proceeds of the investment plus interest if certain technology commitments are not met subsequent to the split-off. The value assigned to the mandatorily redeemable common stock was based upon the fair value of the stock as of April 27, 2001, for which the closing price of AT&T Wireless Group tracking stock was $20.45. The actual allocation will be based upon the stock price as of the split-off date.

     5. Reflects the federal statutory and blended state tax effect on the pro forma adjustments.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareowners of AT&T Wireless Services, Inc.

Our audits of the consolidated financial statements referred to in our report dated March 30, 2001, except as to Note 1 which is as of June 21, 2001, appearing in the Registration Statement on Form S-1 also included an audit of the financial statement schedule listed on page F-2 of the "Index to Financial Statements." In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
March 30, 2001

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                    COL. A                        COL. B        COL. C         COL. D         COL. E
----------------------------------------------  ----------    ----------    -------------    ---------
                                                 BALANCE       CHARGED                        BALANCE
                                                    AT            TO                            AT
                                                BEGINNING       COSTS                           END
                                                    OF           AND                            OF
                 DESCRIPTION                      PERIOD       EXPENSES     DEDUCTIONS(a)     PERIOD
                 -----------                    ----------    ----------    -------------    ---------
Year 2000
Allowances for doubtful accounts..............     $130          $314           $(251)         $193
Year 1999
Allowances for doubtful accounts..............     $ 74          $200           $(144)         $130
Year 1998
Allowances for doubtful accounts..............     $ 74          $ 99           $ (99)         $ 74

---------------

(a) Amounts written off as uncollectible, net of recoveries.

                               94,466,000 SHARES

                          AT&T WIRELESS SERVICES, INC.

                          COMMON STOCK, PAR VALUE $.01

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            ------------------------
CREDIT SUISSE FIRST BOSTON                                  GOLDMAN, SACHS & CO.

                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                                  JULY 6, 2001